    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997


                                                      REGISTRATION NO. 333-33483
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------
                            AMERICAN SKIING COMPANY
                         (FORMERLY ASC HOLDINGS, INC.)
             (Exact name of registrant as specified in its charter)

                 MAINE                                      7990                                   04-3373730
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                           --------------------------
                            SUNDAY RIVER ACCESS ROAD
                              BETHEL, MAINE 04217
                                 (207) 824-8100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------
                          CHRISTOPHER E. HOWARD, ESQ.
             SENIOR VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER
                            AMERICAN SKIING COMPANY
                            SUNDAY RIVER ACCESS ROAD
                              BETHEL, MAINE 04217
                                 (207) 824-8100
                           (207) 824-5158 (FACSIMILE)
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   Copies to:

           THOMAS L. FAIRFIELD, ESQ.                          IAN B. BLUMENSTEIN, ESQ.
     LeBoeuf, Lamb, Greene & MacRae, L.L.P.                       Latham & Watkins
       Goodwin Square, 225 Asylum Street                          885 Third Avenue
          Hartford, Connecticut 06103                         New York, New York 10022
                 (860) 293-3500                                    (212) 906-1200
           (860) 293-3555 (facsimile)                        (212) 751-4864 (facsimile)

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
                                                                                          AGGREGATE OFFERING      AMOUNT OF
                   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                          PRICE(1)        REGISTRATION FEE
Common Stock, $.01 par value per share                                                       $339,250,000       $102,803.00(2)

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Previously paid.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1997

PROSPECTUS
       , 1997
                               14,750,000 SHARES

    [LOGO]
                            AMERICAN SKIING COMPANY

                                  COMMON STOCK
    All of the 14,750,000 shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby are being sold by American Skiing Company (the "Company").

    Following the Offering (as defined), the outstanding common stock of the Company will consist of 18,097,578 shares of Common Stock and 14,760,530 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"). The rights and preferences of holders of the Common Stock and Class A Common Stock will be identical, except that holders of Class A Common Stock will elect a class of directors that constitutes two-thirds of the Board of Directors and holders of Common Stock will elect a class of directors that constitutes one-third of the Board of Directors. Each share of Class A Common Stock will be convertible into one share of Common Stock under certain circumstances. See "Description of Capital Stock." All of the Class A Common Stock, representing approximately 44.9% of the combined voting power of all outstanding shares of Common Stock and Class A Common Stock, will be held by Leslie B. Otten, the principal shareholder of the Company (the "Principal Shareholder").

    A portion of the 14,750,000 shares of Common Stock offered hereby are being offered by the Company directly to the Principal Shareholder at the price to the public set forth below (the "Concurrent Offering"). The Principal Shareholder has advised the Company that he intends to purchase a number of shares of Common Stock in the Concurrent Offering sufficient to maintain ownership of at least a majority of all outstanding shares of Common Stock and Class A Common Stock. Assuming that the Underwriters' (as defined) over-allotment option is not exercised and assuming a price to the public of $18.50 per share, the midpoint of the range shown below, 810,811 shares of Common Stock are expected to be sold to the Principal Shareholder in the Concurrent Offering at an aggregate purchase price of approximately $15 million. Accordingly, upon consummation of the Concurrent Offering, the Principal Shareholder is expected to own shares of Common Stock (including shares of Common Stock which the Principal Shareholder has the right to purchase pursuant to fully vested stock options, exercisable at the price to the public set forth below, granted under the Company's Stock Option Plan (as defined)) representing approximately 13.4% of all outstanding shares of Common Stock and, when such shares of Common Stock are aggregated with the Principal Shareholder's shares of Class A Common Stock, representing approximately 50.2% of all outstanding shares of Common Stock and Class A Common Stock. So long as the Principal Shareholder owns shares of Common Stock and Class A Common Stock representing a majority of the combined voting power of all outstanding shares of Common Stock and Class A Common Stock, he will be able to determine the outcome of all matters submitted to a vote of the shareholders of the Company, except for matters requiring (i) the vote of a higher percentage of the voting power than the percentage held by the Principal Shareholder or (ii) the vote of the shareholders voting as a separate class under state law or the Company's Articles of Incorporation and Bylaws. See "Capitalization," "Management--Stock Option Plan," "Principal Shareholders" and "Description of Capital Stock."

    All of the 14,750,000 shares of Common Stock that are not sold to the Principal Shareholder in the Concurrent Offering will be offered by the Company to the public (the "Public Offering" and, together with the Concurrent Offering, the "Offering").

    A portion of the proceeds of the Offering, together with borrowings under the New Credit Facility (as defined), will be used to fund the acquisition by the Company of the Steamboat and Heavenly ski resorts (the "Acquisition") for a purchase price of approximately $290 million. See "Risk Factors--Substantial Leverage and Financial Risks." Consummation of the Public Offering is conditioned upon the concurrent consummation of the New Credit Facility, the Acquisition and the Concurrent Offering.

    Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $17.00 and $20.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    The Company has been approved for listing of the Common Stock on the New York Stock Exchange under the symbol "SKI."
    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                 PRICE            UNDERWRITING          PROCEEDS
                                                                 TO THE          DISCOUNTS AND           TO THE
                                                                 PUBLIC          COMMISSIONS(1)        COMPANY(2)
---------------------------------------------------------------------------------------------------------------------
Per Share
  Public Offering........................................          $                   $                   $
  Concurrent Offering....................................          $                   --                  $
Total (3)................................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------------

(1) THE COMPANY HAS AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "UNDERWRITING."
(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $        .
(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 2,090,878 ADDITIONAL SHARES OF COMMON STOCK, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO THE
    COMPANY WILL BE $        , $        AND $        , RESPECTIVELY. SEE
    "UNDERWRITING."

    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them against payment therefor, subject to various prior conditions, including their right to reject any order in whole or in part. It is expected that delivery of share
certificates will be made in New York, New York, on or about      , 1997.

DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                    FURMAN SELZ

                                               MORGAN STANLEY DEAN WITTER

                                                             SCHRODER & CO. INC.

    [Pictures of Ski Areas, Facilities and National Map of Resort Locations]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) AND PRO FORMA COMBINED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" SHALL MEAN (A) AMERICAN SKIING COMPANY AND ITS SUBSIDIARIES, EXCLUDING THE ACQUIRED RESORTS (AS DEFINED), WHEN USED WITH RESPECT TO HISTORICAL INFORMATION CONTAINED HEREIN OR (B) AMERICAN SKIING COMPANY AND ITS SUBSIDIARIES, INCLUDING THE ACQUIRED RESORTS, WHEN USED WITH RESPECT TO INFORMATION ABOUT EVENTS THAT WILL OCCUR AFTER THE ACQUISITION OR WHEN GIVING PRO FORMA EFFECT THERETO. SEE "THE TRANSACTIONS." ALL REFERENCES HEREIN TO (A) THE COMPANY'S "FISCAL" YEAR SHALL MEAN THE 52- OR 53-WEEK PERIOD ENDED OR ENDING ON THE LAST SUNDAY IN JULY, (B) THE ACQUIRED RESORTS' FISCAL YEAR SHALL MEAN THE ACQUIRED RESORTS' FISCAL YEAR ENDED ON MAY 31, (C) "SKI SEASON" SHALL MEAN THE PERIOD FROM THE OPENING OF THE FIRST OF THE COMPANY'S MOUNTAINS FOR SKIING THROUGH THE CLOSING OF THE COMPANY'S LAST MOUNTAIN FOR SKIING, TYPICALLY MID-NOVEMBER TO LATE MAY, (D) "SKIER VISITS" SHALL MEAN ONE GUEST ACCESSING A SKI MOUNTAIN ON ANY ONE DAY AND (E) REAL ESTATE RESIDENTIAL "UNITS" SHALL MEAN RESIDENTIAL REAL ESTATE OWNERSHIP INTERESTS, INCLUDING INDIVIDUAL INTERVAL INTERESTS. ALL DISCUSSION HEREIN WITH RESPECT TO THE SIZE OF A RESORT SHALL BE IN TERMS OF THE RELATIVE NUMBER OF SKIER VISITS AT SUCH RESORT. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS WITH RESPECT TO THE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK AND CLASS A COMMON,
(A) ASSUMES THAT ALL STOCK OPTIONS TO PURCHASE SHARES OF COMMON STOCK THAT ARE EXERCISABLE BELOW THE INITIAL PUBLIC OFFERING PRICE ARE EXERCISED FOR SHARES OF COMMON STOCK, (B) GIVES EFFECT TO THE ISSUANCE OF THE COMPANY'S 10 1/2% CONVERTIBLE PREFERRED STOCK (AS DEFINED) AND THE CONVERSION OF SUCH STOCK INTO 2,110,518 SHARES OF COMMON STOCK, (C) ASSUMES THAT THE HOLDERS OF COMMON STOCK (OTHER THAN THE COMPANY) IN ASC EAST, INC. ("ASC EAST") EXCHANGE SUCH STOCK FOR AN AGGREGATE OF 615,022 SHARES OF COMMON STOCK, (D) ASSUMES THAT THE PRINCIPAL SHAREHOLDER PURCHASES 810,811 SHARES OF COMMON STOCK IN THE CONCURRENT OFFERING,
(E) ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS IS NOT EXERCISED, (F) ASSUMES THAT NO SHARES OF CLASS A COMMON STOCK ARE CONVERTED INTO SHARES OF COMMON STOCK AND (G) GIVES EFFECT TO THE EXCHANGE BY THE PRINCIPAL SHAREHOLDER OF ALL OF HIS SHARES OF COMMON STOCK OF THE COMPANY FOR CLASS A COMMON STOCK ON A 14.76-FOR-1 BASIS (THE "STOCK SPLIT") THAT WILL BE EFFECTED PRIOR TO THE CONSUMMATION OF THE OFFERING. PRIOR TO MAKING AN INVESTMENT IN THE COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY

    Following the Acquisition, the Company will be the largest operator of alpine resorts in the United States. The Company will own and operate nine ski resorts, including two of the five largest resorts in the United States based on 1996-97 skier visits, with at least one resort in each major skiing market. These nine resorts generated approximately 4.9 million skier visits, representing approximately 9.4% of total skier visits in the United States during the 1996-97 ski season. The Company's existing resorts include Sunday River and Sugarloaf in Maine; Attitash Bear Peak in New Hampshire; Killington, Mount Snow/Haystack and Sugarbush in Vermont; and The Canyons, adjacent to Park City, Utah (collectively, the "Existing Resorts"). In August 1997, the Company entered into a definitive agreement (the "Acquisition Agreement") to acquire (i) the Steamboat ski resort and 168 acres of land held for development in Steamboat Springs, Colorado ("Steamboat") and (ii) the Heavenly ski resort near Lake Tahoe, California ("Heavenly" and, together with Steamboat, the "Acquired Resorts"). After giving pro forma effect to the Transactions (as defined), the Company's total revenues, EBITDA (as defined) and net loss to common shareholders for fiscal 1997 would have been approximately $261.9 million, $57.8 and $5.2 million, respectively.

    The Existing and Acquired Resorts include several of the top resorts in the United States, including: (i) Steamboat, the number two overall ski resort in the United States (number three in North America) as ranked in the September 1997 SNOW COUNTRY magazine survey and the fourth largest ski resort in the United States with over 1.1 million skier visits in the 1996-97 ski season; (ii) Killington, the fifth largest resort in the United States with over 1.0 million skier visits in the 1996-97 ski season; (iii) the three largest resorts in the Northeast (Killington, Sunday River and Mount Snow/Haystack) in the 1996-97 ski season;

(iv) Heavenly, the second largest resort in the Pacific West Region and the 11th largest resort in the United States with approximately 700,000 skier visits in the 1996-97 ski season; and (v) Sugarloaf, the number one resort in the Northeast according to the September 1997 SNOW COUNTRY magazine survey.

    In addition to operating alpine resorts, the Company develops mountainside real estate which complements the expansion of its on-mountain operations. The Company has created a unique interval ownership product, the Grand Summit Hotel, in which individuals purchase quartershare interval interests while the Company retains ownership of core hotel and commercial properties. The initial sale of quartershare units typically generates a high profit margin, and the Company derives a continuing revenue stream from operating the hotel's retail, restaurant and conference facilities and from renting quartershare interval interests when not in use by their owners. The Company also develops alpine villages at prime locations within certain of its resorts designed to fit that resort's individual characteristics. The Company's real estate development strategy was developed and implemented at the Sunday River resort, where over 1,350 units of residential real estate (including condominiums, townhouses and quartershares) have been developed and sold since 1983. A new Grand Summit Hotel was recently completed at Attitash Bear Peak, one Grand Summit Hotel is currently under construction at each of Killington, Sunday River and Mount Snow/Haystack and a hotel at Sugarbush is near completion of the permitting process. These hotels will have an aggregate of approximately 2,500 units, with pre-construction sales contracts currently totaling over $45 million (representing 845 units). In addition, the Company has over 7,000 acres of real estate available for future development at its resorts, providing the capacity to support over 30,000 residential units during the next 15 to 20 years. The Company also operates golf courses at its resorts and conducts other off-season activities, which accounted for approximately 11% of the Company's resort revenues for fiscal 1997. See "Business--Operating Strategy--Expand Golf and Convention Business."

    The Company's primary strength is its ability to improve resort operations by integrating investments in on-mountain capital improvements with the development of mountainside real estate. Since 1994, the Company has increased skier visits by 10.0% in the aggregate for the three resorts that it has owned for multiple seasons. In addition, the Company has increased its market share of skier visits in the northeastern United States from approximately 21.8% in the 1995-96 ski season to approximately 24.4% in the 1996-97 ski season (after giving pro forma effect to the acquisition of the Killington, Mount Snow/ Haystack and Sugarloaf ski resorts as if such acquisitions had occurred on July 30, 1995). Management believes that the Acquired Resorts will provide the Company with several significant operating benefits, including: (i) enhanced cross-marketing of its resorts on a national basis; (ii) purchasing and other economies of scale; and (iii) implementation of the Company's operating strategies across a more diversified resort base.

    For an organizational chart of the Company and its material operating subsidiaries, see "Business-- The Company."

OPERATING STRATEGY

    The Company believes that the following key operating strategies will allow it to increase revenues and profitability by capitalizing on its position as a leading mountain resort operator and real estate developer.

    High Impact Capital Improvements

    The Company attracts skiers to its resorts by creating a superior skiing experience through high impact capital investments in on-mountain facilities. The Company focuses its investments on increasing lift capacity, expanding skiable terrain and snowmaking coverage, and developing other exciting alpine attractions. For example, during the last two years the Company has (i) created diverse skiing experiences such as the Oz bowl and the Jordan Bowl at Sunday River, (ii) developed above tree-line snowfields at Sugarloaf, (iii) installed heated eight-passenger high speed gondolas at Killington and The Canyons and
(iv) built one of the longest and fastest chairlifts in the world, which interconnects Sugarbush's North and South mountains. Since 1994, when the Company began implementing its acquisition strategy, the

Company has significantly increased lift capacity, skiable terrain and snowmaking coverage at its resorts. The 1997 summer capital improvement budget for on-mountain improvements totals over $57.7 million, approximately $18.2 million of which will be invested at The Canyons and approximately $7.0 million of which will be invested at the Acquired Resorts.

    Integration of Investments in Resort Infrastructure and Real Estate

    The Company develops mountainside real estate that complements its investments in ski operations to enhance the overall attractiveness of its resorts as vacation destinations. Management believes that this integrated approach results in growth in overall skier visits, including multi-day visits, while generating significant revenues from real estate sales and lodging. Investment typically begins with on-mountain capital improvements such as the creation of new lifts, trails, expanded snowmaking capability, additional restaurants and improved ski schools. As resort attendance increases, the Company develops mountainside real estate to provide accommodations for the increased number of resort guests. The Company carefully manages the type and timing of real estate development to achieve capital appreciation and high occupancy of accommodations. The Company's integrated investment strategy was developed and refined at its Sunday River resort, where it has sold over 1,350 units of residential real estate since 1983. During the same period, annual skier visits at Sunday River increased from approximately 50,000 to over 550,000, representing an approximate 18% compound annual growth rate.

    Mountainside Real Estate Development

    The Company's real estate development strategy is designed to capitalize on the 7,000 acres of developable land it will control at or near its resorts and its 15 years of experience in real estate development. Including the Acquired Resorts, the Company owns or has rights to land providing the capacity to develop over 30,000 residential units.

    The Company's resort real estate development strategy is comprised of three distinct components: (i) Grand Summit quartershare hotels, (ii) alpine village development and (iii) discrete resort-specific projects. Residential units in Grand Summit Hotels are sold in quartershare interval interests that allow each of four quartershare unit owners to use the unit for 13 weeks divided evenly over the year. The core commercial areas in the hotels are retained and operated by the Company and include a lobby area, a sports club, retail shops, restaurants and banquet and conference facilities. Unit owners may use the unit during their allotted weeks or make the unit available for rental by the Company under a management agreement that allows the Company to retain up to 45% of rental revenues. In addition to its Grand Summit Hotels, the Company has identified several areas for development of alpine villages unique to their resort locations that consist of carefully planned communities integrated with condominiums, luxury townhouses, single family luxury dwellings or lots and commercial properties. Each of the Company's resorts also has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort.

    Increase Revenues Per Skier

    The Company seeks to increase revenues per skier by managing ticket yields and expanding revenue sources at each resort. Management seeks to increase non-lift ticket revenue sources by increasing point-of-sale locations and sales volume through retail stores, food and beverage services, equipment rentals, skier development, lodging and property management. In addition, management believes that aggressive cross-selling of products and programs (such as the Company's frequent skier and multi-resort programs) to resort guests increases resort revenues and profitability. The Company believes it can increase ticket yields by managing ticket discounts, closely aligning ticket programs to specific customer market segments, offering multi-resort ticket products and introducing a variety of programs that offer packages which include tickets with lodging and other services available at its resorts. During the 1996-97 ski season, the Company increased its average yield per skier visit by approximately 2.9% as compared to the 1995-96 ski season. The Company intends to further increase revenues by implementing a property management program at the Acquired Resorts. In addition to its on-mountain activities, the Company is expanding its retail operations by establishing retail stores in strategic high traffic and recognized retail districts such as Freeport, Maine; North Conway, New Hampshire; and South Lake Tahoe, Nevada, thereby strengthening the name and image of the Company and its resorts.

    Innovative Marketing Programs

    The Company's marketing programs are designed to (i) establish a nationally recognized high quality name and image, while promoting the unique characteristics of its individual resorts, (ii) capitalize on cross-selling opportunities and (iii) enhance customer loyalty. The Company engages in joint marketing programs with nationally recognized commercial partners such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol. Management believes these joint marketing programs create a high quality image and a strong market presence on a regional and national basis. In addition, the Company utilizes loyalty based incentive programs such as the Edge Card, a private label frequent skier program in which participants receive credits towards lift tickets and other products.

    The Company utilizes a variety of marketing media including direct mail, television and the Internet. Direct mail marketing efforts include the Company's "SNO" magazine, which targets the 18 to 30 year age group and currently has a circulation of over 300,000 copies per issue. Television marketing efforts include targeted commercials and programming such as the MTV Winter Lodge, which is hosted by MTV and targets teens and young adults. Internet marketing efforts include a Company sponsored website at www.peaks.com featuring photographs and detailed information about the Company's resorts and current skiing conditions. The Company's aggregate marketing budget for fiscal 1998 is approximately $28 million, including the value of contributions from strategic commercial marketing partners.

    Capitalize on a Multi-Resort Network

    The Company's network of resorts provides both geographic diversity and significant operating benefits. The Company believes its geographic diversity
(i) reduces the risks associated with unfavorable weather conditions, (ii) insulates the Company from economic slowdowns in any particular region, (iii) increases the accessibility and visibility of the Company's network of resorts to the overall North American skier population and (iv) enables the Company to offer a wide range of mountain vacation alternatives.

    The Company believes that its ownership of multiple resorts also provides the opportunity to (i) create the industry's largest cross-marketing program,
(ii) achieve efficiencies and economies of scale in purchasing goods and services, (iii) strengthen the distribution network of travel agents and tour operators by offering a range of mountain resort alternatives, consistent service quality, convenient travel booking and incentive packages, (iv) establish performance benchmarks for operations across all of the Company's resorts, (v) utilize specialized individuals and cross-resort teams at the corporate level as resources for the entire Company and (vi) develop and implement consumer statistical and usage information and technology systems for application across all of the Company's resorts.

    Growth through Acquisitions

    Since fiscal 1994, the Company has achieved substantial growth in its business through acquisitions. The Company intends to consider future acquisitions of large well-established destination resorts as well as smaller "feeder" resorts. The Company focuses on acquiring larger resorts where it believes it can improve profitability by implementing the Company's integrated real estate development and on-mountain capital improvement strategy. The Company also believes that by acquiring smaller regional resorts which have a strong local following it can capitalize on a broader customer base to cross-market its major destination resorts. The acquisition of less developed resorts may also offer opportunities for expansion. The Company, however, is effectively prohibited from acquiring additional resorts in New England as a result of antitrust concerns. Historically, the Company has financed resort acquisitions through private and public offerings of debt securities. The Company expects to finance future acquisitions through a combination of internally generated funds, bank borrowings and public offerings or private placements of equity and/or debt securities. Following the Transactions, the Company will be highly leveraged. See "Risk Factors-- Substantial Leverage and Financial Risks," "--Growth Through Acquisitions; Integration of Acquired Resorts; Ability to Finance Acquisitions" and "Description of Indebtedness--The New Credit Facility."

    Expand Golf and Convention Business

    The Company is one of the largest owners and operators of resort golf courses in New England and seeks to capitalize on this status to increase off-season revenues. Sugarloaf, Killington, Mount Snow/ Haystack and Sugarbush all operate championship resort golf courses. The Sugarloaf course, designed by Robert Trent Jones Jr., is rated as one of the top 25 upscale courses in the country according to the May 1996 GOLF DIGEST magazine survey and one of the top 25 public courses in the country according to the May 1996 GOLF magazine survey. In addition, a championship course designed by Robert Trent Jones, Jr. is currently under construction at Sunday River. The Company also operates eight golf schools at locations along the east coast from Florida to Maine. The Company's golf program and other recreational activities draw off-season visitors to the Company's resorts and support the Company's growing off-season convention business, as well as its real estate development operations.

                                  THE OFFERING


Common Stock Offered:
  Public Offering(1)(2).........  13,939,189 shares
  Concurrent Offering(2)........  810,811 shares
    Total(1)....................  14,750,000 shares
Common Stock and Class A
Common Stock to be outstanding
after the Offering:
  Common Stock(1)(3)(4).........  18,097,578 shares
  Class A Common Stock(3).......  14,760,530 shares
    Total(1)(4).................  32,858,108 shares
Voting Rights...................  The rights and preferences of holders of Common Stock and
                                  Class A Common Stock are identical, except that holders of
                                  Class A Common Stock will elect a class of directors that
                                  constitutes two-thirds of the Board of Directors and
                                  holders of Common Stock will elect a class of directors
                                  that constitutes one-third of the Board of Directors. Each share of Class A Common Stock will be convertible into one share of Common Stock (A) at the option of the holder at
                                  any time, (B) automatically upon transfer to any person
                                  that is not an affiliate of the Principal Shareholder and
                                  (C) automatically if, at any time, the number of shares of
                                  Class A Common Stock outstanding represents less than 20%
                                  of all outstanding shares of Common Stock and Class A
                                  Common Stock. Upon completion of the Offering, the
                                  Principal Shareholder will hold 100% of the Class A Common
                                  Stock, representing approximately 44.9% of the combined
                                  voting power of all outstanding shares of Common Stock and
                                  Class A Common Stock. The Principal Shareholder initially
                                  will be able to elect five of the seven members of the
                                  Board of Directors of the Company. To the extent that all
                                  of the shares of Class A Common Stock are converted into
                                  Common Stock, the class vote for directors will be
                                  extinguished. See "Management," "Principal Shareholders"
                                  and "Description of Capital Stock."


------------------------
(1) Does not include up to 2,090,878 shares of Common Stock that may be sold by the Company to the Underwriters to cover over-allotments, if any.

(2) The Principal Shareholder has advised the Company that he intends to purchase a number of shares of Common Stock in the Concurrent Offering sufficient to maintain ownership of at least a majority of all outstanding shares of Common Stock and Class A Common Stock. Assuming that the Underwriters' over-allotment option is not exercised and assuming a price to the public of $18.50 per share, the midpoint of the range set forth on the cover page of this Prospectus, 810,811 shares of Common Stock are expected to be sold to the Principal Shareholder in the Concurrent Offering at an aggregate purchase price of approximately $15 million.

(3) Does not give effect to the conversion of any shares of Class A Common Stock into shares of Common Stock. Each share of Class A Common Stock is convertible at the option of the holder and upon the happening of certain events into one share of Common Stock. Assuming full conversion into Common Stock of all Class A Common Stock, after giving effect to the Offering, a total of 32,858,108 shares of Common Stock would be outstanding.

(4) Includes (i) 622,038 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan (the "Stock Option Plan") which will be issuable pursuant to options that are exercisable immediately after the Offering at a price per share below the Public Offering price, (ii) 2,110,518 shares of Common Stock reserved for issuance upon conversion of the Company's 10 1/2% Convertible Preferred Stock (assuming a price to the public of $18.50 per share, the midpoint of the range shown on the cover page of this Prospectus) and (iii) 615,022 shares of Common Stock reserved for issuance upon consummation of the ASC East Exchange Offer (as defined). Does not include (i) 5,066,661 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan, 1,853,197 shares of which will be issuable pursuant to options that are exercisable immediately after the Offering at a price per share equal to the Public Offering price, and (ii) up to 1,433,145 additional shares of Common Stock issuable upon conversion of the Company's 10 1/2% Convertible Preferred Stock as a result of the accrual of cumulative dividends thereon. All of the shares of Common Stock reserved for issuance under the Stock Option Plan, the ASC East Exchange Offer and the 10 1/2% Convertible Preferred Stock are subject to lock-up restrictions for 180 days following the consummation of the Offering. See "The Transactions--Exchange Offers" and "Management--Stock Option Plan."

Concurrent Offering.................  A portion of the 14,750,000 shares of Common Stock offered hereby are being offered by the Company
                                      directly to the Principal Shareholder at the price to
                                      the public set forth on the cover page of this
                                      Prospectus. The Principal Shareholder has advised the
                                      Company that he intends to purchase a number of
                                      shares of Common Stock in the Concurrent Offering
                                      sufficient to maintain ownership of at least a
                                      majority of the outstanding shares of Common Stock
                                      and Class A Common Stock. Assuming that the
                                      Underwriters' over-allotment option is not exercised
                                      and assuming a price to the public of $18.50 per
                                      share, the midpoint of the range set forth on the
                                      cover page of this Prospectus, 810,811 shares of
                                      Common Stock are expected to be sold to the Principal
                                      Shareholder in the Concurrent Offering at an
                                      aggregate purchase price of approximately $15
                                      million. Accordingly, upon consummation of the
                                      Concurrent Offering, the Principal Shareholder is
                                      expected to own shares of Common Stock (including
                                      shares of Common Stock which the Principal
                                      Shareholder has the right to purchase pursuant to
                                      fully vested stock options, exercisable at the price
                                      to the public set forth on the cover page of this
                                      Prospectus, granted under the Company's Stock Option
                                      Plan) representing approximately 13.4% of all
                                      outstanding shares of Common Stock and, when such
                                      shares of Common Stock are aggregated with the
                                      Principal Shareholder's shares of Class A Common
                                      Stock, representing approximately 50.2% of all
                                      outstanding shares of Common Stock and Class A Common
                                      Stock. So long as the Principal Shareholder owns
                                      shares of Common Stock and Class A Common Stock
                                      representing a majority of the combined voting power
                                      of all outstanding shares of Common Stock and Class A
                                      Common Stock, he will be able to determine the
                                      outcome of all matters submitted to a vote of the
                                      shareholders of the Company, except for matters
                                      requiring (i) the vote of a higher percentage of the
                                      voting power than the percentage held by the
                                      Principal Shareholder or (ii) the vote of the
                                      shareholders voting as a separate class under state
                                      law or the Company's Articles of Incorporation and
                                      Bylaws. For a description of the matters which
                                      require a vote of the shareholders voting as a
                                      separate class, see "Description of Capital
                                      Stock--Common Stock."
Use of Proceeds.....................  The net proceeds from the Offering, together with borrowings of approximately $137 million under the
                                      New Credit Facility, will be used (i) to fund the
                                      Acquisition price of approximately $290 million, (ii)
                                      to repay all outstanding borrowings under the
                                      Existing Credit Facility (as defined), estimated to
                                      be approximately $60 million, (iii) to make an
                                      investment in ASC East of approximately $27.7 million
                                      to fund the redemption of all outstanding Discount
                                      Notes (as defined), (iv) to repay up to $12.0 million
                                      of indebtedness of the Company and its subsidiaries,
                                      (v) to pay certain fees and expenses relating to the
                                      Transactions and (vi) for general corporate purposes
                                      and capital expenditures. See "Use of Proceeds."
New York Stock Exchange Symbol......  "SKI"

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                                  THE COMPANY

    The summary historical financial data and the unaudited pro forma summary combined financial data (except other data) set forth below have been derived from and should be read in conjunction with the financial statements of the Company and the Acquired Resorts and the notes thereto included elsewhere in this Prospectus and "Pro Forma Financial Data." The unaudited pro forma summary combined financial data for the fiscal year ended July 27, 1997 give effect to the Transactions as if they had occurred on July 29, 1996 with respect to the statement of operations and other data, and on July 27, 1997 with respect to the balance sheet data. See "Pro Forma Financial Data." The unaudited pro forma summary combined financial data is not intended to be indicative of either future results of operations or results that might have been achieved had the Transactions actually occurred on the dates specified.

                                                                                                                      PRO FORMA
                                                                                                                     FISCAL YEAR
                                                                      HISTORICAL FISCAL YEAR ENDED(1)                 ENDED(2)
                                                        -----------------------------------------------------------  -----------
                                                         JULY 25,     JULY 31,     JULY 30,    JULY 28,   JULY 27,    JULY 27,
                                                           1993         1994         1995        1996       1997        1997
                                                        -----------  -----------  -----------  ---------  ---------  -----------
                                                                             (DOLLARS IN THOUSANDS, EXCEPT
                                                                         PER SHARE AND PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Resort..............................................   $  23,645    $  26,544    $  46,794   $  63,489  $ 166,923   $ 253,397
  Real estate.........................................       6,103        6,682        7,953       9,933      8,468       8,468
                                                        -----------  -----------  -----------  ---------  ---------  -----------
    Total net revenues................................      29,748       33,226       54,747      73,422    175,391     261,865
Operating expenses:
  Resort..............................................      14,705       15,787       29,725      41,799    109,774     157,744
  Real estate.........................................       3,245        3,179        3,994       5,844      6,813       6,813
  Marketing, general and administrative(3)............       4,718        5,940        9,394      11,289     26,126      39,464
  Depreciation and amortization.......................       1,984        2,421        3,910       6,783     18,293      35,993
                                                        -----------  -----------  -----------  ---------  ---------  -----------
    Total operating expenses..........................      24,652       27,327       47,023      65,715    161,006     240,014
                                                        -----------  -----------  -----------  ---------  ---------  -----------
Income from operations................................       5,096        5,899        7,724       7,707     14,385      21,851
Interest expense......................................         849        1,026        2,205       4,699     23,730      27,327
Net income (loss) available to common shareholders....   $   5,839    $   4,873    $   5,119   $  (2,237) $  (5,926)  $  (5,225)
                                                        -----------  -----------  -----------  ---------  ---------  -----------
                                                        -----------  -----------  -----------  ---------  ---------  -----------
Pro forma loss per share..............................                                                    $   (0.38)  $   (0.17)
                                                                                                          ---------  -----------
                                                                                                          ---------  -----------
Pro forma weighted average number of shares
  outstanding (000s)..................................                                                       15,416      30,781
                                                                                                          ---------  -----------
                                                                                                          ---------  -----------
OTHER DATA:
Resort:
  Skier visits (000s)(4)..............................         525          528        1,060       1,290      3,025       4,821
  Season pass holders (000s)..........................         3.2          3.7         11.2        13.2       30.9        38.3
  Resort revenues per skier visit.....................   $   45.04    $   50.27    $   44.15   $   49.22  $   55.18   $   52.56
  Resort EBITDA(5)(6).................................   $   4,222    $   4,817    $   7,675   $  10,401  $  31,023   $  56,188
Real estate:
  Number of units sold................................         173          155          163         177        123         123
  Number of units pre-sold(7).........................      --           --           --             109        605         605
  Real Estate EBIT(6)(8)..............................   $   2,858    $   3,503    $   3,959   $   4,089  $   1,655   $   1,655
STATEMENT OF CASH FLOWS DATA:
  Cash flows from operations..........................   $   2,667    $   5,483    $  12,593   $   7,465  $   6,788      --
  Cash flows from investing activities................      (4,432)      (9,041)     (13,843)   (122,583)   (14,070)     --
  Cash flows from financing activities................       1,559        3,764        2,399     116,941     19,655      --

                                                                                                 AT JULY 27, 1997
                                                                                              ----------------------
                                                                                               ACTUAL     PRO FORMA
                                                                                              ---------  -----------
                                                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................................................  $  15,558   $  33,031
  Total assets..............................................................................    337,340     653,937
  Long-term debt, including current portion.................................................    236,330     283,702
  Mandatorily redeemable preferred stock....................................................     16,821      36,848
  Common shareholders' equity...............................................................     15,101     254,649

                              THE ACQUIRED RESORTS


                                                                                                        FISCAL QUARTER ENDED
                                                  HISTORICAL FISCAL YEAR ENDED MAY 31,                       AUGUST 31,
                                     ---------------------------------------------------------------  ------------------------
                                        1993         1994         1995         1996         1997         1996         1997
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT                         (UNAUDITED)
                                                        PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA (9):
Total revenues.....................   $  83,410    $  82,034    $  88,567    $  84,732    $  89,066    $   5,400    $   4,935
Operating expenses:
  Retail, ski rental and other.....      44,778       46,560       48,715       47,374       51,139        7,452        7,075
  Marketing, general,
    administrative and other(10)...      15,703       14,778       17,075       16,585       17,178        3,281        3,091
  Writedown of assets(11)..........      --           --           --           --            2,000       --           --
  Depreciation and amortization....      14,481       14,544       14,643       14,477       12,516        3,156        2,491
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.......      74,962       75,882       80,433       78,436       82,833       13,889       12,657
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income (loss)............       8,448        6,152        8,134        6,296        6,233       (8,489)      (7,722)
Net loss...........................      (3,906)      (5,254)      (3,906)      (4,538)      (3,406)   $ (10,921)   $ (10,206)

OPERATING DATA:
Skier visits (000s)(12)............       1,867        1,750        1,858        1,732        1,796       --           --
Season pass holders (000s)(12).....         5.7          6.6          6.9          7.0          7.5       --           --
Total revenues per skier
visit(12)..........................   $   43.22    $   45.23    $   45.49    $   47.46    $   47.48       --           --
EBITDA(9)(10)(11)(12)..............   $  25,929    $  23,596    $  26,078    $  24,074    $  24,150       --           --


------------------------

(1) The historical results of the Company reflect the results of operations of the Attitash Bear Peak ski resort since its acquisition in July 1994, the results of operations of the Sugarbush ski resort since October 1994, the results of operations of the Mt. Cranmore ski resort from its acquisition in June 1995 through its divestiture in November 1996, the results of operations of S-K-I Ltd. since its acquisition in June 1996 and the results of operations of Pico Mountain since its acquisition in November 1996.

(2) The results of operations of Wolf have not been reflected in the pro forma statement of operations data or other data. See "Pro Forma Financial Data" and "Risk Factors--Required Development at The Canyons; Historical Losses of Wolf."

(3) In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 622,038 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the receipients of the options expect to incur upon exercise of such options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company will recognize a one-time compensation charge of approximately $13.9 million in the first quarter of fiscal 1998.

(4) For the purposes of estimating skier visits, the Company assumes that a season pass holder visits the Company's resorts a number of times that approximates the average cost of a season pass divided by the average daily lift ticket price.

(5) Resort EBITDA represents resort revenues less cost of resort operations and marketing, general and administrative expense.

(6) Resort EBITDA and Real Estate EBIT (collectively referred herein as "EBITDA") are not measurements calculated in accordance with generally accepted accounting principles ("GAAP") and should not be considered as alternatives to operating or net income as an indicator of operating performance, cash flows as a measure of liquidity or any other GAAP determined measurement. Certain items excluded from Resort EBITDA and/or Real Estate EBIT, such as depreciation, amortization and non-cash charges for stock compensation awards and asset impairments are significant components in understanding and assessing the Company's financial performance. Other companies may define Resort EBITDA and Real Estate EBIT differently, and as a result, such measures may not be comparable to the Company's Resort EBITDA and Real Estate EBIT. The Company has included information concerning Resort EBITDA and Real Estate EBIT because management believes they are indicative measures of the Company's liquidity and financial position, and are generally used by investors to evaluate companies in the resort industry.

(7) Pre-sold units represent quartershare and other residential units for which the Company has a binding sales contract, subject to certain closing conditions, and has received a 5% down payment on the unit from the purchaser. Recognition of the revenue from such pre-sales is deferred until the period in which such sales are closed.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(8) Real Estate EBIT represents revenues from real estate sales less cost of real estate sold, including selling costs, holding costs, the allocated capitalized cost of land, construction costs and other costs relating to property sold.

(9) The statement of operations data include the results of Sabal Point Golf Course in Orlando, Florida which the Company intends to sell following the closing of the Acquisition. In fiscal 1997, the Sabal Point Golf Course generated approximately $1.3 million in revenues. In the fiscal quarter ended August 31, 1997 the Sabal Point Golf Course generated approximately $0.5 million in revenues.

(10) The Acquired Resorts have historically reimbursed Kamori International Corporation ("Kamori") for certain administrative services provided. Such reimbursements totalled approximately $3.0 million, $2.9 million, $3.3 million, $3.3 million and $3.4 million, respectively, for each of the years ended May 31, 1993 through May 31, 1997. For each of the first fiscal quarters ended August 31, 1996 and August 31, 1997, reimbursements to Kamori totalled $0.5 and $0.5 million, respectively. Such amounts are included in marketing, general and administrative expense in the accompanying selected combined financial information, but have been excluded for purposes of calculating EBITDA because such expenses will not be incurred by the Acquired Resorts following the closing of the Acquisition.

(11) In 1997, the Acquired Resorts recorded a $2.0 million impairment loss related to land, buildings and equipment of its golf resort to properly state these fixed assets at estimated fair values. Such loss is excluded in the calculation of EBITDA.

(12) Due to the seasonality of the business, skier visits, season pass holders, total revenues per skier visit and EBITDA are not presented for the fiscal quarters ended August 31, 1996 and August 31, 1997, because such data is not meaningful to an understanding of the quarterly financial information.

                              RECENT DEVELOPMENTS
THE CANYONS ACQUISITION

    In May 1997, the Company commenced development of The Canyons resort. Through a series of transactions, the Company acquired ski operations, development rights or other interests in over 7,100 acres centered around the former Wolf Mountain ski area ("Wolf"), which the Company intends to integrate and develop into a world class destination resort.

    The Company acquired the existing buildings, ski lifts and other improvements, related infrastructure and personal property of Wolf for approximately $8.3 million, $6.5 million of which was financed through the issuance of a note payable to the seller. The Company also entered into a 200 year lease with an initial term of 50 years for the 2,100 acres that comprised Wolf, providing for annual payments equal to 4% of the resort's net revenues. The lease provides the option to extend for three additional 50 year periods for an extension fee of $1.0 million for each extension period. The Company will make additional one-time rental payments upon achieving certain specified annual skier visit levels above Wolf's historical levels. The Company also purchased an option which gives it the right to purchase fee title to parcels of land within this 2,100 acre area on which it desires to develop real estate for resale for a purchase price of 11% of the capitalized cost of real estate improvements to be constructed thereon.

    In addition to Wolf, the Company acquired 605 acres of land suitable for real estate development and skiable terrain adjacent to Park City, Utah for $4.0 million. The Company has subleased an additional 807 acres in the center of the resort containing the mid-mountain plateau on which it plans to develop the High Mountain Meadows alpine village. The Company currently pays $40,000 per annum under this sublease and is negotiating a direct lease that is expected to include provisions which permit the Company to acquire fee title to any land required for the development of residential projects located at the High Mountain Meadows. The Company has leased ski rights to a third parcel of land, consisting of 450 acres adjacent to Wolf, for annual rental payments of $150,000. In addition, the Company entered into a joint development agreement with the owner of approximately 3,000 contiguous acres of land pursuant to which the Company has the right to develop the property as skiable terrain on an integrated basis with the owner's development of a low density, large lot subdivision. The consideration under the agreement is the mutual exchange of certain property interests required to fully develop both the resort and the subdivision.

    In order to finance certain acquisition costs and capital improvements with respect to The Canyons, on July 12, 1997, the Company issued $17.5 million of Series A Exchangeable Preferred Stock (the "Series A Exchangeable Preferred Stock") and, on July 28, 1997, the Company issued $17.5 million principal amount of 14% Senior Exchangeable Notes (the "Exchangeable Notes" and, together with the Series A Exchangeable Preferred Stock, the "Canyons Securities"). See "The Transactions--Exchange Offers," "Description of Capital Stock" and "Description of Certain Indebtedness."

    The Canyons is adjacent to the Utah Winter Sports Park which will be the venue for the ski jumping, bobsled and luge events at the 2002 Winter Olympic Games. Because The Canyons is largely undeveloped, management believes that it presents a unique development opportunity to build a world class destination resort in one of the fastest growing areas in the United States. An estimated $60 million (approximately $18 million of which is expected to be spent by December 1997) for on mountain capital improvements and an estimated $150 million for real estate development will be required to fulfill the Company's five-year business plan at The Canyons. See "Risk Factors--Required Development at The Canyons; Historical Losses of Wolf," "--Real Estate Development," "--Leased Property and Forest Service Permits" and "Business--Existing Resorts--The Canyons."

THE FORMATION

    In June 1997, Leslie B. Otten, who formerly held 96% of the common stock of ASC East (a subsidiary of the Company formerly doing business under the name American Skiing Company), formed the Company. Mr. Otten contributed his 96% interest in the common stock of ASC East to the Company in exchange for 100% of the Common Stock of the Company (the "Formation"). Contemporaneously with the Formation, the Company formed its ASC Utah subsidiary for the purpose of acquiring The Canyons resort. In July 1997, the Company formed its ASC West, Inc. subsidiary for the purpose of acquiring the Acquired Resorts.

                                THE TRANSACTIONS

THE ACQUISITION

    On August 1, 1997, the Company entered into the Acquisition Agreement to purchase the Steamboat and Heavenly ski resorts. As part of the Acquisition, the Company also agreed to purchase the Sabal Point Golf Course in Orlando, Florida and a residence in Denver, Colorado, both of which the Company intends to sell following the closing of the Acquisition (the "Divestiture"). The aggregate consideration to be paid by the Company for the Acquired Resorts is approximately $290 million. The Company will not acquire any of the cash or assume any of the funded debt of the Acquired Resorts. The purchase of the Acquired Resorts is subject to the satisfaction of certain covenants and conditions and there can be no assurance that the Acquisition will be consummated. Consummation of the Offering is conditioned upon the concurrent consummation of the Acquisition. See "Business--Acquired Resorts."

    Steamboat is one of the premier ski resorts in the United States, ranked second overall by the September 1997 SNOW COUNTRY magazine survey and fourth in skier visits for the 1996-97 ski season. Located in Steamboat Springs, Colorado and approximately three hours from Denver, Colorado, Steamboat is a world famous family resort recognized for its "champagne" powder and tree skiing. In the 1996-97 ski season, Steamboat skier visits increased by 8.4% from the 1995-96 ski season to 1.1 million. As part of the Acquisition, the Company also will acquire 168 acres of land held for development.

    Heavenly is located near Lake Tahoe in the states of Nevada and California. Heavenly is the second largest ski resort in the Pacific West Region and the 11th largest ski resort in the United States with approximately 700,000 skier visits in the 1996-97 ski season and approximately 4,800 acres of skiable terrain.

THE REFINANCING

    The Company has accepted a proposal from a lender to provide the Company with a senior secured credit facility (the "New Credit Facility"), which will provide borrowings of up to $215 million. The proposal provides that borrowings under the New Credit Facility will be available: (i) to fund the Acquisition;
(ii) to repay all outstanding borrowings under ASC East's credit facility dated June 28, 1996, among Fleet National Bank, certain other banks and ASC East (the "Existing Credit Facility"), estimated to be approximately $60 million; (iii) to pay certain fees and expenses relating to the Acquisition; and (iv) for ongoing general corporate purposes and capital expenditures. Consummation of the Offering is conditioned upon the concurrent consummation of the New Credit Facility. See "Use of Proceeds" and "Description of Certain Indebtedness--The New Credit Facility."

REDEMPTION OF DISCOUNT NOTES

    A portion of the net proceeds of the Offering will be used to make an approximate $27.7 million investment in ASC East to fund the redemption (the "Redemption") of all outstanding 13.75% Subordinated Discount Notes due 2007 of ASC East (the "Discount Notes"). The indenture relating to the Discount Notes (the "Discount Note Indenture") provides for a redemption price equal to 113.75% of the Accreted Value (as defined in the Discount Note Indenture) of the Discount Notes on the redemption date. The Company expects to record a pretax extraordinary charge of approximately $4.3 million in connection with the redemption premium related to the Discount Notes.

EXCHANGE OFFERS

    The Company currently owns 96% of the outstanding common stock of ASC East. Concurrently with the Offering or as soon as practicable thereafter, the Company intends to offer (the "ASC East Exchange Offer") to exchange Common Stock for the 4% of the outstanding common stock of ASC East not owned by the Company. If all such holders elect to exchange their shares of ASC East common stock for Common Stock, the Company will issue 615,022 shares of Common Stock in the ASC East Exchange Offer, representing approximately 1.8% of all shares of Common Stock and Class A Common Stock outstanding immediately following the Offering. The Common Stock issued in the ASC East Exchange Offer is expected to be registered with the Securities and Exchange Commission on a registration statement to be effective concurrently with the closing of the Offering or as soon as practicable thereafter. Participation in the ASC East Exchange Offer is conditioned upon the holders of ASC East common stock entering into lock-up agreements for a period of 180 days following the consummation of the Offering.

    Pursuant to the terms of a Securities Purchase Agreement, dated as of July 2, 1997, as amended (the "Securities Purchase Agreement"), between the Company and the holder of the Canyons Securities, the holder of the Canyons Securities has indicated its intention to exchange all of the Canyons Securities upon the closing of the Offering (the "Preferred Exchange Offer" and, together with the ASC East Exchange Offer, the "Exchange Offers") for shares of the Company's
10 1/2% Repriced Convertible Exchangeable Preferred Stock having an aggregate liquidation preference upon consummation of the Transactions of approximately $37.1 million (the "10 1/2% Convertible Preferred Stock"). Each share of 10 1/2% Convertible Preferred Stock will be convertible at any time, at the holder's option, into a number of shares of Common Stock ("Conversion Shares") equal to the liquidation preference per share of 10 1/2% Convertible Preferred Stock divided by the price per share of Common Stock offered to the public in the Public Offering discounted by 5%, subject to customary antidilution adjustments.

    Pursuant to a registration rights agreement with the holder of the Canyons Securities, the Company has agreed to register the securities issuable pursuant to the Preferred Exchange Offer with the Securities and Exchange Commission following the closing of the Offering, subject to the holder's 180 day lock-up agreement. If the holder of the Canyons Securities does not exchange the 10 1/2% Convertible Preferred Stock for the Canyons Securities and the Preferred Exchange Offer is not consummated, consummation of the Offering will trigger a Change of Control (as defined in the Securities Purchase Agreement). In such event, the Securities Purchase Agreement requires that the Company offer to purchase the Canyons Securities for cash at a redemption price of 105.3% of the principal and liquidation amount outstanding on the date of redemption (approximately $37.9 million as of September 30, 1997). See "Risk Factors-- Immediate and Substantial Debt Obligations Upon Consummation of the Offering" and "Description of Certain Indebtedness--Exchangeable Notes" and "Description of Capital Stock--Series A Exchangeable Preferred Stock" and "--10 1/2% Convertible Preferred Stock."

THE CONSENT SOLICITATION
    Concurrently with the Offering, the Company is soliciting the consent (the "Consent Solicitation") from holders of ASC East's 12% Senior Subordinated Notes due 2006 (the "12% Notes") to amend (the "Proposed Amendment") the indenture relating to the 12% Notes (the "12% Note Indenture") to permit the consummation of the Offering without requiring the Company to make a Change of Control Offer (as defined). The 12% Note Indenture requires the consent of the holders of at least a majority in aggregate principal amount of the 12% Notes to amend the 12%
Note Indenture. If the Company obtains the requisite amount of consents pursuant to the Consent Solicitation, the Company will execute a supplemental indenture to give effect to the Proposed Amendment concurrently with the closing of the Offering. In connection with the Consent Solicitation, the Company expects to pay to the consenting holders of the 12% Notes a customary consent payment.

    To the extent the Company does not receive the necessary consents to amend the 12% Note Indenture, consummation of the Offering will trigger a Change of Control (as defined in the 12% Note Indenture). The 12% Note Indenture provides that upon the occurrence of a Change of Control, ASC East is required to make an offer to repurchase the 12% Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). See "Description of Certain Indebtedness--The 12% Notes." In the event of a Change of

Control, ASC East must mail a notice to all holders of 12% Notes setting forth the terms of the Change of Control Offer. The Company cannot determine at this time whether or not any or all holders of 12% Notes would accept such offer. If all outstanding 12% Notes are tendered, the amount of funds necessary to consummate the Change of Control Offer would be $121.2 million, plus the amount of all accrued and unpaid interest ($3.6 million as of September 30, 1997). The Company is currently negotiating a standby credit facility for up to $125 million to fund the repurchase of the 12% Notes in the event the Company is required to make the Change of Control Offer and that any or all of such 12% Notes are tendered to ASC East for repurchase. See "Risk Factors--Immediate and Substantial Debt Obligations Upon Consummation of the Offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    THE ACQUISITION, THE DIVESTITURE, THE ISSUANCE OF THE EXCHANGEABLE NOTES, THE INITIAL BORROWINGS UNDER THE NEW CREDIT FACILITY, THE REDEMPTION, THE EXCHANGE OFFERS, THE CONSENT SOLICITATION, THE STOCK SPLIT AND THE OFFERING ARE COLLECTIVELY REFERRED TO HEREIN AS THE "TRANSACTIONS."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF NUMEROUS FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE AND FINANCIAL RISKS

    GENERAL. Following the Transactions, the Company will be highly leveraged. At July 27, 1997, after giving pro forma effect to the Transactions, the Company's total long term debt, including current maturities, and shareholders' equity would have been approximately $284 million and $255 million, respectively, and the Company would have had up to $62.3 million available for borrowings under the New Credit Facility. For the fiscal year ended July 27, 1997, after giving pro forma effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $3.2 million. In addition, at July 27, 1997, after giving pro forma effect to the Transactions, total indebtedness would have represented 48% of total capital and the ratio of Resort EBITDA to interest expense would have been 2.1x. The Company has incurred additional indebtedness in the first quarter of fiscal 1998 to fund capital improvements, real estate development and operations. In addition, consummation of the Offering may trigger a change of control under certain of the Company's indebtedness which could total approximately $133 million. See "The Transactions--Exchange Offers," "--The Consent Solicitation," "--Immediate and Substantial Debt Obligations Upon Consummation of the Offering," "Use of Proceeds," "--Seasonality; Fluctuations in Operating Results; Dependence on Weather Conditions" and "Description of Indebtedness--The New Credit Facility."

    IMPACT ON FINANCIAL CONDITION. The high level of debt of the Company and its subsidiaries will have several important effects on the Company's future operations, including: (a) the Company will have significant cash requirements to service its debt (including approximately $10.6 million of scheduled principal repayments over the next two fiscal years), reducing funds available for operations, capital expenditures and acquisitions, thereby increasing the Company's vulnerability to adverse general economic and industry conditions; and
(b) the financial covenants and other restrictions contained in the New Credit Facility, the 12% Note Indenture and other agreements relating to the Company's indebtedness will require the Company to meet certain financial tests and will restrict its and its subsidiaries' ability to borrow additional funds and to dispose of assets. The Company does not plan to establish any debt service reserves for the payment of principal or interest on any of its indebtedness. Substantially all of the Company's assets, other than the Grand Summit Hotel properties, are pledged to secure borrowings under the New Credit Facility. The Company has granted a mortgage to the construction lender on each Grand Summit Hotel property to secure the construction financing of such properties. See "Description of Certain Indebtedness."

    MAINTENANCE EXPENDITURE DEFERRAL. Although management believes that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, such activities may not be deferred for extended periods without adverse effects on skier visits, revenues and profitability.

    GROWTH LIMITATIONS. The Company's continued growth depends, in part, on its ability to maintain and expand its facilities and to engage in successful real estate development and, therefore, to the extent it is unable to do so with internally generated cash, its inability to finance capital expenditures or real estate development through borrowed funds or additional equity investments could have a material adverse effect on the Company's future operations and revenues.

CAPITAL REQUIREMENTS

    The development of ski resorts is capital intensive. The Company spent approximately $12.0 million, $25.1 million and $45.2 million in fiscal 1995, 1996 and 1997, respectively, on resort capital expenditures and real estate development. In fiscal 1995, 1996 and 1997, the Acquired Resorts spent an aggregate of approximately $6.9 million, $5.9 million and $5.4 million, respectively, on resort capital expenditures. In fiscal 1998 and fiscal 1999, the Company plans to spend approximately $65 million and $60 million, respectively, to enhance its resort operations and approximately $100 million and $115 million, respectively, to develop its real estate holdings. There can be no assurance that the Company will have adequate funds, from internal or external sources, to make all planned or required capital expenditures. A lack of available funds for such capital expenditures could have a material adverse effect on the Company's ability to implement its operating strategy. The Company intends to finance resort capital improvements through internally generated funds and borrowings under its New Credit Facility and to finance real estate development through project-specific construction financing. See "--Substantial Leverage and Financial Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Business--Operating Strategy," "--Resort Operations" and "--Real Estate Development."

RISKS ASSOCIATED WITH RAPID GROWTH

    Since 1994, the Company has experienced rapid and substantial growth. The Company's rapid and substantial growth has placed, and could continue to place, a significant strain on its management, employees and operations. The Company's growth has increased the operating complexity of the Company and the level of responsibility for new and existing management. For example, members of the Company's senior management team have limited experience managing publicly traded companies. The Company's ability to compete effectively and to manage its recent and future growth effectively will depend on its ability to implement and improve financial and management information systems on a timely basis and to effect changes in its business, such as implementing internal controls to handle the increased size of its operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees, or the Company's inability to respond effectively to recent growth or plan for future expansion, could have a material adverse effect on the Company.

GROWTH THROUGH ACQUISITIONS; INTEGRATION OF ACQUIRED RESORTS; ABILITY TO FINANCE
  ACQUISITIONS

    The Company continually evaluates potential acquisition opportunities. The Company will need to finance any future acquisitions through a combination of internally generated funds, additional bank borrowings from existing and new credit facilities and public offerings or private placements of equity (which may cause dilution to existing holders of capital stock of the Company) and/or debt securities, the combination of which will depend on several factors, including the size of the acquired resort and the Company's capital structure at the time of an acquisition. There can be no assurance, however, that attractive acquisition candidates will be identified, that the Company will be able to make acquisitions on terms favorable to it, that necessary financing will be available on suitable terms, if at all, or that such acquisitions will be permitted under applicable antitrust laws. The Company's ability to make such acquisitions is limited under applicable antitrust laws, and it is effectively prohibited from acquiring additional resorts in New England. See "--Substantial Leverage and Financial Risks."

    The Company faces risks in connection with the integration of acquired resorts, including The Canyons and the Acquired Resorts. Significant management resources and time will be required to integrate any acquired resorts and unanticipated problems or liabilities with respect to such new resorts may further divert management's attention from the Company as a whole, which could have a material adverse effect on the Company's operations and financial performance. There can be no assurance that the

Company will be able to realize any additional skier visits, revenues or cost savings in connection with integrating acquired resorts. See
"Business--Operating Strategy."

REQUIRED DEVELOPMENT AT THE CANYONS; HISTORICAL LOSSES OF WOLF

    The Canyons is a largely undeveloped asset that requires substantial development of on-mountain facilities, real estate and related infrastructure. The Company has adopted a five-year business plan for development of the resort; however, accomplishing its plan is contingent upon obtaining necessary permits and approvals, obtaining required financing for planned improvements and generating markets for the resort that will produce significant increases in skier visits. An estimated $60 million (approximately $18 million of which is expected to be spent by December 1997) for on-mountain capital improvements and an estimated $150 million for real estate development will be required to fulfill the Company's five-year business plan at The Canyons. There can be no assurance that capital will be available to fund these capital improvements or real estate development.

    Wolf historically experienced net operating losses, estimated by the Company to be approximately $2 million in each of fiscal 1997 and fiscal 1996. The Company's business plan assumes that it can significantly increase skier visits and generate positive Resort EBITDA and net income at The Canyons. There can be no assurance, however, that The Canyons will generate additional skier visits, positive Resort EBITDA or net income for the Company. See "Business--Alpine Village Development" and "Description of The Canyons" on the inside back cover page.

REAL ESTATE DEVELOPMENT

    The Company intends to construct, operate and sell interval ownership and condominium units and other real estate at its ski resorts. Real estate development and the Company's ability to generate revenues therefrom may be adversely affected by numerous factors, many of which are beyond the control of the Company, including the ability of the Company to successfully market its resorts, the national and regional economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate), costs to satisfy environmental compliance and remediation requirements associated with new development/renovation and ongoing operations, the attractiveness of the properties to prospective purchasers and tenants, competition from other available property or space, the ability of the Company to obtain adequate insurance, the ability of the Company to obtain all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations and changes in real estate, zoning, land use, environmental or tax laws. In addition, real estate development will be dependent upon, among other things, receipt of adequate financing on suitable terms, obtaining and maintaining the requisite permits and licenses and, in certain circumstances, acquiring additional real estate. There can be no assurance as to whether, when or on what terms such financing, permits, licenses and real estate may be obtained. Upon the closing of the Offering, the Company will not have the financing available to complete all of its planned real estate development as set forth in "Business--Real Estate Development." In addition, such efforts entail risks associated with development and construction activities, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, and natural disasters, any of which could delay construction and result in a substantial increase in cost to the Company. Moreover, the Company's construction activities typically are performed by third-party contractors, the timing, quality and completion of which cannot be controlled by the Company. Nevertheless, claims may be asserted against the Company for construction defects and such claims may give rise to liability. There can also be no assurance that the Company will achieve any additional revenues from such projects. See "--Substantial Leverage and Financial Risks," "Business-- Real Estate Development" and "--Government Regulation."

CONCENTRATION IN INTERVAL OWNERSHIP INDUSTRY

    Because a material portion of the Company's real estate development business is conducted within the interval ownership industry, any adverse changes affecting the interval ownership industry such as an oversupply of interval ownership units, a reduction in demand for interval ownership units, changes in travel and vacation patterns, changes in governmental regulations relating to the interval ownership industry and increases in construction costs or taxes could have a material adverse effect on the Company's operations. The Company enters into sales contracts for its quartershare interval ownership units prior to completion of construction. Although such contracts require a 5% deposit, there can be no assurance that any or all purchasers will consummate the purchase of units under contract and the failure by a large number of purchasers to complete such purchases could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION OF MARKETING AND SALES OF QUARTERSHARES; OTHER LAWS

    The Company's marketing and sales of Grand Summit Hotel quartershares and other operations are subject to extensive regulation by the federal government and the states in which the resorts are located and in which Grand Summit Hotel intervals are marketed and sold. On a federal level, the Federal Trade Commission Act prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject includes the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Real Estate Settlement Practices Act and the Fair Housing Act. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownership programs. For example, certain state laws grant the purchaser the right to cancel a contract of purchase within a specified period following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the Company. No assurance can be given that the cost of qualifying under interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant. The Company believes that it is in compliance with all material federal, state and local laws and regulations. The failure to comply with such laws or regulations could have a material adverse effect on the Company.


POTENTIAL REGULATION OF QUARTERSHARES AS SECURITIES



    There can be no assurance that the Company's quartershare interval ownership units will not be considered "securities" under federal law or the state law in the states where the Company desires to or does conduct sales or in which its properties are located. If such interests were considered securities, the Company would be required to comply with applicable state and federal securities laws, including laws pertaining to registration or qualification of securities, licensing of salespeople and other matters. There can be no assurance that the Company will be able to comply with the applicable state and federal securities requirements, and if the Company's quartershare interval interests are deemed to be securities, such a determination may create liabilities or contingencies that could have an adverse effect on the Company's operations including possible recission rights relating to the units which have been sold, which, if exercised, could result in losses to the Company.


GROWTH THROUGH RESORT EXPANSION

    A key element of the Company's strategy is to attract additional skiers through investment in on-mountain capital improvements. Such investments are capital intensive and, to the extent that the Company is unable to finance such capital expenditures from internally generated cash or otherwise, the Company's results of operations would be adversely affected. In addition, there can be no assurance that the Company's investment in on-mountain capital improvements will attract additional skiers and/or generate additional revenues. See "--Substantial Leverage and Financial Risks," "--Capital Requirements" and "Business--Operating Strategy."

IMMEDIATE AND SUBSTANTIAL DEBT OBLIGATIONS UPON CONSUMMATION OF THE OFFERING

    If the Consent Solicitation is not successfully consummated, consummation of the Offering will trigger a Change of Control under the 12% Note Indenture which will require ASC East to make a Change of Control Offer. See "The Transactions--The Consent Solicitation." In the event any or all holders of 12% Notes tender their 12% Notes for repurchase by ASC East, ASC East would be required to obtain additional financing in an amount of up to $125 million to fund the repurchase of the 12% Notes. There can be no assurance that ASC East would be able to obtain the necessary financing on terms acceptable to it or at all and the failure to obtain such financing could have a material adverse effect on ASC East and the Company. Consummation of the Offering will also trigger the acceleration of approximately $11.9 million of other indebtedness of the Company, which indebtedness will be repaid with the proceeds of the Offering. See "Use of Proceeds" and "Description of Certain Indebtedness." In addition, to the extent the Preferred Exchange Offer is not consummated, the Company will be required to offer to purchase the Canyons Securities. See "The Exchange Offers."

DEPENDENCE ON HIGHLY LEVERAGED AND RESTRICTED SUBSIDIARIES

    The Company is a holding company and its ability to pay principal and interest on the New Credit Facility and its other debt is dependent upon the receipt of dividends and other distributions, or the payment of principal and interest on intercompany borrowings from its subsidiaries. The Company does not have, and may not in the future have, any assets other than the common stock of ASC East and its other direct and indirect subsidiaries, including subsidiaries acquired in connection with the Acquisition. ASC East and its subsidiaries are parties to the 12% Note Indenture, which imposes substantial restrictions on ASC East's ability to pay dividends and other distributions to the Company until the earlier of the maturity of the 12% Notes in 2006 or the redemption thereof pursuant to the terms of the 12% Note Indenture. In addition, Grand Summit Resort Properties, Inc., a subsidiary of ASC East, is restricted in its ability to pay dividends and other distributions to ASC East under the terms of the construction financing facility for its Grand Summit Hotel projects. The Company's other subsidiaries may become restricted in their ability to pay dividends and other distributions to the Company in the future. In addition, the breach of any of the conditions or provisions under the documents governing the indebtedness of the Company's subsidiaries could result in a default thereunder and, in the event of any such default, the holders of such indebtedness could elect to accelerate the maturity thereof. If the maturity of any such indebtedness were to be accelerated, such indebtedness would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to the Company. There can be no assurance that the assets of ASC East or any of the Company's other subsidiaries would be sufficient to repay all of its outstanding debt or that the assets of the Company would be sufficient to repay all of its outstanding debt. In addition, state law further restricts the payment of dividends or other distributions to the Company by its subsidiaries.

SEASONALITY; FLUCTUATIONS IN OPERATING RESULTS; DEPENDENCE ON WEATHER CONDITIONS

    Ski and resort operations are highly seasonal. Over the last five fiscal years, the Company realized an average of approximately 86% of its resort revenues and over 100% of Resort EBITDA and net income during the period from November through April and a significant portion of resort revenues (and approximately 23% of annual skier visits) was generated during the Christmas and Presidents' Day vacation weeks. In addition, the Company's resorts typically experience operating losses and negative cash flows for the period from May to October. During the six-month period from May to October 1996, for example, the Company had operating losses aggregating $15.1 million and negative cash flow from operations aggregating $0.6 million. The Acquired Resorts have historically experienced similar seasonality. There can be no assurance that the Company will be able to finance its capital requirements from external sources during this period. See "--Substantial Leverage and Financial Risks," "--Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The high degree of seasonality of revenues increases the impact of adverse events on operating results including, without limitation, adverse weather conditions, access route closures, equipment failures, and other developments of even moderate or limited duration occurring during its peak revenue periods. Adverse weather conditions may lead to increased power and other operating costs associated with snowmaking and could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. It has been the Company's experience that unfavorable weather conditions in more highly populated areas, regardless of actual skiing conditions, can result in decreased skier visits. Prolonged adverse weather conditions, or the occurrence of such conditions during key periods of the ski season, can adversely affect operating results.

PURCHASE PRICE ALLOCATION FOR THE ACQUISITION

    Under the purchase accounting method, the total purchase price for the Acquisition will be allocated to the assets and liabilities of the Acquired Resorts on the basis of their relative fair values and pursuant to certain appraisals of such assets and liabilities which the Company expects to complete prior to the end of fiscal 1998. The Company's preliminary allocation of the Acquisition purchase price resulted in an excess of purchase price over the fair value of the net tangible assets acquired, which was allocated to various identifiable intangible assets and goodwill. The Company believes that its final allocation (and related amortization periods) will not differ materially from its preliminary allocation. No assurance can be given, however, that the actual allocation of the Acquisition purchase price and the resulting effect on operating income will not differ materially from the Company's preliminary allocation as discussed under "Pro Forma Financial Data."

COMPETITION

    The skiing industry is highly competitive and capital intensive. The Company's competitors include other major ski resorts throughout the United States, Canada and Europe. The Company's competitors also include other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. The competitive position of the Company's resorts is dependent upon numerous factors, such as proximity to population centers, availability and cost of transportation to and within a resort, natural snowfall, snowmaking quality and coverage, resort size, attractiveness of terrain, lift ticket prices, prevailing weather conditions, appeal of related services, quality and availability of lodging facilities, duration of the ski season and resort reputation. In addition, some of the Company's competitors have greater financial resources than the Company which could adversely affect the Company's competitive position and relative ability to withstand adverse developments. There can be no assurance that its competitors will not be successful in capturing a portion of the Company's present or potential customer base. See "Business--Competition."

REGIONAL AND NATIONAL ECONOMIC CONDITIONS

    The skiing and real estate development industries are cyclical in nature and are particularly vulnerable to shifts in regional and national economic conditions. In particular, a significant portion of the Company's current skier visits are generated from customers that reside in the New England states which experienced a significant economic downturn beginning in 1988. Although data indicate that the New England economy has recovered significantly, there can be no assurance that improvement will continue or that stagnation or declines in skier visits or revenues will not occur. Skiing and vacation unit ownership are discretionary recreational activities entailing relatively high costs of participation, and any decline in the regional economies where the Company is operating, or deterioration in national economic conditions, could adversely impact skier visits, real estate sales and revenues. Accordingly, the Company's financial condition, particularly in light of its highly leveraged condition, could be adversely affected by a worsening in the regional or national economy. See "--Substantial Leverage and Financial Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL AND LAND USE MATTERS

    The Company is subject to a wide variety of federal, state and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations (including those related to the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes). Failure to comply with such laws could result in the need for capital expenditures and/or the imposition of severe penalties or restrictions on operations that could adversely affect present and future resort operations and real estate development. In addition, such laws and regulations could change in a manner that materially and adversely affects the Company's ability to conduct its business or to implement desired expansions and improvements to its facilities. See "Business--Government Regulation."

LEASED PROPERTY AND FOREST SERVICE PERMITS

    Significant portions of the land underlying certain of the Company's ski resorts are leased or subleased by the Company or used pursuant to renewable permits or licenses. If any such lease, sublease, permit or license were to be terminated or not renewed upon expiration, or renewed on terms materially less favorable to the Company, the Company's ability to possess and use the land subject thereto and any improvements thereon would be materially adversely affected. A substantial portion of the land constituting skiable terrain at Attitash Bear Peak, Sugarbush, Mount Snow/Haystack, Steamboat and Heavenly is located on federal land that is used under the terms of the permits with the United States Forest Service (the "Forest Service"). Generally, under the terms of such permits, the Forest Service has the right to review and comment on the location, design and construction of improvements in the permit area and on many operational matters. The permits can also be terminated or modified by the Forest Service to serve the public interest. A termination or modification of any of the Company's permits could have a material adverse effect on the results of operations of the Company. The Company believes termination or modification of the Forest Service permits is not likely. See "Business--Leased Properties."

ADEQUACY OF WATER SUPPLY

    The Company's current operations and anticipated growth are heavily dependent upon its ability, under applicable federal, state and local laws, regulations, permits, and/or licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and otherwise to conduct its operations. There can be no assurance that applicable laws and regulations will not change in a manner that could have an adverse effect, or that important permits, licenses or agreements will be renewed, not cancelled, or, if renewed, renewed on terms no less favorable to the Company. The failure of the Company to have access to adequate water supplies to support its current operations and anticipated expansion would have a material adverse effect on the Company. See "Business--Government Regulation."

POTENTIAL ANTI-TAKEOVER PROVISIONS

    The Company's Articles of Incorporation contain, among other things, provisions authorizing the issuance of "blank check" preferred stock, 10 1/2% Convertible Preferred Stock with rights to elect two directors upon the occurence of certain events and two classes of common stock. The Company is also subject to the provisions of Section 611-A of the Maine Business Corporation Act (the "MBCA"). See "Description of Capital Stock." These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving the Company that some or a majority of the Company's shareholders might consider to be in their best interests or that might otherwise result in such shareholders receiving a premium over the market price for the Common Stock.

CONTROL OF THE COMPANY BY PRINCIPAL SHAREHOLDER

    The Company's common stock is divided into two classes. Leslie B. Otten, the Company's principal shareholder, owns 100% of the Class A Common Stock, and, therefore, has the power to elect two-thirds of the Board of Directors of the Company, which allows for the maintenance of control of the Company by Mr. Otten with respect to all matters requiring approval of the Board of Directors. In addition, upon consummation of the Offering, Mr. Otten is expected to own shares of Common Stock and Class A Common Stock representing at least a majority of all outstanding shares of Common Stock and Class A Common Stock and, accordingly, is expected to be able to determine the outcome of all matters submitted to a vote of the shareholders of the Company, except for matters requiring (i) the vote of a higher percentage of the voting power than that held by Mr. Otten or (ii) the vote of the shareholders voting as a separate class under state law or the Company's Articles of Incorporation and Bylaws. See "Description of Capital Stock--Common Stock."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent upon the performance and continued service of Mr. Otten, as well as several other key management and operational personnel. The loss of the services of Mr. Otten or of such other personnel could have a material adverse effect on the business and operations of the Company. Other than Warren C. Cook and Christopher E. Howard, Mr. Otten and the other key members of management are not subject to employment agreements with the Company or any of its subsidiaries. The Company maintains key person life insurance on Mr. Otten in the amount of $14.0 million, the proceeds of which are expected to be assigned to the lenders under the New Credit Facility. See "Management."

STOCK OPTIONS-COMPENSATION CHARGE


    In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 622,038 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company will recognize a one-time compensation charge of approximately $13.9 million in the first quarter of 1998, based on the estimated Public Offering price of $18.50 per share. Such charge is a one-time charge and will be reflected in the Company's operating results for the first quarter of 1998 and for the 1998 fiscal year. As a result of the charge the Company's net loss or net income for such periods, if any, will be increased or decreased, as the case may be, by the full amount of such charge.


SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of the Transactions, the Company will have outstanding 18,097,578 shares of Common Stock (excluding all shares issuable upon the exercise of options which are exercisable at a price per share equal to the Public Offering price and additional shares issuable upon conversion of the Company's 10 1/2% Convertible Preferred Stock as a result of the accrual of cumulative dividends thereon, and assuming no exercise of the Underwriters' over-allotment option and no conversion of the Class A Common Stock into Common Stock) and 14,760,530 shares of Class A Common Stock. All of the shares of Common Stock sold in the Public Offering will be freely tradeable under the Securities Act unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of the lock-up agreements discussed below and exercise of all options granted under the Stock Option Plan, 4,585,753 shares of Common Stock and 14,760,530 shares of Class A Common Stock will become eligible for sale, subject to compliance with Rule 144 of the Securities Act. Pursuant to the lock-up agreements, the Company, certain shareholders and the executive officers and directors of the Company have agreed with the Underwriters, until 180 days after the consummation of the Offering (or 90 days with respect to shares purchased by the Principal Shareholder in the Concurrent Offering), not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), subject to certain exceptions, including pursuant to a foreclosure by a lender on a loan to the Principal Shareholder for which shares of Class A Common Stock and/or Common Stock will be pledged as collateral. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the New York Stock Exchange (subject to notice of issuance), there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. Prices for the Common Stock will be determined in the marketplace and may be influenced by many factors, including variations in the financial results of the Company, changes in earnings estimates by industry research analysts, investors' perceptions of the Company and general economic, industry and market conditions. The initial public offering price per share of the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after completion of the Offering. See "Underwriting." The Company believes that there are relatively few comparable companies that have publicly-traded equity securities which may also impact the trading price of the Common Stock after the Offering. In addition, the stock market has from time to time experienced extreme price and volume volatility and such volatility may adversely affect the market price of the Common Stock. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

DIVIDENDS

    The Company currently intends to retain earnings, if any, to support its operating strategy and does not anticipate paying cash dividends on its Common Stock or Class A Common Stock in the foreseeable future. In addition, the New Credit Facility and the 10 1/2% Convertible Preferred Stock are expected to contain restrictions on the ability of the Company to pay cash dividends on its Common Stock and Class A Common Stock. See "Dividend Policy" and "Description of Certain Indebtedness--The New Credit Facility."

DILUTION

    Purchasers of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common Stock. See "Dilution."

                              CONCURRENT OFFERING

    A portion of the 14,750,000 shares of Common Stock offered hereby are being offered by the Company directly to the Principal Shareholder at the price to the public set forth on the cover page of this Prospectus. The Principal Shareholder has advised the Company that he intends to purchase a number of shares of Common Stock in the Concurrent Offering sufficient to maintain ownership of at least a majority of the outstanding Common Stock and Class A Common Stock. Assuming that the Underwriters' over-allotment option is not exercised and assuming a price to the public of $18.50 per share, the midpoint of the range set forth on the cover page of this Prospectus, approximately 810,811 shares of Common Stock are expected to be sold to the Principal Shareholder in the Concurrent Offering at an aggregate purchase price of approximately $15 million. The Company has agreed to pay certain expenses in connection with the Concurrent Offering, expected to be approximately $0.9 million.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Common Stock pursuant to the Offering are expected to be approximately $250.9 million, assuming an initial public offering price of $18.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds, together with borrowings of approximately $137 million under the New Credit Facility, will be used (i) to fund the Acquisition price of approximately $290 million, (ii) to repay all outstanding borrowings under the Existing Credit Facility, estimated to be approximately $60 million,
(iii) to make an investment in ASC East of approximately $27.7 million, the proceeds of which will be used to fund the redemption of all outstanding Discount Notes, (iv) to repay up to $12 million of indebtedness of the Company and its subsidiaries, (v) to pay certain fees and expenses relating to the Transactions and (vi) for general corporate purposes and capital expenditures. The Existing Credit Facility bears interest at a rate of LIBOR plus 1.5% to 2.5% per annum and matures on December 31, 2001. The Discount Notes bear interest at a rate of 13.75% per annum and mature on January 15, 2007. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

                                DIVIDEND POLICY

    Since the Formation, the Company has not declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its capital improvement and growth strategies and does not anticipate paying cash dividends on its Common Stock or Class A Common Stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for capital improvements and expansion. The New Credit Facility and the 10 1/2% Convertible Preferred Stock are expected to contain certain restrictions on the ability of the Company to pay any cash dividends on its Common Stock or ClassA Common Stock. The 12% Note Indenture contains certain restrictive covenants that, among other things, limit the payment of dividends or the making of distributions on equity interests of ASC East. See "Risk Factors--Dependence on Highly Leveraged and Restricted Subsidiaries," "--Dividends" and "Description of Certain Indebtedness."

                                    DILUTION

    Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of Common Stock. At July 27, 1997, the deficit in the net tangible book value of the Company was approximately $3.7 million, or $0.25 per share of Common Stock and Class A Common Stock. The deficit in net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock and Class A Common Stock outstanding at July 27, 1997 (after giving effect to the Stock Split). After giving effect to the sale of 14,750,000 shares at an assumed initial Public Offering price of $18.50 per share (the midpoint of the range shown on the cover page of this Prospectus) and after deducting underwriting discounts and commissions, the pro forma net tangible book value of the Company at July 27, 1997 would have been approximately $247.2 million, or $8.38 per share. This represents an immediate increase in pro forma net tangible book value of $8.63 per share to existing shareholders and an immediate dilution of $10.12 per share to new investors purchasing shares of Common Stock in the Public Offering. Dilution to new investors is determined by subtracting pro forma net tangible book value per share of Common Stock and Class A Common Stock after giving effect to the Public Offering, from the price to be paid by new investors in the Public Offering for a share of Common Stock. The following table illustrates the per share dilution to investors in the Public Offering:

                                                                                 PER SHARE
                                                                           ----------------------
Assumed Public Offering price............................................              $   18.50
Net tangible book value as of July 27, 1997..............................  $   (0.25)
Increase attributable to new investors in the Public Offering............       8.63
                                                                           ---------
Pro forma net tangible book value........................................                   8.38
                                                                                      -----------
Dilution to new investors in the Public Offering(1)(2)...................              $   10.12
                                                                                      -----------
                                                                                      -----------

------------------------

(1) Does not give effect to the exercise of all fully vested options granted to certain employees at an exercise price less than the initial Public Offering price. Exercise of such options would result in further dilution to new investors in the Public Offering. If all such options eligible for exercise were exercised at July 27, 1997, dilution to the new investors in the Public Offering would be $10.26 per share.

(2) Does not give effect to the shares of Common Stock that would be issued in the ASC East Exchange Offer. Exchange of such shares would result in further dilution to new investors in the Public Offering. If all such ASC East shares were exchanged for 615,022 shares of Common Stock, dilution to the new investors in the Public Offering would be $10.42 per share.

    The following table summarizes on a pro forma basis as of July 27, 1997, after giving effect to the Offering, the number of shares of Common Stock and Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share by the existing shareholders and by the new investors in the Public Offering and the Concurrent Offering (at an assumed initial Public Offering price of $18.50 per share):

                                                 COMMON STOCK AND
                                                     CLASS A
                                                   COMMON STOCK
                                                 SHARES PURCHASED           TOTAL CONSIDERATION
                                            --------------------------  ---------------------------
                                                                                                     AVERAGE PRICE
                                               NUMBER        PERCENT        AMOUNT        PERCENT      PER SHARE
                                            -------------  -----------  --------------  -----------  -------------
Existing shareholders.....................     14,760,530        49.0%  $    2,796,000(1)        1.0%   $    0.19
Investors in ASC East Exchange Offer......        615,022         2.0          976,000         0.4          1.59
Investors in the Public Offering..........     13,939,189        46.3      257,875,000        93.2         18.50
Investor in the Concurrent Offering.......        810,811         2.7       15,000,000         5.4         18.50
                                            -------------       -----   --------------       -----        ------
  Total...................................     30,125,552       100.0%  $  276,647,000       100.0%    $    9.18
                                            -------------       -----   --------------       -----        ------
                                            -------------       -----   --------------       -----        ------

------------------------

(1) Reflects investments in the Company by the Principal Shareholder between 1980 and 1997.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at July 27, 1997 on an actual basis and on a pro forma basis after giving effect to the Transactions (assuming an initial Public Offering price of $18.50 per share), after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Combined Financial Data and the Notes thereto included elsewhere in this Prospectus.

                                                                                                          JULY 27, 1997
                                                                                                      ----------------------
                                                                                                      ACTUAL(1)    PRO FORMA
                                                                                                      ---------    ---------

                                                                                                      (DOLLARS IN THOUSANDS)
Cash................................................................................................  $  15,558    $ 33,031
                                                                                                      ---------    ---------
                                                                                                      ---------    ---------

Short-term debt, including current portion of long-term debt........................................  $  39,748    $ 14,681

Long-term debt:
  Existing Credit Facility, excluding current portion...............................................     30,000       --
  New Credit Facility (2)...........................................................................     --         131,801
  12% Notes (net of unamortized discount of $3,322).................................................    116,678     116,678
  Discount Notes....................................................................................     22,121       --
  Other long-term debt, excluding current portion...................................................     27,783      20,542
                                                                                                      ---------    ---------
      Total long-term debt, including current portion...............................................    236,330     283,702
                                                                                                      ---------    ---------

Series A Exchangeable Preferred Stock, $1,000 par value per share; 200,000 shares authorized; 17,500 shares issued and outstanding; net of unaccreted issuance costs and including accretion of
  discount and cumulative dividends in arrears (redemption value of $18,537)........................     16,821          --

10 1/2% Convertible Preferred Stock (3).............................................................     --          36,848
                                                                                                      ---------    ---------

Shareholders' equity:
  Common Stock, $.01 par value per share; 1,000,000 shares authorized, no shares issued and outstanding (actual); 100,000,000 shares authorized, 15,365,022 shares issued and outstanding
    (pro forma) (4).................................................................................     --             154
  Class A Common Stock, $.01 par value per share; 15,000,000 shares authorized, 14,760,530 shares
    outstanding (actual); 15,000,000 shares authorized, 14,760,530 shares outstanding (pro forma)...         10         148
  Additional paid in capital........................................................................      2,786     275,011
  Retained earnings.................................................................................     12,305     (20,664)
                                                                                                      ---------    ---------
      Total shareholders' equity....................................................................     15,101     254,649
                                                                                                      ---------    ---------
      Total capitalization..........................................................................  $ 268,252    $575,199
                                                                                                      ---------    ---------
                                                                                                      ---------    ---------

------------------------

(1) Does not include $17.5 million in principal amount of Exchangeable Notes issued on July 28, 1997 in connection with the financing of The Canyons acquisition, which securities are expected to be converted into 10 1/2% Convertible Preferred Stock upon consummation of the Offering, or other indebtedness incurred subsequent to July 27, 1997. The creation of Class A Common Stock and the Stock Split has been given retroactive effect as if such occurred as of the balance sheet date. See Consolidated Financial Statements and the Notes thereto.

(2) Total commitments under the New Credit Facility will be $215 million. See "Description of Certain Indebtedness--New Credit Facility."

(3) The 10 1/2% Convertible Preferred Stock will be subject to mandatory redemption in 2002 if not previously converted into Common Stock. See "Description of Capital Stock--10 1/2% Convertible Preferred Stock."

(4) Does not include (i) 2,110,518 shares issuable upon conversion of the 10 1/2% Convertible Preferred Stock and (ii) 2,475,235 shares issuable upon the exercise of outstanding stock options.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data (the "Pro Forma Financial Data") is derived from the historical financial statements of the Company and the Acquired Resorts, in each case included elsewhere in this Prospectus. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus.

    The unaudited pro forma combined balance sheet data as of July 27, 1997 gives effect to the Transactions as if they had occurred on such date. The unaudited pro forma combined statement of operations data for the year ended July 27, 1997 gives effect to the Transactions as if they had occurred on July 29, 1996. The unaudited pro forma combined balance sheet data for the Acquired Resorts is as of May 31, 1997; the unaudited pro forma combined statement of operations data of the Acquired Resorts is for the year ended May 31, 1997.

    The Pro Forma Financial Data is not intended to be indicative of either future results of operations or results that might have been achieved had the Transactions actually occurred on the dates specified. In the opinion of the Company's management, all adjustments necessary to present fairly the Pro Forma Financial Data have been made based upon the terms and structure of each of the Transactions noted above. The following information should be read in conjunction with "Selected Historical Consolidated Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the Acquired Resorts and the notes thereto included elsewhere in this Prospectus.

    Management expects to realize annual cost reductions following the Transactions that have not been identified at this time and that are not reflected in the Pro Forma Financial Data. These reductions are expected to result largely from decreases in discretionary costs and savings from purchasing efficiencies. There can be no assurance, however, that any such cost reductions will be realized.

                            AMERICAN SKIING COMPANY

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA

                              AS OF JULY 27, 1997

                                 (IN THOUSANDS)

                                                                          PRO
                                                      THE     ACQUIRED   FORMA   TRANSACTIONS  PRO FORMA
                                                    COMPANY   RESORTS   COMBINED ADJUSTMENTS AS ADJUSTED
                                                    --------  --------  -------  ---------   ------------
ASSETS
Cash and cash equivalents.........................  $ 15,558  $ 15,654  $31,212  $  1,819(        e,f) $  33,031
Restricted cash...................................     2,812        --    2,812        --        2,812
Accounts receivable, net..........................     3,801       575    4,376        --        4,376
Inventory and supplies............................     7,282     3,321   10,603        --       10,603
Prepaid expenses and other current assets.........     3,339       743    4,082      (246)(f)     3,836
Real estate developed for sale....................       537        --      537        --          537
                                                    --------  --------  -------  ---------   ------------
    Total current assets..........................    33,329    20,293   53,622     1,573       55,195

Property and equipment, net.......................   252,346    92,632  344,978    65,996(g)   410,974
Land held for development and sale................        --    27,382   27,382     7,700(h)    35,082
Assets held for sale..............................        --        --       --     4,500(i)     4,500
Real estate developed for sale....................    23,003        --   23,003        --       23,003
Other assets, net.................................    17,998     7,110   25,108    (1,285)   b,f)    23,823
Goodwill and other intangibles, net...............    10,664     2,027   12,691    88,669(j)   101,360
                                                    --------  --------  -------  ---------   ------------
    Total assets..................................  $337,340  $149,444  $486,784 $167,153    $ 653,937
                                                    --------  --------  -------  ---------   ------------
                                                    --------  --------  -------  ---------   ------------

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
  STOCK AND SHAREHOLDERS' EQUITY
Line of credit and current portion
  of long-term debt...............................  $ 39,748  $  5,054  $44,802  $(30,121) f,b) $  14,681
Accounts payable and other current liabilities....    25,738     7,828   33,566     3,648(m)    37,214
Accrued interest..................................        --     1,204    1,204    (1,204)(f)        --
Demand note, shareholder..........................     1,933        --    1,933        --        1,933
Deposits and deferred revenue.....................     4,379        --    4,379        --        4,379
                                                    --------  --------  -------  ---------   ------------
    Total current liabilities.....................    71,798    14,086   85,884   (27,677)      58,207

Deferred income taxes.............................    28,514        --   28,514        --       28,514
Indebtedness of Kamori............................        --   130,359  130,359  (130,359)(f)        --
Other long-term debt..............................    46,833        --   46,833   (37,286)   n,c)     9,547
New Credit Facility...............................        --        --       --   131,801(b)   131,801
Subordinated notes and debentures.................   149,749        --  149,749   (22,076)(b)   127,673
Other long-term liabilities.......................     7,898        --    7,898    (1,200) b,d)     6,698
Minority interest in subsidiary...................       626        --      626      (626)(k)        --
                                                    --------  --------  -------  ---------   ------------
    Total long-term liabilities...................   233,620   130,359  363,979   (59,746)     304,233

Mandatorily redeemable preferred stock............    16,821        --   16,821   (16,821)(n)        --
10 1/2% Convertible Preferred Stock...............        --        --       --    36,848(n)    36,848

Shareholders' Equity
Common and Class A Common Stock...................        10        --       10       292(s)       302
Additional paid-in capital........................     2,786    44,400   47,186   227,825(        m,s)   275,011
Retained earnings.................................    12,305   (39,401) (27,096)    6,432(    k,m)   (20,664)
                                                    --------  --------  -------  ---------   ------------
    Total shareholders' equity....................    15,101     4,999   20,100   234,549      254,649
                                                    --------  --------  -------  ---------   ------------

    Total liabilities, mandatorily redeemable
      preferred stock and shareholders' equity....  $337,340  $149,444  $486,784 $167,153    $ 653,937
                                                    --------  --------  -------  ---------   ------------
                                                    --------  --------  -------  ---------   ------------

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                                                                                              AS OF
                                                                                                             JULY 27,
BALANCE SHEET ACCOUNT                             NOTE                       ADJUSTMENT                        1997
---------------------------------------------     -----     ---------------------------------------------  ------------
Cash and cash equivalents....................           a   Gross proceeds from the Offering                $  272,875
                                                        b   Proceeds from the New Credit Facility              131,801
                                                        b   Retirement of the Existing Credit Facility         (55,067)
                                                        c   Issuance of Exchangeable Notes                      17,474
                                                        d   Purchase price of Acquired Resorts                (287,365)
                                                        b   Prepayment of Discount Notes                       (22,076)
                                                        b   Prepayment penalty pertaining to Discount
                                                              Notes                                             (3,036)
                                                        e   Underwriting discounts and other Offering
                                                              expenses                                         (22,000)
                                                        b   Repayment of indebtedness accelerated upon
                                                              change of control                                (11,858)
                                                        b   Payment of commitment fee pertaining to the
                                                              New Credit Facility                               (3,275)
                                                        f   Cash excluded from the Acquired Resorts            (15,654)
                                                                                                           ------------
                                                            Net adjustment to cash and cash equivalents          1,819
                                                                                                           ------------
Prepaid expenses and other current assets....           f   Receivable from parent excluded from the
                                                              Acquired Resorts                                    (246)
                                                                                                           ------------
Property and equipment, net..................           g   Allocation of purchase price pertaining to
                                                            the Acquired Resorts                                65,996
                                                                                                           ------------
Land held for development and sale...........           h   Allocation of purchase price pertaining to
                                                            the Acquired Resorts                                 7,700
                                                                                                           ------------
Assets held for sale.........................           i   Reclassification of assets held for sale from
                                                              property and equipment                             4,500
                                                                                                           ------------
Other assets, net............................           c   Fees on Exchangeable Notes                              26
                                                        b   Prepayment of Discount Notes                        (1,081)
                                                        b   Retirement of Existing Credit Facility              (1,290)
                                                        b   Capitalized financing costs on New Credit
                                                              Facility                                           3,275
                                                        f   Other assets excluded from the acquisition of
                                                              the Acquired Resorts                              (2,215)
                                                                                                           ------------
                                                            Net adjustment to other assets                      (1,285)
Goodwill and other intangibles, net..........           j   Allocation of purchase price pertaining to
                                                            the Acquired Resorts                                88,669
                                                                                                           ------------
    Net effect on total assets...............                                                               $  167,153
                                                                                                           ------------
                                                                                                           ------------

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                                                                                              AS OF
                                                                                                             JULY 27,
BALANCE SHEET ACCOUNT                             NOTE                       ADJUSTMENT                        1997
---------------------------------------------     -----     ---------------------------------------------  ------------
Line of credit and current portion of
  long-term debt.............................           f   Current debt excluded in the Acquisition        $   (5,054)
                                                        b   Retirement of Exisiting Credit Facility            (25,067)
                                                                                                           ------------
                                                                                                               (30,121)
                                                                                                           ------------
Accounts payable and other current
  liabilities................................           m   Accrual for tax liability relating to grant
                                                            of stock options                                     3,648
                                                                                                           ------------

Accrued interest.............................           f   Acquired Resorts liability not assumed              (1,204)
                                                                                                           ------------
  Net effect on total current liabilities....                                                                  (27,677)
                                                                                                           ------------
                                                                                                           ------------
Indebtedness of Kamori.......................           f   Acquired Resorts long-term debt not assumed       (130,359)
                                                                                                           ------------
Other long-term debt.........................           b   Retirement of Existing Credit Facility             (30,000)
                                                        c   Issuance of Exchangeable Notes                      17,500
                                                        b   Retirement Sugarbush acquisition debt               (7,286)
                                                        n   Conversion of Exchangeable Notes                   (17,500)
                                                                                                           ------------
                                                            Net adjustments to other long-term debt            (37,286)
                                                                                                           ------------
New Credit Facility..........................           b   Proceeds from the New Credit Facility              131,801
                                                                                                           ------------
Subordinated notes and debentures............           b   Prepayment of Discount Notes                       (22,076)
                                                                                                           ------------
Other long-term liabilities..................           d   Contingency consideration pertaining to
                                                            acquisition                                          3,000
                                                        b   Retirement of Canyons acquisition debt              (4,200)
                                                                                                           ------------
                                                            Net adjustments to other long-term
                                                              liabilities                                       (1,200)
                                                                                                           ------------
Minority interest in subsidiary..............           k   ASC East Exchange Offer                               (626)
                                                                                                           ------------
  Net effect on total long-term
  liabilities................................                                                                  (59,746)
                                                                                                           ------------
                                                                                                           ------------
Mandatorily redeemable preferred stock.......           n   Exchange of Series A Exchangeable Preferred
                                                            Stock for 10 1/2% Convertible Preferred Stock      (16,821)
                                                                                                           ------------
10 1/2% Convertible Preferred Stock..........           n   Exchange of Canyons Securities for 10 1/2%
                                                              Convertible Preferred Stock                       36,848
                                                                                                           ------------
Common and Class A Common Stock..............           s   Adjustment to par value pertaining to Stock
                                                            Split in Class A Common Stock                          138
                                                        s   Increase in issued and outstanding Common
                                                              Stock pertaining to Offering and ASC East
                                                              Exchange Offer                                       154
                                                                                                           ------------
Net effect on Common and Class A Common
  Stock......................................                                                                      292
                                                                                                           ------------
                                                                                                           ------------

Additional paid-in capital...................           a   Gross proceeds from the issuance of Common
                                                            Stock                                              272,875
                                                        e   Payment of costs pertaining to the Offering        (22,000)
                                                        f   Elimination of Acquired Resorts shareholders'
                                                              Common Stock                                     (44,400)
                                                        k   ASC East Exchange Offer                             11,378
                                                        m   Effect of stock compensation award on
                                                              additional paid-in capital                        10,264
                                                        s   Reflect Stock Split in Class A Common Stock           (138)
                                                        s   Reflect increase in issued and outstanding
                                                              Common Stock pertaining to Offering and ASC
                                                              East Exchange Offer                                 (154)
                                                                                                           ------------
  Net effect on additional paid-in capital...                                                                  227,825
                                                                                                           ------------
                                                                                                           ------------

Retained earnings............................           f   Remove accumulated deficit of Acquired
                                                            Resorts                                             39,401
                                                        n   Exchange of mandatorily redeemable preferred
                                                              stock                                             (2,526)
                                                        b   Retirement of Sugarbush acquisition debt              (371)
                                                        b   Prepayment penalty on Discount Notes                (3,036)
                                                        b   Write-off of prepaid loan fees                      (1,081)
                                                        b   Retirement of the Existing Credit Facility          (1,290)
                                                        k   ASC East Exchange Offer                            (10,752)
                                                        m   Effect of stock compensation award on
                                                              retained earnings                                (13,913)
                                                                                                           ------------
  Net effect on retained earnings............                                                               $    6,432
                                                                                                           ------------
                                                                                                           ------------

                            AMERICAN SKIING COMPANY

  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA FOR THE YEAR ENDED
                                 JULY 27, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    FISCAL YEAR
                                       ENDED        FISCAL YEAR ENDED
                                   JULY 27, 1997      MAY 31, 1997      RESULTS OF
                                  ----------------  -----------------   OPERATIONS    TRANSACTIONS       PRO FORMA
                                    THE COMPANY     ACQUIRED RESORTS    TO BE SOLD     ADJUSTMENTS      AS ADJUSTED
                                  ----------------  -----------------  -------------  -------------  ------------------
Revenues:
  Resort........................     $  166,923         $  86,474        $  --          $  --            $  253,397
  Real estate...................          8,468            --               --             --                 8,468
  Other.........................         --                 2,592           (2,592)        --                --
                                  ----------------        -------      -------------  -------------  ------------------
      Total revenues............        175,391            89,066           (2,592)        --               261,865

Operating expenses:
  Cost of resort operations.....        109,774            51,079           (2,088)        (1,021)(q)        157,744
  Cost of real estate sold......          6,813            --               --             --                 6,813
  Writedown of assets...........         --                 2,000           (2,000)        --                --
  Marketing, general and
    administrative..............         26,126            17,238             (500)        (3,400)(p)         39,464
  Depreciation and
    amortization................         18,293            12,516             (265)         5,449(b    ,r)         35,993
                                  ----------------        -------      -------------  -------------  ------------------
      Total operating
        expenses................        161,006            82,833           (4,853)         1,028           240,014
                                  ----------------        -------      -------------  -------------  ------------------

Income from operations..........         14,385             6,233            2,261         (1,028)           21,851

Other income and expenses:
  Interest income...............         --                  (682)          --                682(f)         --
  Interest expense..............         23,730            10,659             (332)        (6,730)(     ,q)         27,327
                                  ----------------        -------      -------------  -------------  ------------------

Income (loss) before taxes......         (9,345)           (3,744)           2,593          5,020            (5,476)

Provision (benefit) for income
  taxes.........................         (3,613)             (338)          --              1,651(f)         (2,300)
                                  ----------------        -------      -------------  -------------  ------------------

Net income (loss) before
  minority interest in loss of
  subsidiary....................         (5,732)           (3,406)           2,593          3,369            (3,176)
                                  ----------------        -------      -------------  -------------  ------------------
Minority interest in loss of
  subsidiary....................           (250)           --               --                250(k)         --
                                  ----------------        -------      -------------  -------------  ------------------
Net income (loss) after minority
  interest in loss of
  subsidiary....................         (5,482)           (3,406)           2,593          3,119            (3,176)
                                  ----------------        -------      -------------  -------------  ------------------
Accretion of discount and
  issuance costs and dividends
  accrued on mandatorily
  redeemable preferred stock....            444            --               --              1,605(n)          2,049
                                  ----------------        -------      -------------  -------------  ------------------
Net income (loss) available to
  common shareholders...........     $   (5,926)        $  (3,406)       $   2,593      $   1,514        $   (5,225)
                                  ----------------        -------      -------------  -------------  ------------------
                                  ----------------        -------      -------------  -------------  ------------------
Net loss per weighted average
  common shares outstanding.....     $    (0.38)                                                         $    (0.17)(t)
                                  ----------------                                                   ------------------
                                  ----------------                                                   ------------------
Weighted average number of
  common shares outstanding
  (000s)........................         15,416                                                              30,781
                                  ----------------                                                   ------------------
                                  ----------------                                                   ------------------

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA

                                 (IN THOUSANDS)

                                                                                                                 YEAR ENDED
STATEMENT OF OPERATIONS ITEM                         NOTE                        ADJUSTMENT                     JULY 27, 1997
------------------------------------------------     -----     ----------------------------------------------  ---------------
Cost of resort operations.......................           q   Expected insurance savings                              (325)
                                                           q   Capitalization of equipment costs                       (350)
                                                           q   Purchase of operating leases                            (346)
                                                                                                               ---------------
                                                                                                                     (1,021)
Marketing, general and
  administrative................................           p   Elimination of Kamori management fees                 (3,400)
                                                                                                               ---------------
Depreciation and amortization...................           j   Amortization of goodwill and other intangibles
                                                               of Acquired Resorts                                    3,900
                                                           b   Amortization of the New Credit Facility
                                                                 commitment fee                                         409
                                                           r   Remove depreciation and amortization of
                                                                 acquired assets                                    (12,251)
                                                           r   Depreciation related to assets of Acquired
                                                                 Resorts                                             13,219
                                                           b   Amortization of deferred financing costs
                                                                 relating to the Existing Credit Facility              (322)
                                                           b   Amortization of deferred financing costs
                                                                 relating to Discount Notes                            (119)
                                                           q   Reclassification of capital expenditures by
                                                                 Acquired Resorts                                       350
                                                           q   Purchase of operating leases                             263
                                                                                                               ---------------
                                                                                                                      5,449

Interest income.................................           f   Remove interest income from Acquired Resorts             682
                                                                                                               ---------------
Interest expense................................           q   Interest on Discount Notes                            (2,890)
                                                           f   Interest on Kamori long-term debt                    (10,326)
                                                           o   Interest on incremental borrowings under the
                                                                 New Credit Facility                                  5,482
                                                           n   Additional accretion on 10 1/2% Convertible
                                                                 Preferred Stock                                        921
                                                           q   Interest expense from additional capital
                                                                 leases                                                  83
                                                                                                               ---------------
                                                                                                                     (6,730)
                                                                                                               ---------------
  Provision (benefit) for income taxes..........           l   Tax effect of pro forma adjustments                    1,651
                                                                                                               ---------------
Effect on net loss..............................                                                                      3,369
                                                                                                               ---------------
Minority interest in loss of subsidiary.........           k   ASC East Exchange Offer                                  250
                                                                                                               ---------------
  Accretion of discount and issuance costs and
    dividends accrued on mandatorily redeemable
    preferred stock.............................           n   Full accretion of discount and issuance costs
                                                                 pertaining to mandatorily redeemable
                                                                 preferred stock                                      1,605
                                                                                                               ---------------
  Net loss available to common
    shareholders................................                                                                  $   1,514
                                                                                                               ---------------
                                                                                                               ---------------

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

GENERAL

    The Acquisition will result in the assets of the Acquired Resorts being written up to reflect the purchase price. The purchase price of the Acquired Resorts will be calculated as the sum of (i) cash paid to the current Acquired Resorts shareholder, (ii) the fair value of any liabilities of the Acquired Resorts assumed, and (iii) the transaction costs incurred by the Company. The deposit of $11 million for the purchase of the Acquired Resorts is not included in the historical accounts since the event occurred after the Company's fiscal 1997 year end and is not reflected in the pro forma adjustments because it is included as part of the purchase price. The Acquisition will be treated as a purchase for financial reporting purposes. Preliminary analyses indicate that there will be a portion of the purchase price allocated to goodwill and other intangibles. The Acquisition will be funded from the proceeds of the Offering and borrowings under the New Credit Facility.

    Pro forma adjustments have been made to depreciate the assets acquired over their estimated useful lives and to amortize goodwill and other intangibles over estimated useful lives ranging from 10 to 40 years. The actual depreciation and amortization charges recorded subsequent to the Acquisition may differ when the final purchase price is computed as of the closing date and an actual allocation of the purchase price to the underlying assets acquired is completed. Only after the final purchase price has been allocated and the estimated remaining useful lives are determined by management will the actual depreciation and amortization charges associated with the assets of the Acquired Resorts become available. These charges could ultimately be higher than what has been reflected in the unaudited pro forma combined statement of operations. The Company has not yet received the results of appraisals and other valuation studies which are in process, nor has it made a final determination of the useful lives of the assets acquired. Accordingly, the allocation of the excess of purchase cost over the fair value of the assets acquired to identifiable intangibles and goodwill may differ from that reflected herein. The actual allocation of purchase cost and the resulting effect on operating income may differ significantly from the pro forma amounts below. No deferred taxes have been provided on the step-up in the basis of the assets acquired because a 338(h)(10) election under the Internal Revenue Code of 1986 was made and, therefore, the assets acquired are also written up to fair value for tax purposes. The Company expects to finalize purchase accounting for the Acquisition by the end of fiscal 1998.

(a) The gross proceeds to be received by the Company from the sale of Common Stock pursuant to the Offering are expected to be approximately $272,875, assuming an initial public offering price of $18.50 per share.

(b) A portion of the initial borrowings under the New Credit Facility will be used to retire the Existing Credit Facility. In connection with the retirement of the Existing Credit Facility, certain prepaid loan fees related to such facility amounting to $1,290 will be written off and charged to expense when incurred. These nonrecurring charges are not included in the unaudited pro forma combined statement of operations but have been reflected in retained earnings in the unaudited pro forma combined balance sheet data. Upon closing of the New Credit Facility, the Company will pay $3,275 as a commitment fee to the lender. The commitment fee will be amortized to expense over the term of the credit facility. The unaudited pro forma combined statement of operations reflects $409 of commitment fee amortization related to the New Credit Facility for the year ended July 27, 1997. The amortization of the Existing Credit Facility's prepaid loan fees of $322 for the year ended July 27, 1997 has been removed.

    A portion of the proceeds of the Offering will be used to retire the outstanding principal balance of Discount Notes and a prepayment premium of $3,036 as of July 27, 1997 related to such prepayment. In connection with the retirement of the Discount Notes, certain prepaid loan fees associated with

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

    such debt in the amount of $1,081 will be written off and charged to expense when incurred. The prepayment penalty and the write-off of the prepaid loan fees represent nonrecurring charges and, therefore, are not included in the unaudited pro forma combined statement of operations. Such amounts have been charged against retained earnings in the unaudited pro forma combined balance sheet data.

    The amortization of the prepaid loan fees for the Discount Notes total $119 for the year ended July 27, 1997 and has been removed from the Pro Forma Financial Data.

    Two notes associated with the acquisition of Sugarbush become due based on a change in control. The amount of these notes is approximately $7,700.

   The following table details the anticipated initial advances on the New
    Credit Facility:

Retirement of Existing Credit Facility, current portion...........     25,067
Retirement of Existing Credit Facility, long term portion.........     30,000
Closing fees on New Credit Facility...............................      3,275
Payment of Wolf Mountain (The Canyons) acquisition note required
  by the Offering.................................................      4,200
Payment of Sugarbush acquisition notes required by change of
  control.........................................................      7,657
Amount required in addition to the Offering to purchase Acquired
  Resorts.........................................................     61,602
                                                                    ---------
                                                                    $ 131,801
                                                                    ---------
                                                                    ---------

(c) The Company issued $17,500 in 14% Senior Exchangeable Notes due 2002 in a private offering to an institutional investor on July 28, 1997. The Company incurred various fees totaling $26, resulting in net proceeds of $17,474.

(d) The following table sets forth the purchase price of the Acquired Resorts:

Stated Purchase Price.............................................  $ 290,000
Net working capital adjustment....................................     (3,435)
Estimated transaction costs.......................................        800
Liability established for contingencies...........................      3,000
                                                                    ---------
                                                                    $ 290,365
                                                                    ---------
                                                                    ---------

(e) The Company estimates that total costs associated with the Offering will be approximately $22,000.

(f) Certain assets and liabilities including all cash and funded debt of the Acquired Resorts are being excluded in the Acquisition and are therefore eliminated in the pro forma balance sheet data.

(g) Fixed assets were adjusted to their estimated fair market value pursuant to purchase accounting. These estimates are based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

(h) Adjusts real estate held for development and sale to estimated fair value pursuant to purchase accounting. These are estimated based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

(i) Management has determined that the golf course assets and a personal residence to be purchased from the Acquired Resorts will be sold. These assets are presented at their estimated net realizable value and are classified as assets held for sale in the accompanying unaudited pro forma combined balance sheet data. The results of operations of the golf course operations have been eliminated in the unaudited pro forma combined statement of operations data.

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

(j) Various intangible assets were recorded based on their fair value and goodwill was recorded as part of purchase accounting. These are estimates based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

   The following table lists the purchase price that was allocated to intangible assets:

                                                                                         ANNUAL
                                                                       USEFUL LIFE    AMORTIZATION
                                                                     ---------------  -------------
Tradenames..............................................  $  22,000            30       $     733
Software................................................      5,000            10             500
Customers...............................................     15,000            10           1,500
Goodwill................................................     46,669            40           1,167
                                                          ---------                        ------
    Total...............................................  $  88,669                     $   3,900
                                                          ---------                        ------
                                                          ---------                        ------

(k) The Company currently owns 96% of the outstanding common stock of ASC East. Concurrently with the Offering the Company intends to offer to exchange Common Stock for all minority interests owned in ASC East. The pro forma financial data assumes all minority owners exchange their shares. The amount of $626 represents the elimination of the minority interest.

   The fair market value of the minority interest at an assumed initial Public
    Offering price of $18.50 a share is $10.8 million. This entire amount is recorded to common stock with the difference between the book value of the minority interest and the fair market value of the shares exchanged being a reduction to additional retained earnings.

(l) All adjustments to the unaudited pro forma combined statement of operations data have been tax-effected using the expected effective tax rate of 42%.

(m) The Company has adopted a stock option plan for senior and other management of the Company. The senior management group will receive, prior to the date of the Acquisition and the Offering, deeply discounted options with a $2.00 exercise price. The estimated compensation expense related to the vested portion of the discounted options is $13,912, which has not been reflected as a pro forma adjustment to the unaudited pro forma combined statement of operations data because the granting of discounted options is a one-time occurrence, and all future options granted by the Company are expected to have an exercise price equal to the fair market value of the underlying shares as of the date the option is expected to be granted. The effect of the Stock Option Plan has been recorded as an adjustment to the unaudited pro forma combined balance sheet data.

(n) In July 1997, ASC Utah, a subsidiary of the Company, acquired The Canyons. Prior to such acquisition, Leslie B. Otten, who formerly held 96% of the outstanding common stock of ASC East, transferred all his shares of common stock of ASC East to the Company. The effects of such transactions are reflected in the Company's financial statements as of and for the year ended July 27, 1997.

    Concurrently with or as soon as practicable after the Offering, the Company intends to conduct the ASC East Exchange Offer. If all such holders elect to exchange their shares of ASC East common stock for Common Stock, the Company will issue 615,022 shares of Common Stock in the ASC East Exchange Offer, representing approximately 1.8% of all shares of Common Stock and Class A Common Stock outstanding immediately following the Offering. Consummation of the ASC East Exchange Offer is conditioned upon such holders entering into lock-up agreements for a period of 180 days following the consummation of the Offering.

    Pursuant to the terms of the Securities Purchase Agreement, the Company intends to conduct the Preferred Exchange Offer, and is expected to exchange the Canyons Securities for shares of the

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

    Company's 10 1/2% Convertible Preferred Stock, which is convertible into an aggregate of 2,110,518 shares of Common Stock at a 5% discount to the initial public offering price, representing 6.5% of the Common Stock and Class A Common Stock outstanding after giving effect to the Offering. The effects of such discount are accounted for in the Pro Forma Financial Data. The unaudited pro forma combined balance sheet data includes a charge to retained earnings of $2,526 which represents the recording of the discount of $921 pertaining to the debt securities and $1,605 which represents the accretion of the discount and the issuance costs pertaining to the preferred stock securities. The $921 has been reflected in the unaudited pro forma combined statement of operations data as a charge to interest expense, while the $1,605 has been reflected in the unaudited pro forma combined statement of operations data as accretion of discount and issuance costs. The Pro Forma Financial Data assumes that the Preferred Exchange Offer will occur. If the holders of the Canyons Securities do not elect to exchange such securities for 10 1/2% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change of Control (as defined) under the Securities Purchase Agreement. In such event the Securities Purchase Agreement would require that the Company offer to purchase the Canyons Securities for cash at a redemption price of 105.3% of the principal amount outstanding or the amount of the liquidation preference on the date of redemption (approximately $37,092 at September 30, 1997). See "Description of Certain Indebtedness--Exchangeable Notes" and "Description of Capital Stock--Series A Exchangeable Preferred Stock" and "--10 1/2% Convertible Preferred Stock".

    Related to the purchase of The Canyons, ASC Utah entered into a long-term lease of the real estate constituting the resort. The results of operations of Wolf have not been reflected in the pro forma statements of operations due to the immateriality of the activity. See "Description of The Canyons" on the inside back cover page.

(o) Gives pro forma effect to the incremental interest expense related to the New Credit Facility. Under the New Credit Facility, interest will be payable (at the Company's option) at either the Alternate Base Rate or LIBOR plus the Applicable Margin (as such terms are defined in the New Credit Facility) determined quarterly through April 1998 and annually thereafter. The pro forma calculation of interest expense in the accompanying pro forma financial statements assumes the use of LIBOR plus the Applicable Margin, which results in an effective interest rate of 8.45%. A 1/8% increase in the assumed blended rate would increase pro forma interest expense by approximately $165. Included in the accompanying pro forma financial data is interest expense from the New Credit Facility of $5,482 for the year ended July 27, 1997. The incremental interest expense is based on a net increase in borrowings of $64,876. See "Description of Certain Indebtedness--The New Credit Facility."

    Historical interest expense related to the Discount Notes of $2,890 for the year ended July 27, 1997 has been eliminated in the pro forma statement of operations.

(p) The pro forma adjustment reflects the elimination of reimbursements paid to the parent company of the Acquired Resorts for the guarantee of the Acquired Resorts' debt obligations by the parent. These costs would not have been incurred had the Acquired Resorts been subsidiaries of the Company for the year ended July 27, 1997 nor will such payments be required by the Acquired Resorts prospectively.

(q) Management has specifically identified certain costs which will be eliminated in connection with the Acquisition. Insurance expense will be reduced by $325 based on preliminary quotes received from the Company's current insurance provider.

    The Acquired Resorts have classified expenditures related to rental equipment purchases and uniform purchases as operating expenses, which will be capitalized and depreciated to be consistent with the Company's historical treatment.

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

    The Acquired Resorts have historically used several operating leases for grooming equipment. New equipment will be purchased and depreciated over the useful life of the equipment.

(r) Total purchase price allocated to Acquired Resorts is $158,628. An estimated average useful life of these assets is estimated to be 12 years. Estimated annual depreciation is $13,219. The depreciation previously recorded on the Acquired Resorts has been eliminated.

(s) The unaudited pro forma combined financial data gives effect to the anticipated issuance of 14,750,000 shares in the Offering and to the anticipated issuance of 615,022 shares to the holders of the minority interest pursuant to the ASC East Exchange Offer. In connection with the anticipated issuance of these shares, par value has been increased by and additional paid-in capital has been decreased by $154 to reflect the $.01 per share par value for the total Common Stock shares outstanding of 15,365,022. In addition, the unaudited pro forma combined financial data gives effect to the adjustment of the par value pertaining to the outstanding Class A Common Stock shares of 14,760,530. In connection with the stock split of the Class A shares, an adjustment has been made in the unaudited pro forma combined financial data to increase par value and decrease additional paid-in capital by $138 to reflect total par value $.01 per share of $148.

(t) Pro forma net loss per weighted average common share outstanding was calculated by dividing the pro forma net loss available to common shareholders by the weighted average number of common shares outstanding, giving effect to the stock split, the 622,038 options (the "Options") granted to certain executive officers of the Company with an exercise price below the estimated offering share price, the 615,022 shares expected to be issued in the ASC East Exchange Offer, the conversion of the Canyons Securities, and the 14,750,000 shares to be issued in the Offering. The net loss available to common shareholders does not reflect the compensation charge of $13,913 that the Company will record in fiscal 1998 pertaining to the grant of the Options and the related income tax gross-up payable by the Company. The weighted average number of common shares outstanding relating to the Options and the Canyons Securities were determined by including all potentially dilutive instruments granted or issued within one year prior to the Offering, through the effective date of the Offering, at an exercise price less than the initial public offering price, in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, with the dilutive effect measured using the treasury stock method. The weighted average number of shares outstanding for the minority interest shares and offering shares were considered to have been outstanding since the beginning of the year. The primary and fully diluted calculations of pro forma net loss per weighted average common share outstanding are the same, as inclusion of all other potentially dilutive instruments in the pro forma loss per share calculation would be anti-dilutive.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                        PRO FORMA FINANCIAL INFORMATION

GENERAL

    Since 1994, the Company's growth has been substantially as a result of acquisitions. The Company acquired Attitash Bear Peak in 1994, Sugarbush in 1995, the S-K-I Ltd. resorts (Killington, Sugarloaf and Mount Snow/Haystack) in 1996 and The Canyons (formerly Wolf Mountain) in 1997. In August 1997, the Company agreed to acquire the Steamboat and Heavenly ski resorts. The operations of S-K-I Ltd. are only included in the Company's historical financial statements for one month of fiscal 1996; accordingly, the Company believes that a comparison of the pro forma results of operations for fiscal 1996 and fiscal 1997 is more meaningful to investors than a comparison of the actual results of operations for the same period.

    The following table sets forth the pro forma results of operations of the Company as if the acquisitions of S-K-I Ltd. and the Acquired Resorts and all related transactions had taken place at the beginning of fiscal 1996.

                                                                  PRO FORMA              PRO FORMA
                                                                 FISCAL 1996            FISCAL 1997
                                                            ---------------------  ---------------------
                                                                          % OF                   % OF
                                                                $        REVENUE       $        REVENUE
                                                            ----------  ---------  ----------  ---------
Revenues:
  Resort..................................................  $  241,996       95.3% $  253,397       96.8%
  Real Estate.............................................      11,877        4.7       8,468        3.2
                                                            ----------  ---------  ----------  ---------
      Total revenues......................................     253,873      100.0     261,865      100.0

Operating Expenses:
  Cost of resort operations...............................     151,595       59.7     157,744       60.2
  Cost of real estate sold................................       6,273        2.5       6,813        2.6
  Marketing, general and administrative...................      37,302       14.7      39,464       15.1
  Depreciation and amortization...........................      34,207       13.5      35,993       13.7
                                                            ----------  ---------  ----------  ---------
      Total operating expenses............................     229,377       90.4     240,014       91.7
                                                            ----------             ----------
Income from operations....................................      24,496        9.6      21,851        8.3
Commitment fee............................................       1,447         .6      --         --
Interest expense..........................................      26,002       10.2      27,327       10.4
Provision (benefit) for income taxes......................        (344)       (.1)     (2,300)       (.9)
                                                            ----------  ---------  ----------  ---------
Net loss..................................................  $   (2,609)      (1.0)% $   (3,176)      (1.2)%
                                                            ----------  ---------  ----------  ---------
                                                            ----------  ---------  ----------  ---------

PRO FORMA FISCAL YEAR ENDED JULY 27, 1997 VS. PRO FORMA FISCAL YEAR ENDED JULY
  28, 1996

    Pro forma total revenues in fiscal 1997 were $261.9 million, an increase of $8.0 million, or 3.2%, as compared to pro forma total revenues of $253.9 million in fiscal 1996. Pro forma resort revenues in fiscal 1997 were $253.4 million, an increase of $11.4 million, or 4.7%, as compared to pro forma resort revenues of $242.0 million in fiscal 1996. The increase in pro forma resort revenues was due primarily to a 1.5% increase in aggregate skier visits (to approximately 4.8 million from approximately 4.7 million) and a 3.2% increase in average resort revenues per skier visit.

    The pro forma resort revenues in fiscal 1997 of the Company's northeastern resorts were $166.9 million, an increase of $5.2 million, or 3.2%, as compared to pro forma resort revenues of $161.7 million in fiscal 1996. This increase was due primarily to a 0.3% increase in skier visits and a 3.0% increase in resort revenues per skier visit. The increase in resort revenues per skier visit was attributable to increased ticket prices and yield management and increases in non-ticket revenues per skier visit, offset, in part, by increased promotional activity. Notwithstanding an industry-wide 10.6% decrease in skier visits in the Northeast, skier visits at the Company's Northeastern resorts declined by only 1.4% on a same-resort basis and were further helped by the November 1996 acquisition of Pico Mountain.

    The pro forma resort revenues in fiscal 1997 of the Acquired Resorts were $86.5 million, an increase of $6.2 million, or 7.7%, as compared to pro forma resort revenues of $80.3 million in fiscal 1996. This increase was due primarily to an 8.8% increase in skier visits at the Steamboat resort, offset, in part, by a 3.1% decrease in skier visits at the Heavenly resort. Skier visits at Heavenly were adversely impacted by the closure of U.S. Route 50, a major access road to the resort, during the 1996-97 ski season for 45 days in December and January. Changes in revenues per skier visit were immaterial during these periods at the Acquired Resorts.

    Pro forma real estate revenues in fiscal 1997 were $8.5 million, a decrease of $3.4 million, or 28.6%, as compared to pro forma real estate revenues of $11.9 million in fiscal 1996. This decrease was due primarily to the sell-out of all available quartershare units at the Company's Sunday River quartershare hotel in the fourth quarter of fiscal 1996, with no additional quartershare units being available for sale until the Company's quartershare hotel at Attitash Bear Peak was completed in the third quarter of fiscal 1997. During the last four months of fiscal 1997, the Company closed $5.0 million in quartershare unit sales at Attitash Bear Peak, and the Acquired Resorts had $1.9 million of real estate revenues from the sale of miscellaneous undeveloped parcels of land.

    Pro forma cost of resort operations in fiscal 1997 was $157.7 million, an increase of $6.1 million, or 4.0%, as compared to pro forma cost of resort operations of $151.6 million in fiscal 1996. The increase of 0.5% as a percentage of revenue was primarily from increased snowmaking activity necessitated by the adverse weather conditions in the Northeast during the 1996-97 ski season.

    Pro forma cost of real estate sold in fiscal 1997 was $6.8 million, an increase of $0.5 million, or 7.9%, as compared to pro forma cost of real estate sold of $6.3 million in fiscal 1996. This increase was due primarily to approximately $1.0 million of development costs expensed in fiscal 1997 relating to projects that are currently under development and, consequently, did not generate revenues.

    Pro forma marketing, general and administrative expense in fiscal 1997 was $39.5 million, an increase of $2.2 million, or 5.9%, as compared to pro forma marketing, general and administrative expense of $37.3 million in fiscal 1996. As a percentage of resort revenues, marketing, general and administrative expense increased from 14.7% in fiscal 1996 to 15.1% in fiscal 1997. This increase was due primarily to increased marketing activities at the Company's resorts in the Northeast following the S-K-I Ltd. acquisition. In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 622,038 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company will recognize a one-time compensation charge of approximately $13.9 million in the first quarter of fiscal 1998. Such charge has not been reflected in pro forma marketing, general and administrative expense in fiscal 1997 or fiscal 1996. See "Pro Forma Financial Data."

    Pro forma depreciation and amortization in fiscal 1997 was $36.0 million, an increase of $1.8 million, or 5.3%, as compared to pro forma depreciation and amortization of $34.2 million in fiscal 1996. This increase was due to the extensive capital programs during the summer of 1996 and the depreciation associated with these capital improvements.

    Pro forma interest expense in fiscal 1997 was $27.3 million, an increase of $1.2 million, or 4.6%, as compared to pro forma interest expense of $26.1 in fiscal 1996. This increase was due primarily to expenditures related to capital improvements.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 OF THE COMPANY

THE COMPANY

    The following selected historical financial data of the Company (except other data) (i) as of and for the fiscal years ended July 30, 1995, July 28, 1996 and July 27, 1997 have been derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants and (ii) as of and for each of the fiscal years ended July 25, 1993 and July 31, 1994 have been derived from the financial statements of the Company audited by Berry, Dunn, McNeil & Parker, independent accountants.

                                                                                     HISTORICAL YEAR ENDED (1)
                                                                     ---------------------------------------------------------
                                                                      JULY 25,     JULY 31,    JULY 30,   JULY 28,   JULY 27,
                                                                        1993         1994        1995       1996       1997
                                                                     -----------  -----------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Resort...........................................................   $  23,645    $  26,544   $  46,794  $  63,489  $ 166,923
  Real estate......................................................       6,103        6,682       7,953      9,933      8,468
                                                                     -----------  -----------  ---------  ---------  ---------
    Total net revenues.............................................      29,748       33,226      54,747     73,422    175,391
                                                                     -----------  -----------  ---------  ---------  ---------
Operating expenses:
  Resort...........................................................      14,705       15,787      29,725     41,799    109,774
  Real estate......................................................       3,245        3,179       3,994      5,844      6,813
  Marketing, general and administrative(2).........................       4,718        5,940       9,394     11,289     26,126
  Depreciation and amortization....................................       1,984        2,421       3,910      6,783     18,293
                                                                     -----------  -----------  ---------  ---------  ---------
    Total operating expenses.......................................      24,652       27,327      47,023     65,715    161,006
                                                                     -----------  -----------  ---------  ---------  ---------
Income from operations.............................................       5,096        5,899       7,724      7,707     14,385

Other expenses:
  Commitment fee...................................................      --           --          --          1,447     --
  Interest expense.................................................         849        1,026       2,205      4,699     23,730
                                                                     -----------  -----------  ---------  ---------  ---------
Income (loss) before provision (benefit) for income taxes, minority interest in loss of subsidiary and extraordinary gain from
  insurance claim..................................................       4,247        4,873       5,519      1,561     (9,345)

Provision (benefit) for income taxes...............................      --           --             400      3,906     (3,613)
Minority interest in loss of subsidiary............................      --           --          --            108        250
                                                                     -----------  -----------  ---------  ---------  ---------
Income (loss) before extraordinary gain from insurance claim.......       4,247        4,873       5,119     (2,237)    (5,482)
Extraordinary gain from insurance claim............................       1,592       --          --         --         --
                                                                     -----------  -----------  ---------  ---------  ---------
Net income (loss)..................................................   $   5,839    $   4,873   $   5,119  $  (2,237) $  (5,482)
                                                                     -----------  -----------  ---------  ---------  ---------
                                                                     -----------  -----------  ---------  ---------  ---------
OTHER DATA:
Resort:
  Skier visits (000s)(3)...........................................         525          528       1,060      1,290      3,025
  Season pass holders (000s).......................................         3.2          3.7        11.2       13.2       30.9
  Resort revenues per skier visit..................................   $   45.04    $   50.26   $   44.14  $   49.20  $   55.18
  Resort EBITDA(4)(5)..............................................   $   4,222    $   4,817   $   7,675  $  10,401  $  31,023
Real estate:
  Number of units sold.............................................         173          155         163        177        123
  Number of units pre-sold(6)......................................      --           --          --            109        605
  Real Estate EBIT(5)(7)...........................................   $   2,858    $   3,503   $   3,959  $   4,089  $   1,655

STATEMENT OF CASH FLOWS DATA:
  Cash flows from operations.......................................   $   2,667    $   5,483   $  12,593  $   7,465  $   7,344
  Cash flows from investing activities.............................      (4,432)      (9,041)    (13,843)  (122,583)   (14,626)
  Cash flows from financing activities.............................       1,559        3,764       2,399    116,941     19,655
BALANCE SHEET DATA:
  Total assets.....................................................   $  39,850    $  51,784   $  72,434  $ 298,732  $ 337,340
  Long term debt, including current portion........................                               35,056    210,720    236,330
  Mandatorily redeemable preferred stock...........................      --           --          --         --         16,821
  Common shareholders' equity......................................      23,167       26,212      30,502     21,903     15,101

------------------------

(1) The historical results of the Company reflect the results of operations of the Attitash Bear Peak ski resort since its acquisition in July 1994, the results of operations of the Sugarbush ski resort since October 1994, the results of operations of the Mt. Cranmore ski resort from its acquisition in June 1995 through its divestiture in November 1996, the results of operations of S-K-I Ltd. since its acquisition in June 1996 and the results of operations of Pico Mountain since its acquisition in November 1996.

(2) In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 622,038 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company will recognize a one-time compensation charge of approximately $13.9 million in the first quarter of fiscal 1998.

(3) For the purposes of estimating skier visits, the Company assumes that a season pass holder visits the Company's resorts a number of times that approximates the average cost of a season pass divided by the average daily lift ticket price.

(4) Resort EBITDA represents resort revenues less cost of resort operations and marketing, general and administrative expense.

(5) Resort EBITDA and Real Estate EBIT are not measurements calculated in accordance with GAAP and should not be considered as alternatives to operating or net income as an indicator of operating performance, cash flows as a measure of liquidity or any other GAAP determined measurement. Certain items excluded from Resort EBITDA and/or Real Estate EBIT, such as depreciation, amortization and non-cash charges for stock compensation awards and asset impairments are significant components in understanding and assessing the Company's financial performance. Other companies may define Resort EBITDA and Real Estate EBIT differently, and as a result, such measures may not be comparable to the Company's Resort EBITDA and Real Estate EBIT. The Company has included information concerning Resort EBITDA and Real Estate EBIT because management believes they are indicative measures of the Company's liquidity and financial position, and are generally used by investors to evaluate companies in the resort industry.

(6) Pre-sold units represent quartershare and other residential units for which the Company has a binding sales contract, subject to certain closing conditions, and has received a 5% down payment on the unit from the purchaser. Recognition of the revenue from such pre-sales is deferred until the period in which such sales are closed.

(7) Real Estate EBIT represents revenues from real estate sales less cost of real estate sold, including selling costs, holding costs, the allocated capitalized cost of land, construction costs and other costs relating to property sold.

                        SELECTED COMBINED FINANCIAL DATA
                            OF THE ACQUIRED RESORTS

                                                                                                                       FISCAL
                                                                                                                       QUARTER
                                                                              FISCAL YEAR                               ENDED
                                                                             ENDED MAY 31,                           AUGUST 31,
                                                    ---------------------------------------------------------------  -----------
                                                       1993         1994         1995         1996         1997         1996
                                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                               (IN THOUSANDS, EXCEPT PER SKIER AMOUNTS)              (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
Revenues:
  Ski operations..................................  $    65,181  $    62,700  $    67,843  $    64,967  $    67,423  $     1,440
  Retail, ski rental and other....................       18,229       19,334       20,724       19,765       21,643        3,960
                                                    -----------  -----------  -----------  -----------  -----------  -----------
      Total revenues..............................       83,410       82,034       88,567       84,732       89,066        5,400
                                                    -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Ski operations..................................       32,590       33,543       34,682       34,033       36,712        3,959
  Retail, ski rental and other....................       12,188       13,017       14,033       13,341       14,427        3,493
  Marketing, general, administrative and
    other(2)......................................       15,703       14,778       17,075       16,585       17,178        3,281
  Writedown of assets(3)..........................      --           --           --           --             2,000      --
  Depreciation and amortization...................       14,481       14,544       14,643       14,477       12,516        3,156
                                                    -----------  -----------  -----------  -----------  -----------  -----------
      Total operating expenses....................       74,962       75,882       80,433       78,436       82,833       13,889
                                                    -----------  -----------  -----------  -----------  -----------  -----------
Operating income (loss)...........................  $     8,448  $     6,152  $     8,134  $     6,296  $     6,233  $    (8,489)
                                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------  -----------
Net loss..........................................  $    (3,906) $    (5,254) $    (3,906) $    (4,538) $    (3,406) $   (10,921)
                                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------  -----------
OPERATING DATA:(4)
Skier visits (000s)(4)............................        1,867        1,750        1,858        1,732        1,796      --
Season pass holders (000s)(4).....................          5.7          6.6          6.9          7.0          7.5      --
Total revenues per skier visit(4).................  $     43.22  $     45.23  $     45.49  $     47.46  $     47.48      --
EBITDA(1)(2)(3)(4)................................  $    25,929  $    23,596  $    26,078  $    24,074  $    24,150      --
Capital expenditures..............................  $    11,998  $     3,382  $     6,925  $     5,864  $     5,344  $     1,288

BALANCE SHEET DATA:
Total assets......................................  $   188,513  $   174,325  $   166,610  $   159,067  $   149,444  $   154,919
Long-term debt....................................      160,910      153,675      147,185      142,146      135,413      136,769
Total shareholders' equity (deficit)..............       18,603       13,349        9,443        8,405        4,999       (2,516)


                                                       1997
                                                    -----------

STATEMENT OF OPERATIONS DATA(1):
Revenues:
  Ski operations..................................  $     1,778
  Retail, ski rental and other....................        3,157
                                                    -----------
      Total revenues..............................        4,935
                                                    -----------
Operating expenses:
  Ski operations..................................        4,247
  Retail, ski rental and other....................        2,828
  Marketing, general, administrative and
    other(2)......................................        3,091
  Writedown of assets(3)..........................      --
  Depreciation and amortization...................        2,491
                                                    -----------
      Total operating expenses....................       12,657
                                                    -----------
Operating income (loss)...........................  $    (7,722)
                                                    -----------
                                                    -----------
Net loss..........................................  $   (10,206)
                                                    -----------
                                                    -----------
OPERATING DATA:(4)
Skier visits (000s)(4)............................      --
Season pass holders (000s)(4).....................      --
Total revenues per skier visit(4).................      --
EBITDA(1)(2)(3)(4)................................      --
Capital expenditures..............................  $     2,241
BALANCE SHEET DATA:
Total assets......................................  $   147,611
Long-term debt....................................      131,508
Total shareholders' equity (deficit)..............       (5,209)


------------------------

(1) The statement of operations data include the results of Sabal Point Golf Course in Orlando, Florida which the Company intends to sell following the closing of the Acquisition. In fiscal 1997, the Sabal Point Golf Course generated approximately $1.3 million in revenues. In the fiscal quarter ended August 31, 1997, the Sabal Point Golf Course generated approximately $0.5 million in revenues.

(2) The Acquired Resorts have historically reimbursed Kamori for certain administrative services provided. Such reimbursements totalled approximately $3.0 million, $2.9 million, $3.3 million, $3.3 million and $3.4 million, respectively, for each of the years ended May 31, 1993 through May 31, 1997. For each of the first fiscal quarters ended August 31, 1996 and August 31, 1997, such reimbursement to Kamori totalled approximately $0.5 million and $0.5 million, respectively. Such amounts are included in marketing, general and administrative expense in the accompanying selected combined financial information, but have been excluded for purposes of calculating EBITDA because such expenses will not be incurred by the Acquired Resorts following the closing of the Acquisition.

(3) In 1997, the Acquired Resorts recorded a $2.0 million impairment loss related to land, buildings and equipment of its golf resort to properly state these fixed assets at estimated fair values. Such loss is excluded in the calculation of EBITDA.

(4) Due to the seasonality of the business, skier visits, season pass holders, total revenues per skier visit and EBITDA are not presented for the fiscal quarters ended August 31, 1996 and August 31, 1997 because such data is not meaningful to an understanding of the quarterly financial information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The discussion and analysis below relates to (i) the historical financial statements and results of operations of the Company, (ii) the historical financial statements and results of operations of the Acquired Resorts and (iii) the liquidity and capital resources of the Company after giving effect to the consummation of the Transactions. The Company was formed in June 1997 pursuant to the Formation. The historical financial statements of the Company for all periods ending prior to the Formation are the financial statements of ASC East. For periods ending subsequent to the Formation, the financial statements of the Company include the accounts of ASC East and the Company's other operations. The following discussion should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Prospectus.

    The Company has, over the past several years, undertaken a strategy to differentiate its resorts from the competition by enhancing the quality and scope of on-mountain facilities and services, including (i) improving lifts, trail design, snowmaking, grooming and base facilities, (ii) increasing the on-mountain bed base and (iii) marketing these facilities and services aggressively, while maintaining ownership of all revenue sources connected with the resorts, including retail sales, food and beverage concessions, lodging and real estate development. This strategy has been coupled in the last three years with growth through acquisitions, as reflected in the acquisitions of the Attitash Bear Peak and Sugarbush resorts in 1994, the S-K-I Ltd. resorts in 1996 and the Steamboat and Heavenly ski resorts expected to be consummated in November 1997, and subsequent or proposed capital expenditures at those resorts. See "Business-- Existing Resorts" and "--Acquired Resorts." These efforts have resulted in significant growth both in revenues and profitability.

    Historically, both the Company and the Acquired Resorts have generated the vast majority of their revenues in the second and third quarters of their respective fiscal years, of which a significant portion is produced in two key weeks--the Christmas and Presidents' Day vacation weeks (during which approximately 23% of annual skier visits are generated). During the first and fourth fiscal quarters, the Company and the Acquired Resorts experience substantial reductions in utility expense due to the absence of snowmaking and lift operation, while making significant expenditures for off-season maintenance, expansion and capital improvement activities in preparation for the ensuing ski season.

RESULTS OF OPERATIONS OF THE COMPANY

    The following table sets forth, for the periods indicated, certain operating data of the Company as a percentage of revenues.

                                                                                FISCAL YEAR ENDED
                                                                            -------------------------
                                                                             JULY      JULY     JULY
                                                                              30,      28,      27,
                                                                             1995      1996     1997
                                                                            -------   ------   ------
Revenues:
  Resort..................................................................   85.5%     86.5%    95.2%
  Real estate.............................................................   14.5      13.5      4.8
                                                                            -------   ------   ------
    Total revenues........................................................  100.0     100.0    100.0
                                                                            -------   ------   ------
Operating expenses:
  Cost of operations including wages, maintenance and supplies............   54.3      56.9     62.6
  Cost of real estate sold................................................    7.3       8.0      3.9
  Marketing, general and administrative...................................   17.2      15.4     14.9
  Depreciation and amortization...........................................    7.1       9.2     10.4
                                                                            -------   ------   ------
    Total operating expenses..............................................   85.9      89.5     91.8
                                                                            -------   ------   ------
Income from operations....................................................   14.1      10.5      8.2
Commitment fee............................................................     --       2.0       --
Interest expense..........................................................    4.0       6.4     13.5
                                                                            -------   ------   ------
Income (loss) before provision for income taxes and minority interest in
  loss of subsidiary......................................................   10.1       2.1     (5.3)
Provision (benefit) for income taxes......................................    0.7       5.3     (2.1)
                                                                            -------   ------   ------
Income (loss) before minority interest in loss of subsidiary..............    9.4      (3.2)    (3.2)
Minority interest in loss of subsidiary...................................     --       0.2      0.1
                                                                            -------   ------   ------
Net income (loss).........................................................    9.4%     (3.0)%   (3.1)%
                                                                            -------   ------   ------
                                                                            -------   ------   ------

FISCAL YEAR ENDED JULY 27, 1997 COMPARED TO FISCAL YEAR ENDED JULY 28, 1996

    Resort revenues in fiscal 1997 were $166.9 million, an increase of $103.4 million, or 162.8%, as compared to resort revenues of $63.5 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts in June 1996, which accounted for $106.6 million, which was offset by $3.2 million attributable to a decrease in revenues due to the divestiture of the Cranmore ski resort and an increase in resort revenues at the Company's other resorts.

    Revenues from real estate operations in fiscal 1997 were $8.5 million, a decrease of $1.4 million, or 14.1%, as compared to revenues from real estate operations of $9.9 million in fiscal 1996. This decrease was due primarily to all quartershare units at the Summit Hotel at Sunday River being fully sold by July 1996. The Company has completed construction of the Grand Summit Hotel at the Attitash Bear Peak ski resort and began closing on quartershare unit sales thereof at the Grand Summit Hotel on April 6, 1997. As of July 27, 1997, the Grand Summit at Attitash Bear Peak had $5.0 million in quartershare unit sales.

    Cost of resort operations in fiscal 1997 were $109.8 million, an increase of $68.0 million, or 162.7%, as compared to cost of resort operations of $41.8 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts.

    Cost of real estate operations in fiscal 1997 were $6.8 million, an increase of $1.0 million, or 17.2%, as compared to cost of real estate operations of $5.8 million in fiscal 1996. This increase was due to pre-construction activities on the hotel projects that began construction in the fourth quarter of the year ended July 27, 1997 and costs related to the sales of quartershares at the Grand Summit at Attitash Bear Peak.

    Marketing, general and administrative expenses in fiscal 1997 were $26.1 million, an increase of $14.8 million, or 131.0%, as compared to marketing, general and administrative expenses of $11.3 million in fiscal 1996. This increase was due to the addition of the S-K-I resorts, which account for an increase of $11.9 million. The remaining difference of $2.9 million is due to a decrease in expense of $0.5 million due to the divestiture of the Cranmore ski resort and an increase in expense of $3.4 million due to increased marketing activity at the pre-merger resorts.

    Depreciation and amortization expenses in fiscal 1997 were $18.3 million, an increase of $11.5 million, or 169.1%, as compared to depreciation and amortization expenses of $6.8 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts, which account for an increase of $10.2 million. The remainder of the increase results from capital improvements and the amortization of goodwill and prepaid loan fees that did not exist prior to the acquisition of the S-K-I resorts.

FISCAL YEAR ENDED JULY 28, 1996 COMPARED TO FISCAL YEAR ENDED JULY 30, 1995.

    Resort revenues in fiscal 1996 were $63.5 million, an increase of $16.7 million, or 35.7%, as compared to resort revenues of $46.8 million in fiscal 1995. This increase was due to (i) $4.0 million attributable to the acquisition of Mt. Cranmore in June 1995, (ii) an increase of approximately 20,000 skier visits, or approximately 11%, at Attitash Bear Peak, (iii) an increase of approximately 42,000 skier visits, or approximately 13%, at Sugarbush, (iv) an increase in lift ticket prices, resulting in an increase in revenues per skier visit from $41.89 in fiscal 1995 to $44.61 in fiscal 1996, (vi) an approximate 10% increase in season pass revenues, primarily due to the addition of a multi-resort season pass, and (vii) $2.8 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Real estate revenues in fiscal 1996 were $9.9 million, an increase of $2.0 million, or 24.3%, as compared to real estate revenues of $7.9 million in fiscal 1995. This increase was due to increased sales of quartershare units at the Summit Hotel at Sunday River and the sale of 16 additional townhouse units at Sunday River in fiscal 1996 compared to fiscal 1995, as well as higher average sales prices.

    Cost of operations in fiscal 1996 were $41.8 million, an increase of $12.1 million, or 40.7%, as compared to cost of operations of $29.7 million in fiscal 1995. This increase was due to (i) $1.5 million attributable to the acquisition of Mt. Cranmore, (ii) incremental costs resulting from the increased skier visits, (iii) operating costs resulting from the increased snowmaking and lift capacity and skiable terrain that resulted from the $22.2 million of capital expenditures during fiscal 1996 and (iv) $2.9 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Cost of real estate sold in fiscal 1996 was $5.8 million, an increase of $1.9 million, or 48.7%, as compared to cost of real estate sold of $3.9 million in fiscal 1995. This increase was due to the increased real estate sales volume.

    Marketing, general and administrative expense in fiscal 1996 were $11.3 million, an increase of $1.9 million, or 20.2%, as compared to marketing, general and administrative expenses of $9.4 million in fiscal 1995. This increase was due to (i) approximately $0.7 million attributable to the acquisition of Mt. Cranmore, (ii) an extensive marketing campaign following the significant improvements made at Sugarbush, (iii) expenses resulting from the acquisition of Mt. Cranmore and Sugarbush and (iv) $0.9 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Depreciation and amortization in fiscal 1996 were $6.8 million, an increase of $2.9 million, or 74.4%, as compared to depreciation and amortization of $3.9 million in fiscal 1995. This increase was due to depreciation resulting from (i) the $24 million capital program completed prior to the 1995-96 ski season, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.9 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Interest expense in fiscal 1996 was $4.7 million, an increase of $2.5 million, or 113.6%, as compared to interest expenses of $2.2 million in fiscal 1995. This increase was due to (i) increased borrowings to support the Company's capital program, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.2 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Income tax expense in fiscal 1996 was $3.9 million, an increase of $3.5 million, or 875%, as compared to income tax expenses of $0.4 million in fiscal 1995. The majority of the increase in the Company's provision for income taxes was attributable to the conversion of the former S corporations to C corporations, offset by an $0.8 million benefit due to inclusion of the S-K-I resorts for the final month of fiscal 1996.

RESULTS OF OPERATIONS OF THE ACQUIRED RESORTS

FISCAL YEAR ENDED MAY 31, 1997 COMPARED TO FISCAL YEAR ENDED MAY 31, 1996

    Total revenues in fiscal 1997 were $89.1 million, an increase of $4.4 million, or 5.2%, as compared to total revenues of $84.7 million in fiscal 1996. This increase was attributable primarily to an 8.4% increase in skier visits at Steamboat, offset partially by a 3.1% decrease in skier visits at Heavenly. Access to the Heavenly ski area was impeded for a portion of the 1996-97 ski season due to the temporary closure of U.S. Highway 50, which leads into South Lake Tahoe. Average revenue per skier visit remained relatively constant in fiscal 1997 compared to fiscal 1996.

    Cost of ski operations in fiscal 1997 were $36.7 million, an increase of $2.7 million, or 7.9%, as compared to cost of ski operations of $34.0 million in fiscal 1996. This increase was attributable primarily to higher variable costs associated with the increase in skier visits at Steamboat, in addition to higher snowgrooming and vehicle maintenance expenses at Heavenly. As a percentage of ski revenues, cost of ski operations increased to 54% in fiscal 1997 from 52% in fiscal 1996.

    Retail and ski rental expenses in fiscal 1997 were $8.7 million, an increase of $0.1 million, or 1.2%, as compared to retail and ski rental expenses of $8.6 million in fiscal 1996. Retail and ski rental expenses represented 73.3% of related revenues in fiscal 1997 as compared to 76% in fiscal 1996.

    Marketing, general, administrative and other costs in fiscal 1997 were $17.2 million, an increase of $0.6 million, or 3.5%, as compared to general, administrative and marketing costs of $16.6 million in fiscal 1996. Included in this expense item were fees paid to Kamori of $3.4 million in fiscal 1997 and $3.3 million in fiscal 1996. Marketing, general, administrative and other expense was 19.3% of revenue in fiscal 1997 as compared to 19.6% in fiscal 1996.

    Interest expense in fiscal 1997 was $10.7 million, a decrease of $1.3 million, or 11.0%, as compared to interest expense of $12.0 million in fiscal 1996. This decrease was attributable primarily to lower long-term debt balances due to principal payments and decreases in the average balances of seasonal borrowings.

    Net loss in fiscal 1997 was $3.4 million, a decrease of $1.1 million, or 24.4%, as compared to net loss of $4.5 million in fiscal 1996. This decrease was attributable primarily to the decrease in interest expense of $1.2 million discussed above.

FISCAL YEAR ENDED MAY 31, 1996 COMPARED TO FISCAL YEAR ENDED MAY 31, 1995

    Total revenues in fiscal 1996 were $84.7 million, a decrease of $3.9 million, or 4.4%, as compared to total revenues of $88.6 million in fiscal 1995. The decrease was attributable to a 15.3% decrease in skier visits at Heavenly, which was caused by a year of drought in the Pacific West in fiscal 1996 following the record snowfall experienced at the resort in fiscal 1995.

    Cost of ski operations in fiscal 1996, were $34.0 million, a decrease of $0.7 million, or 2%, as compared to cost of ski operations of $34.7 million in fiscal 1995. This decrease resulted from cost saving measures implemented at Heavenly to account for the decrease in skier visits. As a percentage of ski revenues, cost of ski operations increased to 52.4% in fiscal 1996 from 51.1% in fiscal 1995.

    Retail and ski rental expenses in fiscal 1996 were $8.6 million, a decrease of $0.2 million, or 2.3%, as compared to retail and ski rental expenses of $8.8 million in fiscal 1995. Retail and ski rental expenses represented 76.0% of related revenues in fiscal 1996 as compared to 74.0% in fiscal 1995.

    Marketing, general, administrative and other costs in fiscal 1996 were $16.6 million, as compared to marketing, general, administrative and other costs of $17.1 million in fiscal 1995. Included in these costs were $3.3 million and $3.3 million in fiscal 1996 and fiscal 1995, respectively, of management and other fees paid to Kamori.


    Interest expense remained approximately the same in fiscal 1996 at $12.0 million, as compared to interest expense in fiscal 1995.


    Net loss in fiscal 1996 was $4.5 million, an increase of $0.6 million, or 15.4%, as compared to net loss of $3.9 million in fiscal 1995. This increase was attributable primarily to the decrease in skier visits at Heavenly, as discussed above, offset by an income tax benefit recorded in fiscal 1996 compared to an income tax provision recorded in fiscal 1995.

SELECTED QUARTERLY OPERATING RESULTS

    The following table presents certain unaudited quarterly financial information of the Company for the eight quarters ended July 27, 1997. In the opinion of the Company's management, this information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results set forth herein. Results of operations for any previous quarters are not necessarily indicative of results for any future period.

                                                             FISCAL QUARTER ENDED

                                    OCT. 28,     JAN. 28,     APR. 28,    JULY 28,   OCT. 27,   JAN. 26,   APR. 27,   JUL. 27,
                                      1995         1996         1996        1996       1996       1997       1997       1997
                                   -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------

                                                                          (IN THOUSANDS)
Revenues:
  Resort.........................   $   4,490    $  26,451    $  26,342   $   6,206  $  11,541  $  64,533  $  81,673  $   9,176
  Real estate....................         387        4,307        4,788         451      1,569      1,740      2,674      2,485
                                   -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
Total revenues...................       4,877       30,758       31,130       6,657     13,110     66,273     84,347     11,661
                                   -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------

Operating expenses:
  Cost of resort operations......       5,576       18,221        8,864       9,138     20,351     40,573     37,981     10,869
  Cost of real estate sold.......          --           --        4,806       1,038         --         --      2,167      1,933
  Marketing, general and
    administrative...............       2,537        2,927        4,919         906      5,405      7,096      9,097      4,528
  Depreciation and
    amortization.................         327        2,500        2,788       1,168      1,527      7,344      8,074      1,347
                                   -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
Total operating expenses.........       8,440       23,648       21,377      12,250     27,283     55,013     57,320     21,390
                                   -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------

Income (loss) from operations....   $  (3,563)   $   7,110    $   9,753   $  (5,593) $ (14,173) $  11,260  $  27,027  $  (9,729)
                                   -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                   -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------

    The business of the Company is highly seasonal, with the vast majority of its annual revenues historically being generated in the second and third fiscal quarters, of which a significant portion is produced in two key weeks--the Christmas and Presidents' Day vacation weeks, during which over 23% of annual skier visits are realized. Cash flow from operations in the first and fourth quarters of the year typically will not be sufficient to cover fixed charges in such quarters. See "Risk Factors--Seasonality; Fluctuations in Operating Results; Dependence on Weather Conditions."

LIQUIDITY AND CAPITAL RESOURCES

    Following the Transactions, the Company's primary liquidity needs will be to fund capital expenditures, service indebtedness and support seasonal working capital requirements. In connection with the Transactions, the Company expects to enter into the New Credit Facility to obtain financing in an aggregate principal amount of up to $215 million. See "Description of Certain Indebtedness--The New Credit Facility." The New Credit Facility is expected to be comprised of a combination of term loan facilities and revolving loan facilities, of which approximately $75 million (up to $65 million of which will be available upon consummation of the Offering) will be made available to ASC East and its subsidiaries and $140 million will be made available to the Company excluding ASC East and its subsidiaries. The Company has received a commitment from a lender with respect to the New Credit Facility which is subject to various closing conditions, including execution of definitive loan documents. The Company's primary sources of liquidity will be cash flow from operations of its subsidiaries and borrowings under the New Credit Facility, under which approximately $62.3 million is expected to be available for future borrowing after consummation of the Transactions, subject to compliance by the Company with the provisions thereof. The 12% Note Indenture contains restrictive covenants that, among other things, impose limitations on ASC East and its subsidiaries' ability to pay dividends or make other distributions to the Company. ASC East is currently prohibited from paying dividends or other distributions to the Company under these provisions. See "Risk Factors--Dependence on Highly Leveraged and Restricted Subsidiaries," "Use of Proceeds" and "Description of Certain Indebtedness." The Company intends to use borrowings under the New Credit Facility to meet seasonal fluctuations in working capital requirements, primarily related to off-season operations and maintenance activities in the Company's first and fourth fiscal quarters, buildup of retail and other inventories prior to the start of the skiing season, and to fund on-mountain capital expenditures.

    As of July 27, 1997, the Company was in violation of certain financial covenants under the Existing Credit Facility. Subsequent to year end, the violations were waived by the lenders as of the balance sheet date and the financial covenants with respect to which the Company was in default were amended.

    In fiscal 1997, cash provided from operating activities of $7.3 million was attributable primarily to net losses of $5.5 million, offset primarily by depreciation and amortization of $18.3 million, non-cash interest of $3.3 million, release of escrowed funds of $12.6 million and an increase in accounts payable and other current liabilities of $6.8 million. Such cash flows from operating activities were reduced by a net investment of approximately $22.0 million in real estate developed for resale, much of which is expected to be completed and available for sale in fiscal 1998. In fiscal 1996, cash provided by operating activities of $7.5 million was attributable to a net loss of $2.2 million plus depreciation and amortization of $6.8 million, the addback of a $5.6 million non-cash tax charge related to the conversion from S corporation status to C corporation status, reduced by a reduction in accounts payable and other accrued liabilities of approximately $3.6 million. In fiscal 1995, cash flow from operating activities of $12.6 million was generated by net income of $5.1 million plus depreciation and amortization of $3.9 million and a $2.5 million increase in accounts payable and other accrued liabilities.

    Over the last three years, the Company's cash flows from investing activities have consisted primarily of payments for acquisitions, capital expenditures and proceeds from the sale of businesses. In fiscal 1997, the Company's net investments were $14.6 million, consisting primarily of purchases of businesses of $7.0 million and capital expenditures of $23.7 million, net of $15.0 million of proceeds from the sale of businesses and property and equipment. In fiscal 1996, the Company invested an aggregate of $122.6 million including $97.1 million to acquire businesses and $25.1 million of capital expenditures. In fiscal 1995, the Company invested $13.8 million, including $1.8 million of acquisitions and $12.0 million of capital expenditures.

    The Company generated cash from financing activities of $19.7 million in fiscal 1997, consisting primarily of net receipts under borrowing agreements and $16.4 million of net proceeds from the issuance of Series A Exchangeable Preferred Stock. In fiscal 1996, cash provided by financing activities of $116.9 million included $121.1 million of net proceeds from issuance of long-term subordinated notes and debentures and $17.1 million of net revolving loan borrowings, less $8.5 million of deferred financing costs, $13.6 million of payments on long-term debt and a $3.2 million shareholder distribution. In fiscal 1995, cash provided by financing activities of $2.4 million included $4.0 million of increases under lines of credit and revolving credit loans, net of repayments of long-term debt of $0.8 million and a $0.9 million shareholder distribution.

    The Acquired Resorts' capital expenditures for the fiscal 1997 were $5.3 million. The Company's 1997 summer capital improvement budget for on-mountain improvements at the Existing Resorts and the Acquired Resorts is approximately $57.7 million. See "Business--Operating Strategy." Management plans to fund the completion of these capital expenditures from proceeds of the Canyons Securities, borrowings under the New Credit Facility and cash provided by operations.

    Management also plans to undertake hotel and condominium development and construction activities in fiscal 1998 at The Canyons, Sunday River, Killington, Mount Snow/Haystack, Steamboat, Sugarbush and Sugarloaf (see "Business--Real Estate Development"), incurring total estimated costs of approximately $100 million. It is expected that these activities will be conducted through special purpose subsidiaries with limited guarantees of associated indebtedness being provided by the Company, to the extent permitted by the New Credit Facility and the 12% Note Indenture. The Company's ability to guarantee the obligations of unrestricted real estate development subsidiaries is limited under the New Credit Facility to an aggregate amount of $25 million of indebtedness. Consistent with the Company's historical real estate development practices, and as required under the 12% Note Indenture, such development projects generally must attain pre-construction sales (evidenced by executed purchase agreements and security deposits from purchasers of 5% of the total purchase price) equal to approximately 35% of total projected construction costs, in order for the project to proceed. Liquidity may also be affected by the debt service requirements associated with such borrowings, as well as any required equity investments by the Company in such entities.

    Management believes that there is a considerable degree of flexibility in the timing (and, to a lesser degree, the scope) of its capital expenditure program, and even greater flexibility as to its real estate development objectives. While the Company's capital expenditure program is regarded by management as important, both as to timing and scope, additional or subsequent capital spending can be deferred, in some instances for substantial periods of time, in order to address cash flow or other constraints. However, management believes that, in light of current competitive conditions in the ski industry, such initiatives cannot be deferred indefinitely or even for extended periods without adverse effects on skier visits, revenues and profitability. With respect to the Company's proposed real estate development program, management believes that such efforts will enhance ski revenues and will contribute independently to earnings, as has been the case historically at the Company's resorts. Nonetheless, existing lodging facilities in the vicinity of each resort are believed to be adequate to support current skier volumes, and a deferral or curtailment of these development efforts, unlike the capital expenditure program, is not regarded by management as likely to result in substantial decreases in skier visits, revenues or profitability.

    The Company's liquidity also will be affected by the indebtedness which will be outstanding following the Transactions, including the indebtedness evidenced by the 12% Note Indenture and the New Credit Facility. Such indebtedness requires cash for debt service and imposes various restrictions on additional indebtedness, capital expenditures, creation of liens, sales of assets, permitted investments and mergers or other business reorganizations. See "Description of Certain Indebtedness."

    Management believes that the Company's cash flow from operations, combined with borrowings available under the New Credit Facility and additional borrowings to the extent permitted under the New Credit Facility and the 12%
Note Indenture, will be sufficient to enable the Company to meet all of its cash requirements for the foreseeable future. The Company expects that independent financing facilities must be established to carry out its real estate development strategy. See "Risk Factors--Substantial Leverage and Financial Risks," "--Real Estate Development" and "--Growth Through Resort Expansion."

                                    BUSINESS

THE COMPANY

    Following the Acquisition, the Company will be the largest operator of alpine resorts in the United States. The Company will own and operate nine ski resorts, including two of the five largest resorts in the United States based on 1996-97 skier visits, with at least one resort in each major skiing market. These nine resorts generated approximately 4.9 million skier visits, representing approximately 9.4% of total skier visits in United States during the 1996-97 ski season. The Company's existing resorts include Sunday River and Sugarloaf in Maine; Attitash Bear Peak in New Hampshire; Killington, Mount Snow/Haystack and Sugarbush in Vermont; and The Canyons, adjacent to Park City, Utah. In August 1997, the Company entered into the Acquisition Agreement to acquire (i) the Steamboat ski resort and 168 acres of land held for development in Steamboat Springs, Colorado and (ii) the Heavenly ski resort near Lake Tahoe, California. After giving pro forma effect to the Transactions, the Company's total revenues, EBITDA and net loss to common shareholders for fiscal 1997 would have been approximately $261.9 million, $57.8 million and $5.2 million, respectively.

    The Existing and Acquired Resorts include several of the top resorts in the United States, including: (i) Steamboat, the number two overall ski resort in the United States (number three in North America) as ranked in the September 1997 SNOW COUNTRY magazine survey and the fourth largest ski resort in the United States with over 1.1 million skier visits in the 1996-97 ski season; (ii) Killington, the fifth largest resort in the United States with over 1.0 million skier visits in the 1996-97 ski season; (iii) the three largest resorts in the Northeast (Killington, Sunday River and Mount Snow/Haystack) in the 1996-97 ski season; (iv) Heavenly, the second largest resort in the Pacific West Region and the 11th largest resort in the United States with approximately 700,000 skier visits in the 1996-97 ski season; and (v) Sugarloaf, the number one resort in the Northeast according to the September 1997 SNOW COUNTRY magazine survey.

    In addition to operating alpine resorts, the Company develops mountainside real estate which complements the expansion of its on-mountain operations. The Company has created a unique interval ownership product, the Grand Summit Hotel, in which individuals purchase quartershare interval interests while the Company retains ownership of core hotel and commercial properties. The initial sale of quartershare units typically generates a high profit margin, and the Company derives a continuing revenue stream from operating the hotel's retail, restaurant and conference facilities and from renting quartershare interval interests when not in use by their owners. The Company also develops alpine villages at prime locations within certain of its resorts designed to fit each resort's individual characteristics. The Company's real estate development strategy was developed and implemented at the Sunday River resort, where over 1,350 units of residential real estate (including condominiums, townhouses and quartershares) have been developed and sold since 1983. A new Grand Summit Hotel was recently completed at Attitash Bear Peak, one Grand Summit Hotel is currently under construction at each of Killington, Sunday River and Mount Snow/Haystack and a hotel at Sugarbush is near completion of the permitting process. These hotels will have an aggregate of approximately 2,500 units, with pre-construction sales contracts currently totaling over $45 million (representing 845 units). In addition the Company has over 7,000 acres of real estate available for future development at its resorts, providing the capacity to support over 30,000 residential units during the next 15 to 20 years. The Company also operates golf courses at its resorts and conducts other off-season activities, which accounted for approximately 11% of the Company's resort revenues for fiscal 1997.

    The Company's primary strength is its ability to improve resort operations by integrating investments in on-mountain capital improvements with the development of mountainside real estate. Since 1994, the Company has increased skier visits by 10.0% in the aggregate for the three resorts that it has owned for multiple seasons. In addition, the Company has increased its market share of skier visits in the northeastern United States from approximately 21.8% in the 1995-96 ski season to approximately 24.4% in the 1996-97 ski season (after giving pro forma effect to its acquisition of the Killington, Mount Snow/

Haystack and Sugarloaf ski resorts as if such acquisitions had occurred on July 30, 1995). Management believes that the Acquired Resorts will provide the Company with several significant operating benefits, including: (i) enhanced cross-marketing of its resorts on a national basis; (ii) purchasing and other economies of scale; and (iii) implementation of the Company's operating strategies across a more diversified resort base.

    Set forth below is an organizational chart of the Company and its material operating subsidiaries and the principal assets owned (giving effect to the Acquisition) by each such entity:

                                [CHART]

ALPINE RESORT INDUSTRY

    There are approximately 750 ski areas in North America. In the United States, approximately 507 ski areas generated over 52 million skier visits during the 1996-97 ski season. Since 1985, the ski resort industry has undergone a period of consolidation and attrition resulting in a significant decline in the total number of ski areas in North America. The number of ski resorts in the United States has declined from approximately 735 in 1983 to approximately 507 in 1997, although the number of skier visits has remained relatively flat. Despite the recent consolidation trend overall, ownership of the smaller regional ski resorts remains highly fragmented. The Company believes that technological advances and rising infrastructure costs are the primary reasons for the ski resort industry consolidation, and that further consolidation is likely as smaller regional resorts are acquired by larger resort operators with more sophisticated management capabilities and increased availability of capital. In addition, the ski resort industry is characterized by significant barriers to entry because the number of attractive sites is limited, the costs of resort development are high, and environmental regulations impose significant restrictions on new development.

    The following chart shows a comparison of the industry-wide skier visits compared to the Company's skier visits in the U.S. regional ski markets during the 1996-97 ski season:

                                      PERCENTAGE  SKIER
                             1996-97    OF        VISITS
                             TOTAL     TOTAL       AT       COMPANY
                             SKIER     SKIER      COMPANY   MARKET
     GEOGRAPHIC REGION       VISITS*  VISITS      RESORTS    SHARE              COMPANY RESORTS
---------------------------  ------   -------     -----     -------   -----------------------------------
                                   (SKIER VISITS IN MILLIONS)
Northeast..................   12.4      23.7%      3.0        24.2%   Killington, Sunday River,
                                                                      Mount Snow/Haystack, Sugarloaf,
                                                                      Sugarbush, Attitash Bear Peak
Southeast..................    4.2       8.0       --         --                      --
Midwest....................    7.1      13.5       --         --                      --
Rocky Mountain.............   18.9      36.1       1.2         6.3    The Canyons, Steamboat
Pacific West...............    9.8      18.7       0.7         7.1    Heavenly
                             ------   -------     -----     -------
  U.S. Overall.............   52.4     100.0%      4.9         9.4%
                             ------   -------     -----     -------
                             ------   -------     -----     -------

------------------------

(*) Source: Kottke National End of Season Survey 1996/97 Final Report.

    United States ski resorts range from small operations which cater primarily to day skiers from nearby population centers to larger resorts which attract both day skiers and destination resort guests. Management believes that day skiers focus primarily on the quality of the skier experience and travel time, while destination travelers are attracted to the number and type of amenities available and activities offered, as well as the perceived overall quality of the vacation experience. Destination guests generate significantly higher resort operating revenue per skier day than day skiers because of their additional spending on lodging, food and other retail items over a multiple-day period.

    Since 1985, the total number of skier visits has been relatively flat. However, according to the National Ski Area Association, the number of skier visits represented by snowboarders in the United States has increased from approximately 6.4 million in the 1994-95 ski season to approximately 9.3 million in the 1996-97 ski season, an increase of approximately 45.3%. Management believes that snowboarding will continue to be an important source of lift ticket, skier development, retail and rental revenue growth for the Company.

    The Company believes that it is well-positioned to capitalize on certain favorable recent trends and developments affecting the alpine resort industry in the United States, including: (i) the 66.7 million members of the "baby boom" generation that are now approaching the 40 to 59 year age group where discretionary income, personal wealth and pursuit of leisure activities are maximized (this group is estimated to grow by 16.7% over the next 23 years);
(ii) the "echo boom" generation (children of baby boomers) is emerging as a significant economic force as they begin to enter the prime entry age for skiing, snowboarding and other "on-snow" sports; (iii) advances in ski equipment technology such as development of parabolic skis which facilitate learning and make the sport easier to enjoy; (iv) the continued growth of snowboarding as a significant and enduring segment of the industry, which is increasing youth participation in alpine sports; and (v) a greater focus on leisure and fitness. There can be no assurance, however, that such trends and developments will continue to have a favorable impact on the ski industry.

OPERATING STRATEGY

    The Company believes that the following key operating strategies will allow it to increase revenues and profitability by capitalizing on its position as a leading mountain resort operator and real estate developer.

    High Impact Capital Improvements

    The Company attracts skiers to its resorts by creating a superior skiing experience through high impact capital investments in on-mountain facilities. The Company focuses its investments on increasing lift capacity, expanding skiable terrain and snowmaking coverage, and developing other exciting alpine attractions. For example, during the last two years the Company has (i) created diverse skiing experiences such as the Oz bowl and the Jordan Bowl at Sunday River, (ii) developed above tree-line snowfields at Sugarloaf, (iii) installed heated eight-passenger high speed gondolas at Killington and The Canyons and
(iv) built one of the longest and fastest chairlifts in the world, which interconnects Sugarbush's North and South mountains. Since 1994, when the Company began implementing its acquisition strategy, the Company has significantly increased lift capacity, skiable terrain and snowmaking coverage at its resorts. The 1997 summer capital improvement budget for on-mountain improvements totals over $57.7 million, approximately $18.2 million of which will be invested at The Canyons and approximately $7.0 million of which will be invested at the Acquired Resorts.

    Integration of Investments in Resort Infrastructure and Real Estate

    The Company develops mountainside real estate that complements its investments in ski operations to enhance the overall attractiveness of its resorts as vacation destinations. Management believes that this integrated approach results in growth in overall skier visits, including multi-day visits, while generating significant revenues from real estate sales and lodging. Investment typically begins with on-mountain capital improvements such as the creation of new lifts, trails, expanded snowmaking capability, additional restaurants and improved ski schools. As resort attendance increases, the Company develops mountainside real estate to provide accommodations for the increased number of resort guests. The Company carefully manages the type and timing of real estate development to achieve capital appreciation and high occupancy of accommodations. The Company's integrated investment strategy was developed and refined at its Sunday River resort, where it has sold over 1,350 units of residential real estate since 1983. During the same period, annual skier visits at Sunday River increased from approximately 50,000 to over 550,000, representing an approximate 18% compound annual growth rate.

    Mountainside Real Estate Development

    The Company's real estate development strategy is designed to capitalize on the 7,000 acres of developable land it will control at or near its resorts and its 15 years of experience in real estate development. Including the Acquired Resorts, the Company owns or has rights to land providing the capacity to develop over 30,000 residential units.

    The Company's resort real estate development strategy is comprised of three distinct components (i) Grand Summit quartershare hotels, (ii) alpine village development and (iii) discrete resort-specific projects. Residential units in Grand Summit Hotels are sold in quartershare interval interests that allow each of four quartershare unit owners to use the unit for 13 weeks divided evenly over the year. The core commercial areas in the hotels are retained and operated by the Company and include a lobby area, a sports club, retail shops, restaurants and banquet and conference facilities. Unit owners may use the unit during their allotted weeks or make the unit available for rental by the Company under a management agreement that allows the Company to retain up to 45% of rental revenues. In addition to its Grand Summit Hotels, the Company has identified several areas for development of alpine villages unique to their resort locations that consist of carefully planned communities integrated with condominiums, luxury townhouses, single family luxury dwellings or lots and commercial properties. Each of the Company's resorts also has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort.

    Increase Revenues Per Skier

    The Company seeks to increase revenues per skier by managing ticket yields and expanding revenue sources at each resort. Management seeks to increase non-lift ticket revenue sources by increasing point-of-sale locations and sales volume through retail stores, food and beverage services, equipment rentals, skier development, lodging and property management. In addition, management believes that aggressive cross-selling of products and programs (such as the Company's frequent skier and multi-resort programs) to resort guests increases resort revenues and profitability. The Company believes it can increase ticket yields by managing ticket discounts, closely aligning ticket programs to specific market segments, offering multi-resort ticket products and introducing a variety of programs that offer packages which include tickets with lodging and other services available at its resorts. During the 1996-97 ski season, the Company increased its average yield per skier visit by approximately 2.9% as compared to the 1995-96 ski season. The Company intends to further increase revenues by implementing a property management program at the Acquired Resorts. In addition to its on-mountain activities, the Company is expanding its retail operations by establishing retail stores in strategic high traffic and recognized retail districts such as Freeport, Maine; North Conway, New Hampshire; and South Lake Tahoe, Nevada, thereby strengthening the name and image of the Company and its resorts.

    Innovative Marketing Programs

    The Company's marketing programs are designed to (i) establish a nationally recognized high quality name and image, while promoting the unique characteristics of its individual resorts, (ii) capitalize on cross-selling opportunities and (iii) enhance customer loyalty. The Company engages in joint marketing programs with nationally recognized commercial partners such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol. Management believes these joint marketing programs create a high quality image and a strong market presence on a regional and national basis. In addition, the Company utilizes loyalty based incentive programs such as the Edge Card, a private label frequent skier program in which participants receive credits towards lift tickets and other products.

    The Company utilizes a variety of marketing media including direct mail, television and the Internet. Direct mail marketing efforts include the Company's "SNO" magazine, which targets the 18 to 30 year age group and currently has a circulation of over 300,000 copies per issue. Television marketing efforts include targeted commercials and programming such as the MTV Winter Lodge, which is hosted by MTV and targets teens and young adults. Internet marketing efforts include a Company sponsored website at www.peaks.com featuring photographs and detailed information about the Company's resorts and current skiing conditions. The Company's aggregate marketing budget for fiscal 1998 is approximately $28 million, including the value of contributions from strategic commercial marketing partners.

    Capitalize on a Multi-Resort Network

    The Company's network of resorts provides both geographic diversity and significant operating benefits. The Company believes its geographic diversity
(i) reduces the risks associated with unfavorable weather conditions, (ii) insulates the Company from economic slowdowns in any particular region, (iii) increases the accessibility and visibility of the Company's network of resorts to the overall North American skier population and (iv) enables the Company to offer a wide range of mountain vacation alternatives.

    The Company believes that its ownership of multiple resorts also provides the opportunity to (i) create the industry's largest cross-marketing program,
(ii) achieve efficiencies and economies of scale in purchasing goods and services, (iii) strengthen the distribution network of travel agents and tour operators by offering a range of mountain resort alternatives, consistent service quality, convenient travel booking and incentive packages, (iv) establish performance benchmarks for operations across all of the Company's resorts, (v) utilize specialized individuals and cross-resort teams at the corporate level as resources for the entire Company and (vi) develop and implement consumer statistical and usage information and technology systems for application across all of the Company's resorts.

    Growth through Acquisitions

    Since fiscal 1994, the Company has achieved substantial growth in its business through acquisitions. The Company intends to consider future acquisitions of large well-established destination resorts as well as smaller "feeder" resorts. The Company focuses on acquiring larger resorts where it believes it can improve profitability by implementing the Company's integrated real estate development and on-mountain capital improvement strategy. The Company also believes that by acquiring smaller regional resorts which have a strong local following it can capitalize on a broader customer base to cross-market its major destination resorts. The acquisition of less developed resorts may also offer opportunities for expansion. The Company, however, is effectively prohibited from acquiring additional resorts in New England as a result of antitrust concerns.

    Historically, the Company has financed resort acquisitions through private and public offerings of debt securities. The Company expects to finance future acquisitions through a combination of internally generated funds, bank borrowings and public offerings or private placements of equity and/or debt securities. Following the Transactions, the Company will be highly leveraged. See "Risk Factors-- Substantial Leverage and Financial Risks," "--Growth Through Acquisitions; Integration of Acquired Resorts; Ability to Finance Acquisitions" and "Description of Indebtedness--The New Credit Facility."

    Expand Golf and Convention Business

    The Company is one of the largest owners and operators of resort golf courses in New England and seeks to capitalize on this status to increase off-season revenues. Sugarloaf, Killington, Mount Snow and Sugarbush all operate championship resort golf courses. The Sugarloaf course, designed by Robert Trent Jones Jr., is rated as one of the top 25 upscale courses in the country according to the May 1996 GOLF DIGEST magazine survey and one of the top 25 public courses according to the May 1996 GOLF magazine survey. In addition, a championship course designed by Robert Trent Jones, Jr. is currently under construction at Sunday River. The Company also operates eight golf schools at locations along the east coast from Florida to Maine. The Company's golf program and other recreational activities draw off-season visitors to the Company's resorts and support the Company's growing off-season convention business, as well as its real estate development operations.

RESORTS

    The following table summarizes certain key statistics of the Company's resorts after giving effect to the Company's summer 1997 capital improvement program:

                                                                                    SNOWMAKING          1996-97
                                          SKIABLE   VERTICAL             TOTAL      COVERAGE             SKIER
                                          TERRAIN    DROP                LIFTS       (% OF      SKI     VISITS
RESORT (YEAR ACQUIRED)                    (ACRES)   (FEET)    TRAILS   (HIGH-SPEED)  ACRES)    LODGES   (000S)
----------------------------------------  -------   -------   ------   ----------   --------   -----   ---------
Killington (1996).......................    1,200    3,150       212        33(6)      59.8%      8       1,000
Sunday River (1980).....................      654    2,340       126        17(4)      93.3       4         557
Mount Snow/Haystack (1996)..............      762    1,700       134        25(3)      66.0       5         560
Sugarloaf (1996)........................    1,400    2,820       110        14(2)      35.0       1         336
Sugarbush (1995)........................      432    2,650       112        18(4)      66.1       5         362
Attitash Bear Peak (1994)...............      273    1,750        60        11(1)      89.7       2         210
The Canyons (1997)......................    2,200    2,580        63         9(4)       5.0       2         100
Steamboat (1997)........................    1,879    3,668       135        21(4)      13.6       4       1,103
Heavenly (1997).........................    4,800    3,500        82        27(5)       5.7       7         693
                                          -------             ------   ----------              -----   ---------
    Total...............................   13,600              1,034      175(33)                38       4,921
                                          -------             ------   ----------              -----   ---------
                                          -------             ------   ----------              -----   ---------

    Since acquiring each of the Existing Resorts, the Company has committed its resources to create a superior skiing experience by increasing lift capacity, skiable terrain and snowmaking coverage. The following chart shows the percentage increase in lift capacity, skiable terrain and snowmaking coverage since the date of acquisition of each resort after giving effect to the Company's summer 1997 capital improvement program:

                                                                  % INCREASE IN KEY OPERATING
                                                                          CAPACITIES
                                                                FROM DATE OF RESORT ACQUISITION
                                                               ---------------------------------
                                                                LIFT
                                                               CAPACITY
                                                               (SKIERS       SKIABLE
                                                                PER          TERRAIN      SNOWMAKING
RESORT (YEAR ACQUIRED)                                         HOUR)         (ACRES)      COVERAGE
-------------------------------------------------------------  ------        -----        ------
Killington (1996)(1).........................................     11%          13%            1%
Sunday River (1980)(2).......................................     33           23            26
Mount Snow/Haystack (1996)...................................      7           --            --
Sugarloaf (1996).............................................      9           --             4
Sugarbush (1995).............................................     60            8            44
Attitash Bear Peak (1994)....................................    106           92            79
The Canyons (1997)...........................................     44           29            51
                                                               ------        -----        ------
    Weighted Average.........................................     24%          15%           15%
                                                               ------        -----        ------
                                                               ------        -----        ------

------------------------------

(1) Includes Pico Mountain ski resort.

(2) Does not include capital improvements completed prior to 1994.

EXISTING RESORTS

    KILLINGTON. Killington, located in central Vermont, is the largest ski resort in the northeast and the fifth largest in the United States, with over
1.0 million skier visits in 1996-97. Killington is a seven-mountain resort consisting of approximately 1,200 acres with 212 trails serviced by 33 lifts. The resort has a 4,241 foot summit and a 3,150 foot vertical drop. The resort's base facilities include eight full-service ski lodges, including one located at the top of Killington Peak. In December 1996, the Company acquired the Pico Mountain ski resort located adjacent to Killington and integrated the two resorts. Management believes the size and diversity of skiable terrain at Killington make it attractive to all levels of skiers and one of the most widely recognized of the Company's resorts with regional, national and international clientele.

    The on-mountain accommodations at Killington consist of approximately 4,700 beds. The off-mountain bed base in the greater Sherburne, Vermont area is approximately 12,000 beds. Killington also owns and operates 16 retail shops, 12 rental and repair shops, a travel and reservation agency and a cable television station. At the base of Pico Mountain, the Company owns a well developed retail village and a health club. Killington is a year-round resort offering complete golf amenities including an 18-hole championship golf course, a golf school, a pro shop, a driving range and a tennis school.

    Notwithstanding that it is the largest ski resort in the Northeast, the Company has identified Killington as one of its most underdeveloped resorts. Since its acquisition in June 1996, the Company has invested $20.5 million in capital improvements to update Killington's snowmaking, trail and lift systems, and to develop base facilities and real estate potential at the base areas. Major improvements and enhancements to the resort completed since June 1996 include (i) installation of two high speed quad lifts, (ii) installation of one eight-passenger high-speed gondola to service the Peak Restaurant at the Killington summit and to replace the old Killington Peak double chair and (iii) construction of a new children's center and related base area improvements. Management expects the gondola to increase summer revenues by attracting summer tourists for sightseeing and dining.

    The Company's three-year capital program for the 1998-01 ski seasons includes the interconnection of lift and trail systems between the Killington and Pico resorts. The interconnection of the two mountains will result in a 16% increase in lift capacity and an additional 110 acres (9%) of skiable terrain. Other improvements include connecting the resort to a nearby reservoir in 1998 through a 1.8 mile pipeline, which, when combined with other new water sources accessed via the pipeline, will expand snowmaking capacity by approximately 62%.

    SUNDAY RIVER. Sunday River, located in the western mountains of Maine and approximately a three-hour drive from Boston, is New England's third largest ski resort with over 550,000 skier visits in 1996-97. Extending over eight interconnected mountain peaks, its facilities consist of approximately 654 acres of skiable terrain and 126 trails serviced by 17 lifts. The resort has a 3,140 foot summit and a 2,340 foot vertical drop. The Company believes Sunday River has one of the most modern lift systems in the Northeast. Sunday River has four base lodges, one of which is located at the top of North Peak.

    The on-mountain accommodations at Sunday River consist of approximately 5,400 beds including 714 condominium units and 648 quartershare units at the Summit Hotel. The off-mountain bed base in greater Bethel, Maine totals approximately 2,000 beds. The resort owns and operates five ski shops, five full-service restaurants, four cafeteria-style restaurants and four bars. The Company also owns and operates a 67-unit inn and manages the Summit Hotel and approximately 714 condominium units. In addition, the Company is currently constructing a 588-unit Grand Summit Hotel at Sunday River's Jordan Bowl which is scheduled to open in December 1997.

    Since 1981, the Company has continually invested in capital improvements at Sunday River to expand and improve its on-mountain facilities and in real estate development. The most recently completed improvements include the creation of new skiing attractions at the Oz bowl and the Jordan Bowl which added approximately 158 acres (32%) of skiable terrain. In addition, Sunday River's 1997 capital program includes (i) installation of a new high speed quad lift to North Peak, (ii) complete renovation of its largest base lodge to improve skier amenities and increase retail and food and beverage space and (iii) an upgrade of other skier facilities located at the resort. In addition, the Company recently completed preliminary construction of a three mile scenic access road to the Jordan Bowl area and a Robert Trent Jones, Jr. championship golf course is currently under construction. Management believes that Sunday River has significant growth potential with over 325 acres of land at the base of the new Jordan Bowl area which are planned for development of extensive base facilities and a new Grand Summit Hotel. Additionally, there are over 4,000 acres of undeveloped land owned by the Company and 3,000 acres for which the Company holds purchase options that are suitable for development as skiable terrain.

    MOUNT SNOW/HAYSTACK. Mount Snow, located in Brattleboro, Vermont, the second largest ski resort in the Northeast with 560,000 skier visits in 1996-97, is the southernmost of the Company's resorts. A large percentage of the skier base for Mount Snow derives from Massachusetts, Connecticut and New York. The resort consists of two mountains separated by approximately three miles, which have been combined under single management. Its facilities consist of 134 trails and approximately 762 acres of skiable terrain serviced by 25 lifts. The resort has a 3,580 foot summit and a 1,700 foot vertical drop. The resort has five full-service base lodges.

    Mount Snow's on-mountain bed base currently consists of 1,280 beds. The off-mountain bed base in the greater Dover, Vermont area has approximately 7,300 beds. The resort owns and operates eight retail shops, four rental and repair shops, a pro shop, a country club and a nightclub. Mount Snow also headquarters the Company-owned "Original Golf School," and operates an 18-hole golf course, eight golf schools throughout the east coast, a mountain bike school, a 92-room hotel and a low-voltage local television station.

    Since its acquisition in June 1996, the Company has invested approximately $11.0 million in capital improvements to the resort, including the installation of two high speed quad chairlifts. The capital improvements for summer 1997 include $2.6 million for additional lift capacity and over $500,000 for increased snowmaking capacity and base area improvements. The Company's three-year capital program for the 1998-01 ski seasons includes four new high speed detachable quad lifts, replacing older existing lifts. The Company plans to expand Mount Snow's lodges to provide a new children's center, an expanded nightclub and more retail, food and beverage and guest service space. The Company also plans to expand snowmaking coverage, adding approximately 100 acres of snow coverage (representing an increase of approximately 20%).

    SUGARLOAF. Sugarloaf is located in Carrabassett Valley, Maine and was ranked as the number one overall ski resort in the East by the September 1997 SNOW COUNTRY magazine survey. Sugarloaf is a single mountain with approximately 1,400 acres of terrain and 110 trails covering approximately 530 acres, of which 490 acres have snowmaking coverage serviced by 14 lifts. There are approximately 870 additional acres of off-trail skiable terrain. The mountain has a 4,237 foot summit and a 2,820 foot vertical drop. Sugarloaf offers one of the largest ski-in/ski-out base villages in the Northeast, containing numerous restaurants, retail shops and an abundance of lodging. Sugarloaf is widely recognized for its challenging terrain, including its snowfields, which represent the only lift-serviced above-treeline skiing in the Northeast. As a destination resort, Sugarloaf has a broad market, including areas as distant as New York, New Jersey, Pennsylvania and Canada.

    Sugarloaf operates a year-round conference center, a cross-country ski facility and an 18-hole championship golf course designed by Robert Trent Jones, Jr., which is rated by both GOLF DIGEST and GOLF magazines as one of the top 25 public courses in the United States. Sugarloaf's slope-side ski village consists of its base lodge, two hotels, banquet facilities for up to 800 people, retail stores, a rental and repair shop, a sports and fitness club, 870 condominium units and rental homes, restaurants and an extensive recreational path network.

    Improvements currently underway at Sugarloaf include a new high speed quad chair to service lower mountain terrain and an additional fixed grip quad chair accessing the snowfields.

    SUGARBUSH. Sugarbush, located in Vermont's Mad River Valley, features the three highest mountain peaks of any single resort in the East and was ranked as the ninth most popular ski area in North America by SKIING magazine in September 1996. Extending over six mountain peaks, its facilities consist of 432 acres of skiable terrain and 112 trails serviced by 18 lifts. The resort has a 4,135 foot summit and a 2,650 foot vertical drop. The mountains are serviced by three base lodges and two summit lodges.

    The on-mountain accommodations at Sugarbush consist of approximately 2,200 beds. The off-mountain bed base within the Mad River Valley totals approximately 6,600 beds. The resort operates three ski shops, three full-service restaurants and four cafeteria-style restaurants. The Company also owns and operates the 46-unit Sugarbush Inn, manages approximately 200 condominium units, and owns and operates a championship golf course as well as a sports center and a conference center.

    Since the acquisition of Sugarbush by the Company in October 1995, the Company has invested $19.5 million in capital improvements to expand and improve its on-mountain facilities. The most recently completed improvements include four high speed quad chairlifts, a 44% increase in snowmaking capacity, the creation of new glade skiing terrain, and numerous base area improvements. In addition, in 1997 expansions are scheduled to facilities at the base of Lincoln Peak which house children's programs, rental and repair services and retail outlets. As part of management's development plan, an 8,000 square foot addition to the Gate House Base Lodge and a new full service 12,000 square foot mid-mountain lodge for the top of the Gate House Express Chairlift are proposed for 1998.

    ATTITASH BEAR PEAK. Attitash Bear Peak, located in the Mount Washington Valley, New Hampshire, is one of New Hampshire's largest ski resorts. Covering two mountain peaks, its facilities consist of 273 acres of skiable terrain and 60 trails serviced by 11 lifts. The resort has a 2,350 foot summit and a 1,750 foot vertical drop. The resort benefits from its location in the heart of New Hampshire ski country and its proximity to the Town of North Conway and the Mt. Washington valley tourist area, and is widely recognized as a family-oriented resort. The mountains are serviced by two base lodges.

    The on-mountain accommodations of Attitash Bear Peak consist of appromimately 1,700 beds. The off-mountain bed base in the Mt. Washington Valley area totals approximately 16,000 beds. The resort operates two ski shops, two full-service restaurants, three cafeteria-style restaurants and two bars.

    Since its acquisition in July 1994, the Company has invested approximately $10.0 million in capital improvements at Attitash Bear Peak. The most recently completed improvements have been the development of the new Bear Peak area, construction of a modern base lodge facility, installation of a new high speed quad lift and trails. The summer 1997 capital program at Attitash Bear Peak includes the addition of a triple-chair lift and increases in skiable terrain and snowmaking. The resort's three-year capital improvement program includes potential expansion into the Attitash bowl area and a proposed expansion into the National Forest area adjacent to the existing resort (both of which require the approval by the Forest Service), the installation of a high-speed six-passenger lift and a high-speed quad lift. In addition, in fiscal 1998 the Company expects to expand the children's center and to begin construction of a new 18-hole golf course.

    THE CANYONS. The Canyons, located in the Wasatch Mountains adjacent to Park City, Utah, is primarily an undeveloped ski resort with significant potential for future operational and real estate development. The resort generated approximately 100,000 skier visits in the 1996-97 ski season. Currently, the resort has approximately 1,700 acres of skiable terrain with an elevation of 9,380 feet and a 2,580 foot vertical drop. The area has two base lodges and two additional on-mountain restaurants.

    During the summer of 1997, the Company is investing approximately $18.2 million to develop and construct (i) an eight passenger high-speed gondola, (ii) five new quad lifts and to increase skiable terrain to approximately 2,200 acres at the resort, (iii) construction of a mid-mountain lodge which will begin operation prior to the opening of the resort on December 20, 1997. Its new Red Pine lodge will serve as the cornerstone of the Company's planned High Mountain Meadows real estate development located on a plateau at an elevation of 8,000 feet.

    Management believes the resort has significant growth potential due to its proximity to Salt Lake City, its undeveloped skiable terrain and its real estate development opportunities. The resort is located approximately 25 miles from Salt Lake City and is accessed by a major state highway. Air transportation is provided through the Salt Lake City airport, which is a major regional hub with direct access from most major domestic airports. The Salt Lake City area has been one of the fastest growing regions in the United

States over the past several years, and the Park City area has an active real estate market undergoing rapid expansion.

    The Utah Winter Sports Park, which is located immediately adjacent to the resort, is scheduled to serve as the venue for the ski jumping, bobsled and luge events in the 2002 Winter Olympic Games. Management believes the 2002 Olympic Games will provide international exposure for the resort. The five-year capital plan currently calls for substantial development of the resort to be completed prior to the 2002 Olympic Games.

    Management believes that when The Canyons is fully developed, the resort could encompass over 7,200 acres of skiable terrain consisting of 14 mountain peaks with a maximum elevation of 10,000 feet, a vertical drop of approximately 3,400 feet, 22 high speed quad ski lifts and an eight passenger high speed gondola. In addition to the $18.2 million of capital improvements for the 1997-98 ski season, the Company estimates that it will need approximately $42.0 million for on-mountain capital improvements and approximately $150 million for real estate development in order to fulfill its five-year development plan for The Canyons. The Company plans to fund such capital improvements and real estate development from operating cash flow, bank borrowings or debt and/or equity offerings. See "Risk Factors--Substantial Leverage and Financial Risks" and "Description of Indebtedness--The New Credit Facility."

ACQUIRED RESORTS

    STEAMBOAT. Steamboat is one of the premier ski resorts in the United States, ranked second overall by the September 1997 SNOW COUNTRY magazine survey and fourth nationally in skier visits for the 1996-97 ski season. Located in Steamboat Springs, Colorado and approximately three hours from Denver, Colorado, Steamboat is recognized for its "champagne" powder snow and tree skiing. In the 1996-97 ski season, Steamboat skier visits increased by 8.4%, to 1.1 million, from the 1995-96 ski season. U.S. Highway 40, a major east-west thoroughfare connecting the cities of Denver and Salt Lake City, is located approximately one mile west of the ski area. Steamboat is easily accessible by non-stop jet service from nine major United States cities to the Hayden, Colorado airport, 22 miles from the resort. Numerous daily commuter flights from Denver are also available. Steamboat has approximately 1,879 acres of skiable terrain which consists of 135 trails serviced by 21 lifts.

    Steamboat is making on-mountain improvements for the upcoming 1997-98 ski season, including the addition of a high-speed quad chairlift, additional snowmaking capacity and up to 260 acres of advanced/ expert terrain in the Pioneer Ridge area. Lodge facilities are currently located in the base area and at three other points on the mountain, Thunderhead, Four Points and Rendez Vous Saddle. Steamboat operates or leases 15 retail shops, four equipment rental shops and 17 food and beverage operations, having a total seating capacity of approximately 2,734.

    Steamboat's master plan calls for continued expansion to include Pioneer Ridge which has been approved by the Forest Service, covering a total of 960 acres, which will involve the installation of two detachable chair lifts servicing 27 open and gladed trails for intermediate and expert skiers. Expansion of Pioneer Ridge, including snowmaking covering 66 acres, will be phased in over three years. The new Morningside Park expansion was recently completed and added one fixed grip chair lift servicing designated tree skiing and open bowl skiing area for intermediate skiers. Because snowfall averages more than 335 inches per year, the natural snowpack in Morningside Park is very high due to snow blowing over a ridge and depositing in the bowl, making snowmaking unnecessary in this area. Additionally, the resort has submitted an application to the Forest Service for conceptual approval to develop approximately 960 acres of contiguous forest lands. There can be no assurance, however, that the Company's application will be approved. See "Risk Factors--Real Estate Development" and "--Growth through Resort Expansion."

    HEAVENLY. Located on the south shore of Lake Tahoe in the states of Nevada and California, Heavenly consists of two peaks with a maximum elevation of approximately 10,000 feet, a 3,500 foot vertical drop with approximately 4,800 acres of skiable terrain and 82 trails serviced by 27 lifts. Heavenly is the second largest resort in the Pacific West Region with approximately 700,000 skier visits for the 1996-97 ski season. Snowmaking covers over 268 acres of skiable terrain, representing approximately 43% of the trails. Access to the resort is primarily through the Reno Cannon International Airport and by automobile via Route 50 from San Francisco and Sacramento, California. There are three base lodges and four on-mountain lodge restaurants. There are no residential units or tourist accommodation units adjacent to the ski resort; however, there is a well developed 11,000 bed base in the greater South Lake Tahoe area.

    Heavenly's master plan was approved in 1996 and is being implemented by the Company. The plan calls for the improvement and expansion of winter and summer uses and support facilities at the resort. A six-person high-speed chairlift known as the Tamarack Express is currently under construction. Associated with the new lift will be three new ski runs, adding approximately 13 acres of new terrain. Snowmaking capacity will also be added to an existing trail serviced by the Tamarack Express. A primary objective of the plan is to refocus the primary entrance to the ski resort from the three existing base lodges (California, Stagecoach and Boulder) to the commercial core of South Lake Tahoe utilizing a new high capacity gondola. The gondola has been designed for year round sightseeing, while the top station will provide direct ski access to both the Nevada and California sides via three new lifts.

    Additional snowmaking coverage is contemplated which will increase existing coverage from approximately 268 acres to approximately 500 acres. The master plan provides for the construction of base facilities and new restaurants at Sky Meadows, East Peak Lake and California base. The Company is also contemplating an additional 1,852 food service seats through a new ski lodge at the top of the gondola and modifications to Boulder Lodge. Other proposed improvements include replacement of two existing maintenance facilities.

    The master plan also provides for eight new lifts, including the gondola, and the removal of the existing West Bowl lift. The master plan also provides for the widening of some existing trails and construction of new trails, adding approximately 117 acres of skiable terrain.

RESORT OPERATIONS

    The Company's resort revenues are derived from a wide variety of sources including lift ticket sales, food and beverage, retail sales including rental and repair, skier development, lodging and property management, golf, other summer activities and miscellaneous revenue sources. Lift ticket sales represent the single largest source of resort revenues and represent approximately 46% of total resort operations revenue for fiscal 1997.

    The following chart reflects the Company's sources of resort revenues (excluding the Acquired Resorts and The Canyons) across certain revenue categories as well as the percentage of resort revenues constituted by each category for fiscal 1997.

                                                                   FISCAL YEAR ENDED JULY 27, 1997
                                                 --------------------------------------------------------------------
REVENUE SEGMENT                                          RESORT REVENUES             PERCENTAGE OF RESORT REVENUES
-----------------------------------------------  -------------------------------  -----------------------------------

                                                          (IN MILLIONS)
Lift tickets...................................             $    77.2                                 46%
Food and beverage..............................                  20.8                                 13
Retail sales...................................                  19.9                                 12
Skier development..............................                   8.5                                  5
Lodging and property...........................                  21.6                                 13
Golf, other summer activities, and
  miscellaneous................................                  19.0                                 11
                                                              -------                                ---
        Total revenues.........................             $   167.0                                100%
                                                              -------                                ---
                                                              -------                                ---

    LIFT TICKET SALES. The Company manages its lift ticket programs and products so as to increase the Company's ticket yields. Lift tickets are sold to customers in packages including accommodations in order to maximize occupancy. In order to maximize skier visits during non-peak periods and to attract specific market segments, the Company offers a wide variety of incentive-based lift ticket programs. The Company manages its ticket yields during peak periods so as to maximize aggregate lift ticket revenues. The Company's new Magnificent 7 lift ticket program offers a multi-day, multi-resort lift ticket package and generated over $5 million in sales during the 1996-97 ski season.

    FOOD AND BEVERAGE. Food and beverage sales provide significant revenues for the Company. The Company owns and operates the food and beverage facilities at its resorts, with the exception of the Sugarloaf resort, which is under a long-term concession contract that pre-existed the Company's ownership. The Company's food and beverage strategy is to provide a wide variety of restaurants, bars, cafes, cafeterias and other food and beverage outlets. The Company's control of its on-mountain and base area food and beverage facilities allows it to capture a larger proportion of guest spending as well as to ensure product and service quality. The Company currently owns and operates over 40 different food and beverage outlets and currently has five outlets being expanded or constructed.

    RETAIL SALES. Retail revenue aids in stabilizing the Company's daily and weekly cash flows, as the Company's retail shops tend to have the strongest sales on poor weather days. Across all of its resorts, the Company owns 28 retail shops and 18 ski rental shops. The large number of retail locations operated by the Company allows it to improve margins through large quantity purchase agreements and sponsorship relationships. On-mountain shops sell ski accessories such as goggles, sunglasses, hats, gloves, skis, snowboards, boots and larger soft goods such as jackets and snowsuits. In addition, all locations offer the Company's own logo-wear which generally provides higher profit margins than other retail products. In the non-winter seasons, the shops sell mountain bikes, in-line skates, tennis equipment and warm weather apparel. In addition, the Company plans to expand its retail operations, including expanding and opening new off-site retail facilities in high traffic areas, such as stores on the Killington Access Road and in the North Conway, New Hampshire retail district, and a discount sporting goods chain with locations in Maine.

    SKIER DEVELOPMENT. The Company has been an industry leader in the development of learn to ski programs. Its Guaranteed Learn to Ski Program was one of the first skier development programs to guaranty that a customer would learn to ski in one day. The success of this program led to the development of "Perfect Turn," which management believes was the first combined skier development and marketing program in the ski industry. Perfect Turn ski professionals receive specialized training in coaching, communication, skiing and both selling related products and cross selling other resort goods and services. Perfect Turn is currently licensed to five resorts in the United States and Canada. The Company operates a hard goods marketing program at each of its resorts designed to allow customers to test skis and snowboards with ski professionals, purchase their equipment from those professionals and receive ongoing product and technological support through Perfect Turn.

    LODGING AND PROPERTY MANAGEMENT. The Company's lodging and property management departments manage its own properties as well as properties owned by third parties. Currently, the Company's lodging departments manage approximately 1,750 lodging units at the Existing Resorts. The lodging departments perform a full complement of guest services including reservations, property management, housekeeping and brokerage operations. Most resorts have a welcome center to which newly arriving guests are directed. The center allocates accommodations and provides guests with information on all of the resort's activities and services. The Company's property management operation seeks to maximize the synergies that exist between lodging and lift ticket promotions.

    The Company's real estate development program is designed to ensure the continued growth of its lodging operation. Typically, newly constructed condominiums and townhomes are sold to owners who place the units into the optional rental program managed by the Company. The resulting growth in occupancy may increase skier visits and provide an additional source of fee revenue for the Company.

MARKETING PROGRAMS

    General. The Company's marketing programs are designed to (i) build a nationally recognized high quality name and image while perpetuating the unique image of its individual resorts, (ii) capitalize on opportunities to cross-sell resorts and (iii) enhance customer loyalty. As part of its marketing strategy, the Company engages in joint marketing programs with nationally recognized commercial partners, such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol, whose target demographics complement those of the Company. Management believes these joint marketing programs provide it with advantages in creating a favorable image and market presence, both regionally and on a national basis. In addition, the Company utilizes loyalty based incentive programs such as its private label Edge Card, in which participants get credit towards resort purchases.

    PROGRAMS AND PROMOTIONS. The Company's strategy is to develop new and innovative programs and promotions to increase skier visits, ticket yields, spending per skier visit and Resort EBITDA. Management plans to focus the 1997-98 ski season programs primarily on ski weeks, fun centers and the Company's new Edge Card. The fun center program develops activities targeted at family participation in alpine sports. Fun center programs include sponsored evening activities and non-skiing and snowboarding activities that enhance the overall vacation experience, such as snow tubing, ice skating, luge, snowcat rides, arcades and outdoor evening activities. The Company's Edge Card is a private label frequent skier card through which participants gain credit toward resort purchases. This card is the central focus of the Company's loyalty based incentive programs, which it believes will help retain skiers in the Company's resort network and expand the volume and scope of information available for marketing purposes.

    MEDIA STRATEGIES. The Company utilizes both traditional marketing media such as advertisements in industry and lifestyle publications and an increasing number of traditional marketing media. Advertisements also appear in publications such as MEN'S JOURNAL, CONDE NAST TRAVELER, THE BOSTON GLOBE and OUTSIDE magazines. The Company utilizes other marketing media such as direct mail, television and the Company's Internet site at www.peaks.com.

    PROMOTIONAL PARTNERS. The Company enhances its marketing budget through forming promotional partnerships with major sponsors. Each of these sponsors is selected because of similarity in demographic profile between its customer base and that of the Company. Sponsors include Mobil, Budweiser, Pepsi/ Mountain Dew, Visa, FILA and Rossignol. Working with its promotional partners, the Company formulates television, radio and special event programs and activities that are designed to appeal to the target demographic segment.

    GROUP SALES. In addition to advertisements directed at the vacation guest, the Company's marketing activities are focused on attracting ski groups, corporate meetings and convention business. During the 1996-97 ski season, the Company's Existing Resorts and the Acquired Resorts hosted over 1,000 groups. The Company is able to attract new conference business due to its expertise in providing professional planning services, recreational activities and high quality dining and lodging facilities.

REAL ESTATE DEVELOPMENT

    General. The Company has been developing alpine resort real estate for over fifteen years as part of its integrated resort and real estate investment strategy. Since 1983, the Company has sold over 1,350 units of residential real estate at Sunday River (including condominiums, townhouses and quartershare interval ownership interests). The three components of the Company's real estate development strategy are (i) the Grand Summit quartershare hotel concept, (ii) development of alpine villages, and (iii) resort-specific discrete projects. The Company believes it has a significant real estate development pipeline over the next 10 to 15 years.

    According to industry sources, the interval ownership industry has grown at a compound annual growth rate of approximately 18% from 1980 to 1994, with interval ownership sales increasing from $490 million to $4.8 billion. According to the American Resort Development Association ("ARDA"), the median age and annual household income of an interval ownership buyer at the time of purchase are 50 years and $71,000, respectively. Industry statistics indicate that the interval ownership concept has achieved low market penetration, with approximately 3% penetration among households with income above $35,000 per year and 3.7% penetration among households earning more than $50,000 per year.

    The Company believes it has a significant competitive advantage over traditional timeshare developers due to (i) its inventory of developable real estate, (ii) the significant existing resort infrastructure in place, (iii) the relative affluence of its resort guests and (iv) the market created by guest visitation at its resorts. These factors lower land and marketing costs relative to traditional time share developers allowing the sale of longer duration intervals which differentiate the Grand Summit Hotel from traditional timeshares.

    The following table summarizes certain key statistics relating to each of the Company's resort real estate holdings as of September 19, 1997 added since the Company acquired each respective resort.

                                                   RESIDENTIAL UNITS
                                -------------------------------------------------------
                                DEVELOPMENT
                                COMMENCEMENT                                 RESERVED
                                   DATES                                        FOR
                                  (FISCAL               UNDER                 FUTURE
RESORT                             YEAR)       SOLD   DEVELOPMENT(1) PRE-SOLD DEVELOPMENT(2)
------------------------------  ------------   -----  ----------   ------   -----------
Sunday River..................      1982       1,362        892      256         4,894
Sugarbush.....................      1996        --          420      170         2,150
Attitash Bear Peak............      1996         124        880        3           219
Killington....................      1997        --          508      213        11,282
Mount Snow/Haystack...........      1997        --          540      203         2,308
The Canyons...................      1997        --          880     --           5,992
Sugarloaf.....................      1998        --          160     --           1,820
Steamboat.....................      1998        --          468     --           3,005
Heavenly......................      1998        --          320     --              30
                                               -----      -----    ------   -----------
Total.........................                 1,486      5,068      845        31,700
                                               -----      -----    ------   -----------
                                               -----      -----    ------   -----------


                                     COMMERCIAL SPACE (SQUARE FT)
                                --------------------------------------
                                                          RESERVED FOR
                                               UNDER         FUTURE
RESORT                          COMPLETED   DEVELOPMENT(1) DEVELOPMENT(2)
------------------------------  ---------   -----------   ------------
Sunday River..................   206,000        33,900        216,500
Sugarbush.....................     1,800        32,800         30,200
Attitash Bear Peak............    40,800            --         60,000
Killington....................    17,000        38,300        349,400
Mount Snow/Haystack...........     2,200        43,000        169,600
The Canyons...................     --           14,900        406,100
Sugarloaf.....................     --           --            120,000
Steamboat.....................     --           30,000        203,300
Heavenly......................     --           --            122,500
                                ---------   -----------   ------------
Total.........................   267,800       192,900      1,677,600
                                ---------   -----------   ------------
                                ---------   -----------   ------------

------------------------

(1) Includes all units or commercial space currently under construction or in the permitting process. Completed but unsold units, currently totalling 293, are all located at Attitash Bear Peak. None of the other units identified in the table as under development have been completed.

(2) Based on, among other things, the Company's capital and development plan for the next 10 to 15 years, the Company's estimates for projected demand of units and the availability of developable acreage. There can be no assurance, however, that the Company will undertake or have adequate financing to complete such development or that the Company will receive all necessary licenses, permits and regulatory approvals. See "Risk Factors--Real Estate Development."

    GRAND SUMMIT HOTELS. The Grand Summit Hotel is a unique interval ownership product which is based on the Company's successful Summit Hotel at its Sunday River resort. Each hotel is a condominium consisting of both residential and commercial units and includes: a three-level atrium lobby, two or more restaurants, retail space, a grand ballroom, conference space, a health club with an outdoor heated pool and other recreational amenities. The commercial space is retained by the Company and used to operate the core hotel business, while the residential units are sold in quartershare interests. Each quartershare consists of a 13-week ownership interest spread evenly across the year. At the Company's Sunday River Hotel, owners utilize the unit for an average of approximately three weeks out of a possible 13 weeks. Weeks that are not used by an owner are typically dedicated to the Company's optional rental program for rental to a third party on terms allowing the Company to retain up to 45% of gross rental revenue. Consequently, the Company benefits from revenue generated by (i) the sale of units, (ii) the recurring revenues from lodging rental revenue and (iii) other hotel and commercial operations.

    Quartershare owners participate in Resort Condominium International ("RCI"), the world's largest vacation interval exchange program. In a 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, the "exchange opportunity" was cited by purchasers of vacation intervals as one of the most significant factors in determining whether to purchase a vacation interval. Participation in the RCI program allows the Company's quartershare owners to exchange their occupancy right for an occupancy right in one of approximately 3,000 participating resorts worldwide. Grand Summit Hotels are rated in

RCI's highest exchange category, the Gold Crown Club, which permits the owner to exchange their interest for an interval at RCI's finer properties.

    The Company intends to operate an internal exchange program within its expanding Grand Summit Hotel network. The Company expects that the opportunity to exchange intervals at any of its resorts nationwide will enhance its loyalty programs, cross-marketing of resorts and unit sales opportunities.

ALPINE VILLAGE DEVELOPMENT

    The Company is currently in the planning and permitting stage of developing alpine villages at The Canyons, Killington and Sunday River's Jordan Bowl. Each village will be characterized by its proximity to resort facilities, ski in/ski out access, dramatic landscape and resort specific design and architecture.

    THE CANYONS. Two distinct areas at The Canyons are in the permitting process for resort village development. One area consists of approximately 350 acres in the base area, 150 acres of which are controlled by the Company. The second area is the Company's High Mountain Meadows development consisting of approximately 120 acres located on a mid-mountain plateau at an elevation of over 8,000 feet. The base area is under a long-term lease that provides an option to purchase fee title to parcels within that area. The Company is negotiating a similar arrangement with the owner of the mid-mountain plateau area. The base area development is currently in the master planning process with county authorities. The base village will be a mix of residential and commercial space arranged in six neighborhoods designed to create an integrated base area community, anchored by a Grand Summit Hotel. The master plan provides for the integrated development of 150 acres of Company-controlled property, as well as approximately 200 acres of surrounding property owned by unrelated third parties who have elected to participate in the village development.

    The High Mountain Meadows development presents an opportunity to develop a mid-mountain base area surrounded by six of the resort's 14 mountain peaks. The mid-mountain village will be accessed by a four-mile scenic drive and an eight-passenger, high-speed heated gondola currently under construction. The village will serve as the base for skiing the surrounding mountains, creating access to an additional 2,000 vertical feet of skiable terrain. The primary lodge, the Red Pine Lodge, is currently under construction at the mid-mountain development and is expected to be completed for the 1997-98 ski season. The Company proposes to commence construction of a Grand Summit Hotel in Summer 1998. The village will consist of approximately two million square feet of compact, high density residential and commercial development. The development will be principally a pedestrian village characterized by resort lodging, luxury condominiums and ranches and mountain recreation properties.

    The zoning for the base area and High Mountain Meadows development is being revised in connection with a complete amendment of the county's general plan. The proposed amendment would permit extensive development in each area. Adequate sewer and water capacity are available in close proximity to the resort; however, such capacity must be purchased from third party vendors and the Company must construct the necessary infrastructure for transport to both developments. See "Risk Factors--Required Development at The Canyons; Historical Losses of Wolf."

    KILLINGTON BASE AREA. In May 1997, the Company entered into an agreement with the State of Vermont to exchange essential wildlife habitat owned by the Company for approximately 1,050 acres of undeveloped land centrally located in the base area. As part of the Company's proposed development plan for Killington, this parcel will be combined with an existing 400 acre planned unit development adjacent to Killington's golf facilities and the resort's primary base area. The Company has retained Snow Engineering, an internationally recognized resort and mountain planning firm, to assist in the master planning of the village. The 400 acre planned unit development is specifically zoned for commercial development. The village will integrate four "neighborhoods" into a planned community containing a variety of real estate uses. The 1,050 acres to be acquired from the State must be rezoned to accommodate the planned development. The City of Rutland, Vermont and certain environmental groups traditionally active in ski resort development have entered into a memorandum of understanding designating the area as a growth zone to be utilized for development.

    The Company believes that adequate water is available from nearby wells for both projects. Sewer capacity will be provided through the Company's connection, currently under construction, to a municipal sewer system with 600,000 gallons per day excess capacity.

    JORDAN BOWL AT SUNDAY RIVER. Jordan Village will be located on approximately 1,100 acres of a 4,000 acre undeveloped parcel owned by the Company at the western end of the existing resort and the center of the Company's landholdings. The village will rest at the base of the Jordan Bowl, one of the resort's most popular skiing areas. Development of Jordan Village began with the construction of a scenic four-mile access road from the existing resort center to the Jordan Village area and commencement of construction of a ski-in/ski-out 220-unit Grand Summit Hotel, which is expected to be operational during the 1997-98 ski season. Construction of a Robert Trent Jones, Jr. championship golf course also began in Summer 1997.

    The master plan for the area also contemplates a high density village surrounded by neighborhoods consisting of luxury townhouses and detached single family dwellings.

    The Jordan Bowl area is zoned for village development. No density restrictions apply to the area. The Company believes adequate water is available for contemplated development and Sunday River's sewage treatment facility has sufficient capacity to allow completion of the planned development of the resort.

OTHER RESORT DEVELOPMENT

    Each of the Company's resorts has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort. There can be no assurances, however, that the Company will successfully pursue any of the development opportunities described below.

    STEAMBOAT. The Company believes that the real estate development potential at Steamboat is among the most significant of its resorts. The Company has acquired 168 acres of real estate held for development at or near the base area. Included in these properties are several locations the Company has targeted for development, including (i) a 26 acre parcel centrally located in Steamboat's Village Commercial Center, which is zoned for commercial development, (ii) a 47 acre site with potential ski-in/ski-out access located at Tennis Meadows, which could support a Grand Summit Hotel and related development and (iii) a 20 acre site zoned for over 275 units together with commercial development. The Company is also a 50% partner in Country Club Highlands Partnership, a residential development located at the Sheraton Golf Club consisting of 142 lots being built in several phases, of which 49 lots and 38 townhouse units remain to be developed.

    SUGARLOAF. Development plans have begun for the expansion of an existing hotel, a new Grand Summit Hotel, a high density condominium development and commercial space as an expansion to the existing alpine village. There are several planned developments including single family homes around the 18-hole Robert Trent Jones, Jr. championship golf course. Sugarloaf has over 1,100 acres of land held for development.

    MOUNT SNOW/HAYSTACK. There are several undeveloped sites at Mount Snow/Haystack with potential for future projects including renovation of the current base lodge, a 21 acre parcel which could support up to 72 three-bedroom units with direct ski lift access, and a two acre parcel for a convention center. Mount Snow/Haystack also owns an 800 acre parcel slated for a proposed golf course expansion, which could create the opportunity for substantial golf course frontage real estate development. In addition, there are approximately 30 acres of developable land at the base of Haystack.

    KILLINGTON. In addition to the development of Killington's alpine village and Grand Summit Hotel, there are three distinct real estate parcels available for development. At the base of the Skyeship Gondola, there is a 165 acre site commercially zoned for a 150-room hotel and 40,000 square feet of commercial real estate, or for up to 200 townhouse duplexes. At the Falls Brook area, located at Bear Mountain, there are approximately 376 acres available for real estate development. A chair lift and ski trails serve a major portion of the site. In addition, an 11 acre parcel with several hundred feet of frontage on U.S. Route 4 is zoned for single and multi-family dwellings, hotels, motels and lodging, office, retail space and restaurants.

SYSTEMS AND TECHNOLOGY

    Information Systems. The Company's information systems are designed to improve the ski experience through the development of more efficient guest service products and programs. The Company is currently implementing a comprehensive $3.2 million system and technology plan including (i) a radio frequency lift ticket scanning system that provides more accurate tracking, control and information on all ticket products, (ii) a direct-to-lift access system that allows skiers to bypass the ticket window and proceed directly to the lift with an individualized radio frequency card that directly debits their credit or frequent-skier card, (iii) a resort-wide guest charging system utilizing individualized credit cards that can be used to charge goods and services at most of the Company's facilities, (iv) an integrated customer database that tracks information regarding guest preferences and product purchasing patterns, (v) an extensive data communications network linking most point-of-sale locations through a central database, (vi) a central reservations system for use in the resort's rental management business and (vii) a skier development reservation and instructor scheduling system that simplifies the booking process and allows for optimal utilization of instructors.

    SNOWMAKING SYSTEMS AND TECHNOLOGY. The Company believes it operates the largest consolidated snowmaking operation in existence. Including the 1997 expansion currently underway, it has approximately 3,000 acres of snowmaking coverage. The Company's proprietary snowmaking software program enables it to produce what management believes is the highest quality man-made snow in the industry. The Company's snowmaking capability can be implemented at its western resorts resulting in an extended season and reliable snow conditions and consistent quality surfaces during unfavorable weather conditions.

    All of the Company's snowmaking systems are operated via computer-based control using industrial automation software and a variety of state of the art hardware and instrumentations. The Company utilizes an efficient ground based, tower based and fully automated snowgun nozzle technology and has developed software for determining the optimal snowmaking nozzle setting at multiple locations on the mountain. This system monitors the weather conditions and system capacities and determines the proper operating water pressure for each nozzle, eliminating guesswork and ensuring the ideal snow quality. The Company refers to this ideal quality product as "Retail Snow," a high quality, durable skiing surface with top to bottom consistency. All of the snowmaking systems are networked to provide the ability to view information from multiple locations within its resort network. Another unique feature of the Company's system is the current display of trail status, lift status, weather conditions and other various on mountain information at locations throughout each resort. Much of this information will also be available on the world wide web at the Company's and its individual resorts' web sites for the 1997-98 season.

LEASED PROPERTIES

    The Company's operations are wholly dependent upon its ownership or control over the real estate constituting each resort. The following summarizes non-owned real estate critical to operations at each resort. Management believes each of the following leases, permits or agreements is in full force and effect and that the Company is entitled to the benefit of such agreements.

    Sunday River leases approximately 1,500 acres, which constitute a substantial portion of its skiable terrain, under a 50-year lease terminating on October 14, 2030. The lease renews automatically thereafter on a year-to-year basis unless terminated by either the lessor or lessee.

    The Sugarbush resort uses approximately 1,915 acres pursuant to a special use permit issued by United States Forest Service dated May 17, 1995. The permit has a 40-year term expiring April 30, 2035. The special use permit has a renewal option which provides that it may be renewed if the use of the property remains compatible with the special use permit, the site is being used for the purposes previously authorized, and the ski area has been continually operated and maintained in accordance with all the provisions of the permit.

    Mount Snow leases approximately 1,315 acres which constitute a substantial portion of its skiable terrain. Of this total, 893 acres are occupied by Mount Snow pursuant to a special use permit granted by the United States Forest Service dated November 29, 1989. The permit has a 40-year term expiring December 31, 2029, which is subject to renewal at the option of Mount Snow if certain renewal conditions are satisfied. Mount Snow also leases 252 acres, which constitute a portion of its skiable terrain, from the Town of Wilmington, Vermont. The lease expires November 15, 2030. There are no renewal options. In addition, Mount Snow leases approximately 169 acres from Sargent Inc. pursuant to two separate leases expiring September 30, 2018 and March 31, 2025, respectively. Each lease can be renewed for an additional 30-year term. Mount Snow also has the option to purchase the leased property and a right of first refusal in the event Sargent Inc. receives a bona fide offer for the leased properties.

    Attitash Bear Peak uses approximately 281 acres of its skiable terrain pursuant to a special use permit issued by the United States Forest Service dated July 19, 1994. The permit has a 40-year term expiring July 18, 2034, which is renewable subject to certain conditions. In addition, Attitash Bear Peak leases a portion of its parking facilities under a lease expiring December 31, 2003. Attitash Bear Peak has the option to purchase this leased property at any time during the lease term.

    Killington leases approximately 2,500 acres from the State of Vermont. A substantial portion of that property constitutes skiable terrain. The initial lease was for an initial 10-year term which commenced in 1960. The lease contains nine 10-year renewal options. Killington exercised the renewal option in 1970, 1980 and 1990. Assuming continued exercise of Killington's option, the lease ultimately expires in the year 2060. The lease is subject to a buy-out option retained by the State of Vermont, as landlord. At the conclusion of each 10-year term (or extended term) the State has the option to buy out the lease for an amount equal to Killington's adjusted capital outlay plus 10% of the gross receipts from the operation for the preceding three years. Adjusted capital outlay means total capital expenditures extending back to the date of origin of the lease depreciated at 1% per annum, except that non-operable assets depreciate at 2% per annum. This buy-out option will next become exercisable in the year 2000. Although the Company has not had confirmation from Vermont state officials, it has no reason to believe that the State intends to exercise the option at that time.

    The Sugarloaf resort leases the Sugarloaf Golf Course from the Town of Carrabassett Valley, Maine pursuant to a lease dated June 3, 1987. The lease term expires December 2003. Sugarloaf has an option to renew the lease for an additional 20-year term.

    The Canyons leases approximately 2,100 acres, including most of the base area and a substantial portion of the skiable terrain, under a lease from Wolf Mountain Resorts, L.L.C. The initial term of this lease is 50 years expiring July 2047, with an option to extend for three additional terms of 50 years each (the "Wolf Lease"). The lease provides an option to purchase (subject to certain reconveyance rights) those portions of the leased property that are intended for residential or commercial development at a cost of 11% of the full capitalized cost of such development. The Wolf Lease includes a sublease of approximately 807 acres, which constitutes the area for the planned mid-mountain village and a substantial portion of skiable terrain, from the State of Utah School and Institutional Trust Land Administration, which terminates January 1, 2027. The sublease is being renegotiated as a direct lease extending its term to the year 2078 and provides an option to purchase those portions of the mid-mountain village area that are intended for real estate development at a cost of 25% of their fair market value on an undeveloped basis. The Wolf Lease also includes a sublease of certain skiable terrain owned by the Osguthorpe family. The Company has established certain additional ski development rights under a direct agreement with the Osguthorpe family. The ski development rights for approximately 3,000 acres of skiable terrain targeted for development by the Company are contained in a development agreement with Iron Mountain Associates, LLC, which agreement effectively constitutes a lease of all skiable terrain for a term ending September 13, 2094.

    Heavenly uses approximately 1,543 acres of its skiable terrain located in California and Nevada pursuant to special use permit issued by the United States Forest Service dated December 18, 1990. The permit expires on August 5, 2029. Heavenly uses approximately 2,000 acres of additional skiable terrain in Nevada pursuant to a special use permit dated December 18, 1990. The permit expires on August 5, 2029.

    Steamboat uses approximately 2,644 acres, a substantial portion of which is skiable terrain, pursuant to a special use permit issued by the United States Forest Service. The permit expires on August 31, 2029. Under Steamboat's existing master plan, an additional 958 acres of contiguous National Forest lands is expected to be added to the permitted area.

COMPETITION

    The ski industry is highly competitive. The Company competes with mountain resort areas in the United States, Canada and Europe. The Company also competes with other recreation resorts, including warm weather resorts, for the vacation guest. In order to cover the high fixed costs of operations associated with the ski industry, the Company must maintain each of its regional, national and international skier bases. The Company's prices are directly impacted by the variety of alternatives presented to skiers in these markets. The most significant competitors are resorts that are well capitalized, well managed and have significant capital improvement and resort real estate development programs.

    The Company's resorts also face strong competition on a regional basis. With approximately three million skier visits generated by its northeastern resorts, competition in that region is an important consideration. The Company's northeastern markets are the major population centers in the northeast, particularly eastern Massachusetts, northern Connecticut, New York and northern New Jersey. For example, skier origin data collected at Sunday River indicates that approximately 43% of its weekend skiers reside in Massachusetts. Similar data collected at Killington and Mount Snow indicate that approximately 23% and 35%, respectively, of their weekend skiers reside in New York, with high concentrations from Massachusetts, Connecticut, New Jersey and Vermont. The Colorado, Utah and California ski markets are also highly competitive.

EMPLOYEES AND LABOR RELATIONS

    The Company employs approximately 6,300 employees at peak season and approximately 1,200 persons full time. None of the Company's employees are covered by any collective bargaining agreements. The Company believes it has good relations with its employees.

GOVERNMENT REGULATION

    The Company's resorts are subject to a wide variety of federal, state and local laws and regulations relating to land use environmental/health and safety, water resources, air and water emissions, sewage disposal, and the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes, and other environmental matters. While management believes that the Company's resorts are currently in material compliance with all land use and environmental laws, failure to comply with such laws could result in costs to satisfy environmental compliance and/or remediation requirements or the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. Phase I environmental assessments have been completed on all nine resort properties. The reports identified areas of potential environmental concern including the need to upgrade existing underground storage tanks at several facilities and to potentially remediate petroleum releases. In addition, the Phase I environmental assessment for The Canyons indicated some soil contamination in areas where underground storage tanks have been removed. At this point, the extent or significance of the contamination at that site is unknown. The reports did not, however, identify any environmental conditions or non-compliance at any of the resorts, the remediation or correction of which management believes would have a material adverse impact on the business or financial condition of the

Company or results of operations or cash flows. The Killington resort has been identified by the U.S. Environmental Protection Agency (the "EPA") as a potentially responsible party at two sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"). Killington has entered into a settlement agreement with the EPA at one of the sites, the Solvents Recovery Service of New England Superfund site in Southington, Connecticut. Killington recently rejected an offer to enter into a de minimis settlement with the EPA for the other site, the PSC Resources Superfund Site in Palmer, Massachusetts. The Company believes that its liability for these Superfund sites, individually and in the aggregate, will not have a material adverse effect on the business or financial condition of the Company or results of operations or cash flows.

    The Company believes it has all permits, licenses and approvals from governmental authorities material to the operation of the resorts as currently configured. The Company has not received any notice of material non-compliance with permits, licenses or approvals necessary for the operation of any of its properties.

    The purchase of the Acquired Resorts is subject to the satisfaction of certain covenants and conditions, including those related to environmental and land-use development issues. The Company is not aware of any environmental issues or conditions related to the Acquired Resorts which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Company or results of operations or cash flow.

    The capital programs at the resorts will require permits and approvals from certain federal, state and local authorities. The Company's operations are heavily dependent upon its continued ability, under applicable laws, regulations, policies, permits, licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and service the other needs of its facilities, and otherwise to conduct its operations. There can be no assurance that new applications of existing laws, regulations and policies, or changes in such laws, regulations and policies will not occur in a manner that would have a material adverse effect on the Company, or that important permits, licenses or agreements will not be canceled, not renewed, or renewed on terms no less favorable to the Company. Major expansions of any one or more resorts could require the filing of an environmental impact statement under environmental laws and applicable regulations if it is determined that the expansion has a significant impact upon the environment and could require numerous other federal, state and/or local approvals. Although the Company has consistently been successful in implementing its capital expansion plans, no assurance can be given that necessary permits and approvals will be obtained.

    The Company's marketing and sales of interval ownership interests is subject to extensive federal and state government regulation. See "Risk
Factors--Regulation of Marketing and Sales of Quartershares; Other Laws."

LEGAL PROCEEDINGS

    The Company currently and from time to time is involved in litigation arising in the ordinary course of its business. The Company does not believe that it is involved in any litigation that will, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations or cash flows.

    Each of the resort operating companies have pending and are regularly subject to suits with respect to personal injury claims related principally to skiing activities at such resort. Each of the operating companies maintains liability insurance that the Company considers adequate to insure claims related to usual and customary risks associated with the operation of a ski resort. The Company operates a captive insurance company authorized under the laws of the State of Vermont, which provides liability and workers' compensation coverage for its resorts located in Vermont.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, their ages and their respective positions with the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Leslie B. Otten......................................          48   Director, President and Chief Executive Officer

Thomas M. Richardson.................................          44   Director, Senior Vice President, Chief Financial
                                                                    Officer and Treasurer

Christopher E. Howard................................          40   Director, Senior Vice President, Chief Administrative
                                                                    Officer, General Counsel and Clerk

Burton R. Mills......................................          44   Senior Vice President--Mountain Operations

G. Christopher Brink.................................          44   Senior Vice President--Marketing

Warren C. Cook.......................................          52   Senior Vice President--Resort Operations

W. Scott Oldakowski..................................          34   Vice President--Real Estate Sales

Michael Meyers.......................................          44   Vice President--Real Estate Development

    Each officer serves at the discretion of the Board of Directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal. There are no family relationships among any of the directors or executive officers of the Company. Following the consummation of the Offering, the Company intends to appoint two independent directors.

    LESLIE B. OTTEN, Director, President and Chief Executive Officer. In 1970, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten became Assistant General Manager of Sunday River in 1972 and became General Manager of Sunday River in 1974. He has been a director and the President and Chief Executive Officer of the Company (or a subsidiary of the Company) since 1980. Mr. Otten is currently a director and was previously chairman of the Portland Museum of Art, the Maine Chamber and Alliance, Maine Handicap Skiing, Gould Academy (a private secondary school) and Project Opportunity (a higher education scholarship program).

    THOMAS M. RICHARDSON, Director, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Richardson joined the Company in the spring of 1993 as Vice President of Finance and Base Operations and has served in his present position since July 1996. From 1992 until joining the Company, he worked at Loon Mountain Recreation Corporation (a ski resort operator) as Treasurer and Director of Food, Beverage and Tickets. From 1983 to 1992, Mr. Richardson worked at S-K-I Ltd. (an owner of ski resorts) as an Internal Auditor, Accounting Manager and Division Controller at Killington. Mr. Richardson serves on the Economic Committee of the National Ski Area Association.

    CHRISTOPHER E. HOWARD, Director, Senior Vice President, Chief Administrative Officer, General Counsel and Clerk. Mr. Howard joined the Company in 1996 after serving as the Company's outside counsel. Prior to joining the Company, Mr. Howard was a partner in the law firm of Pierce Atwood where he practiced in the firm's corporate department since 1982.

    BURTON R. MILLS, Senior Vice President--Mountain Operations. Mr. Mills has spent his entire 22-year career with the Company (or its predecessor), serving in his present capacity since July 1996. Prior thereto, he served as Vice President of Mountain Operations.

    G. CHRISTOPHER BRINK, Senior Vice President--Marketing. Mr. Brink has been with the Company since 1993 and in his present capacity since July 1996. Prior to joining the Company, Mr. Brink served from 1991-1993 as a director of off-site sale centers for Marriott Vacation Ownership, Inc.

    WARREN C. COOK, Senior Vice President--Resort Operations. Mr. Cook joined the Company in 1996 as Managing Director of Sugarloaf Mountain Corporation (a subsidiary of the Company). Since January 1997 he has served in his present capacity with the Company. From 1986 to 1996 he was chief executive officer and general manager of Sugarloaf, USA (a ski resort operator).

    W. SCOTT OLDAKOWSKI, Vice President--Real Estate Sales. Mr. Oldakowski started working for the Company in 1991 as an independent consultant on the Summit Hotel project before being hired as Director of Real Estate in 1993. He became Vice President of Real Estate Sales for the Company in 1995. From 1986 to 1991, he served as Director of Sales and Marketing at multiple resorts for Dunes Marketing Group, a resort development firm.

    MICHAEL MEYERS, Vice President--Real Estate Development. Mr. Meyers joined the Company in April 1995 and has led the master planning, permitting and development of five hotels for Grand Summit Resort Properties, Inc., a subsidiary of the Company. From 1989 to 1993, Mr. Meyers was a Vice President at Stanmar Development, a real estate development firm. Immediately prior to joining the Company, he was chief operating officer from 1993 to 1995 for Massachusetts Industrial Finance Agency (a bond issuer for borrowers consisting of commercial, industrial and charitable organizations or entities).

EMPLOYMENT AGREEMENTS

    In August 1994, Warren Cook entered into an employment agreement with Sugarloaf Mountain Corporation ("SMC"). The employment agreement provides that Mr. Cook will act as President of SMC for a term of five years and a base salary of $120,000 per year (subject to customary salary increases), plus an annual bonus. In addition, under Mr. Cook's employment agreement, he is entitled to participate in SMC's employee benefit plans. If Mr. Cook's employment is terminated for any reason, other than Mr. Cook's gross mismanagement, he will be entitled to a cash payment equal to the greater of 50% of the compensation he would have received over the remaining term of the agreement or his annual salary and bonus for the year in which the termination occurs.

    In August 1996, Christopher Howard entered into an employment agreement with ASC East. The employment agreement provides that Mr. Howard will act as Chief Administrative Officer and General Counsel of ASC East for a base salary of $150,000 per year (subject to salary increases based on inflation reflected in the Consumer Price Index), plus an annual bonus equal to the greater of $50,000 or .1875% of the combined ski and lodging and real estate EBITDA of ASC East. In addition, under Mr. Howard's employment agreement, he is entitled to participate in ASC East's employee benefit plans. If Mr. Howard's employment is terminated
(i) involuntarily, he is entitled to receive his annual salary and bonus for the year in which the termination occurs or (ii) in connection with a sale of ASC East, he is entitled to receive two times his annual base salary and bonus for the year in which the sale occurs.

BOARD COMMITTEES

    Upon the appointment of the independent directors, the Board of Directors intends to establish a Compensation Committee, an Audit Committee and an Options Committee. The Compensation Committee, in conjunction with the entire Board of Directors, will make recommendations concerning salaries and incentive compensation for employees of and consultants to the Company. The Audit Committee, in conjunction with the entire Board of Directors, will review the results and scope of the audit and other services provided by the Company's independent public accountant and will be comprised solely of the Company's independent directors. The Options Committee will administer and interpret the Stock Option Plan.

DIRECTOR COMPENSATION

    The Company will reimburse each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. Directors will receive $5,000 for attendance at each meeting of the Board, unless attendance is via telephone. The Company will grant options to purchase 2,500 shares of Common Stock to non-employee directors upon their election and re-election to the Board of Directors. The stock options will have a term of 10 years and the option price will be no less than the fair market value as of the date of the grant.

EXECUTIVE COMPENSATION

    The following table shows remuneration paid or accrued by the Company during the fiscal year ended July 27, 1997 to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company (together, the "Named Executive Officers") for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                     SECURITIES UNDERLYING
                                                              ANNUAL COMPENSATION         OPTIONS TO
                                                                                     PURCHASE COMMON STOCK
                                                             ---------------------        OR CLASS A            ALL OTHER
NAME AND PRINCIPAL POSITION                     FISCAL YEAR    SALARY      BONUS         COMMON STOCK         COMPENSATION
----------------------------------------------  -----------  ----------  ---------  -----------------------  ---------------
Leslie B. Otten...............................        1997   $  350,000  $      --                --            $      --
  President and Chief Executive Officer
Thomas M. Richardson..........................        1997      170,000         --                --                   --
  Senior Vice President, Chief Financial
  Officer and Treasurer
Warren C. Cook................................        1997      133,770         --                --                   --
  Senior Vice President-Resort Operations
Burton R. Mills...............................        1997      170,000         --                --                   --
  Senior Vice President--Mountain Operations
G. Christopher Brink..........................        1997      170,000         --                --                   --
  Senior Vice President--Marketing

STOCK OPTION PLAN

    Under the Company's Stock Option Plan, 5,688,699 shares of Common Stock are reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed to attract, retain and motivate directors and key employees. The Options Committee of the Board of Directors of the Company (the "Options Committee") will administer and interpret the Stock Option Plan. The Company intends to administer the Stock Option Plan in compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, with the intended result that certain amounts paid which are taxable as income to holders of stock options granted pursuant to such Stock Option Plan will be deductible by the Company for federal income tax purposes.

    Both incentive stock options and non-qualified stock options may be granted under the Stock Option Plan on such terms and at such prices as determined by the Options Committee pursuant to the requirements of applicable law. The per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. Future grants of stock options are expected to have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option is for a term of not less than five years or more than 10 years, as determined by the Options Committee. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

    The Company has granted options to purchase an aggregate of 2,475,235 shares of the Common Stock with exercise prices ranging from $2.00 per share to the offering price of the Common Stock per share.

    The Stock Option Plan provides that all of an employee's options will become exercisable in full immediately upon termination of employment because of death or permanent disability, and provides that the Options Committee in its discretion may permit accelerated exercisability upon an employee's early retirement (at age 55 or over or after five years of employment).

    In the event of a "change in control" (as defined in the Stock Option Plan) all outstanding options will be exercisable in full for 30 days prior to such event and will terminate upon consummation of such event, unless assumed or replaced by other options in connection with such event.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options to the Named Executive Officers as of the date hereof.

                               NUMBER OF SHARES     % OF TOTAL                                  VALUE OF UNEXERCISED
                                  OF COMMON       OPTIONS GRANTED                              IN-THE- MONEY OPTIONS
                               STOCK UNDERLYING         TO                                        AT JULY 27, 1997
                                   OPTIONS         EMPLOYEES IN     EXERCISE    EXPIRATION   --------------------------
NAME                               GRANTED          FISCAL YEAR       PRICE        DATE           5%           10%
----------------------------  ------------------  ---------------  -----------  -----------  ------------  ------------
Leslie B. Otten.............    1,853,197 shares          74.9%     $   18.50     08/01/07             --            --
Thomas M. Richardson........      100,334 shares           4.1%     $    2.00     08/01/07   $  2,895,568  $  4,686,498
Burton R. Mills.............       80,243 shares           3.2%     $    2.00     08/01/07   $  2,315,756  $  3,748,068
G. Christopher Brink........       80,243 shares           3.2%     $    2.00     08/01/07   $  2,315,756  $  3,748,068
Warren C. Cook..............       40,121 shares           1.6%     $    2.00     08/01/07   $  1,157,863  $  1,874,010

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1996, Sunday River Skiway Corporation, a subsidiary of the Company ("SRSC"), issued an unsecured demand note to Mr. Otten obligating SRSC to pay to Mr. Otten a total of $5.2 million. Interest on the note is calculated at 5.4% per annum. The note was issued to Mr. Otten for an amount equal to the income taxes to be paid by him in 1996 and 1997 with respect to SRSC's income as an S corporation which was converted to a C corporation. The remaining principal amount of such note as of September 1, 1997 was approximately $1.9 million.

    Christine Otten, Mr. Otten's spouse, is employed by the Company as its director of retail buying and is principally involved in its retail sales activities. During fiscal years 1995, 1996 and 1997, Ms. Otten received total compensation of $53,584, $54,577 and $51,600, respectively.

    Western Maine Leasing Co., a corporation wholly owned by Mr. Otten, presently leases items of heavy equipment to Sunday River under short-term leases on terms believed by management to be comparable to those that could be obtained by Sunday River from unaffiliated lessors of such equipment. In fiscal 1995, 1996 and 1997, payments under such leases totaled $34,000, $36,200 and $36,700, respectively.

    The Company provides lodging management services for Ski Dorm, Inc., a corporation owned by Mr. Otten and his mother, which owns a ski dorm located near the Sunday River resort, on terms believed by management to be comparable to those that would be offered by the Company to unaffiliated entities. In fiscal 1995, 1996 and 1997, payments by Ski Dorm, Inc. to Sunday River totaled $83,000, $90,000 and $87,000, respectively. In addition, Ski Dorm, Inc. issued a promissory note in 1995 in the principal amount of $265,000, of which $250,000 was outstanding at July 27, 1997. Such note is secured by a mortgage on land and a building. Interest on the note is charged at the prime rate plus 1- 1/2% and principal and any accrued interest are due in December 1999.

    Sunday River Land Holdings, Inc., a company wholly owned by Mr. Otten, leases the real estate upon which the Sunday River snow-making ponds are located. The lease has a term of 30 years and rent at the rate of $100,000 per year, subject to a Consumer Price Index inflation adjustment.


    The Principal Shareholder intends to borrow funds to purchase Common Stock in the Concurrent Offering pursuant to a loan agreement with a financial institution and will pledge shares of Common Stock and Class A Common Stock to secure the loan. In connection with the loan, the Company will enter into a registration rights agreement containing customary provisons with the lender pursuant to which the lender will have the right to require the Company to register the shares pledged by the Principal Shareholder to secure the loan.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and Class A Common as of September 1, 1997, and as adjusted to reflect the sale of the shares offered hereby (i) by each person or entity known by the Company to own beneficially more than 5% of the Company's capital stock, (ii) by each director of the Company, (iii) by each of the Named Executive Officers and (iv) by all directors and executive officers of the Company as a group. Except as indicated below, each person or entity listed below maintains a mailing address c/o American Skiing Company, P.O. Box 450, Sunday River Access Road, Bethel, Maine 04217, and has sole voting and investment power over the shares of Common Stock shown as beneficially owned, except to the extent authority is shared by spouses under applicable law. The following table assumes the consummation of the ASC East Exchange Offer and the conversion of the 10 1/2% Convertible Preferred Stock into 2,110,518 shares of Common Stock after the Offering and that all 14,760,530 shares of Class A Common Stock outstanding after the Offering are outstanding shares of Common Stock before the Offering.

                                      COMMON STOCK
                                                                COMMON STOCK            CLASS A COMMON STOCK
                                   BENEFICIALLY OWNED        BENEFICIALLY OWNED          BENEFICIALLY OWNED
                                     BEFORE OFFERING           AFTER OFFERING              AFTER OFFERING
DIRECTORS, NAMED EXECUTIVE       -----------------------  -------------------------  ---------------------------
  OFFICERS AND FIVE                          PERCENT OF                PERCENT OF                   PERCENT OF
  PERCENT SHAREHOLDERS             SHARES       CLASS       SHARES        CLASS         SHARES         CLASS
-------------------------------  ----------  -----------  ----------  -------------  ------------  -------------

Leslie B. Otten(1).............  16,613,727       100.0%   2,664,008         13.8%     14,760,530          100%

Thomas M. Richardson(2)........     100,334         0.7      100,334            *              --           --

Christopher E. Howard(2).......     150,493         1.0      150,493            *              --           --

Burton R. Mills(2).............      80,243         0.5       80,243            *              --           --

G. Christopher Brink(2)........      80,243         0.5       80,243            *              --           --

Warren C. Cook(2)..............      40,121         0.3       40,121            *              --           --

Madeleine LLC(3)
  c/o Cerberus
  450 Park Ave.
  New York, NY
  10022........................          --          --    2,110,518         12.1%             --           --

Directors and Executive
  Officers as a Group
  (8 persons)(4)...............  17,085,227       100.0%   3,135,508         17.7%     14,760,530          100%


                                     PERCENT OF
                                   CLASS A COMMON
                                  STOCK AND COMMON
DIRECTORS, NAMED EXECUTIVE       STOCK BENEFICIALLY
  OFFICERS AND FIVE                  OWNED AFTER
  PERCENT SHAREHOLDERS                OFFERING
-------------------------------  -------------------
Leslie B. Otten(1).............            51.1%
Thomas M. Richardson(2)........               *
Christopher E. Howard(2).......               *
Burton R. Mills(2).............               *
G. Christopher Brink(2)........               *
Warren C. Cook(2)..............               *
Madeleine LLC(3)
  c/o Cerberus
  450 Park Ave.
  New York, NY
  10022........................             6.5%
Directors and Executive
  Officers as a Group
  (8 persons)(4)...............            51.8%


------------------------------

*   Less than one percent.

(1) Includes 1,853,197 shares of Common Stock issuable under exercisable options granted under the Stock Option Plan and 810,811 shares of Common Stock to be issued in the Concurrent Offering.

(2) All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Stock Option Plan.

(3) Includes 2,110,518 shares of Common Stock issuable upon the conversion of such holder's shares of 10 1/2% Convertible Preferred Stock. Does not include up to 1,433,145 additional shares of Common Stock issuable upon conversion of the Company's 10 1/2% Convertible Preferred Stock as a result of the accrual of cumulative dividends thereon.

(4) Includes 2,324,697 shares of Common Stock issuable under exercisable options granted under the Stock Option Plan.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of the material terms of each instrument governing the Company's indebtedness.

THE NEW CREDIT FACILITY

    On October 8, 1997, the Company entered into a commitment letter (the "Commitment Letter") with respect to the New Credit Facility. The Commitment Letter contemplates credit facilities providing for borrowings in an aggregate amount of up to $215 million. Amounts borrowed under the New Credit Facility are expected to be available (i) to finance the Acquisition, (ii) to repay approximately $60 million of indebtedness of ASC East under the Existing Credit Facility, (iii) to repay approximately $12 million of indebtedness of the Company and its subsidiaries, (iv) to pay certain fees and expenses relating to the Acquisition and (v) for ongoing general corporate purposes and capital expenditures. The New Credit Facility is expected to be divided into two sub-facilities, $75 million of which (up to $65 million of which will be available upon consummation of the Offering) is expected to be available for borrowings by ASC East and its subsidiaries (the "East Facility") and $140 million of which is expected to be available for borrowings by the Company excluding ASC East and its subsidiaries (the "West Facility"). The East Facility is expected to consist of a six-year revolving credit facility in the amount of $45 million and an eight-year term facility in the amount of $30 million. The West Facility is expected to consist of a six-year revolving facility in the amount of $65 million and an eight-year term facility in the amount of $75 million. The revolving facilities are subject to annual 30-day clean down requirements to an outstanding balance of not more than $10 million for the East Facility and not more than $35 million for the West Facility. The maximum availability under the revolving facilities will reduce over the term of the New Credit Facility by certain prescribed amounts. The term facilities amortize at a rate of approximately 1.0% of the principal amount for the first six years with the remaining portion of the principal due in two substantially equal installments in years seven and eight. At the Company's option, interest will be payable at an alternate base rate or LIBOR, in each case, plus an applicable margin that is dependent upon the ratio of the Company's total debt to EBITDA (as defined in the New Credit Facility).

    The New Credit Facility is expected to require mandatory prepayments with the net proceeds of any asset sales and new debt and/or equity offerings of the Company. Beginning in July 1999, the New Credit Facility is expected to require mandatory prepayments of 50% of excess cash flows during any period in which the ratio of the Company's total senior debt to EBITDA exceeds 3.50 to 1. In no event, however, will such mandatory prepayments reduce either revolving facility commitment below $35 million.

    The East Facility is expected to be secured by substantially all the assets of ASC East and its subsidiaries, except Grand Summit Resort Properties, Inc., which is not a borrower under the New Credit Facility. The West Facility is expected to be secured by substantially all the assets of the Company and its subsidiaries, except ASC East and its subsidiaries.

    The New Credit Facility is expected to contain various covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, restricted payments and investments, mergers, consolidations and dissolutions, sales of assets, dividends and distributions and certain other business activities. In addition, the New Credit Facility is expected to contain financial covenants customary for this type of senior credit facility, including maintenance of customary financial ratios. Compliance with financial covenants will be determined on a consolidated basis notwithstanding the bifurcation of the New Credit Facility into the East Facility and the West Facility, with the exception of a leverage test.

THE 12% NOTES

    ASC East has outstanding $120 million aggregate principal amount of 12% Notes which bear interest at a rate of 12% per annum, payable semi-annually in arrears on each January 15 and July 15. The 12%

Notes mature on July 15, 2006. The 12% Notes represent senior subordinated unsecured obligations of ASC East. ASC East's payment obligations under the 12% Notes are guaranteed on a subordinated basis by substantially all of ASC East's subsidiaries.

    The 12% Notes may not be redeemed at the option of ASC East prior to July 15, 2001, except that prior to July 15, 1999 ASC East may redeem up to 25% of the 12% Notes at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net proceeds of a public or private sale of common stock of ASC East. At any time on or after July 15, 2001, the 12% Notes may be redeemed at the option of ASC East, in whole or in part, at a premium declining ratably to par on July 15, 2005.

    The 12% Note Indenture provides that in the event of a Change of Control, ASC East is required to make an offer to purchase in cash all or any part of outstanding 12% Notes at a price of 101% of the aggregate principal amount thereof. Consummation of the Offering will constitute a Change in Control under the 12% Note Indenture. See "The Transactions--Consent Solicitation" and "Risk Factors-- Immediate and Substantial Debt Obligations Upon Consummation of the Offering."

    The 12% Note Indenture contains restrictive covenants that, among other things, impose limitations on the ability of ASC East and certain of its subsidiaries to (i) to incur additional indebtedness, (ii) merge, consolidate or sell or dispose of all or substantially all of its assets, (iii) issue certain preferred stock, pay dividends or make other distributions on account of ASC East's equity interests, repurchase equity interests or subordinated indebtedness, and make certain other Restricted Investments (as defined in the 12% Note Indenture), (iv) create certain liens, (v) enter into transactions with affiliates and (vi) sell assets.

    Such covenants prohibit ASC East and its subsidiaries from paying any dividends or other distributions to the Company except for limited payments permitted upon ASC East's meeting certain financial thresholds. ASC East is not currently eligible to pay any dividends or distributions to the parent company under these provisions. In addition, ASC East and its subsidiaries are prohibited from entering into any transaction with the Company or its other direct or indirect subsidiaries, except under certain conditions.

EXCHANGEABLE NOTES

    Pursuant to the Securities Purchase Agreement, the Company issued $17.5 million aggregate principal amount of its Exchangeable Notes in a private offering to an institutional investor. The Exchangeable Notes bear interest at a rate of 14% per annum and mature on July 28, 2002. Interest on the Exchangeable Notes is payable in cash or additional Exchangeable Notes, at the option of the Company. The Company intends to offer to exchange all of the Exchangeable Notes plus accrued interest thereon for shares of 10 1/2% Convertible Preferred Stock. See "The Transactions--Exchange Offers." Upon consummation of the Offering, the 10 1/2% Convertible Preferred Stock will be convertible into an aggregate of 1,055,259 shares of Common Stock at the option of the holder thereof. If the holder of Exchangeable Notes does not exchange such securities for 10 1/2% Convertible Preferred Stock issued in exchange for the Exchangeable Notes, consummation of the Offering will trigger a Change of Control under the Securities Purchase Agreement. In such event, the Securities Purchase Agreement requires that the Company offer to purchase the Exchangeable Notes for cash at a redemption price of 105.3% of the principal and liquidation amount outstanding on the date of redemption. See "The Transactions--Exchange Offers," and "Description of Capital Stock--10 1/2% Convertible Preferred Stock."

THE CANYONS SELLER NOTE

    In connection with the acquisition of The Canyons on July 3, 1997, ASC Utah executed a promissory note payable to Wolf Mountain Resorts, L.C. (the "Seller") in an aggregate principal amount of $6.5 million (the "Canyons Seller Note"). Interest on the Canyons Seller Note accrues at the rate of 12% per annum and is payable monthly in arrears. The principal is payable in two installments, $4.2 million upon the closing of the Offering and $2.3 million on January 31, 1998. The Company has guaranteed the payment of the Canyons Seller Note.

TEXTRON FINANCING

    On August 1, 1997, Grand Summit Resort Properties, Inc. ("GSRP"), a subsidiary of the Company, entered into a construction loan facility (the "Construction Loan Facility") with Textron Financial Corporation, as agent and co-lender, and Green Tree Financial Servicing Corporation, as co-lender (together, the "Lenders") to develop Grand Summit Hotels. Pursuant to the terms of the Construction Loan Facility, the Lenders have agreed to make available to GSRP, under certain circumstances, up to $55 million to develop Grand Summit Hotels at Sunday River, Killington and Mount Snow/Haystack, and to refinance an existing $3.9 million facility used to finance construction of the Attitash Grand Summit Hotel. After an initial advance to refinance the Attitash Grand Summit Hotel facility and to finance certain pre-construction costs, the loan is to be funded in a series of advances through August 1999 as construction costs are incurred. Each advance is subject to certain conditions, including GSRP obtaining certain levels of preconstruction sales. Interest on the loan will accrue at the prime rate established by Chase Manhattan Bank as of the first day of each month, plus 1.5%, but will not accrue at less than 9.25% per annum. The loan will be secured by (i) a first mortgage on the hotel resort properties,
(ii) any interests that the Company may have in purchased quartershare units, including sales contracts, and (iii) other security interests granted by GSRP, each on a cross-collateralized basis. The loan is non-recourse to the Company and its other subsidiaries. Interest on the loan is due and payable monthly in arrears, however, GSRP may take interest advances to pay such interest. Principal will be repaid on the following basis: (i) as quartershare sales close at the Attitash project, an amount equal to 85% of the sales proceeds payable in connection with the sale, (ii) as quartershare sales close at The Jordan Bowl, Killington and Mount Snow/ Haystack projects, an amount equal to 80% of the sales proceeds payable in connection with the sale, (iii) an amount equal to the rental payments received by GSRP from ASC East subsidiary for the lease of the Grand Summit Hotels (aggregating $193,000 per month) and (iv) other amounts upon the aggregate of original or outstanding advances exceeding certain construction costs and quartershare sales levels; provided, however, that the Construction Loan Facility will mature at the end of December 2000. The loan contains various covenants that limit GSRP, subject to certain exceptions, with respect to indebtedness, liens, sales of assets, consolidations or mergers, distributions, transactions with affiliates and certain other business activities.

OTHER INDEBTEDNESS

    In addition to the indebtedness described above, certain of the Company's subsidiaries have other outstanding debt obligations pursuant to certain promissory notes, bonds, capital leases and other instruments. A brief description of certain material debt obligations is set forth below.

    The Company's Killington, Ltd. subsidiary is an obligor under certain subordinated debentures in multiple series due in various principal amounts from 1999 through 2016, with interest rates of 6% or 8%. The aggregate balance of the subordinated debentures, as of July 27, 1997, was approximately $11.0 million. The subordinated debentures contain certain covenants that limit, subject to certain exceptions, the ability of Killington, Ltd. to incur indebtedness and to make dividends and distributions.

    The Company's Sugarbush Resort Holdings, Inc. subsidiary is an obligor under a promissory note issued to Snowridge, Inc. with an outstanding balance as of July 27, 1997 of approximately $5.1 million and an interest rate of 6.25%. The outstanding principal balance of $5.1 million and all accrued and unpaid interest outstanding is due on December 31, 1999. The note is collateralized by certain assets of Sugarbush. As a result of the Offering, the holders of the note may accelerate the maturity of the note. In such an event, the Company intends to repay the note with the proceeds of the Offering. See "Use of Proceeds."

    The Company's Mountain Wastewater Treatment, Inc. subsidiary is an obligor under a promissory note issued to LHC Corporation due June 1, 2003, with an outstanding balance as of July 27, 1997 of approximately $2.2 million. Interest on the promissory note is payable at a rate equal to the lesser of (a) 9% per annum or (b) the prime lending rate announced by The First National Bank of Boston. Annual principal payments of $154,123 are due on each June 1 beginning on June 1, 1997. The note is collateralized by a pledge of certain capital stock and by a letter of credit. As a result of the Offering, the holders of the note may accelerate the maturity of the note. In such an event, the Company intends to repay the note with the proceeds of the Offering. See "Use of Proceeds."

                          DESCRIPTION OF CAPITAL STOCK

    The following summarizes the material terms of the capital stock of the Company.

GENERAL

    Upon the closing of the Offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, par value $.01 per share, 15,365,022 of which will be issued and outstanding (assuming no exercise of outstanding stock options and no conversion of the 10 1/2% Convertible Preferred Stock into Common Stock), 15,000,000 shares of Class A Common Stock, par value $.01 per share, 14,760,530 of which will be issued and outstanding, 70,179 shares of Series A Exchangeable Preferred Stock, having a liquidation preference of $1,000 per share (the "Series A Exchangeable Preferred Stock"), no shares of which will be outstanding, 40,000 shares of 10 1/2% Convertible Preferred Stock, having a liquidation preference of $1,000 per share, approximately 37,100 shares of which will be outstanding, and 389,821 shares of undesignated Preferred Stock, par value $.01 per share, none of which will be outstanding.

COMMON STOCK

    The issued and outstanding shares of Common Stock and Class A Common Stock are, and the shares of Common Stock being offered will be, upon payment therefor, validly issued, fully paid and nonassessable. The rights of holders of Class A Common Stock and Common Stock are identical, except that, while any Class A Common Stock is outstanding, holders of Class A Common Stock elect a class of directors that constitutes two-thirds of the Board of Directors and holders of Common Stock elect a class of directors constituting one-third of the Board of Directors. The Class A Common Stock is convertible into Common Stock
(i) at the option of the holder, (ii) automatically upon transfer to any person who is not an affiliate of Leslie B. Otten and (iii) automatically if the number of shares of Class A Common Stock outstanding at any time represent less than 20% of the combined voting power of Common Stock and Class A Common Stock outstanding at such time. The Common Stock is not convertible. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of Common Stock and Class A Common Stock are entitled to received dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock and Class A Common Stock will have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock and Class A Common Stock are entitled to receive on a pro rata basis the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock and Class A Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.

    Under Maine law, the holders of any class of capital stock of a corporation, including holders of Common Stock, Class A Common Stock and 10 1/2% Convertible Preferred Stock, will be entitled to vote as a separate class on amendments to the Company's Articles of Incorporation that affect the relative rights of such class of capital stock. Thus, the holders of Common Stock are entitled to vote as a class with respect to, among other things, (i) changes in the designations, preferences, limitations and relative rights of the Common Stock, (ii) changes in the aggregate number of authorized shares or par value of the Common Stock, (iii) exchanges, reclassifications or cancellations of the Common Stock into a different number or class, and (iv) the creation of new classes of shares having rights and preferences prior and superior to the rights of the Common Stock (or an increase in the rights and preferences of any such prior and superior other class). The holders of Common Stock will be entitled to vote as a class on any merger in which the Company would be a party if the plan of merger contains provisions affecting the rights of the Common Stock which, if included in an amendment to the Company's Articles of Incorporation, would require a vote of the holders of the Common Stock as a separate class, including a proposed exchange or reclassification of the Common Stock. In these circumstances the holders of the Class A Common Stock would not be able to determine the outcome of the shareholder vote. On all other matters, except for the election of directors, holders of Common Stock, Class A Common Stock and 10 1/2% Convertible Preferred Stock will vote together as a single class.


PREFERRED STOCK

    The Company's Board of Directors may, from time to time, without further action by the Company's shareholders direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each such series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock and Class A Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock and Class A Common Stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board of Directors of the Company, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock and Class A Common Stock.

SERIES A EXCHANGEABLE PREFERRED STOCK

    Pursuant to the Securities Purchase Agreement, the Company issued 17,500 shares of its Series A Exchangeable Preferred Stock in a private offering to an institutional investor. The liquidation preference is $1,000 per share and cumulative dividends on the Series A Exchangeable Preferred Stock are payable, at the option of the Company, in cash or in additional shares of Series A Exchangeable Preferred Stock at a rate of 14% per annum. The Company is required to redeem all shares of Series A Exchangeable Preferred Stock outstanding on July 15, 2002. The Company intends to offer to exchange all of the Series A Exchangeable Preferred Stock, plus accrued dividends, for shares of 10 1/2% Convertible Preferred Stock. If the holder of Series A Exchangeable Preferred Stock does not elect to exchange such securities for 10 1/2% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change of Control (as defined under the Securities Purchase Agreement). In such event, the Securities Purchase Agreement requires that the Company offer to purchase the Series A Exchangeable Preferred Stock for cash at a redemption price of 105.3% of the liquidation preference of such shares on the date of redemption. See "The Transactions--Exchange Offers."

10 1/2% CONVERTIBLE PREFERRED STOCK


    At the time of the Offering, the Company will have authorized 40,000 shares of 10 1/2% Convertible Preferred Stock. The initial liquidation preference of the 10 1/2% Convertible Preferred Stock is $1,000 per share and cumulative dividends are payable in cash on the fifth anniversary of the date of issuance or earlier at the Company's option at a rate of 10 1/2% per annum, compounded quarterly. The amount of accrued but unpaid dividends will be added to the liquidation preference per share of 10 1/2% Convertible Preferred Stock. The terms of the 10 1/2% Convertible Preferred Stock prohibit the Company from paying cash dividends on the Common Stock or Class A Common Stock unless all accrued dividends on the 10 1/2% Convertible Preferred Stock have been paid. In addition, the Company may not redeem any shares of Common Stock or Class A Common Stock so long as any 10 1/2% Convertible Preferred Stock remains outstanding.


    Each share of 10 1/2% Convertible Preferred Stock is convertible at any time, at the holder's option, into a number of shares of Common Stock initially equal to the liquidation preference per share of 10 1/2% Convertible Preferred Stock divided by the price per share of Common Stock offered to the public in the Offering discounted by 5%, subject to antidilution adjustments for certain events, including (i) stock splits, stock dividends or combinations of Common Stock into a smaller number of shares, (ii) issuances of, or rights to acquire, Common Stock to the holders of Common Stock at less than fair market value and
(iii) distributions of cash or property to holders of Common Stock. Upon consummation of the Transactions, there will be outstanding approximately $37.1 million liquidation preference of 10 1/2% Convertible Preferred Stock which, assuming a price to the public of $18.50 per share, will be convertible into 2,110,518 shares of Common Stock. Assuming the 10 1/2% Convertible Preferred Stock remains outstanding until its maturity in 2002 and no dividends are paid prior to maturity, it will have a final liquidation preference of approximately $62.3 million and will be convertible into 3,543,663 shares of Common Stock.



    The Company may, at its option, on the first day of any calendar quarter commencing January 1, 1998, exchange the shares of 10 1/2% Convertible Preferred Stock, in whole but not in part for 10 1/2% Convertible Subordinated Debentures due five years from the date of issuance of the 10 1/2% Convertible Preferred Stock in a principal amount equal to $1,000 for each share of 10 1/2% Convertible Preferred Stock, plus cash (or, at the option of the Company, in additional 10 1/2% Convertible Subordinated Debentures) in an amount equal to all accrued but unpaid dividends. The 10 1/2% Convertible Subordinated Debentures will bear interest at a rate of 10 1/2% per annum payable in cash quarterly in arrears (or, at the option of the Company, accruing and compounding quarterly). The terms of the 10 1/2% Convertible Subordinated Debentures as to conversion and redemption are substantially similar to those contained in the 10 1/2% Convertible Preferred Stock.


    If such shares are not previously converted into Common Stock, the Company is required to redeem all outstanding shares of 10 1/2% Convertible Preferred Stock on the fifth anniversary of the date of issuance thereof at a price equal to $1,000 per share plus any accrued and unpaid dividends thereon as of the date of redemption (the "Redemption Price"). In addition, the Company may, at its option, redeem the outstanding shares of 10 1/2% Convertible Preferred Stock at any time, at the Redemption Price, provided that the closing price of the Common Stock exceeds 140% of the price per share offered to the public in the Offering.

    The holders of 10 1/2% Convertible Preferred Stock have the right to vote on an as-converted basis with the holders of the Common Stock except that the holders have no voting rights with respect to the election of directors, other than upon the occurrence of certain defaults by the Company (including non-payment of dividends when due, failure to redeem the 10 1/2% Convertible Preferred Stock as may be required, and defaults under any other indebtedness of the Company in excess of $5.0 million). Upon such a default, the Board of Directors will be increased by two members and the holders of 10 1/2% Convertible Preferred Stock will have the right to elect the two additional directors. The holders of the 10 1/2% Convertible Preferred Stock will also have the right to vote as a class on amendments to the Company's Articles of Incorporation and certain other matters that affect the relative rights of such holders.

    Pursuant to a registration rights agreement between the Company and the holder of the Exchangeable Notes and the Series A Exchangeable Preferred Stock, the Company will be required, following the Offering at the option of the holder, and subject to the holder's 180 day lock-up agreement, to register the shares of 10 1/2% Convertible Preferred Stock or the shares of Common Stock into which such securities are convertible pursuant to a shelf registration statement and to maintain such registration statement in effect until the securities are sold or become freely tradeable pursuant to Rule 144 under the Securities Act. The Company will be required to pay a fee at a rate of three percent (3%) per annum with respect to any period such registration statement is not effective and such holder holds registrable securities. The Company has agreed to pay all expenses relating to such registration, including underwriting discounts and commissions payable in connection with any distribution of the registrable securities pursuant to the agreement and to indemnify the holders against certain liabilities in connection with registered offerings under the agreement.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND
  MAINE LAW

    ARTICLES OF INCORPORATION AND BYLAWS. The Company's Articles of Incorporation contain, among other things, provisions authorizing the issuance of "blank check" preferred stock, 10 1/2% Convertible Preferred Stock with rights to elect two directors upon the occurrence of certain events and two classes of common stock. These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving the Company. See "Risk Factors--Potential Anti-Takeover Provisions."

    The Bylaws provide that any action required or permitted to be taken by the shareholders of the Company at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting. Under the Bylaws, in order for any matter to be considered "properly brought" before a meeting, a shareholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next shareholders' meeting, shareholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. See "Risk Factors--Potential Anti-Takeover Provisions."

    The Company is subject to certain provisions under the MBCA relating to the personal liability of directors. The MBCA provides that a director shall not be liable for monetary damages for a breach of fiduciary duty unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the Company or its shareholders. Further, the Bylaws provide in all cases that the Company shall indemnify the Company's directors and officers to the fullest extent permitted by the MBCA. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    MAINE ANTITAKEOVER STATUTE.  The Company is subject to the provisions of
Section 611-A of the MBCA (the "Antitakeover Law"). The Antitakeover Law prohibits a Maine corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes generally, mergers, asset sales, certain types of stock issuances, and other transactions resulting in a disproportionate financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who owns, or within the preceding five years owned, 25% or more of the corporation's voting stock. See "Risk Factors--Potential Anti-Takeover Provisions."

    The MBCA provides generally that an amendment of a corporation's articles of incorporation must be adopted by the board of directors and approved by an affirmative vote of a majority of the shares entitled to vote on any matter. The MBCA provides generally that bylaws may be amended by a majority vote of the board of directors or the shareholders. The MBCA provides, however, that any Bylaws adopted or amended by the shareholders of the Company may not be amended or repealed by the board of directors for two years thereafter.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Boston EquiServe
L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of the Offering, the Company will have outstanding 18,097,578 shares of Common Stock (excluding all shares issuable upon the exercise of options which are exercisable at a price per share equal to the Public Offering price and assuming no exercise of the Underwriters' over-allotment option and no conversion of the Class A Common Stock into Common Stock) and 14,760,530 shares of Class A Common Stock. All of the shares of Common Stock sold in the Public Offering will be freely tradeable under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of lock-up agreements between the Company, certain shareholders of the Company, the executive officers and directors of the Company and the Underwriters, which will occur 180 days (or 90 days with respect to shares purchased by the Principal Shareholder in the Concurrent Offering) after the consummation of the Offering (the "Closing Date") and exercise of all options granted under the Stock Option Plan, 4,585,753 shares of Common Stock and 14,760,530 shares of Class A Common Stock will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Common Stock for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 181,000 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.


    Certain shareholders of the Company and the executive officers and directors of the Company have agreed with the Underwriters that until 180 days (or 90 days with respect to shares purchased by the Principal Shareholder in the Concurrent Offering) after the Closing Date not to directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including Class A Common Stock), or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of DLJ, subject to certain exceptions including pursuant to a foreclosure by a lender on a loan to the Principal Shareholder for shares of Class A Common Stock and/or Common Stock will be pledged as collateral. The Company has also agreed not to directly or indirectly, offer, sell, pledge, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including Class A Common Stock and 10 1/2% Convertible Preferred Stock), or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock or cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days after the Closing Date, without the prior written consent of DLJ, subject to certain limited exceptions including issuance of up to 3,213,464 shares of Common Stock under the Stock Option Plan. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of DLJ. See "Risk Factors--Shares Eligible for Future Sale."


    The holder of the Company's Exchangeable Notes and the Series A Exchangeable Preferred Stock has certain rights to require the Company to register shares of 10 1/2% Convertible Preferred Stock and Common Stock issuable upon the exchange or conversion of such securities. See "Description of Capital Stock--10 1/2% Convertible Preferred Stock."


    The Principal Shareholder intends to borrow funds to purchase Common Stock in the Concurrent Offering pursuant to a loan agreement with a financial institution and will pledge shares of Common Stock and Class A Common Stock to secure the loan. In connection with the loan, the Company will enter into a registration rights agreement containing customary provisons with the lender pursuant to which the lender will have the right to require the Company to register the shares pledged by the Principal Shareholder to secure the loan.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a person who is not a "U.S. person" (a "Non-U.S. Holder"). For this purpose, a "U.S. person" is any person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any State,(iii) an estate the income of which is subject to U.S. federal income tax, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly with retroactive effect).

    An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not Non-U.S. Holders for purposes of this discussion.

    THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax either at a rate of 30% of the gross amount of the dividends or at such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax (provided the Non-U.S. Holder files appropriate documentation, including, under current law, Form 4224, with the payor of the dividend), but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    In order to claim the benefit of an applicable tax treaty, a Non-U.S. Holder of Common Stock may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of the treaty. Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, under proposed Treasury regulations not currently in effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder of Common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements either directly or through an intermediary. In addition, backup withholdings, as discussed below, may apply in certain circumstances if applicable certification and other requirements are not met.

    A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gains recognized upon the sale or other disposition of Common Stock unless: (i) such gain is effectively connected with the conduct in the United States of a trade or business of the Non-U.S. Holder, or if a tax treaty applies, the gain is attributable to a United States permanent establishment (in either case, the branch profits tax also may apply if the Non-U.S. Holder is a corporation); (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such individual is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or (iii) the Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for such Common Stock. If a Non-U.S. Holder falls under clause (i) or
(iii) above, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens, resident aliens and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described above.) If an individual Non-U.S. Holder falls under clause (ii) above, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale and may be subject to withholding under certain circumstances.

    The Company will qualify as a USRPHC if the fair market value of its United States real property interests equals 50 percent or more of the aggregate fair market value of the Company's worldwide real property interests and any other assets of the Company used or held for use in a trade or business. If the Common Stock is regularly traded on an established securities market, however, it will be treated as a United States real property interest only in the case of a Non-U.S. Holder who owns 5 percent or more of the value of the outstanding Common Stock during the five-year period preceding the holder's disposition of such Common Stock or, if shorter, the Non-U.S. Holder's holding period for such Common Stock. Generally, if the Company constitutes a USRPHC, gain realized from the disposition of Common Stock by a Non-U.S. Holder will be subject to United States withholding tax equal to 10 percent of the amount realized on the sale. However, gain realized by a Non-U.S. Holder will not be subject to withholding so long as during the calendar year in which the disposition occurs the Common Stock of the Company is regularly traded on an established securities market. Upon consummation of the Offering, the Company believes that the Common Stock will be regularly traded on an established securities market.

FEDERAL ESTATE TAX

    Common Stock held by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

    United States backup withholding tax is imposed at the rate of 31% on certain payments to persons not otherwise exempt that fail to furnish certain identifying information to the payor. Under current law, backup withholdings generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person), but generally will apply to dividends paid on Common Stock at addresses inside the United States to Non-U.S. Holders that fail to provide certain identifying information in the manner required. However, under proposed Treasury regulations not currently in effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to backup withholding at a 31% rate, unless certain certification procedures, (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary or a Non-U.S. Holder otherwise establishes an exemption from backup withholding.

    Payment of the proceeds of a sale of Common Stock or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a non-United States office of a non-United States broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a non-United States person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided that required information is furnished in a timely manner to the IRS.

                                  UNDERWRITING


    Subject to certain terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), the Underwriters named below, for whom DLJ, Furman Selz LLC ("Furman"), Morgan Stanley & Co. Incorporated and Schroder & Co. Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase the number of shares of Common Stock from the Company set forth opposite their names below.


                                                                                                      NUMBER
UNDERWRITERS                                                                                         OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Donaldson, Lufkin & Jenrette Securities Corporation............................................
Furman Selz LLC................................................................................
Morgan Stanley & Co. Incorporated..............................................................
Schroder & Co. Inc.............................................................................

                                                                                                 -----------------
        Total..................................................................................
                                                                                                 -----------------
                                                                                                 -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not
to exceed $         per share. The Underwriters may allow, and such dealers may
reallow, discounts not in excess of $         per share to any other Underwriter
and certain other dealers.

    At the request of the Company, approximately 10% of the shares offered hereby have been reserved for sale at the public offering price to certain employees of the Company and other persons designated by the Company. The maximum investment of any such person may be limited by the Company in its sole discretion. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. This program will be administered by DLJ.

    The Company has granted to the Underwriters an option to purchase up to 2,090,878 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions solely to cover over-allotments. Such option may be exercised in whole or in part from time to time during the 30-day period after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.


    The Company, certain shareholders of the Company and the executive officers and directors of the Company have agreed not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of such Common Stock, or to cause a registration statement covering any shares of Common Stock to be filed, for 180 days (or 90 days with respect to shares purchased by the Principal Shareholder in the Concurrent Offering) after the closing of the Offering without the prior written consent of DLJ, subject to certain limited exceptions, and provided that the Company may issue shares of Common Stock upon vesting of rights under the Stock Option Plan. See "Shares Eligible for Future Sale."


    Prior to the Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering and the recent market prices of securities of generally comparable companies. The Company has been approved for listing of the Common Stock on the New York Stock Exchange.

    The Underwriters do not intend to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    In addition to the shares of Common Stock to be sold to the Underwriters in the Public Offering, the Company is offering a portion of the 14,750,000 shares of Common Stock offered hereby directly to the Principal Shareholder in the Concurrent Offering. See "Concurrent Offering."

    DLJ has provided financial advisory services to the Company in connection with the Transactions and has acted as solicitation agent in connection with the Consent Solicitation for which DLJ will receive customary fees.


    Furman has provided financial advisory services to the Company in connection with the Transactions for which Furman will receive customary fees.

    ING (U.S.) Capital Corporation ("ING"), an affiliate of Furman, intends to provide a loan to the Principal Shareholder, the proceeds of which may be used by the Principal Shareholder to purchase Common Stock in the Concurrent Offering. Borrowings under the loan will be secured by a pledge of certain of the Principal Shareholder's shares of Common Stock and Class A Common Stock. ING will receive customary fees in connection with the loan.


                                 LEGAL MATTERS

    Certain legal matters with respect to the shares of Common Stock offered by the Company hereby will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P, a limited liability partnership including professional corporations, Hartford, Connecticut and Pierce Atwood, Portland, Maine. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated balance sheet of American Skiing Company as of July 28, 1996 and July 27, 1997 and the consolidated statements of operations, of changes in shareholders' equity, and of cash flows of the Company for the three years ended July 27, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of S-K-I Ltd. as of July 31, 1994 and 1995, and the consolidated statements of income, of changes in shareholders' equity and of cash flows of S-K-I Ltd. for each of the three years in the period ended July 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The combined balance sheets of the Kamori Combined Entities as of May 31, 1996 and 1997 and the combined statements of operations, stockholders' equity and cash flows of the Kamori Combined Entities for each of the three years in the period ended May 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by its independent accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AMERICAN SKIING COMPANY
  Report of Independent Accountants--July 28, 1996 and July 27, 1997 and for the three years in the period
    ended July 27, 1997....................................................................................        F-2
  Consolidated Balance Sheet--July 28, 1996 and July 27, 1997..............................................        F-3
  Consolidated Statement of Operations--For the years ended July 30, 1995, July 28, 1996 and July 27,
    1997...................................................................................................        F-4
  Consolidated Statement of Changes in Shareholders' Equity--For the years ended July 30, 1995, July 28,
    1996 and July 27, 1997.................................................................................        F-5
  Consolidated Statement of Cash Flows--For the years ended July 30, 1995, July 28, 1996 and July 27,
    1997...................................................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-8

S-K-I LTD.
  Report of Independent Accountants........................................................................       F-29
  Consolidated Balance Sheet--July 31, 1994 and 1995.......................................................       F-30
  Consolidated Statement of Income--For the years ended July 31, 1993, 1994, and 1995......................       F-31
  Consolidated Statement of Changes in Stockholders' Equity--For the three years ended July 31, 1995.......       F-32
  Consolidated Statement of Cash Flows--For the years ended July 31, 1993, 1994, and 1995..................       F-33
  Notes to Consolidated Financial Statements...............................................................       F-34
  Consolidated Balance Sheet--April 28, 1996 (unaudited)...................................................       F-43
  Consolidated Statement of Income--For the nine months ended April 30, 1995 and April 28, 1996
    (unaudited)............................................................................................       F-44
  Consolidated Statement of Cash Flows--For the nine months ended April 30, 1995 and April 28, 1996
    (unaudited)............................................................................................       F-45
  Notes to (Unaudited) Condensed Consolidated Financial Statements.........................................       F-46

KAMORI COMBINED ENTITIES
  Report of Independent Public Accountants.................................................................       F-49
  Combined Balance Sheets as of May 31, 1996 and 1997......................................................       F-50
  Combined Statements of Operations for the years ended May 31, 1995, 1996 and 1997........................       F-51
  Combined Statements of Stockholders' Equity for the years ended May 31, 1995,
    1996 and 1997..........................................................................................       F-52
  Combined Statements of Cash Flows for the years ended May 31, 1995, 1996 and 1997........................       F-53
  Notes to Combined Financial Statements...................................................................       F-55
  Condensed Combined Balance Sheets as of August 31, 1996 and 1997 (unaudited).............................       F-68
  Condensed Combined Statement of Operations for the three months ended
    August 31, 1996 and 1997 (unaudited)...................................................................       F-70
  Condensed Combined Statements of Cash Flows for the three months ended
    August 31, 1996 and 1997 (unaudited)...................................................................       F-71
  Notes to Condensed Combined Financial Statements as of August 31, 1996 and 1997 (unaudited)..............       F-72

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of American Skiing Company

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of American Skiing Company and its subsidiaries at July 28, 1996 and July 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 27, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, MA
September 19, 1997, except as to Note 16 which is as of October 10, 1997

                            AMERICAN SKIING COMPANY

                           CONSOLIDATED BALANCE SHEET

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                          JULY 28,      JULY 27,
                                                                                            1996          1997
                                                                                        ------------  ------------
ASSETS
Current assets
  Cash and cash equivalents...........................................................  $      3,185  $     15,558
  Restricted cash.....................................................................           902         2,812
  Investments held in escrow..........................................................        14,497       --
  Accounts receivable.................................................................         2,458         3,801
  Inventory...........................................................................         5,025         7,282
  Prepaid expenses....................................................................         3,371         1,579
  Deferred financing costs............................................................         1,056         1,338
  Real estate developed for sale......................................................         1,331           537
  Assets held for sale................................................................        14,921       --
  Deferred tax assets.................................................................           588           422
                                                                                        ------------  ------------
    Total current assets..............................................................        47,334        33,329

Property and equipment, net...........................................................       227,470       252,346
Goodwill..............................................................................         6,540        10,664
Deferred financing costs..............................................................         7,911         8,093
Long-term investments.................................................................         4,343         3,507
Other assets..........................................................................         3,378         6,398
Real estate developed for sale........................................................       --             23,003
Assets held for sale..................................................................         1,756       --
                                                                                        ------------  ------------
    Total assets......................................................................  $    298,732  $    337,340
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities
  Line of credit and current portion of long-term debt................................  $     22,893  $     39,748
  Accounts payable and other current liabilities......................................        17,403        25,738
  Deposits and deferred revenue.......................................................         3,541         4,379
  Demand note, shareholder............................................................         5,200         1,933
                                                                                        ------------  ------------
    Total current liabilities.........................................................        49,037        71,798

Long-term debt, excluding current portion.............................................        41,035        46,833
Subordinated notes and debentures.....................................................       146,792       149,749
Other long-term liabilities...........................................................         6,778         7,898
Minority interest in subsidiary.......................................................         2,492           626
Deferred income taxes.................................................................        30,695        28,514
                                                                                        ------------  ------------
    Total liabilities.................................................................       276,829       305,418

Commitments, lease contingencies and contingent liabilities

Mandatorily redeemable preferred stock; Series A, par value $1,000 per share, 200,000 shares authorized; 17,500 shares issued and outstanding; net of unaccreted issuance costs and including accretion of discount and cumulative dividends in arrears
  (redemption value of $18,537).......................................................       --             16,821

SHAREHOLDERS' EQUITY
Common stock, Class A, par value of $.01 per share; 15,000,000 shares authorized;
  14,760,530 issued and outstanding...................................................       --                 10
Common stock, par value of $.01 per share; 1,000,000 shares authorized; 978,300 shares
  issued and outstanding..............................................................            10       --
Additional paid-in capital............................................................         3,762         2,786
Retained earnings.....................................................................        18,131        12,305
                                                                                        ------------  ------------
    Total shareholders' equity........................................................        21,903        15,101
                                                                                        ------------  ------------
    Total liabilities, mandatorily redeemable preferred stock and shareholders'
    equity............................................................................  $    298,732  $    337,340
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                        YEAR ENDED
                                                                             JULY 30,    JULY 28,      JULY 27,
                                                                               1995        1996          1997
                                                                             ---------  -----------  -------------
Net revenues:
  Resort...................................................................  $  46,794   $  63,489   $     166,923
  Real estate..............................................................      7,953       9,933           8,468
                                                                             ---------  -----------  -------------
    Total net revenues.....................................................     54,747      73,422         175,391
                                                                             ---------  -----------  -------------
Operating expenses:
  Resort...................................................................     29,725      41,799         109,774
  Real estate..............................................................      3,994       5,844           6,813
  Marketing, general and administrative....................................      9,394      11,289          26,126
  Depreciation and amortization............................................      3,910       6,783          18,293
                                                                             ---------  -----------  -------------
    Total operating expenses...............................................     47,023      65,715         161,006
                                                                             ---------  -----------  -------------
Income from operations.....................................................      7,724       7,707          14,385
                                                                             ---------  -----------  -------------
Other expenses:
  Commitment fee...........................................................     --           1,447        --
  Interest expense.........................................................      2,205       4,699          23,730
                                                                             ---------  -----------  -------------
Income (loss) before provision (benefit) for income taxes and minority
  interest in loss of subsidiary...........................................      5,519       1,561          (9,345)
Provision (benefit) for income taxes.......................................        400       3,906          (3,613)

Minority interest in loss of subsidiary....................................     --             108            (250)
                                                                             ---------  -----------  -------------
Net income (loss)..........................................................      5,119      (2,237)         (5,482)

Accretion of discount and issuance costs and dividends accrued on
  mandatorily redeemable preferred stock...................................     --          --                 444
                                                                             ---------  -----------  -------------
Net income (loss) available to common shareholders.........................  $   5,119   $  (2,237)  $      (5,926)
                                                                             ---------  -----------  -------------
                                                                             ---------  -----------  -------------
Pro forma net loss per weighted average common share outstanding...........                          $        (.38)
                                                                                                     -------------
                                                                                                     -------------
Pro forma weighted average common shares outstanding.......................                             15,415,591
                                                                                                     -------------
                                                                                                     -------------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          CLASS A
                                             COMMON STOCK              COMMON STOCK         ADDITIONAL
                                       ------------------------  -------------------------    PAID-IN    RETAINED
                                         SHARES       AMOUNT        SHARES       AMOUNT       CAPITAL    EARNINGS     TOTAL
                                       -----------  -----------  ------------  -----------  -----------  ---------  ---------
Balance at July 31, 1994.............      116,737   $     116        --           --        $   1,635   $  24,461  $  26,212
  Net income.........................      --           --            --           --           --           5,119      5,119
  Distributions to Principal
    Shareholder......................      --           --            --           --           --            (854)      (854)
  Contributions......................      --           --            --           --               25      --             25
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
Balance at July 30, 1995.............      116,737         116        --           --            1,660      28,726     30,502
  Net loss...........................      --           --            --           --           --          (2,237)    (2,237)
  Distributions to Principal
    Shareholder......................      --           --            --           --           --          (8,358)    (8,358)
  Contributions......................      --           --            --           --            1,020      --          1,020
  Conversion of affiliate company
    common stock to ASC common
    stock............................      822,431        (106)       --           --              106      --         --
  Issuance of shares of common
    stock............................       39,132      --            --           --              976      --            976
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
Balance at July 28, 1996.............      978,300          10        --           --            3,762      18,131     21,903
  Exchange of the Principal
    Shareholder's 96% interest in ASC
    East for 100% of the Common Stock
    of the Company...................     (939,168)        (10)       --           --           --          --            (10)
  Restatement of beginning of the
    year retained earnings for the
    establishment of the 4% minority
    interest in ASC East and share of
    earnings since inception.........      (39,132)     --            --           --             (976)        100       (876)
  Issuance of Common Stock of the
    Company to the Principal
    Shareholder......................    1,000,000          10        --           --           --          --             10
  Conversion of Common Stock to Class
    A Common Stock...................   (1,000,000)        (10)     1,000,000          10       --          --         --
  Stock split in October 1997,
    accounted for retroactively......      --           --         13,760,530      --           --          --         --
  Accretion of discount and issuance
    costs and dividends accrued on
    mandatorily redeemable preferred
    stock............................      --           --            --           --           --            (444)      (444)
  Net loss...........................      --           --            --           --           --          (5,482)    (5,482)
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
Balance at July 27, 1997.............      --        $  --         14,760,530   $      10    $   2,786   $  12,305  $  15,101
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
                                       -----------       -----   ------------       -----   -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                           YEAR ENDED
                                                                                JULY 30,    JULY 28,     JULY 27,
                                                                                  1995        1996         1997
                                                                               ----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................................................  $    5,119  $    (2,237) $   (5,482)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Minority interest in net loss of subsidiary............................      --             (108)       (250)
      Depreciation and amortization..........................................       3,910        6,783      18,293
      Amortization of discount on subordinated notes and debentures and other
        liabilities..........................................................      --              435       3,300
      Income tax expense on conversion of S corporations to C corporations...      --            5,552      --
      Deferred income taxes, net.............................................        (488)      (1,940)     (3,332)
      Decrease (increase) in assets:
          Restricted cash and investments held in escrow.....................      --          --           12,587
          Accounts receivable................................................        (684)         481      (1,343)
          Inventory..........................................................        (876)        (373)     (2,257)
          Prepaid expenses...................................................        (324)        (648)      1,792
          Real estate developed for sale.....................................       3,377        2,523     (21,976)
          Other assets.......................................................          54         (836)       (872)
      Increase (decrease) in liabilities:
          Accounts payable and other current liabilities.....................       2,460       (3,601)      6,794
          Other liabilities..................................................      --              490      (1,304)
          Deposits and deferred revenue......................................          45          944         838
                                                                               ----------  -----------  ----------
      Net cash provided by operating activities..............................      12,593        7,465       6,788
                                                                               ----------  -----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchases of businesses, net of cash acquired.................      (1,819)     (97,079)     (6,959)
  Long-term investments......................................................      --             (450)        836
  Capital expenditures.......................................................     (12,024)     (25,054)    (23,267)
  Proceeds from sale of property and equipment...............................      --          --            2,626
  Cash payments on note receivable...........................................                                  250
  Proceeds from sale of businesses...........................................      --          --           14,408
  Other......................................................................      --          --           (1,964)
                                                                               ----------  -----------  ----------
      Net cash used in investing activities..................................  $  (13,843) $  (122,583) $  (14,070)
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------

                            AMERICAN SKIING COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                           (IN THOUSANDS) (CONTINUED)

                                                                                           YEAR ENDED
                                                                                JULY 30,    JULY 28,     JULY 27,
                                                                                  1995        1996         1997
                                                                               ----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from senior credit facility...................................  $   --      $    40,301  $   14,766
  Net proceeds from (payments of) line of credit.............................       2,820       (5,776)     --
  Net proceeds from (payments of) revolving credit loan......................       1,150      (17,101)     --
  Proceeds from subordinated notes and debentures, net of investments held in
    escrow...................................................................      --          121,126      --
  Deferred financing costs...................................................      --           (8,485)     (1,567)
  Proceeds from long-term debt...............................................          84        1,819       7,828
  Payments of long-term debt.................................................        (765)     (13,625)    (14,482)
  Payments on Demand note, Shareholder.......................................      --          --           (3,267)
  Advances to Shareholder....................................................         (61)        (156)     --
  Distributions to Shareholder...............................................        (854)      (3,158)     --
  Proceeds from issuance of mandatorily redeemable
    preferred stock, net of issuance costs...................................      --          --           16,377
  Capital contribution.......................................................          25        1,020      --
  Issuance of shares of common stock.........................................      --              976      --
                                                                               ----------  -----------  ----------
      Net cash provided by financing activities..............................       2,399      116,941      19,655
                                                                               ----------  -----------  ----------
      Net increase in cash and cash equivalents..............................       1,149        1,823      12,373
Cash and cash equivalents, beginning of year.................................         213        1,362       3,185
                                                                               ----------  -----------  ----------
Cash and cash equivalents, end of year.......................................  $    1,362  $     3,185  $   15,558
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------

Cash paid for interest.......................................................  $    1,056  $     2,408  $   20,998
Cash paid (refunded) for income taxes........................................  $   --      $        15  $   (1,492)

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Property acquired under capitalized leases.................................  $    1,050  $       435  $    7,824
  Liabilities assumed associated with purchased companies....................  $    9,254  $    58,497  $    1,826
  Deferred tax liability associated with purchased companies.................  $   --      $    28,372  $   --
  Purchase price adjustments.................................................  $   --      $   --       $    1,541
  Purchase price adjustments related to deferred taxes.......................  $   --      $   --       $    1,317
  Note payable issued for distribution to Shareholder........................  $   --      $     5,200  $   --
  Note payable issued for purchase of a business.............................  $   --      $   --       $    6,500
  Note receivable received for sale of businesses............................  $   --      $   --       $    2,750
  Recording of minority interest.............................................  $   --      $   --       $      626
  Accretion of discount and issuance costs and dividends accrued on
    mandatorily redeemable preferred stock...................................  $   --      $   --       $      444

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    American Skiing Company ("ASC") is organized as a holding company and operates through various subsidiaries. ASC and its subsidiaries (collectively, the "Company") operate primarily in a single business segment, which is the operation and development of ski resorts.

    ASC was originally formed on December 7, 1995. Through June 17, 1997, American Skiing Company was a holding company and operated through various subsidiaries. ASC Holdings, Inc. ("ASCH") was formed on June 17, 1997, when Les Otten (the 'Principal Shareholder') exchanged his 96% ownership interest in ASC for 100% of the common stock of ASCH. In conjunction with the formation of ASCH, the Company changed the name of ASC to ASC East, Inc. ("ASC East") and recorded the 4% minority interest in ASC East. The minority interest in ASC East of $626,000 at July 27, 1997 is comprised of the fair market value of the stock when issued to the minority shareholders of $976,000, less the minority interest in the fiscal 1996 and 1997 losses of $100,000 and $250,000, respectively. On September 4, 1997, ASCH changed its name to American Skiing Company. In October, 1997, the Company approved an increase in authorized shares of Common Stock, a new issue of Class A Common Stock and a 14.76 for 1 stock split of shares of Common Stock for shares of Class A Common Stock (Note 16).

    For periods prior to June 17, 1997, the term 'Company' refers to ASC East and its subsidiaries, and after such date, to American Skiing Company (formerly
ASCH) and its subsidiaries (including ASC East). In conjunction with the formation of ASCH, the Company formed ASC Utah, a wholly-owned subsidiary, for the purpose of acquiring The Canyons resort, including the Wolf Mountain ski area in Utah. In August 1997, the Company formed ASC West for the purpose of the anticipated acquisition of the Steamboat ski resort in Colorado and the Heavenly Ski Resort in California.

    Prior to June 28, 1996, the Company was a combined group of separate entities which were wholly-owned by the Principal Shareholder. The outstanding number of shares at July 30, 1995 of 116,737 represented the total outstanding shares of the companies within the combined group. On June 28, 1996, the Principal Shareholder exchanged all the outstanding shares of the combined group for 939,168 shares of ASC common stock. Contemporaneously with the exchange, ASC East purchased all the outstanding shares of common stock of S-K-I Limited, Inc. ('S-K-I') for $18.00 per share. Upon the acquisition of S-K-I, the companies from the combined group and the S-K-I companies were formed into a consolidated entity. In conjunction with the exchange and the acquisition of S-K-I, ASC East issued 39,132 shares of common stock, representing a 4% minority interest in ASC East, to an institutional investor in a private offering. The fair market value of the common stock was $976,000 at the date of issuance and was recorded as additional paid-in capital.

    The Company owns and operates resort facilities, real estate development companies, golf courses, ski and golf schools, retail shops and other related companies at the following resorts:


VERMONT                                                    MAINE
Killington Resort                                          Sunday River Ski Resort
Pico Ski Resort                                            Sugarloaf Resort
Mount Snow/Haystack Resort                                 NEW HAMPSHIRE
Sugarbush Resort                                           Attitash Bear Peak Ski Resort
                                                           UTAH
                                                           The Canyons Resort (Wolf Mountain ski area)

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of American Skiing Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

FISCAL YEAR

    The Company's fiscal year is a fifty-two week or fifty-three week period ending on the last Sunday of July. The periods for 1995, 1996 and 1997 consisted of fifty-two weeks.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

    Restricted cash represents amounts held in escrow for the buyers of properties developed for sale. The cash will be available to the Company when the properties are sold.

INVESTMENTS HELD IN ESCROW

    Investments held in escrow at July 28, 1996 consisted of U. S. Treasury Notes, the proceeds from the redemption of which were used for payment of interest on the Subordinated Notes. These Treasury Notes were carried at cost which approximated the quoted market values at July 28, 1996. At July 27, 1997, the Company is no longer required to hold cash in escrow for payment of interest on the Subordinated Notes.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of retail goods, food and beverage products and mountain operating supplies.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated by the straight-line method over the assets' estimated useful lives which generally range from 9 to 40 years for buildings, 3 to 12 years for machinery and equipment and 10 to 50 years for leasehold improvements, lifts, lift lines and trails. Assets under capital lease are amortized over the shorter of their useful lives or the respective lease lives.

GOODWILL

    The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Goodwill is being amortized using the straight-line method over 40 years. Goodwill is recorded net of accumulated amortization in the accompanying consolidated balance sheet.

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED FINANCING COSTS

    Costs incurred in connection with the issuance of debt are included in deferred financing costs, net of accumulated amortization. Amortization is calculated using the straight-line method over the respective original lives of the applicable issues and is included in depreciation and amortization in the accompanying consolidated statement of operations. Amortization calculated using the straight-line method is not materially different from amortization that would have resulted from using the interest method.

LONG-TERM INVESTMENTS
    Long-term investments are comprised of U.S. Government and Agency obligations and corporate obligations. It is management's intent to hold these securities until maturity. These securities are carried at amortized cost, which approximates quoted market values at July 28, 1996 and July 27, 1997.

LONG-LIVED ASSETS

    Effective July 29, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). In accordance with SFAS 121, whenever events or circumstances indicate that the carrying value of the long-lived assets, identifiable intangibles and real estate developed for sale may not be recoverable, impairment losses are recorded and the related assets are adjusted to their estimated fair market value, less selling costs. As of July 27, 1997, management believes that there has not been any impairment of the Company's long-lived assets, identifiable intangibles or real estate developed for sale.

REVENUE RECOGNITION

    Resort revenues include sales of lift tickets, tuition from ski schools, sales from restaurants, bars and retail shops, and real estate rentals. These revenues are recognized as the services are performed. Real estate revenues are recognized when title has been transferred. Deposits from buyers of real estate are recorded as deposits and deferred revenue in the accompanying balance sheet until the revenue is recognized and the amount is applied to the selling price.

    Original acquisition costs, direct construction and development costs, interest incurred on costs related to land under development, and other related costs (engineering, surveying, landscaping, etc.) are recorded in the accompanying consolidated balance sheet as real estate developed for sale.

INTEREST

    Interest is expensed as incurred except when it is capitalized in conjunction with major capital additions and development of real estate for sale. The amounts of interest capitalized are determined by applying current interest rates to the funds required to finance the construction. During 1995, 1996 and 1997, the Company incurred total interest cost of $2.4 million, $5.1 million and $24.3 million, respectively, of which $224,000, $444,000 and $575,000, respectively, has been capitalized to property and equipment and real estate developed for sale.

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EMPLOYEE BENEFITS

    In August 1997, the Company established the ASC 401(k) Retirement Plan pursuant to Section 401(k) of the Internal Revenue Code which allows all eligible employees to defer up to 15% of their income. The Company's match of participants' contributions is discretionary. As of July 27, 1997, the Company maintained two profit sharing and two savings plans pursuant to Section 401(k) of the Internal Revenue Code. There were no contributions to the profit sharing plans for 1995, 1996 and 1997. Contributions to the savings plans for 1995, 1996 and 1997 totaled $107,000, $87,000 and $301,000, respectively. These four plans were rolled into the ASC 401(k) Retirement Plan subsequent to year end.

ADVERTISING COSTS

    Advertising costs are expensed the first time the advertising takes place. At July 28, 1996 and July 27, 1997, advertising costs of $282,000 and $384,000, respectively, were recorded as current assets in the accompanying consolidated balance sheet. Advertising expense for the years ended July 30, 1995, July 28, 1996 and July 27, 1997 was $4.5 million, $5.7 million and $5.2 million, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts and disclosures reported in the accompanying consolidated financial statements. Actual results could differ from those estimates.

SEASONALITY

    The occurrence of adverse weather conditions during key periods of the ski season could adversely affect the Company's operating results. In addition, the Company's revenues are highly seasonal in nature, with the majority of its revenues historically being generated in the second and third fiscal quarters, of which a significant portion is produced in two key weeks--the Christmas and Presidents' Day vacation weeks.

EARNINGS PER SHARE

    Given the capital structure of the Company, historical earnings per share information is not considered meaningful or relevant and, therefore, has not been presented in the accompanying financial statements.

    Unaudited pro forma net loss per weighted average common share outstanding was calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding, giving effect to the stock split (Note 16), the 622,038 options (the "Options") granted to certain executive officers of the Company with an exercise price below the estimated Offering share price (Note 16) and the Securities (Note 13). The net loss available to common shareholders does not reflect the compensation charge of $13.9 million that the Company will record in fiscal 1998 pertaining to the grant of the Options and the related income tax gross-up payable by the Company. The weighted average number of common shares relating to the Options and the Securities were determined by including all potentially dilutive instruments granted or issued within one year prior to an initial public offering, through the effective date of the offering, at an exercise price less than the initial public offering price, in accordance

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, with the dilutive effect measured using the treasury stock method. The primary and fully diluted calculations of pro forma net loss per weighted average common share are the same, as inclusion of all other potentially dilutive instruments in the loss per share calculation would be anti-dilutive.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). This pronouncement will be effective for the Company's year ended July 28, 1998 financial statements. SFAS 128 will supersede the pronouncement of the Accounting Principles Board Opinion No. 15. The statement eliminates the calculation of primary earnings per share and requires the disclosure of Basic Earnings Per Share and Diluted Earnings Per Share (formerly referred to as fully diluted earnings per share), if applicable. As the Company has recorded net losses for the years ended July 28, 1996 and July 27, 1997, any common stock equivalents would be antidilutive; therefore, primary earnings per share as presented on the consolidated statements of operations is equivalent to Basic Earnings Per Share and Diluted Earnings Per Share under SFAS 128.

STOCK COMPENSATION

    The Company's stock option plan is accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, ("SFAS 123"), "Accounting for Stock-Based Compensation" (Note 16).

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The recorded amounts for cash and cash equivalents, restricted cash, accounts receivable and accounts payable and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The fair values of amounts outstanding under the Company's Senior Credit Facility and certain other debt instruments approximates their book values in all material respects, as determined by discounting future cash flows at current market interest rates as of July 27, 1997. The fair value of the Company's Senior Subordinated Notes has been estimated using quoted market values. The fair value of the Company's Subordinated Discount Notes and the subordinated debentures of Killington Ltd. have been estimated using discounted cash flow analyses based on current borrowing rates for debt with similar maturities and ratings.
    The estimated fair values of the Senior Subordinated Notes, the Subordinated Discount Notes and the subordinated debentures of Killington Ltd. at July 27, 1997 are presented below (in thousands):

                                                                         CARRYING      FAIR
                                                                          AMOUNT      VALUE
                                                                        ----------  ----------
12% Senior Subordinated Notes due 2006................................  $  116,678  $  127,400
13.75% Subordinated Discount Notes due 2007...........................      22,121      22,121
Subordinated debentures of Killington Ltd.............................      10,950       9,286
                                                                        ----------  ----------
                                                                        $  149,749  $  158,807
                                                                        ----------  ----------
                                                                        ----------  ----------

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, utilizing currently enacted tax rates. The effect of any future change in tax rates is recognized in the period in which the change occurs.

    As described in Note 13, certain of the Company's subsidiaries had previously elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, with income or loss and credits passed through to the shareholder. Concurrent with the acquisition of S-K-I, the subsidiaries' election to be treated as S corporations terminated.

3. BUSINESS ACQUISITIONS AND DIVESTMENTS

    On June 28, 1996, the Company acquired S-K-I (the "Acquisition") for a total purchase price, including direct costs, of $104.6 million including liabilities assumed (excluding deferred taxes) of $58.5 million for all of the shares outstanding of S-K-I common stock. Pursuant to the transaction, S-K-I became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase accounting method. The consolidated financial statements contained herein reflect the results of operations of the acquired S-K-I entities subsequent to June 28, 1996 and include the balance sheet accounts of the acquired S-K-I entities at July 28, 1996 and July 27, 1997.

    The purchase price was allocated to the fair values of S-K-I's assets and liabilities at the date of acquisition as follows (in thousands):

                                                                              FAIR VALUE OF
                                                                                NET ASSETS
                                                                                 ACQUIRED
                                                                            ------------------
Cash......................................................................      $    7,540
Accounts receivable, net..................................................           1,625
Inventory.................................................................           3,271
Prepaid expenses..........................................................           2,153
Property and equipment, net...............................................         163,745
Long-term investments.....................................................           3,893
Goodwill..................................................................           6,554
Other assets..............................................................           2,156
                                                                                  --------
    Total assets..........................................................         190,937
                                                                                  --------
Accounts payable and accrued expenses.....................................         (16,567)
Other liabilities.........................................................          (5,301)
Minority interest.........................................................          (2,600)
Debt acquired.............................................................         (34,029)
Deferred income taxes.....................................................         (27,820)
                                                                                  --------
    Total liabilities.....................................................         (86,317)
                                                                                  --------
    Total.................................................................      $  104,620
                                                                                  --------
                                                                                  --------

                            AMERICAN SKIING COMPANY

3. BUSINESS ACQUISITIONS AND DIVESTMENTS (CONTINUED)
    During fiscal 1997, the Company recorded purchase price adjustments totaling $4.3 million pertaining to the Acquisition.
    Amortization of goodwill charged to depreciation and amortization amounted to $14,000 and $217,000 for 1996 and 1997, respectively. Accumulated amortization of goodwill amounted to $14,000 and $231,000 at July 28, 1996 and July 27, 1997, respectively.

    Pursuant to a consent decree with the U.S. Department of Justice in connection with the Acquisition, the Company sold the assets constituting the Mt. Cranmore and Waterville Valley resorts for $17.2 million on November 27, 1996. The assets held for sale of the Mt. Cranmore resort included in the accompanying consolidated balance sheet as of July 28, 1996 are approximately $4.4 million and the net income for the year ended July 28, 1996 of the Mt. Cranmore resort included in the accompanying consolidated statement of operations is approximately $251,000. The assets held for sale of the Waterville resort included in the accompanying consolidated balance sheet as of July 28, 1996 are approximately $12.3 million.

    In November 1996, the Company purchased the Pico Ski Resort for a total purchase price of $5.0 million. The purchase price includes a cash payment of $3.4 million and assumed liabilities of $1.6 million. In July 1997, the Company purchased The Canyons, including the Wolf Mountain ski area, for a total purchase price of $8.3 million. The purchase price includes a cash payment of $1.6 million, assumed liabilities of $200,000 and the issuance of a note payable in the amount of $6.5 million.

    On August 30, 1996, the Company purchased the remaining 49% minority interest in Sugarloaf, with a carrying amount of $2.5 million, for $2.0 million cash. In connection with the purchase, the Company recorded a liability in the amount of $492,000 to provide for contingent consideration that may be paid pursuant to the purchase agreement. The liability is included in other long-term liabilities in the accompanying consolidated balance sheet at July 27, 1997. Contemporaneously with the purchase of Sugarloaf, the Company paid certain debt in advance of its maturity and incurred a prepayment penalty of $600,000. The prepayment penalty is recorded in interest expense in the accompanying consolidated statement of operations for the year ended July 27, 1997.

    The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of S-K-I, the divestitures of Mt. Cranmore and Waterville Valley, the purchase of the minority interest of Sugarloaf, and the termination of S corporation status of the S corporations (which reflects the estimated results of operations as if Sunday River Skiway Corporation ("SRSC"), Sunday River Ltd. ("SRL"), Perfect Turn, Inc. ("PT") and Sunday River Transportation Co. ("SRTC"), wholly-owned subsidiaries of the Company, had been subject to corporate income taxes) had occurred on July 31, 1995 and July 29, 1996 (in thousands except per share amounts):

                                                                       YEAR ENDED   YEAR ENDED
                                                                        JULY 30,     JULY 28,
                                                                          1995         1996
                                                                       -----------  -----------
Revenues.............................................................   $ 149,031    $ 171,666
Net loss.............................................................   $  (8,133)   $  (3,785)
Net loss per share...................................................          --    $   (3.87)

    The pro forma financial information is not intended to be indicative of the results of operations that actually would have occurred had the transactions taken place at the beginning of the years presented or of future results of operations.

                            AMERICAN SKIING COMPANY

4. REAL ESTATE OPERATIONS

    In addition to its resort operations, the Company engages in various real estate activities including rental services and the development of real estate for sale. During development, real estate taxes, insurance, interest, planning and permitting costs are capitalized. Profit is recognized from the sale of such property at the time of closing, when the Company has no ongoing involvement in the specific property sold. The carrying value of the property developed for sale is reduced to net realizable value if the asset carrying value is determined not to be recoverable through expected undiscounted future cash flows.

    Properties developed for sale consist of the following (in thousands):

                                                                                                         JULY 27,
                                                                                        JULY 28, 1996      1997
                                                                                        -------------  ------------
Summit hotel completed units and hotels under development.............................    $      36     $   22,685
Locke mountain........................................................................          603             --
Other.................................................................................          692            855
                                                                                             ------    ------------
                                                                                          $   1,331     $   23,540
                                                                                             ------    ------------
                                                                                             ------    ------------

                            AMERICAN SKIING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. PROPERTY AND EQUIPMENT

    The following reflects the combination of both owned property and equipment as well as assets acquired pursuant to capital leases (in thousands):

                                                                         JULY 28,    JULY 27,
                                                                           1996        1997
                                                                        ----------  ----------
Buildings and grounds.................................................  $   62,301  $   69,635
Machinery and equipment...............................................      53,422      61,218
Lifts and lift lines..................................................      56,370      60,769
Trails................................................................      11,064      11,667
Land improvements.....................................................      10,819      18,096
                                                                        ----------  ----------
                                                                           193,976     221,385
Less--accumulated depreciation and amortization.......................      20,737      36,940
                                                                        ----------  ----------
                                                                           173,239     184,445
Land..................................................................      50,685      49,160
Construction-in-process...............................................       3,546      18,741
                                                                        ----------  ----------
Net property and equipment............................................  $  227,470  $  252,346
                                                                        ----------  ----------
                                                                        ----------  ----------

    Property and equipment includes approximately $3.5 million and $10.7 million of machinery and equipment held under capital leases at July 28, 1996 and July 27, 1997, respectively. Related accumulated amortization at July 28, 1996 and July 27, 1997 on property and equipment under capital leases was approximately $1.0 million and $2.3 million, respectively. Amortization expense for property and equipment under capital leases and included in depreciation expense was approximately $406,000, $493,000 and $1.6 million for 1995, 1996 and 1997, respectively. Depreciation expense was $3.8 million, $6.7 million and $16.6 million for 1995, 1996 and 1997, respectively.

6. NOTE RECEIVABLE

    In connection with the sale of Mt. Cranmore and Waterville Valley in November 1996, the Company received a promissory note in the amount of $2.8 million. Interest on the note is charged at a rate of 12% per annum and is payable semi-annually on December 31 and June 30. The note shall be paid in annual installments of $250,000, $100,000, $150,000, $200,000, $250,000,
$300,000 and $350,000 beginning in January 1997 through January 2003, with the remaining balance to be paid in June 2004. The balance of the note at July 27, 1997 of $2.5 million is included in other assets in the accompanying consolidated balance sheet.

7. NOTE RECEIVABLE, AFFILIATE

    The note receivable in the amount of $265,000 at July 28, 1996 and $250,000 at July 27, 1997 is from Ski Dorms, Inc., a company which is principally owned by the Principal Shareholder of the Company, and is secured by a mortgage on land and building. Interest is charged at Fleet National Bank's prime rate plus 1 1/2% and principal and any unpaid interest are due in December, 1999. Accrued interest receivable on this note at July 28, 1996 and July 27, 1997 was $179,000 and $10,000, respectively. The balance of the note and the accrued interest receivable are included in other assets.

                            AMERICAN SKIING COMPANY

8. DEMAND NOTE, SHAREHOLDER

    In June 1996, prior to the Acquisition, Sunday River, now a wholly-owned subsidiary of ASC East, delivered to the Shareholder a demand note in the principal amount of $5.2 million for the amount expected to become payable by the Principal Shareholder in 1996 and 1997 for income taxes with respect to Sunday River's income as an S corporation through the date of the Acquisition. The demand note is unsecured and bears interest at 5.4% per annum, the applicable federal rate in effect at the time of issuance.

9. LONG-TERM DEBT

    Long-term debt consists of (in thousands):

                                                                                                      JULY 28,   JULY 27,
                                                                                                        1996       1997
                                                                                                      ---------  ---------
           Senior Credit Facility (see Note 11).....................................................  $  40,301  $  55,067

           Subordinated debentures issued to the former shareholders of Mt. Attitash Lift
           Corporation by L.B.O. Holding, Inc. ("LBO"), with an original face value of $2,151 (a discount has been reflected based on the Company's incremental borrowing rate at the date of issuance). The initial coupon rate is 6% per annum, to be adjusted annually based on the revenues of LBO, as defined in the agreement. Interest is payable annually on May 1, beginning in 1995. LBO may prepay the outstanding principal balance from time to time.
           Any prepayment prior to April 30, 1999 is subject to a discount, as described in the agreement. Holders of the debentures have certain redemption rights prior to May 1 of
           each year, subject to limitation and discount as described in the agreement..............      1,709      1,777

           Promissory note issued to Snowridge, Inc. by Sugarbush Resort Holdings, Inc.
           ("Sugarbush") with a face value of $6,120 (a discount has been reflected based on an imputed interest rate of 9.5%) and an interest rate of 6.25%. Interest is payable quarterly beginning June 30, 1995. A principal payment of $620 was made on November 1,
           1995 and the remaining principal and accrued interest outstanding are due on December 31,
           1999. The note is collateralized by certain assets (as defined in the loan agreement) of
           Sugarbush................................................................................      4,984      5,128

           Promissory note in the amount of $2,311 issued to LHC Corporation (an affiliate of
           Snowridge, Inc.) by Mountain Waste Water Co. ("MWWC", a wholly-owned company of
           Sugarbush), which is secured by the stock of MWWC and Mountain Water Company (a wholly-owned company of Sugarbush) as well as letters of credit in the amount of $100.
           The note bears interest at 9% or prime plus 1%, which is due June 1 of each year beginning in 1995. Principal payments of $154 are due each June 1, beginning in 1997,
           with the balance due on June 1, 2003.....................................................      2,311      2,158

           Vermont Industrial Development Bonds, fluctuating interest rates, 1996- 3.56% to 4.83%;
           1997- 4.03% to 4.50% due in varying installments through 1999, secured by certain
           machinery and equipment and real estate..................................................      2,695      1,005

           Town of Carrabassett Valley, Maine, $3,700 term loan due August 27, 2013 in serial maturities, interest at rates ranging from 5.0% to 8.5%, secured by first mortgages on
           property, plant and equipment............................................................      3,515     --

                            AMERICAN SKIING COMPANY

9.         LONG-TERM DEBT (CONTINUED)

                                                                                                      JULY 28,   JULY 27,
                                                                                                        1996       1997
                                                                                                      ---------  ---------

           First National Bank of Boston, $1,600 revolving loan due August 31, 1996 interest at the
           bank's prime plus .5% (8.75%) at July 28, 1996...........................................      1,600     --

           Note payable to Wolf Mountain Resorts, L.L.C. in an aggregate principal amount of $6.5 million to finance the acquisition of The Canyons resort and Wolf Mountain Ski area. The note bears interest at a rate of 12% per annum which is payable monthly. The principal is payable in installments of $4.2 million upon the effective date of the offering for sale
           of the Company's Common Stock to the public and $2.3 million in January 1998.............     --          6,500

           Note payable by Grand Summit Resort Properties, Inc. (a wholly-owned subsidiary of the
           Company) to Key Bank in the amount of $8.5 million to finance the acquisition of land for
           a hotel at the Attitash Bear Peak resort. The note matures on July 26, 1998..............     --          4,250

           OTHER

           Obligations under capital leases.........................................................      1,301      7,840

           Other notes payable......................................................................      5,512      2,856
                                                                                                      ---------  ---------

                                                                                                         63,928     86,581

           Less: current portion....................................................................     22,893     39,748
                                                                                                      ---------  ---------

           Long-term debt, excluding current portion................................................  $  41,035  $  46,833
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------

    The carrying values of the above debt instruments approximate their respective fair values in all material respects, determined by discounting future cash flows at current market interest rates as of July 27, 1997.

    The non-current portion of long-term debt matures as follows (in thousands):

1999...............................................................................  $  33,055
2000...............................................................................      7,576
2001...............................................................................      1,675
2002...............................................................................      3,527
2003 and thereafter................................................................      2,975
Interest related to capitalized leases.............................................     (1,263)
Debt discount......................................................................       (712)
                                                                                     ---------
                                                                                     $  46,833
                                                                                     ---------
                                                                                     ---------

    At July 27, 1997, the Company had letters of credit outstanding totaling $3.0 million.

                            AMERICAN SKIING COMPANY

10. SUBORDINATED NOTES AND DEBENTURES

    On June 25, 1996, in connection with the Acquisition, ASC East issued $120.0 million of 12% Senior Subordinated Notes (the "Notes") and 39,132 units consisting of $39.1 million of 13.75% Subordinated Discount Notes (the "Subordinated Notes") and 39,132 shares of common stock in a private placement. The Notes and Subordinated Notes are general unsecured obligations of ASC East, subordinated in right of payment to all existing and future debt of ASC East, including all borrowings of the Company under the Senior Credit Facility. The Notes and Subordinated Notes mature July 15, 2006 and January 15, 2007, respectively, and will be redeemable at the option of ASC East, in whole or in part, at any time after July 15, 2001. ASC East incurred deferred financing costs totaling $7.9 million in connection with the issuance of the Notes and Subordinated Notes which are recorded as assets, net of accumulated amortization, in the accompanying consolidated balance sheet. Amortization expense included in the accompanying consolidated statement of operations for the years ended July 28, 1996 and July 27, 1997 amounted to $58,000 and $781,000, respectively. Pursuant to a registration rights agreement, ASC East filed a registration statement with respect to an offer to exchange the Notes and Subordinated Notes for a new issue of notes of ASC East registered under the Securities Act of 1933, with identical terms. The registration statement became effective in November 1996.

    The Notes were issued with an original issue discount of $3.4 million and, as a result, the effective interest rate exceeds the stated interest rate. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 1997. Interest expense on the Notes amounted to $1.1 million and $14.6 million in 1996 and 1997, respectively.

    Upon issuance of the Notes, a portion of the proceeds were required to be invested into a segregated pledge account (the "Pledge Account") to secure the payment of the first year's interest on the Notes. At July 28, 1996, the balance in the Pledge Account was $14,497 and was invested in U.S. Treasury obligations. Following the July 15, 1997 interest payment, the amount remaining in the Pledge Account was not material and was released to ASC East. The balance in the Pledge Account at July 28, 1996 is reflected in Investments held in escrow in the accompanying consolidated balance sheet.
    The Subordinated Notes were issued with an original issue discount of $19.0 million. Interest on the Subordinated Notes will not accrue prior to July 15, 2001; thereafter, interest will accrue at the rate of 13.75% per annum and will be payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2002. Interest expense on the Subordinated Notes amounted to $206,000 and $2.9 million in 1996 and 1997, respectively. The shares of common stock issued with the Subordinated Notes represent 4% of the total common stock outstanding of ASC East and were valued at $976,000 as of June 28, 1996.

                            AMERICAN SKIING COMPANY

10. SUBORDINATED NOTES AND DEBENTURES (CONTINUED)
    Subordinated debentures of Killington, Ltd. (a wholly-owned subsidiary of the Company) amounted to $10,950,000 at July 27, 1997 and are due as follows (in thousands):

YEAR                                                      INTEREST      AMOUNT
------------------------------------------------------  -------------  ---------
1999..................................................            6%   $     455
2000..................................................            6%         673
2001..................................................            8%         525
2002..................................................            8%         549
2003..................................................            8%       1,074
2004..................................................            8%       1,466
2010..................................................            8%       1,292
2012..................................................            6%       1,155
2013..................................................            6%       1,065
2015..................................................            6%       1,500
2016..................................................            6%       1,196
                                                                       ---------
                                                                       $  10,950
                                                                       ---------
                                                                       ---------

11. SENIOR CREDIT FACILITY

    On June 25, 1996, ASC East entered into the Senior Credit Facility (the "Facility") with Fleet National Bank ("Fleet"). The Facility provides for a $65.0 million revolving line of credit (which includes a $3.5 million sub-facility for letters of credit). The ASC East obligations under the Facility are guaranteed by substantially all of the assets of ASC East. Under the Facility, ASC East may enter into LIBOR contracts which provide for a fixed rate of interest on certain borrowings for a period of time not to exceed 90 days. At July 28, 1996 and July 27, 1997, ASC East had outstanding borrowings of $37.0 million and $53.0 million, respectively under LIBOR contracts which bear interest at a rate of 7.94% per annum at July 28, 1996 and at rates ranging from 8.17% to 8.19%, per annum at July 27, 1997. The balance of the borrowings outstanding at July 28, 1996 and July 27, 1997 of $3.3 million and $2.1 million, respectively, bear interest at Fleet's LIBOR rate plus 1.5% to 2.5% per annum (9.75% and 10.0% at July 28, 1996 and July 27, 1997, respectively).

    ASC East is required to pay a commitment fee of 0.5% per annum on unused availability under the credit facility. Amounts available for borrowing under the Facility will incrementally decline to $50.0 million over the period ending July 1, 2000, and the Facility will mature on or about December 31, 2001. ASC East is required to pay down the amounts outstanding each year, commencing in 1996, for a 45-day period which must include March 31, to an amount declining from $25.0 million in 1997 to $10.0 million in 2000 and 2001. In establishing the Facility, ASC East incurred deferred financing costs totaling $1.5 million which are recorded as assets, net of accumulated amortization, in the accompanying consolidated balance sheet. Amortization expense included in the accompanying consolidated statement of operations for the years ended July 28, 1996 and July 27, 1997 amounted to $23,000 and $322,000, respectively.

                            AMERICAN SKIING COMPANY

11. SENIOR CREDIT FACILITY (CONTINUED)

    As of July 27, 1997, the Company was in violation of certain financial covenants under the Facility. Subsequent to year end, the violations were waived by Fleet as of the balance sheet date and the financial covenants with respect to which the Company was in default were amended. Subsequent to year end, the Company received a signed commitment from a lender for a new financing arrangement to refinance the Facility and, therefore, the amounts due under the Facility beyond one year from the balance sheet date have been classified as long term (Note 16).

12. INCOME TAXES

    Prior to June 28, 1996, certain companies comprising ASC Holdings, Inc., SRSC, SRL, PT and SRTC (the "S Corporations") had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended. Accordingly, no income tax provision or liability has been made for these companies for the year ended July 30, 1995 and the period from July 31, 1995 to June 28, 1996. For federal and state income tax purposes, taxable income, losses and tax credits are passed through to the Shareholder, who is individually responsible for reporting his share of such items. The Company distributed to the Shareholder amounts sufficient to pay his personal income taxes based on the S Corporations' earnings.

    In conjunction with the Acquisition, the S Corporations changed from S corporation status to C corporation status. As a result, the income or loss of the S Corporations subsequent to June 28, 1996 will be subject to corporate income tax. The income tax provision described below for the years ended July 28, 1996 and July 27, 1997 includes the income taxes related to the S Corporations since June 28, 1996.

    At the time of conversion of the S Corporations to C corporation status, a net deferred tax liability of $5.6 million was recorded through the income tax provision. This deferred tax liability was primarily comprised of the tax effect of the cumulative book and tax basis differences of property and equipment at the time of conversion.

    The provision (benefit) for income taxes charged to continuing operations was as follows (in thousands):

                                                                                           YEAR ENDED
                                                                                            JULY 28,      JULY 27,
                                                                          JULY 30, 1995       1996          1997
                                                                         ---------------  ------------  ------------
Current tax expense
  Federal..............................................................     $     248      $   --        $   --
  State................................................................            55          --            --
                                                                                -----     ------------  ------------
                                                                                  303          --            --
                                                                                -----     ------------  ------------
Deferred tax expense
  Federal..............................................................            77          (1,330)       (2,815)
  State................................................................            20            (316)         (798)
                                                                                -----     ------------  ------------
                                                                                   97          (1,646)       (3,613)
                                                                                -----     ------------  ------------

Change in tax status from S Corporation to C Corporation...............        --               5,552        --
                                                                                -----     ------------  ------------
Total provision (benefit)..............................................     $     400      $    3,906    $   (3,613)
                                                                                -----     ------------  ------------
                                                                                -----     ------------  ------------

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance.

                            AMERICAN SKIING COMPANY

12. INCOME TAXES (CONTINUED)

    Deferred tax liabilities (assets) are comprised of the following at July 28, 1996 and July 27, 1997 (in thousands):

                                                                                            JULY 28,    JULY 27,
                                                                                              1996        1997
                                                                                           ----------  ----------
Property and equipment basis differential................................................  $   36,917  $   40,040
Other....................................................................................         753         907
                                                                                           ----------  ----------
Gross deferred tax liabilities...........................................................      37,670      40,947
                                                                                           ----------  ----------

Tax loss and credit carryforwards........................................................     (11,414)    (16,766)
Capitalized cost.........................................................................      (1,473)       (543)
Other....................................................................................      (1,764)     (1,589)
Original issue discount on Subordinated Notes............................................      --          (1,212)
                                                                                           ----------  ----------
Gross deferred tax assets................................................................     (14,651)    (20,110)
                                                                                           ----------  ----------

Valuation allowance......................................................................       7,369       7,255
                                                                                           ----------  ----------
                                                                                               30,388      28,092
                                                                                           ----------  ----------
Less: Net deferred tax liability related to assets held for sale.........................         281      --
                                                                                           ----------  ----------
                                                                                           $   30,107  $   28,092
                                                                                           ----------  ----------
                                                                                           ----------  ----------

    The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 35% to income (loss) before provision (benefit) for income taxes and minority interest in loss of subsidiary as a result of the following differences (in thousands):

                                                                                             YEAR ENDED
                                                                                   JULY 30,   JULY 28,   JULY 27,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Income tax provision (benefit) at the statutory U.S. tax rates...................  $   1,932  $     546  $  (3,271)
Increase (decrease) in rates resulting from:
    Change in tax status from S Corporation to C Corporation.....................     --          5,552     --
    Income from S Corporations not taxable for corporate income tax purposes.....     (1,679)    (2,371)    --
    State taxes, net.............................................................        115     --           (798)
    Change in valuation allowance................................................     --         --             71
    Nondeductible items..........................................................         32         41        243
    Other........................................................................     --            138        142
                                                                                   ---------  ---------  ---------
Income tax provision (benefit) at the effective tax rates........................  $     400  $   3,906  $  (3,613)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    At July 27, 1997, the Company has federal net operating loss ("NOL") carryforwards of approximately $40.7 million which expire in varying amounts through the year 2011. Under Section 382 of the Internal Revenue Code, future use of NOL carryforwards generated prior to a change in ownership, as defined, may be significantly limited. Approximately $16.0 million and $3.3 million of Sugarloaf and LBO Holding, Inc's ("LBO"), a wholly-owned subsidiary of ASC East, federal NOL carryforwards, respectively, are subject to an annual limitation of $110,000 and $185,000, respectively, of the amount of their separate

                            AMERICAN SKIING COMPANY

12. INCOME TAXES (CONTINUED)
company taxable income that may be reduced by such carryforwards. Approximately $178,000 and $168,000 of Sugarloaf and LBO's investment tax credit carryforwards, respectively, are also subject to the annual limitation under
Section 382 of the amount of their tax that may be offset by such carryforwards. The tax credit carryforwards expire in varying amounts through the year 2001. Subsequent changes in ownership could further affect the limitations in future years.

    In addition to the limitations under Section 382, approximately $23.0 million of the federal NOL carryforwards are from the separate return years of Sugarloaf ($16.0 million), LBO ($5.1 million) and Sugarbush ($1.9 million), and may only be used to offset each company's contribution to consolidated taxable income in future years.

    A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management believes that the valuation allowance of $7.3 million is appropriate because, due to the change of ownership annual limitations, realization of the benefit of the majority of the tax benefits of the Sugarloaf net operating loss, (some portion of the LBO net operating loss and investment tax carryforwards) and all investment tax credit carryforwards is not more likely than not.

13. MANDATORILY REDEEMABLE SECURITIES

    Pursuant to a Securities Purchase Agreement (the "Agreement") dated July 2, 1997 (as amended July 16, 1997), the Company issued 17,500 shares of its Series A Exchangeable Preferred Stock (the "Preferred Stock") in a private offering to an institutional investor. The Company incurred $1.1 million in expenses in connection with the issuance of the Preferred Stock. These amounts have been recorded as a reduction of the carrying value of the mandatorily redeemable preferred stock in the accompanying consolidated balance sheet at July 27, 1997. The liquidation preference is $1,000 per share and cumulative dividends on the Preferred Stock are payable, at the option of the Company, in cash or in additional shares of Preferred Stock at a rate of 14% per annum. The Company is required to redeem all shares of the Preferred Stock outstanding on July 15, 2002. The Company intends to offer to exchange all or any part of the Preferred Stock for shares of the Company's common stock (the "Common Stock") or shares of the Company's 10 1/2% Convertible Preferred Stock. Upon completion of the anticipated initial offering of the Company's common stock to the public (the "Offering"), each share of the 10 1/2% Convertible Preferred Stock will be convertible into shares of Common Stock at a 5% discount from the Offering share price. The 5% discount from the Offering share price is being accreted from the time of the issuance of the Preferred Stock to the date of first permitted conversion, which is the date of the Offering. In the event the Offering is not consummated within one year from the date of the issuance of the Preferred Stock, the discount from the Offering share price increases annually from 5% for the period through July 1998 up to 25% for the period through July 2002. If the holder of the Preferred Stock does not elect to exchange such securities for 10 1/2% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change in Control as defined under the Agreement. In such event, the Agreement requires that the Company offer to purchase the Preferred Stock for cash at a redemption price of 105.3% of the liquidation preference of such shares at the date of redemption. On the date of the Offering, the face value of the Preferred Stock plus fully accreted discount of 5% equals the redemption price. In the event of a default as defined in the Agreement, there shall be a mandatory redemption of the Preferred Stock from funds legally available to the Company unless the holders of the Preferred Stock elect instead to have visitation rights with respect to meetings of the Company's board of directors and meetings of the Company's management committees. At July 27, 1997, the carrying amount of the Preferred Stock is $16.8 million which is comprised of the original liquidation preference of $17.5 million less unaccreted issuance

                            AMERICAN SKIING COMPANY

13. MANDATORILY REDEEMABLE SECURITIES (CONTINUED) costs of $922,000 plus accrued dividends and accretion of the discount of $109,000 and $134,000, respectively.

    Pursuant to the Agreement, the Company issued on July 28, 1997 $17.5 million aggregate principal amount of its 14% Senior Exchangeable Notes Due 2002 (the "Notes") in a private offering to an institutional investor. The Company incurred deferred financing costs totaling $1.1 million prior to year end in connection with the issuance of the Notes. These costs have been recorded as an asset in the accompanying consolidated balance sheet at July 27, 1997. The proceeds from the notes were received on July 30, 1997 and, therefore, the cash and notes have not been reflected in the balance sheet at July 27, 1997. The Notes bear interest at a rate of 14% per annum and mature on July 28, 2002. Interest on the Notes is payable in cash or additional Notes, at the option of the Company. The Company intends to offer to exchange all of the Notes for shares of Common Stock or shares of 10 1/2% Convertible Preferred Stock with an aggregate liquidation preference of $17.5 million. Upon completion of the Offering, each share of 10 1/2% Convertible Preferred Stock will be convertible into shares of Common Stock. If the holders of Notes do not elect to exchange such securities for 10 1/2% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change of Control (as defined) under the Agreement. In such event, the Agreement requires that the Company offer to purchase the Notes for cash at a redemption price of 105.3% of the principal amount outstanding on the date of redemption.

    The holder of the Preferred Stock and the Notes (collectively, the "Securities") has indicated its intention to exchange the Securities for the Company's 10 1/2% Convertible Preferred Stock upon consummation of the Offering (Note 16).

14. RELATED PARTY TRANSACTIONS

    Sunday River Skiway Corporation has guaranteed amounts outstanding under subordinated debentures due in 2002 that were issued by LBO Holdings, Inc., as part of the acquisition of Mt. Attitash Lift Corporation. Payments under the guarantee are subordinated to all secured indebtedness of Sunday River Skiway Corporation to any bank, thrift institution or other institutional lender.

15. COMMITMENTS, LEASE CONTINGENCIES AND CONTINGENT LIABILITIES

    The Company leases certain land and facilities used in the operations of its resorts under several operating lease arrangements. These lease arrangements expire at various times from the year 2010 through the year 2060. Lease payments are generally based on a percentage of revenues. Total rent expense under these operating leases as recorded in resort operating expenses in the accompanying consolidated statement of operations for 1995, 1996 and 1997 were $619,000, $744,000 and $2.2 million, respectively.

    Significant portions of the land underlying certain of the Company's ski resorts are leased or subleased by the Company or used pursuant to renewable permits or licenses. If any such lease, sublease, permit or license were to be terminated or not renewed upon expiration, or renewed on terms materially less favorable to the Company, the Company's ability to possess and use the land subject thereto and any improvements thereon would be adversely affected, perhaps making it impossible for the Company to operate the affected resort. A substantial portion of the land constituting skiable terrain at the Attitash Bear Peak Ski Resort, Sugarbush Resort and Mount Snow/Haystack Resort is located on federal land that is used under the terms of the permits with the United States Forest Service (the "Forest Service"). Generally, under the terms of such permits, the Forest Service has the right to review and comment on the location, design and construction of improvements in the permit area and on many operational matters.

                            AMERICAN SKIING COMPANY

15. COMMITMENTS, LEASE CONTINGENCIES AND CONTINGENT LIABILITIES (CONTINUED) The permits can be terminated or modified by the Forest Service to serve the public interest. A termination or modification of any of the Company's permits could have a material adverse effect on the results of operations of the Company. The Company does not anticipate any limitations, modifications, or non-renewals which would adversely affect the Company's operations.

    In connection with the purchase of The Canyons, the Company entered into an operating lease arrangement for the lease of certain land at the Wolf Mountain Ski area to be used in the operation of the resort and for future real estate development. The arrangement provides for an initial lease term of 50 years, with the option to extend for three additional 50 year periods for an extension fee of $1.0 million for each extension period. Lease payments are based on a percentage of resort net revenues. The arrangement also provides for additional one-time payments ranging from $250,000 to $2.0 million upon achievement of annual skier visit levels ranging from 100,000 to 1,000,000. Under the arrangement, the Company has the option to purchase parcels of land covered under the operating lease for real estate development. Payments to exercise the option total $14.6 million and are payable monthly, at the option of the Company, in varying amounts through July 2001. The Company is not required to make the option payments in order to develop and sell real estate on the land covered under the lease. No option payments were made and no lease expense was incurred under this arrangement as of and for the year ended July 27, 1997.

    In addition to the leases described above, the Company is committed under several operating and capital leases for various equipment. Rent expense under all operating leases was $1.0 million, $994,000 and $4.2 million for the years ended 1995, 1996 and 1997, respectively.

    Future minimum lease payments for lease obligations at July 27, 1997 are as follows (in thousands):

                                                                                               CAPITAL    OPERATING
                                                                                               LEASES      LEASES
                                                                                              ---------  -----------
    1998....................................................................................  $   2,564   $   4,136
    1999....................................................................................      1,786       3,869
    2000....................................................................................      1,488       1,530
    2001....................................................................................      1,295         963
    2002....................................................................................      2,585       4,973
                                                                                              ---------  -----------
        Total payments......................................................................      9,718   $  15,471
                                                                                                         -----------
                                                                                                         -----------
        Less interest.......................................................................     (1,878)
                                                                                              ---------
        Present value of net minimum payments...............................................      7,840
        Less current portion................................................................      1,876
                                                                                              ---------
        Long-term obligations...............................................................  $   5,964
                                                                                              ---------
                                                                                              ---------

    Certain claims, suits and complaints associated with the ordinary course of business are pending or may arise against the Company, including all of its direct and indirect subsidiaries. In the opinion of management, all matters are adequately covered by insurance or, if not covered, are without merit or are of such kind, or involve such amounts as would not have a material effect on the financial position, results of operations and cash flows of the Company if disposed of unfavorably.

                            AMERICAN SKIING COMPANY

16. SUBSEQUENT EVENTS

    ACQUISITIONS

    On August 1, 1997, the Company entered into an agreement to purchase the Steamboat and Heavenly resorts (the "Purchase"). As part of the Purchase, the Company agreed to acquire the Sabal Point Golf Course in Orlando, Florida and a residence in Denver, Colorado, both of which the Company intends to sell following the closing of the Purchase. The aggregate consideration to be paid by the Company for the Purchase is approximately $290.0 million. The Purchase is subject to the satisfaction of certain covenants and conditions and there can be no assurance that the Purchase will be consummated.

    INITIAL PUBLIC OFFERING OF COMMON STOCK

    In August 1997, the Company filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission on Form S-1 for the purpose of registering its common stock for the initial offering for sale to the public (the "Offering") at an estimated price of $18.50 per share for a proposed maximum aggregate offering price of $339.3 million. The number of shares to be sold and the price of those shares has not been determined. The anticipated effective date of the Offering is November 1997.

    Consummation of the Offering may trigger a Change of Control (as defined) under the indenture (the "12% Note Indenture") relating to the Notes. The 12%
Note Indenture provides that upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). The Company is not able to determine at this time whether or not any or all holders of the Notes will accept the Change of Control Offer. If all outstanding Notes are tendered, the amount of funds necessary to consummate the Change of Control Offer would be $121.2 million plus the amount of all accrued and unpaid interest. The Company is currently negotiating a standby credit facility for up to $125.0 million to fund the repurchase of the Notes in the event that any or all of the Notes are tendered to the Company for repurchase.

    ADDITIONAL FINANCING

    In August 1997, the Company entered into a Loan and Security Agreement with a lender to provide financing for the real estate construction activities of Grand Summit Resort Properties, Inc., a wholly-owned subsidiary. The Loan and Security Agreement provides for advances up to $55.0 million which bear interest at a rate equal to the greater of 9.25% or the sum of the bank's prime rate plus 1.5%. All borrowings under the Loan and Security Agreement are collateralized by substantially all assets of the Grand Summit Resort Properties, Inc.

    NEW CREDIT FACILITY

    On October 8, 1997, the Company entered into a commitment letter (the "Commitment Letter") with respect to the New Credit Facility. The Commitment Letter contemplates credit facilities providing for borrowings in an aggregate amount of up to $215 million. Amounts borrowed under the New Credit Facility are expected to be available (i) to finance the Acquisition, (ii) to repay approximately $60 million of indebtedness of ASC East under the Existing Credit Facility, (iii) to repay approximately $12 million of indebtedness of the Company and its subsidiaries, (iv) to pay certain fees and expenses relating to the Acquisition and (v) for ongoing general corporate purposes and capital expenditures. The New Credit Facility is expected to be divided into two sub-facilities, $75 million of which is expected to be available for borrowings by ASC East and its subsidiaries (the "East Facility") and $140 million of which is expected to be available for borrowings by the Company excluding ASC East and its subsidiaries (the "West Facility").

                            AMERICAN SKIING COMPANY

16. SUBSEQUENT EVENTS (CONTINUED)
The East Facility is expected to consist of a six-year revolving credit facility in the amount of $45 million and an eight-year term facility in the amount of $30 million. The West Facility is expected to consist of a six-year revolving facility in the amount of $65 million and an eight-year term facility in the amount of $75 million. The revolving facilities are subject to annual 30-day clean down requirements to an outstanding balance of not more than $10 million for the East Facility and not more than $35 million for the West Facility. The maximum availability under the revolving facilities will reduce over the term of the New Credit Facility by certain prescribed amounts. The term facilities amortize at a rate of approximately 1.0% of the principal amount for the first six years with the remaining portion of the principal due in two substantially equal installments in years seven and eight. At the Company's option, interest will be payable at an alternate base rate or LIBOR, in each case, plus an applicable margin that is dependent upon the ratio of the Company's total debt to EBITDA (as defined in the New Credit Facility).

    The New Credit Facility is expected to require mandatory prepayments with the net proceeds of any asset sales and new debt and/or equity offerings of the Company. Beginning in July 1999, the New Credit Facility is expected to require mandatory prepayments of 50% of excess cash flows during any period in which the ratio of the Company's total senior debt to EBITDA exceeds 3.50 to 1. In no event, however, will such mandatory prepayments reduce either revolving facility commitment below $35 million.

    The East Facility is expected to be secured by substantially all the assets of ASC East and its subsidiaries, except Grand Summit Resort Properties, Inc., which is not a borrower under the New Credit Facility. The West Facility is expected to be secured by substantially all the assets of the Company and its subsidiaries, except ASC East and its subsidiaries.

    The New Credit Facility is expected to contain various covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, restricted payments and investments, mergers, consolidations and dissolutions, sales of assets, dividends and distributions and certain other business activities. In addition, the New Credit Facility is expected to contain financial covenants customary for this type of senior credit facility including maintenance of customary financial ratios. Compliance with financial covenants will be determined on a consolidated basis notwithstanding the bifurcation of the New Credit Facility into the East Facility and the West Facility, with the exception of a leverage test.

    CONVERTIBLE DEBT

    On July 28, 1997, the Company issued $17.5 million aggregate principal amount of its 14% Senior Exchangeable Notes due 2002 in a private offering to an institutional investor (Note 13).

    REDEMPTION OF SUBORDINATED NOTES

    A portion of the proceeds from the new credit facility will be used to make an approximate $27.7 million investment in ASC East to fund the redemption of all outstanding Subordinated Notes. The indenture relating to the Subordinated Notes provides for a redemption price equal to 113.75% of the carrying value of the Subordinated Notes on the redemption date. The Company expects to record a pretax loss of approximately $4.3 million related to the repayment of the Subordinated Notes.

    STOCK OPTION PLAN

    Effective August 1, 1997, the Company established the American Skiing Company Stock Option Plan (the "Plan") to provide for the grant of incentive stock options and nonqualified stock options for the purchase of up to an aggregate of 5,688,699 shares of the Company's common stock by officers and management employees of the Company and its subsidiaries and other key persons (eligible for

                            AMERICAN SKIING COMPANY

16. SUBSEQUENT EVENTS (CONTINUED)
nonqualified stock options only) as designated by the Options Committee. The Options Committee, which is appointed by the Board of Directors of the Company, is responsible for the Plan's administration. The Options Committee determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exerciseable. Options granted under the Plan generally expire ten years from the date of grant and vest either immediately or over a five-year term.

    Incentive stock options shall not have an exercise price less than the fair market value of the common stock at the date of grant. Nonqualified stock options may be granted at an exercise price as determined by the Options Committee.

    No persons shall be granted an incentive stock option, if at the time of grant, such person owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of the Company unless the option price is at least 110% of the fair market value of the common stock.

    Subsequent to July 27, 1997, the Company will grant to the Principal Shareholder options to purchase approximately 1,853,000 shares of common stock at an exercise price equal to the fair market value of the common stock at the date of grant (i.e., the Offering price). Additionally, the Company will grant to certain key management employees options to purchase approximately 622,000 shares of Common Stock at an exercise price of $2.00 per share. The difference between the fair market value at the date of grant and the $2.00 exercise price, as well as the amount paid to such key management employees by the Company for reimbursement for personal income taxes, will be recorded as compensation expense upon consummation of the Offering.

    In addition, options to purchase 108,108 shares of Common Stock will be granted to certain employees of the Company at an exercise price equal to the fair market value at the date of grant.

    STOCK SPLIT

    On October 10, 1997, the Board of Directors approved (i) an increase in authorized shares of Common Stock to 100,000,000, (ii) the creation of Class A Common Stock with authorized shares totaling 15,000,000 and (iii) a 14.76 for 1 stock split of shares of Common Stock for shares of Class A Common Stock. The stock split has been given retroactive effect in the accompanying financial statements as of the balance sheet date. The rights and preferences of holders of Common Stock and Class A Common Stock are identical, except that holders of Class A Common Stock will elect a class of directors that constitutes two-thirds of the Board of Directors and holders of Common Stock will elect a class of directors that constitutes one-third of the Board of Directors. Each share of Class A Common Stock will be convertible into one share of Common Stock (A) at the option of the holder at any time, (B) automatically upon transfer to any person that is not an affiliate of the Principal Shareholder and (C) automatically if, at any time, the number of shares of Class A Common Stock outstanding represent less that 20% of outstanding shares of Common Stock and Class A Common Stock. Upon completion of the Offering, the Principal Shareholder will hold 100% of the Class A Common Stock, representing approximately 42.4% of the combined voting power of all outstanding shares of Common Stock and Class A Common Stock.

17. GUARANTORS OF DEBT

    The Notes and Subordinated Notes are fully and unconditionally guaranteed by the Company and all of its subsidiaries with the exception of Grand Summit Resort Properties, Inc., Ski Insurance Company, Killington West Ltd, Mountain Water Company, and Club Sugarbush, Inc., (the "Non-Guarantors"). Prior to the Acquisition and issuance of the Notes and Subordinated Notes on June 28, 1996, the bank loan agreements were collateralized by virtually all of the assets of the companies comprising the Company. The guarantor subsidiaries are wholly-owned subsidiaries of the Company and the guarantees are full, unconditional, and joint and several.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of
  Directors of S-K-I Ltd.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of S-K-I Ltd. and its subsidiaries at July 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Hartford, Connecticut
August 31, 1995

                                   S-K-I LTD.

                           CONSOLIDATED BALANCE SHEET

                                                                                          JULY 31,      JULY 31,
                                                                                            1994          1995
                                                                                        ------------  ------------
ASSETS

Current assets:
  Cash and short-term investments (at cost, which approximates market value)..........   $2,704,302    $2,790,645
  Accounts receivable, net (Note 1)...................................................    1,423,430     2,677,434
  Notes receivable....................................................................      371,739       244,775
  Inventories.........................................................................    3,472,492     3,955,722
  Prepaid expenses....................................................................    1,456,222     1,360,460
                                                                                        ------------  ------------
    TOTAL CURRENT ASSETS..............................................................    9,428,185    11,029,036
                                                                                        ------------  ------------

Property and equipment, at cost:
  Buildings and grounds...............................................................   32,730,561    41,557,838
  Machinery and equipment.............................................................   71,690,813    73,123,058
  Leasehold improvements..............................................................   39,066,623    48,082,570
  Lifts, liftlines and trails on corporate property...................................   16,162,939    33,787,212
                                                                                        ------------  ------------
                                                                                        159,650,936   196,550,678
Less--accumulated depreciation and amortization.......................................   86,638,454    89,929,914
                                                                                        ------------  ------------
                                                                                         73,012,482   106,620,764
Construction in progress..............................................................    8,996,570     1,684,442
Land and development costs............................................................   12,762,352    13,469,642
                                                                                        ------------  ------------
    NET PROPERTY AND EQUIPMENT........................................................   94,771,404   121,774,848
                                                                                        ------------  ------------

Long-term investments (Note 1)........................................................      464,663     1,628,477
Other assets (Note 1).................................................................    2,125,756     2,289,152
                                                                                        ------------  ------------
    TOTAL ASSETS......................................................................  1$06,790,008  1$36,721,513
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt and subordinated debentures (Note 3)..............   $  955,746    $3,858,184
  Accounts payable....................................................................    1,741,131     1,617,621
  Income taxes payable (Note 5).......................................................      257,684       272,252
  Accrued lease payments--Vermont (Note 4)............................................    1,171,865     1,039,366
  Accrued wages, profit sharing and incentive compensation (Note 8)...................      464,907       529,874
  Deposits and other unearned revenue.................................................      695,328     1,706,017
  Other accrued expenses (Note 1).....................................................    4,184,664     5,157,743
                                                                                        ------------  ------------
    TOTAL CURRENT LIABILITIES.........................................................    9,471,325    14,181,057

Long-term debt (Note 3)...............................................................   17,766,857    38,790,032
Subordinated debentures (Note 3)......................................................   11,400,000    11,400,000
Deferred income taxes (Note 5)........................................................    7,478,492     8,479,956
Other long-term liabilities (Note 1)..................................................    3,487,042     4,432,027
Minority interest.....................................................................       --         1,876,188
                                                                                        ------------  ------------
    TOTAL LIABILITIES.................................................................   49,603,716    79,159,260
                                                                                        ------------  ------------

Commitments (Notes 3 and 4)
Stockholders' equity (Notes 3, 6 and 7):
  Common stock $.10 par value (12,500,000 shares authorized,
    5,785,932 shares in 1995, 5,781,432 shares in 1994)...............................      578,144       578,594
Paid-in capital.......................................................................    6,577,440     6,617,551
Retained earnings.....................................................................   50,030,708    50,366,108
                                                                                        ------------  ------------
    TOTAL STOCKHOLDERS' EQUITY........................................................   57,186,292    57,562,253
                                                                                        ------------  ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................................  1$06,790,008  1$36,721,513
                                                                                        ------------  ------------
                                                                                        ------------  ------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                  YEAR ENDED JULY 31
                                                                      -------------------------------------------
                                                                          1993           1994           1995
                                                                      -------------  -------------  -------------
Revenues (Note 1):
  Resort services...................................................  $  60,441,799  $  62,532,813  $  74,252,723
  Sale of goods.....................................................     19,832,479     21,008,869     23,648,797
  Rental and other income...........................................     16,434,113     15,365,537     16,058,192
                                                                      -------------  -------------  -------------
                                                                         96,708,391     98,907,219    113,959,712
                                                                      -------------  -------------  -------------
Expenses:
  Cost of operations including wages, maintenance and supplies:
  Resort services...................................................     21,070,994     22,483,982     29,611,497
  Sale of goods.....................................................     11,658,737     12,729,442     15,146,037
  Rental and other expense..........................................      7,173,101      7,346,163      6,799,809
  Other taxes.......................................................      7,632,343      8,015,487      8,599,706
  Utilities.........................................................      6,655,016      6,044,889      8,070,911
  Insurance.........................................................      5,115,333      5,518,243      6,634,837
  Selling, general and administrative expenses......................     16,871,496     15,298,138     19,494,655
  Interest..........................................................      2,228,385      2,214,309      3,818,893
  Depreciation and amortization (Note 1)............................     10,941,869     11,440,122     14,055,796
                                                                      -------------  -------------  -------------
                                                                         89,347,274     91,090,775    112,232,141
                                                                      -------------  -------------  -------------
Income before income taxes and minority interest....................      7,361,117      7,816,444      1,727,571
Income taxes (Note 5)...............................................      2,952,310      3,169,956        997,123
                                                                      -------------  -------------  -------------
Net income before minority interest.................................      4,408,807      4,646,488        730,448
                                                                      -------------  -------------  -------------
Minority interest in loss of subsidiary.............................       --             --              298,949
                                                                      -------------  -------------  -------------
Net Income..........................................................  $   4,408,807  $   4,646,488  $   1,029,397
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net income per common and common equivalent share: 5,783,480 in
  1995, 5,764,663 in 1994, 5,728,908 in 1993 (Note 6)...............  $        0.77  $        0.81  $        0.18
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   COMMON STOCK
                                              ----------------------
                                              NUMBER OF                 PAID-IN       RETAINED
                                                SHARES    PAR VALUE     CAPITAL       EARNINGS         TOTAL
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1992....................   5,724,856  $  572,486  $  6,433,263  $  42,183,973  $  49,189,722
    Common stock options exercised..........       6,251         625        20,751                        21,376
    Net income..............................                                            4,408,807      4,408,807
    Dividends ($.10 per share)..............                                             (573,015)      (573,015)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1993....................   5,731,107     573,111     6,454,014     46,019,765     53,046,890
    Common stock options exercised..........      50,325       5,033       123,426                       128,459
    Net income..............................                                            4,646,488      4,646,488
    Dividends ($.11 per share)..............                                             (635,545)      (635,545)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1994....................   5,781,432     578,144     6,577,440     50,030,708     57,186,292
    Common stock options exercised..........       4,500         450        40,111                        40,561
    Net income..............................                                            1,029,397      1,029,397
    Dividends ($.12 per share)..............                                             (693,997)      (693,997)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1995....................   5,785,932  $  578,594  $  6,617,551  $  50,366,108  $  57,562,253
                                              ----------  ----------  ------------  -------------  -------------
                                              ----------  ----------  ------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED JULY 31,
                                                                       -------------------------------------------
                                                                           1993           1994           1995
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   4,408,807  $   4,646,488  $   1,029,397
  Non-cash items included in net income:
  Depreciation and amortization......................................     10,941,869     11,440,122     14,055,796
  Deferred income taxes..............................................        613,451        154,084      1,001,464
  Minority interest in net income of subsidiary......................       --             --             (298,949)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES BEFORE CHANGES IN ASSETS AND
  LIABILITIES........................................................     15,964,127     16,240,694     15,787,708
                                                                       -------------  -------------  -------------
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable.........................        398,318       (429,547)    (1,027,240)
  Decrease (increase) in notes receivable............................         (9,458)       363,442        126,964
  (Increase) in inventories..........................................       (154,437)      (214,208)       (33,885)
  Decrease (increase) in non-current note receivable.................     (1,847,480)       303,976          3,615
  Decrease (increase) in prepaid expenses............................       (537,397)      (543,475)       573,785
  (Decrease) increase in accounts payable............................     (1,191,930)       974,380       (776,700)
  Increase (decrease) in income taxes payable........................       (124,032)       (63,132)        10,238
  (Decrease) increase in accrued lease payments-Vermont..............        120,378         49,837       (132,499)
  Increase (decrease) in accrued wages, profit sharing and incentive
    compensation.....................................................        517,897       (608,404)        64,967
  Increase (decrease) in deposits and other unearned revenue.........       (118,908)       186,707        264,499
  (Decrease) increase in other accrued expenses......................        585,544        761,857       (858,029)
  Increase (decrease) in other long-term liabilities.................       (128,174)       441,669        944,985
                                                                       -------------  -------------  -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES............................     13,474,448     17,463,796     14,948,408
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Purchases of property and equipment................................    (12,306,683)   (22,682,582)   (19,479,985)
  Net book value of property and equipment sold......................         79,036        178,177      2,377,685
  Purchase of long-term investments..................................       --             (464,663)    (1,163,814)
  Business acquired less cash on hand from business acquired.........       --             --          (12,552,020)
  Other, net.........................................................         47,136       (138,772)      (106,561)
                                                                       -------------  -------------  -------------
NET CASH USED IN INVESTING ACTIVITIES................................    (12,180,511)   (23,107,840)   (30,924,695)
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt--and subordinated
    debentures.......................................................     12,123,500        592,804       --
  Net proceeds from revolving credit agreement.......................       --            2,000,000     15,500,000
  Reductions in long-term debt and subordinated debentures...........    (10,807,391)      (952,052)    (2,279,178)
  Increase in current portion of long-term debt and subordinated
    debentures.......................................................         77,391        129,451      2,902,438
  Proceeds from issuance of common stock.............................         21,376        128,459         40,563
  Payment of dividends...............................................       (573,015)      (635,545)      (693,997)
  Other..............................................................        125,910        177,648       --
                                                                       -------------  -------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES............................        967,771        847,961     16,062,630
                                                                       -------------  -------------  -------------
  Net increase (decrease) in cash and short-term investments.........      2,261,708     (4,796,083)        86,343

Cash and short-term investments at beginning of year.................      5,238,677      7,500,385      2,704,302
                                                                       -------------  -------------  -------------
CASH AND SHORT-TERM INVESTMENTS AT END OF YEAR.......................  $   7,500,385  $   2,704,302  $   2,790,645
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Interest paid........................................................  $   2,443,456  $   2,124,392  $   3,096,486
Taxes paid, net of refunds...........................................  $   2,438,100  $   3,636,581  $   1,060,150

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated statements include the accounts of S-K-I Ltd. and its subsidiaries, the most significant of which include Killington Ltd., Mount Snow Ltd., Bear Mountain Ltd., Waterville Valley Ski Area Ltd., Sugarloaf Mountain Corporation and Ski Insurance Company, collectively referred to as S-K-I. All subsidiaries are wholly-owned, except for Sugarloaf Mountain Corporation which is 51% owned. Sugarloaf's results since acquisition are consolidated in the accompanying financial statements. All significant intercompany transactions have been eliminated in consolidation.

    In the consolidated statement of income, revenues from the sale of lift tickets, ski schools, repair shops, golf and tennis fees have been included under the heading of Resort services. Revenues from the sale from restaurants, bars, retail shops and personal property have been included under the heading Sale of goods. Revenues from ski, locker and real estate rentals, as well as sales of real property have been included under the heading of Rental and other income. Related costs, including property costs, are included in the respective Cost of operations categories.

    For financial reporting purposes, S-K-I provides for depreciation and amortization of property, equipment and capital leases by the straight-line method over estimated useful lives of the assets which generally range from 10 to 30 years for buildings, 3 to 20 years for machinery and equipment and 3 to 50 years for leasehold improvements, lifts, liftlines and trails. Accelerated cost recovery and accelerated depreciation methods are used for tax purposes.

    Management's intentions are to hold marketable securities, consisting of U.S. Government and Agency obligations and corporate obligations, until maturity, which does not exceed three years. These securities are carried at net amortized cost, which approximates quoted market values at July 31, 1995 and 1994.

    As part of its cash management policy, S-K-I invests cash in excess of immediate requirements in highly liquid short-term investments having original maturities of three months or less. Such investments are intended to minimize exposure to principal fluctuation.

    Profit on the sales of real estate are recognized in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 66 "Accounting for the Sales of Real Estate". Revenues recognized amounted to $8,000, $-0-, and $1,857,954, in 1995, 1994, and 1993, respectively.
Included in other assets at July 31, 1995 is a note receivable of $1,531,298, relating to a sale of real estate. The note bears interest at the prime rate plus 1.875%, payable in monthly installments through year 2007. The maturities are as follows:

1996............................................................  $  10,141
1997............................................................     11,300
1998............................................................     12,592
1999............................................................     14,033
2000............................................................     15,636
2001 and thereafter.............................................  1,467,596
                                                                  ---------
                                                                  $1,531,298
                                                                  ---------
                                                                  ---------

    Inventories are valued at the lower of cost (first-in, first-out method) or market.

    Allowances for doubtful accounts of $1,402 and $38,702 have been applied as a reduction of current accounts receivable at July 31, 1994 and 1995, respectively.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Provision is made for the estimated costs under the deductible portion of S-K-I's insurance policies, primarily general liability and workers' compensation. The balance of such reserves at July 31, 1994 and 1995 were $4,707,558 and $5,765,878, respectively. Of such amounts, $3,487,042 and
$4,454,728 are included in other long-term liabilities at July 31, 1994 and 1995, respectively, with the remaining balance included in other accrued expenses. In fiscal 1993, S-K-I formed a wholly-owned Vermont captive insurance company, Ski Insurance Company, to manage a portion of its insurance costs.

    Advertising costs are expensed the first time the advertising takes place. The total amount charged to advertising expense for the year ended July 31, 1995, 1994 and 1993 was $9,249,984, $7,809,332 and $7,607,704, respectively.

    Bear Mountain Ltd.'s costs in excess of values assigned to the underlying net assets, net of amortization, totaled $233,774 and $99,255 at July 31, 1995 and 1994, respectively, and are being amortized over 20 years. The 1995 and 1994 amortization totaled $19,481 and $7,635, respectively. The accumulated amortization at July 31, 1995 and 1994 totaled $320,279 and $300,798, respectively.

NOTE 2--BUSINESS DEVELOPMENT

    In August 1994, the company acquired 51% of the outstanding shares of Sugarloaf Mountain Corporation ("Sugarloaf"), a ski resort in Western Maine. Also, additional cash consideration is due, not to exceed $1,500,000, if certain profit objectives are achieved during the two years following acquisition. No such amounts were paid relating to fiscal 1995.

    The shareholders of Sugarloaf shall have the option to require S-K-I to purchase their shares during the month of November in the years 1997 through 2002 in return for a cash payment, the amount of which is computed by applying a formula to Sugarloaf Mountain Corporation's earnings per share over the previous three year period. S-K-I has the option to purchase the minority shares of Sugarloaf based upon the same exchange formula during the month of November in any year beginning in 1999, subject to a minimum value of $2,000,000 less 49% of any decline in the book value of Sugarloaf between the purchase date and the date of acquisition.

    The acquisition has been accounted for using the purchase method of accounting. The fair value of the assets acquired was approximately $13,597,000 and the fair value of liabilities was $9,425,000. There is no recourse to S-K-I for the Sugarloaf liabilities. The amounts in minority interest at July 31, 1995 represent the 49% ownership of Sugarloaf's outstanding capital stock held by the minority shareholders.

    In October 1994, the company acquired the ski-related assets only of the Waterville Valley Ski Area ("Waterville") for approximately $10,038,000. The acquisition was accounted for using the purchase method of accounting. The results of operations of Waterville are included in the company's consolidated financial statements since acquisition.

    The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions of Sugarloaf and Waterville occurred at the beginning of the years presented:

                                                                    1994            1995
                                                               --------------  --------------
Revenues.....................................................  $  126,797,000  $  114,554,000
Net income...................................................       4,279,000         782,000
Net income per common and common equivalent share............  $          .74  $          .14

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--BUSINESS DEVELOPMENT (CONTINUED)
    The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transaction taken place at the beginning of the periods presented or of future results of operations.

NOTE 3--LONG-TERM DEBT AND SUBORDINATED DEBENTURES

LONG-TERM DEBT AT JULY 31, 1995 AND 1994 SUMMARY:

                                                                                         1994           1995
                                                                                     -------------  -------------
Company, excluding Sugarloaf:
  Revolving Credit Agreement.......................................................  $   2,000,000  $  17,500,000
  Teachers Insurance and Annuity Association of America, 8.12% senior promissory
    notes due in varying installments through January 14, 2003.....................     12,000,000     12,000,000
  Vermont Industrial Development Bonds, fluctuating interest rates,
    1995--3.89% to 4.66%; 1994--3.13% to 3.73%; due in varying installments through
    1999, secured by certain machinery and equipment and real estate...............      3,265,000      2,695,000
  Deferred obligation in connection with acquisition of Bear Mountain Ltd.,
    interest of 5%, due in 1995....................................................      1,000,000      1,000,000
  Obligation under capital lease...................................................        103,789        310,346
  Other............................................................................          7,314        180,356
                                                                                     -------------  -------------
                                                                                        18,376,103     33,685,702
                                                                                     -------------  -------------

Sugarloaf (non-recourse to the Company):
  Town of Carrabassett Valley, Maine, note, $3,700,000, due in varying installments through 2013, interest rates ranging from 4.5% to 8.5%, secured by Sugarloaf's
    property, plant and equipment..................................................       --            3,610,000
  Sugarloaf Revolving Credit Agreement, $2,000,000, annual reduction of $200,000 beginning March 1995, due March 1998, interest at lender's base rate plus .5%
    (9.25% at July 31, 1995), secured by Sugarloaf's property, plant and
    equipment......................................................................       --            1,800,000
  Sugarloaf Line of Credit, $2,000,000 due May 1996, interest at lender's base rate plus 2% (10.75% at July 31, 1995), secured by Sugarloaf's property, plant and
    equipment......................................................................       --            1,338,482
  Sugarloaf Subordinated Notes, due July 1997, interest at 7.25%...................       --              584,934
  Obligation under capital lease...................................................       --              549,989
  Other............................................................................       --            1,079,109
                                                                                     -------------  -------------
                                                                                          --            8,962,514
                                                                                     -------------  -------------
Total..............................................................................     18,376,103     42,648,216
Less: current portion..............................................................        609,246      3,858,184
                                                                                     -------------  -------------
                                                                                     $  17,766,857  $  38,790,032
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--LONG-TERM DEBT AND SUBORDINATED DEBENTURES (CONTINUED)
    The non-current portion of long-term debt matures as follows:

1997..................................................................    $  1,968,908
1998..................................................................       4,591,625
1999..................................................................       3,484,751
2000..................................................................       5,637,317
2001 and thereafter...................................................      23,107,431
                                                                        --------------
                                                                          $ 38,790,032
                                                                        --------------
                                                                        --------------

    S-K-I maintains an unsecured revolving credit loan which allows S-K-I to borrow funds up to the amount of the commitment. At July 31, 1995, the revolving credit loan amount available was $30,600,000 with $17,500,000 outstanding. The loan commitment is scheduled to be reduced annually by $3,400,000 on March 31 of each consecutive year through March 31, 2000 with a final reduction of $13,600,000 on March 30, 2001. Under the terms of the revolving credit agreement, S-K-I may request that the interest rate, subject to certain limitations, be at the adjusted prime rate or at an applicable margin above the Eurodollar rate. The Eurodollar applicable margin was 1 1/4% at July 31, 1995. The applicable margin varies between 3/4% to 1 1/4% based on specific financial ratios on the previous July 31. The Agreement requires S-K-I to pay a commitment fee of 3/8 % of the average daily unused portion of the loan. Commitment fees assessed on unused portions of the revolving credit loan were approximately $38,000, $63,000, and $48,000 in 1995, 1994, and 1993, respectively.

    The following table summarizes the financial data relating to the revolving credit loan agreement for 1995 and 1994:

                                                                     1994           1995
                                                                 -------------  -------------
Weighted average annual interest rate..........................           4.61%          6.93%
Average amount outstanding during the year.....................  $   2,224,038  $  16,274,038
Highest balance outstanding....................................  $  13,500,000  $  24,750,000
Amount available at year end...................................  $  14,000,000  $  13,100,000

    In addition to the unsecured revolving credit loan agreement, S-K-I maintained an unsecured short-term line of credit. Such line of credit allows for borrowings of up to $12,000,000 and expires January 15, 1996. Under the terms of the agreement S-K-I may request that the interest rate, subject to certain limitations, be at the adjusted prime rate or at an applicable margin above the Eurodollar rate. The Eurodollar applicable margin was 1 1/4% at July 31, 1995. The applicable margin varies between 3/4% to 1 1/4% based on specific financial ratios on the previous July 31. During 1995, S-K-I borrowed a maximum of $9,250,000 under this line of credit and did not borrow against the line of credit during 1994. At July 31, 1995 and 1994, there were no borrowings under the credit line.

    Additionally, at July 31, 1995, S-K-I had outstanding a $1,000,000 letter of credit relating to Ski Insurance, expiring December 3, 1995. The letter of credit fee on this line was $6,250 for the year ended July 31, 1995.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--LONG-TERM DEBT AND SUBORDINATED DEBENTURES (CONTINUED)
    Subordinated debentures of $11,400,000 at July 31, 1995 are due as follows:

YEAR                                                                     INTEREST        AMOUNT
---------------------------------------------------------------------  -------------  -------------
1997.................................................................            6%   $     450,000
1999.................................................................            6%         455,000
2000.................................................................            6%         672,500
2001.................................................................            8%         525,000
2002.................................................................            8%         549,000
2003.................................................................            8%       1,074,000
2004.................................................................            8%       1,466,500
2010.................................................................            8%       1,292,000
2012.................................................................            6%       1,155,000
2013.................................................................            6%       1,065,000
2015.................................................................            6%       1,500,000
2016.................................................................            6%       1,196,000
                                                                                      -------------
                                                                                      $  11,400,000
                                                                                      -------------
                                                                                      -------------

    The company's long-term debt and subordinated debenture agreements require that the company satisfy various covenants including financial ratios, limitations on payment of dividends and repurchase of stock. Included in other accrued expenses is $687,414 and $703,656 of accrued interest at July 31, 1995 and 1994, respectively.

CAPITAL LEASES

    The company leases certain machinery and equipment under long-term capital leases. Obligations under machinery and equipment capital leases are due as follows:

1996..............................................................  $ 407,000
1997..............................................................    308,000
1998..............................................................    246,000
1999..............................................................     16,000
                                                                    ---------
                                                                      977,000
Less: amounts representing interest...............................    117,000
                                                                    ---------
                                                                    $ 860,000
                                                                    ---------
                                                                    ---------

    At July 31, 1995, the gross amount of machinery and equipment under capital leases and related accumulated amortization was $1,409,000 and $486,000, respectively.

NOTE 4--OPERATING LEASES AND PERMITS

    Killington Ltd. leases from the State of Vermont certain portions of land and facilities it uses known as the Killington section of the Calvin Coolidge State Forest. The leases together with extensions run to the year 2060. All installations affixed to the land become the property of the State.

    Mount Snow Ltd., Bear Mountain Ltd. and Waterville Valley operate certain portions of the skiing terrain under special use permits granted by the U.S. Forest Service.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4--OPERATING LEASES AND PERMITS (CONTINUED)
    Amounts payable under these leases and permits are measured in terms of percentages of revenues from certain activities. Charges for these leases and permits are included in cost of operations.

    In addition to the leases described above, the company was committed under operating leases for certain machinery and equipment which expire at various dates through 2018. Total rent expense under operating leases for 1995, 1994 and 1993 was $2,775,912, $2,526,991, and $2,485,435, respectively.

    Minimum lease payments under non-cancelable operating leases are as follows:

1996..................................................................    $  3,433,832
1997..................................................................       3,314,063
1998..................................................................       3,004,033
1999..................................................................       2,948,224
Beyond 2000...........................................................       1,889,827
                                                                        --------------
Total minimum obligations.............................................    $ 14,589,979
                                                                        --------------
                                                                        --------------

NOTE 5--INCOME TAXES

    In 1994 the company adopted, effective August 1, 1993, Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the liability method for recording differences in financial and taxable income.

    Income taxes consist of the following:

                                                                               1993          1994         1995
                                                                           ------------  ------------  ----------
Current:
  Federal................................................................  $  1,803,884  $  2,347,943  $   (1,210)
  State..................................................................       534,975       667,929      (3,131)
                                                                           ------------  ------------  ----------
                                                                              2,338,859     3,015,872      (4,341)
Deferred.................................................................       613,451       154,084   1,001,464
                                                                           ------------  ------------  ----------
    Total provision for income taxes.....................................  $  2,952,310  $  3,169,956  $  997,123
                                                                           ------------  ------------  ----------
                                                                           ------------  ------------  ----------

    Differences between S-K-I's effective income tax rate and the statutory federal income tax rate are as follows:

                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
Statutory federal income tax rate.......................................       34.0%      34.0%      34.0%
State income taxes net of federal tax benefit...........................        4.8        5.6        5.7
Sugarloaf loss with no benefit..........................................     --         --           12.0
Life insurance premiums.................................................     --         --            4.0
Other...................................................................        1.3        0.9        2.0
                                                                                ---        ---        ---
Effective rate..........................................................       40.1%      40.5%      57.7%
                                                                                ---        ---        ---
                                                                                ---        ---        ---

    At July 31, 1995, Bear Mountain Ltd. had net operating loss carryforwards for federal income tax purposes of approximately $1,439,000, which expire in the years 2000 through 2002. At July 31, 1995, Bear Mountain Ltd. had net operating loss carryforwards for California income tax purposes of approximately $1,214,000 which expire in the years 1996 through 1999. As of July 31, 1995, Bear Mountain Ltd. had

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--INCOME TAXES (CONTINUED)
investment tax credit carryforwards of approximately $225,000 which expire in the years 1997 through 2000. The federal tax loss and tax credit carryforwards relate to the operations of Bear Mountain Ltd. prior to the acquisition by S-K-I and can only be realized against future taxable income from the operations of Bear Mountain Ltd. The tax effect of these carryforwards and credits, when realized, will be recognized as an adjustment of the purchase cost.

    At July 31, 1995, Sugarloaf had net operating loss carryforwards for federal and Maine income tax purposes of approximately $17,426,000, which expire in the years 1999 through 2010. As of July 31, 1995, Sugarloaf had investment tax credit carryforwards of approximately $209,000, which expire in the years 1997 through 2000. Approximately $16,442,000 of the federal and Maine net operating loss carryforwards and all of the investment tax credit carryforwards relate to the operation of Sugarloaf prior to the S-K-I acquisition. Such carryforwards can only be realized against future taxable income from the operations of Sugarloaf and will be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

    At July 31, 1995, the company had additional federal net operating loss carryforwards of approximately $527,000 and additional state net operating loss carryforwards of $1,010,000 which expire in the year 2010.

    As of July 31, 1995, the company's gross deferred tax assets and liabilities were comprised of the following:

Gross deferred tax assets:
  Accrued liabilities and reserves....................................    $  1,495,000
  Operating loss carryforwards........................................       7,638,000
  Alternative minimum and investment tax credits......................         860,000
                                                                        --------------
                                                                          $  9,993,000
                                                                        --------------
                                                                        --------------
Gross deferred tax liabilities:
  Depreciation........................................................    $ 10,516,000
  Installment sales...................................................         659,000
                                                                        --------------
                                                                          $ 11,175,000
                                                                        --------------
                                                                        --------------

    At July 31, 1995, a valuation allowance of $7,298,000 has been recorded which relates primarily to Sugarloaf's net operating loss and tax credit carryforwards for which a tax benefit is not likely to be received. The net change in the valuation allowance for deferred tax assets was an increase of $7,056,000, primarily attributable to Sugarloaf net operating loss carryforwards. Current and non-current deferred tax assets and liabilities within the same tax jurisdiction are offset for presentation in the consolidated balance sheet.

NOTE 6--EARNINGS PER SHARE

    The computation of net income per common and common equivalent share amounts are based on the weighted average of shares outstanding during the year. Shares issuable upon the exercise of stock option grants (Note 7) have not been included in the per share computation because they would not have a material effect on earnings per share.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7--STOCK OPTIONS

    The company's 1988 Stock Option Plan for officers and key employees authorized the granting of a maximum of 168,750 shares of common stock options. On November 18, 1994, the stockholders approved an additional 100,000 shares to be optioned. The Plan permits the grant of incentive stock options (as defined in the Internal Revenue Code) and nonstatutory stock options. In the case of an incentive stock option, the per share option price cannot be less than the fair market value on the date on which the option is granted. There is no such requirement in the case of a nonstatutory stock option.

    The options become exercisable ratably over a 3-year period and expire in April 1997, October 1999, July 2000, April 2002, July 2002, March 2004, October 2004, and January 2005.

                                                                                             EXERCISE PRICE PER
1988 PLAN                                                                        SHARES            OPTION
------------------------------------------------------------------------------  ---------  -----------------------
Outstanding at July 31, 1992..................................................    154,417         $8.625 to $10.45
  Exercised...................................................................      1,042                   $8.625
  Canceled or expired.........................................................     10,625          $8.625 to $9.50
Outstanding at July 31, 1993..................................................    142,750         $8.625 to $10.45
  Granted.....................................................................      2,500                   $12.00
  Exercised...................................................................      4,950          $8.625 to $9.50
  Canceled or expired.........................................................     10,000                   $8.625
Outstanding at July 31, 1994..................................................    130,300         $8.625 to $12.00
  Granted.....................................................................     48,250       $11.8125 to $15.25
  Exercised...................................................................      4,500          $8.625 to $9.50
  Canceled or expired.........................................................      2,500                    $9.50
Outstanding at July 31, 1995..................................................    171,550         $8.625 to $15.25
  Exercisable at July 31, 1995................................................    138,550         $8.625 to $15.25

    The company's 1982 Incentive Stock Option Plan authorized the granting to key employees of similar options to purchase a maximum of 187,500 shares of common stock. The options granted in 1992 become exercisable ratably over a 3-year period and expire in April 2002 and July 2002.

                                                                                              EXERCISE PRICE PER
1982 PLAN                                                                         SHARES            OPTION
-------------------------------------------------------------------------------  ---------  -----------------------
Outstanding at July 31, 1992...................................................     80,625           $1.89 to $9.50
  Exercised....................................................................      5,209           $1.89 to $9.50
  Canceled or expired..........................................................      1,000          $8.625 to $9.50
Outstanding at July 31, 1993...................................................     74,416           $1.89 to $9.50
  Exercised....................................................................     45,375                    $1.89
  Canceled or expired..........................................................      6,166                    $9.50
Outstanding at July 31, 1994 and 1995..........................................     22,875                    $9.50
  Exercisable at July 31, 1995.................................................     22,875                    $9.50

NOTE 8--EMPLOYEE BENEFIT PLANS

    S-K-I has a trusteed noncontributory profit sharing retirement plan covering substantially all of its full-time employees. There have been no contributions made to the Plan and charged to income for 1995, 1994, and 1993.

    S-K-I has a savings plan under Section 401(k) of the Internal Revenue Code. The plan allows all full-time employees to defer up to 15% of their income up to $9,240 on a pretax basis. The company made a matching contribution of 15% on the first $1,500 deferred by each participating employee in 1995 and

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--EMPLOYEE BENEFIT PLANS (CONTINUED)
1994. In addition, S-K-I made a one time fully vested contribution to each eligible participant as of February 1, 1995. The cost of this contribution was $294,300.

    Effective July 31, 1995, the profit-sharing portion of the S-K-I Ltd. retirement plan was merged into the S-K-I Ltd. 401(k) savings plan. The name of the newly merged plan is changed to the S-K-I Ltd. 401(k) Retirement Plan.

NOTE 9--BUSINESS OPERATIONS

    S-K-I operates predominantly in a single industry segment--the development and operation of ski areas. S-K-I provides ski recreation and related services to skiers, a single customer group.

NOTE 10--SUBSEQUENT EVENTS

    On October 23, 1995 the Company sold a majority of the ski resort related and golf course assets of Bear Mountain to Fibreboard Corporation for approximately $20,370,000.

                                   S-K-I LTD.

                           CONSOLIDATED BALANCE SHEET

                                 APRIL 28, 1996

                                  (UNAUDITED)

ASSETS
Current assets:
  Cash and short-term investments (at cost, which approximates market value).........    $  12,027,556
  Accounts receivable................................................................        2,068,022
  Notes receivable...................................................................          242,128
  Inventories........................................................................        3,281,908
  Prepaid expenses...................................................................        1,134,816
                                                                                       ---------------
    TOTAL CURRENT ASSETS.............................................................       18,754,430
                                                                                       ---------------
Property and equipment, at cost:
  Buildings and grounds..............................................................       36,335,433
  Machinery and equipment............................................................       60,313,773
  Leasehold improvements.............................................................       39,794,570
  Lifts/liftlines and trails on corporate property...................................       32,085,284
                                                                                       ---------------
                                                                                           168,529,060
Less--accumulated depreciation and amortization......................................       83,933,510
                                                                                       ---------------
                                                                                            84,595,550
Construction in progress.............................................................          772,749
Land and development costs...........................................................        8,359,837
                                                                                       ---------------
    NET PROPERTY AND EQUIPMENT.......................................................       93,728,136
                                                                                       ---------------
Long-term investments................................................................        3,588,798
Other assets.........................................................................        2,382,298
                                                                                       ---------------
    TOTAL ASSETS.....................................................................    $ 118,453,662
                                                                                       ---------------
                                                                                       ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..................................................    $   1,566,927
  Accounts payable...................................................................        1,714,241
  Income tax payable (Note 3)........................................................        1,256,500
  Accrued lease payments--Vermont....................................................        1,108,254
  Accrued wages......................................................................          717,329
  Deposits and other unearned revenue................................................        1,044,614
  Other accrued expenses (Note 7)....................................................        6,512,619
                                                                                       ---------------
    TOTAL CURRENT LIABILITIES........................................................       13,920,484
                                                                                       ---------------
Long-term debt.......................................................................       19,821,979
Subordinated debentures..............................................................       11,400,000
Deferred income taxes (Note 3).......................................................        7,238,102
Other long-term liabilities (Note 7).................................................        5,107,358
Minority interest in consolidated subsidiary.........................................        2,402,716
                                                                                       ---------------
    TOTAL LIABILITIES................................................................       59,890,639
                                                                                       ---------------
Stockholders' equity:
  Common stock.......................................................................          579,087
  Paid-in capital....................................................................        6,661,895
  Retained earnings..................................................................       51,322,041
                                                                                       ---------------
    TOTAL STOCKHOLDERS' EQUITY.......................................................       58,563,023
                                                                                       ---------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................    $ 118,453,662
                                                                                       ---------------
                                                                                       ---------------

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                     FOR THE NINE MONTHS ENDED
                                                                                   ------------------------------
                                                                                     APRIL 30,       APRIL 28,
                                                                                        1995            1996
                                                                                   --------------  --------------

                                                                                    (UNAUDITED)     (UNAUDITED)
Revenues.........................................................................  $  106,681,987  $  106,751,742
                                                                                   --------------  --------------
Expenses:
  Cost of operations including wages, maintenance and supplies...................      45,309,840      47,885,150
  Other taxes....................................................................       7,544,162       7,540,537
  Utilities......................................................................       7,623,646       7,465,058
  Insurance......................................................................       6,220,257       5,692,399
  Selling, general and administrative expenses...................................      16,376,818      17,060,771
  Interest.......................................................................       3,017,626       2,561,289
  Depreciation and amortization (Note 3).........................................      13,842,977      10,146,199
  Loss on sale of Bear Mountain (Note 2).........................................        --             4,736,646
                                                                                   --------------  --------------
    Total expenses...............................................................      99,935,326     103,088,049
                                                                                   --------------  --------------
Income before provision for income taxes.........................................       6,746,661       3,663,693
Provision for income taxes (Note 3)..............................................       2,724,258       1,428,840
                                                                                   --------------  --------------
Net income before minority interest..............................................       4,022,403       2,234,853
Minority interest in net income of consolidated subsidiary.......................        (193,486)       (526,528)
                                                                                   --------------  --------------
Net income.......................................................................  $    3,828,917  $    1,708,325
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Net income per common share (Note 5).............................................  $          .66  $          .30
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Retained earnings, beginning of period...........................................  $   50,030,708  $   50,366,108
Add: net income..................................................................       3,828,917       1,708,325
Less: Dividends paid on common stock (Note 9)....................................         693,997         752,392
                                                                                   --------------  --------------
Retained earnings, end of period.................................................  $   53,165,628  $   51,322,041
                                                                                   --------------  --------------
                                                                                   --------------  --------------

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           FOR THE NINE MONTHS
                                                                                                  ENDED
                                                                                         ------------------------
                                                                                          APRIL 30,    APRIL 28,
                                                                                            1995         1996
                                                                                         -----------  -----------

                                                                                         (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income...........................................................................  $ 3,828,917  $ 1,708,325
  Non-cash items included in net income:
  Loss on disposition of net assets of Bear Mountain Ltd. (Note 2).....................      --         4,736,646
  Minority interest in net income of subsidiary........................................      193,486      526,528
  Depreciation and amortization........................................................   13,539,407   10,146,199
  Deferred income taxes................................................................      --        (1,241,854)
                                                                                         -----------  -----------
CASH FLOW FROM OPERATING ACTIVITIES BEFORE CHANGES IN ASSETS AND LIABILITIES...........   17,561,810   15,875,844
                                                                                         -----------  -----------
  Changes in assets and liabilities:
  Decrease (increase) in accounts receivable...........................................     (724,565)     579,712
  Decrease in notes receivable.........................................................      127,323        2,647
  Decrease (increase) in inventories...................................................     (540,996)      99,611
  Decrease in prepaid expenses.........................................................      402,399      107,643
  Increase (decrease) in accounts payable..............................................     (256,947)      96,620
  Increase in income taxes payable.....................................................    2,517,977      984,248
  Increase (decrease) in accrued lease payments-Vermont................................     (144,963)      68,888
  Increase in accrued wages, profit sharing and incentive compensation.................      151,435      187,455
  (Decrease) in deposits and other unearned revenue....................................     (383,618)    (544,347)
  Increase in other accrued expenses...................................................      296,736      954,876
  Increase in other long-term liabilities..............................................      934,010      675,332
                                                                                         -----------  -----------
CASH FLOW PROVIDED BY OPERATING ACTIVITIES AFTER CHANGES IN ASSETS AND LIABILITIES.....   19,940,601   19,088,529
                                                                                         -----------  -----------
Cash flows from investing activities:
  Additions to property and equipment..................................................  (18,981,721)  (6,019,657)
  Net book value of property and equipment sold........................................       41,067       86,899
  Purchase of long-term investments....................................................   (1,778,704)  (1,960,321)
  Proceeds from disposition of net assets of Bear Mountain Ltd. (Note 2)...............      --        20,000,247
  Businesses acquired less cash on hand from businesses acquired.......................  (12,552,020)     --
  Other, net...........................................................................     (230,632)       8,077
                                                                                         -----------  -----------
NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES...................................  (33,502,010)  12,115,245
                                                                                         -----------  -----------
Cash flows from financing activities:
  Net (reductions) proceeds in revolving credit agreement..............................   12,250,000  (17,500,000)
  Reductions in long-term debt.........................................................   (1,949,327)  (1,468,050)
  (Decrease) increase in current portion of long-term debt.............................    2,560,405   (2,291,258)
  Proceeds from issuance of common stock...............................................       16,172       44,837
  Payment of dividends.................................................................     (693,997)    (752,392)
                                                                                         -----------  -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....................................   12,183,253  (21,966,863)
                                                                                         -----------  -----------
Net increase (decrease) in cash and short-term investments.............................   (1,378,156)   9,236,911
Cash and short-term investments at beginning of year...................................    2,704,302    2,790,645
                                                                                         -----------  -----------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD.......................................  $ 1,326,146  $12,027,556
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Interest paid..........................................................................  $ 2,229,834  $ 1,998,601
Income taxes paid, net of refunds......................................................  $   281,350  $ 1,686,523

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.
                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

1. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position as of April 28, 1996, the results of operations for the nine months ended April 28, 1996 and April 30, 1995 and cash flows for the nine months ended April 28, 1996 and April 30, 1995. All such adjustments are of a normal recurring nature with the exception of the sale of the majority of Bear Mountain assets. The unaudited condensed consolidated financial statements should be read in conjunction with the following notes and the consolidated financial statements in the 1995 Annual Report to the Securities and Exchange Commission on Form 10-K.
2. BEAR MOUNTAIN SALE
    On October 23, 1995 the Company sold a majority of the ski resort related and golf course assets of Bear Mountain to Fibreboard Corporation for approximately $20,370,000. The transaction had the following non-cash impact on the balance sheet:

Increase in current assets.....................................  $   234,000
Decrease in property and equipment, net........................  (23,833,000)
Decrease in other assets, net..................................     (269,000)
Increase in current liabilities................................      400,000

3. INCOME TAXES
    The provision for taxes on income is based on a projected annual effective tax rate. The Company has reflected an effective tax rate through the third quarter of approximately 39%.
    Deferred income taxes include the cumulative reduction in current taxes payable resulting principally from the excess of depreciation reported for tax purposes over that reported for financial purposes. The reduction in the April 28, 1996 deferred income tax liability from July 31, 1995 is primarily attributable to the October 1995 sale of Bear Mountain and other book-tax differences, principally accelerated depreciation.
4. SEASONAL BUSINESS
    Results for interim periods are not indicative of results to be expected for the year, due to the seasonal nature of the business (skiing resorts).
5. NET INCOME PER COMMON SHARE
    Net income per common share figures are based on the average shares outstanding during year to date Fiscal 1996 of 5,788,592 (5,782,745 year to date Fiscal 1995). Shares issuable upon the exercise of stock options grants have not been included in the per share computation because they would not have a material effect on earnings per share.

                                   S-K-I LTD.
                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

6. STOCK OPTIONS
    The 1988 Stock Option Plan authorized 168,750 shares of common stock to be optioned. On November 18, 1994 the stockholders approved an additional 100,000 shares. For the nine months ended April 28, 1996, 4,950 shares were exercised and 5,550 shares were forfeited.
    The 1982 Incentive Stock Option Plan authorized 187,500 shares of common stock to be optioned. No shares were granted, exercised or forfeited under this plan during Fiscal 1996.
7. GENERAL LIABILITY
    Provision is made for the estimated costs under the deductible portion of S-K-I's general liability insurance policies. The balance of such reserves at April 28, 1996 was $5,594,666. Of such amount, $4,795,428 is included in other long-term liabilities, with the remaining balance included in other accrued expenses.
8. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
    The Company does not provide health care and life insurance benefits for retired employees who reach normal retirement age. The adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, has no effect on the Company's financial position or results of operations.
9. DIVIDEND PAID
    During November 1995, the Board of Directors declared a $.13 per share dividend on Common Stock payable to stockholders of record on December 8, 1995. The dividend was paid on January 17, 1996.
10. AGREEMENT AND PLAN OF MERGER
    S-K-I Ltd. announced that it has received, through its investment financial advisor Schroder Wertheim & Co., an offer by LBO Resort Enterprises of Newry, Maine, to purchase all of the approximately 6,000,000 shares of outstanding stock of S-K-I Ltd. for $18.00 per share. The S-K-I Ltd. Board of Directors has approved a definitive merger agreement with LBO Resort Enterprises. A meeting of S-K-I Ltd. shareholders will be held on June 10, 1996 to consider the offer as recommended by the S-K-I Ltd. Board of Directors. The total value of the offer for the equity approximates $107,000,000. The transaction is subject to, among other things, shareholder and regulatory approvals.
11. NEW ACCOUNTING PRONOUNCEMENTS
    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The standard identifies indicators to determine whether an impairment of long-lived assets has been incurred and provides guidance in determining the amount of the impairment. The Company will adopt SFAS No. 121 in Fiscal 1997. The Company expects that there will not be a

                                   S-K-I LTD.
                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

11. NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

material impact to the Company's financial position or results of operations as a result of adopting this standard.
    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." The Company does not intend to adopt the new compensation expense provisions of FAS 123 but will adopt the disclosure provisions in Fiscal 1997.
12. SUBSEQUENT EVENTS (UNAUDITED)
    On June 28, 1996, the Company consummated a transaction with American Skiing Company in which the Company sold all of its approximately 6,000,000 shares of outstanding common stock for $18.00 per share.
    American Skiing Company has entered into a consent decree with the U.S. Department of Justice in which American Skiing Company has agreed to divest the assets constituting the Waterville Valley ski resort. The divestiture is expected to be consummated no later than December 1, 1996. The unaudited carrying value of the Waterville Valley ski resort assets to be divested included in the accompanying S-K-I unaudited consolidated balance sheet as of April 28, 1996, is approximately $11.1 million and the unaudited net income for the nine months ended April 28, 1996 of the Waterville Valley ski resort included in the accompanying S-K-I unaudited consolidated statement of income for the nine months ended April 28, 1996, is approximately $863,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO KAMORI INTERNATIONAL CORPORATION:
    We have audited the accompanying combined balance sheets of the KAMORI COMBINED ENTITIES (the combined entities listed in Note 1) as of May 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of Kamori's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Kamori Combined Entities as of May 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.
ARTHUR ANDERSEN LLP
Denver, Colorado
August 1, 1997

                       KAMORI COMBINED ENTITIES (NOTE 1)
                            COMBINED BALANCE SHEETS
                          AS OF MAY 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $   14,391,404  $   15,653,936
  Accounts receivable, net of allowance for doubtful accounts of $67,384 and
    $15,551, respectively........................................................       1,332,653         574,771
  Inventory and supplies.........................................................       2,959,210       3,320,540
  Receivable from Kamori International Corporation...............................         349,145         246,323
  Prepaid expenses and other current assets......................................         696,322         497,084
                                                                                   --------------  --------------
    Total current assets.........................................................      19,728,734      20,292,654
                                                                                   --------------  --------------
PROPERTY AND EQUIPMENT, at cost:
  Ski lifts and trails...........................................................      61,886,703      62,933,368
  Buildings and parking structures...............................................      56,199,673      55,678,889
  Machinery and equipment........................................................      46,113,639      47,847,047
  Land used in operations........................................................      17,513,217      16,147,810
  Construction in progress.......................................................       3,837,897       4,582,273
                                                                                   --------------  --------------
                                                                                      185,551,129     187,189,387
Less- Accumulated depreciation...................................................     (83,810,102)    (94,557,022)
                                                                                   --------------  --------------
                                                                                      101,741,027      92,632,365
                                                                                   --------------  --------------
LAND HELD FOR DEVELOPMENT AND SALE...............................................      28,327,824      27,381,613
                                                                                   --------------  --------------
INVESTMENT IN REAL ESTATE PARTNERSHIP (Note 1)...................................       5,536,758       4,894,087
                                                                                   --------------  --------------
OTHER ASSETS, net of accumulated amortization of $2,091,440 and $839,673,
  respectively...................................................................       3,733,134       4,243,275
                                                                                   --------------  --------------
                                                                                   $  159,067,477  $  149,443,994
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................................  $    2,072,766  $    2,228,956
  Accrued property taxes.........................................................         420,034         442,643
  Accrued salaries and benefits..................................................       2,069,674       2,588,032
  Other accrued expenses.........................................................       2,367,498       2,568,010
  Accrued interest payable.......................................................       1,154,989       1,168,930
  Accrued interest payable to Kamori International Corporation...................         431,052          35,159
  Current portion of long-term debt (Notes 3 and 4)..............................       4,050,400       5,053,539
                                                                                   --------------  --------------
  Total current liabilities......................................................      12,566,413      14,085,269
                                                                                   --------------  --------------
LONG-TERM DEBT (Notes 3 and 4):
  Collateralized notes payable to banks..........................................      92,866,000      87,812,461
  Notes payable to Kamori International Corporation..............................      45,230,080      42,547,115
                                                                                   --------------  --------------
                                                                                      138,096,080     130,359,576
                                                                                   --------------  --------------
    Total liabilities............................................................     150,662,493     144,444,845
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 8 and 9)
STOCKHOLDERS' EQUITY (Note 11):
  Common stock and additional paid-in capital....................................      44,400,000      44,400,000
  Accumulated deficit............................................................     (35,995,016)    (39,400,851)
                                                                                   --------------  --------------
                                                                                        8,404,984       4,999,149
                                                                                   --------------  --------------
                                                                                   $  159,067,477  $  149,443,994
                                                                                   --------------  --------------
                                                                                   --------------  --------------

The accompanying notes to combined financial statements are an integral part of these balance sheets.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                       COMBINED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
REVENUES:
  Ski operations....................................................  $  67,842,988  $  64,966,616  $  67,422,873
  Retail and ski rental operations..................................     11,848,262     11,279,791     11,905,843
  Commercial leasing................................................      1,779,339      1,943,583      1,889,300
  Reservation services..............................................      2,881,021      3,271,341      3,336,082
  Golf operations...................................................      2,324,361      2,257,214      2,310,431
  Land sales........................................................        519,950       --            1,199,097
                                                                      -------------  -------------  -------------
  Other.............................................................      1,371,156      1,013,458      1,002,642
                                                                      -------------  -------------  -------------
                                                                         88,567,077     84,732,003     89,066,268
COSTS AND EXPENSES:
  Operating expenses--
    Ski operations..................................................     34,682,132     34,032,473     36,712,383
    Retail and ski rental operations................................      8,771,110      8,562,246      8,724,835
    Commercial leasing..............................................        312,430        350,935        310,351
    Reservation services............................................      2,552,523      2,497,808      2,548,538
    Golf operations.................................................      1,874,812      1,930,483      1,880,543
    Cost of land sales..............................................        521,855       --              962,506
    Depreciation....................................................     14,179,049     14,176,014     12,389,363
    Amortization....................................................        463,623        301,212        126,926
  General, administrative and marketing.............................     16,468,101     16,511,590     17,238,072
  (Gain) loss on disposition of property............................        606,996         73,521        (60,181)
  Writedown of assets (Note 2)......................................       --             --            2,000,000
                                                                      -------------  -------------  -------------
                                                                         80,432,631     78,436,282     82,833,336
                                                                      -------------  -------------  -------------
    Operating income................................................      8,134,446      6,295,721      6,232,932
                                                                      -------------  -------------  -------------
OTHER (INCOME) EXPENSES:
  Interest expense..................................................     12,047,155     11,970,893     10,658,465
  Interest income...................................................       (586,049)      (738,639)      (681,768)
                                                                      -------------  -------------  -------------
                                                                         11,461,106     11,232,254      9,976,697
                                                                      -------------  -------------  -------------
    Net loss before income taxes....................................     (3,326,660)    (4,936,533)    (3,743,765)
INCOME TAX (BENEFIT) PROVISION (Note 6).............................        579,496       (398,267)      (337,930)
                                                                      -------------  -------------  -------------
    Net loss........................................................  $  (3,906,156) $  (4,538,266) $  (3,405,835)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                    COMMON STOCK
                                                                   AND ADDITIONAL
                                                                      PAID-IN
                                                                   CAPITAL (NOTE     ACCUMULATED
                                                                        11)            DEFICIT          TOTAL
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1994.......................................   $   40,900,000   $  (27,550,594) $  13,349,406
  Net loss......................................................         --             (3,906,156)    (3,906,156)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1995.......................................       40,900,000      (31,456,750)     9,443,250
  Issuance of common stock in exchange for the assumption of
    debt by Kamori International Corporation....................        3,500,000         --            3,500,000
  Net loss......................................................         --             (4,538,266)    (4,538,266)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1996.......................................       44,400,000      (35,995,016)     8,404,984
  Net loss......................................................         --             (3,405,835)    (3,405,835)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1997.......................................   $   44,400,000   $  (39,400,851) $   4,999,149
                                                                  ----------------  --------------  -------------
                                                                  ----------------  --------------  -------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                       COMBINED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................  $   (3,906,156) $   (4,538,266) $   (3,405,835)
  Adjustments to reconcile net loss to net cash provided by
    operating activities-
    Depreciation.................................................      14,179,049      14,176,014      12,389,363
    Amortization.................................................         548,664         382,144         260,690
    Cost of land sales...........................................         501,733        --               946,211
    Writedown of assets..........................................        --              --             2,000,000
    Equity in earnings from investee.............................        (245,626)       (178,141)       (107,329)
    Loss (gain) on disposition of property.......................         111,933          73,521         (60,181)
Changes in operating assets and liabilities-
    (Increase) decrease in accounts receivable...................        (482,951)       (114,331)        757,882
    (Increase) decrease in inventory and supplies................         (69,766)        135,639        (361,330)
    Decrease (increase) in prepaid expenses and other current
      assets.....................................................         330,851        (206,636)        199,238
    Decrease (increase) in receivable from Kamori
      International Corporation..................................         862,718        (762,402)        102,822
    Increase in other assets.....................................        (459,290)       (607,917)       (770,836)
    Increase (decrease) in accounts payable......................         665,689         (23,276)        156,190
    Increase (decrease) in accrued expenses......................         592,145        (586,827)        741,479
    Increase (decrease) in accrued interest payable..............         873,584        (408,197)       (381,952)
                                                                   --------------  --------------  --------------
    Net cash provided by operating activities....................      13,502,577       7,341,325      12,466,412
                                                                   --------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to ski lifts and trails..............................         (92,113)       (335,359)       (979,835)
  Additions to machinery and equipment...........................      (5,535,146)     (3,596,219)     (3,103,335)
  Additions to buildings and parking structures..................        (440,458)     (1,357,493)       (516,821)
  Net change in construction in progress.........................        (857,376)       (574,903)       (744,376)
  Proceeds from sale of property and equipment...................       3,107,677         226,273         123,852
  Cash distribution from equity investee.........................        --              --               750,000
  Other..........................................................        --                81,881        --
                                                                   --------------  --------------  --------------
  Net cash used in investing activities..........................      (3,817,416)     (5,555,820)     (4,470,515)
                                                                   --------------  --------------  --------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                 COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)
                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from seasonal lines of credit...............................     10,000,000      6,700,000      5,500,000
Payment of seasonal lines of credit..................................    (10,000,000)    (6,700,000)    (5,500,000)
Payments of collateralized notes payable to banks....................     (5,060,098)    (4,054,600)    (4,050,400)
Proceeds from collateralized notes payable to banks..................       --              820,598       --
Proceeds from notes payable to Kamori International Corporation......     12,689,782     15,095,218     15,827,347
Payments of note payable to Kamori International Corporation.........    (14,120,000)   (13,400,000)   (18,510,312)
Capitalized loan fees................................................       --             (321,128)      --
                                                                       -------------  -------------  -------------
    Net cash used in financing activities............................     (6,490,316)    (1,859,912)    (6,733,365)
    Net increase (decrease) in cash and cash equivalents.............      3,194,845        (74,407)     1,262,532
CASH AND CASH EQUIVALENTS, beginning of year.........................     11,270,966     14,465,811     14,391,404
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year...............................  $  14,465,811  $  14,391,404  $  15,653,936
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the year for interest, net of amounts
      capitalized....................................................  $  10,906,553  $  11,968,488  $  10,649,477
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
    Cash paid to Kamori International Corporation during the year for
      taxes..........................................................  $    --        $    --        $    --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
    During fiscal 1995, Steamboat Ski & Resort Corporation refinanced a note payable to a bank and applied the loan balance of $800,402 to the new note payable.
    On March 31, 1996, Orlando Resort Corporation had a $3.5 million note payable in full to a bank. Kamori International Corporation refinanced the note at the parent level and accepted 100 shares of common stock in exchange for the assumption of the note payable.
The accompanying notes to combined financial statements are an integral part of these statements.

                            KAMORI COMBINED ENTITIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          AS OF MAY 31, 1996 AND 1997

(1) BUSINESS AND ORGANIZATION
    The Kamori Combined Entities ("Kamori") are comprised of the five wholly-owned subsidiaries of Kamori International Corporation ("KIC"). KIC is a controlled subsidiary of Kamori Kanko Co., Ltd. ("KKCL"), a Japanese corporation. The combined financial statements presented herein include the financial position, results of operations and cash flows of Steamboat Ski & Resort Corporation ("SSRC"), Steamboat Development Corporation ("SDC"), Heavenly Valley Ski & Resort Corporation ("HVSRC"), Heavenly Corporation ("HC"), and Orlando Resort Corporation ("ORC"), all Delaware corporations. Such financial statements have been combined due to the pending sale of Kamori, as discussed below.
    SSRC owns and operates a major ski and recreation complex in Steamboat Springs, Colorado (the "Steamboat Ski Resort"). SSRC also owns a majority interest in a consolidated subsidiary, Walton Pond Apartments, Inc. ("WPA"). WPA owns and operates an employee housing facility in Steamboat Springs primarily for the use of SSRC seasonal employees. SDC owns a 50% general partnership interest in Country Club Highlands Partnership ("CCHP"). CCHP is engaged in the development and sale of residential real estate adjacent to the Steamboat Ski Area. HVSRC and HC are the sole partners in Heavenly Valley, Limited Partnership ("HVLP"), which owns and operates the Heavenly Ski Resort, a major destination ski resort located in South Lake Tahoe, California and Stateline, Nevada. ORC owns and operates the Sabal Point Golf Course and Country Club ("Sabal Point"), a golf, tennis and swimming club located in Orlando, Florida.
    On August 1, 1997, KIC entered into a stock purchase agreement with ASC Holdings, Inc. ("ASC"), an unaffiliated third party, wherein ASC will acquire all of the issued and outstanding shares of Kamori upon the closing date of the agreement in exchange for approximately $288 million in cash. Certain assets reflected in the accompanying Kamori combined financial statements will be distributed to KIC prior to the closing and consist of all Kamori cash and cash equivalents and certain property with a net book value at May 31, 1997 of approximately $16.4 million. Proceeds from the sale will be used to retire all of the outstanding debt of Kamori. The ASC acquisition is subject to certain significant terms and conditions. In order to consummate the acquisition and fund the purchase price, ASC must successfully complete the initial public offering of its common stock.
(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF COMBINATION
    The combined financial statements include the accounts of Kamori. All significant intercompany accounts and transactions have been eliminated in combination. The minority shareholder's interest and share in the profits and losses of WPA have been reflected in accrued expenses in the accompanying combined balance sheets.
REVENUE RECOGNITION
    Resort revenue primarily consists of revenue from ski operations, lodging, food and beverage operations and other recreational activities and is recognized as services are performed or as goods are sold. Real estate revenue is recognized when consideration has been received, title, possession and other attributes of ownership have been transferred to the buyer and Kamori is not obligated to perform significant additional activities after the sale.

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS
    Kamori considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.
LAND HELD FOR DEVELOPMENT AND SALE
    Land held for development and sale is carried at the lower of cost or fair value. Costs related to the development activities of Kamori, including interest, are capitalized while such property is actively being prepared for its intended use, until the property is ready for sale. Kamori's land development and sales activities are impacted by a variety of factors, including local and regional economic conditions, and local zoning and approval guidelines. Management of Kamori monitors such conditions and the related effect on the value of its real estate holdings and will develop, market and dispose of such holdings at a rate which optimizes its value compared to its cost.
PROPERTY AND EQUIPMENT
    Kamori owns substantially all of the base area land and facilities of the Steamboat and Heavenly Ski Resorts. A significant portion of the ski trails, lifts and related assets are on land leased from the United States Forest Service ("USFS") under special use permits which expire in 2029. Kamori also owns the land and facilities comprising the Sabal Point Country Club.
    Property and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

ASSETS                                                                          USEFUL LIVES
----------------------------------------------------------------------------  ----------------
Buildings, improvements and parking structures..............................  10 to 30 years
Ski lifts and trails........................................................  5 to 15 years
Machinery and equipment.....................................................  3 to 15 years

    HVLP has incurred approximately $3.2 million of project development costs relating to the proposed expansion of the Heavenly Ski Resort. These costs have been incurred since 1990 and are included in construction in progress in the accompanying combined balance sheets. During fiscal 1997, HVLP obtained the remaining required approvals relating to the proposed expansion. In management's opinion, these costs will be realized through the future development, operation and/or sale of the Heavenly Ski Resort.
ADVERTISING COSTS
    Advertising costs are expensed as incurred. Advertising expense for the years ended May 31, 1995, 1996 and 1997 totaled approximately $2.1 million, $2.3 million and $2.2 million, respectively.
INVENTORIES
    Inventories consist primarily of retail clothing, ski equipment and food and beverage inventories. Inventories are valued at the lower of cost or market value, generally on the average cost method.

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED LOAN COSTS
    Costs and fees incurred in connection with Kamori's financing activities have been capitalized and are being amortized over the terms of the related loans. Deferred loan costs are included in other assets in the accompanying combined balance sheets.
GOODWILL
    The excess of the purchase price over the fair market value of the assets acquired in the Steamboat Ski Area acquisition is reflected as goodwill and is being amortized on a straight-line basis over 40 years. Goodwill is included in other assets in the accompanying combined balance sheets.
ORGANIZATION COSTS
    Organization costs are included in other assets on the accompanying combined balance sheets and are being amortized on a straight-line basis over five years. INCOME TAXES
    A consolidated federal income tax return is filed by KIC. Kamori participates in an informal federal income tax sharing arrangement with KIC whereby taxes paid by KIC are allocated to each individual entity who, on a stand-alone basis, would have a tax liability. No payment for use of tax benefits is made to those members generating tax operating losses until such losses are utilized on a consolidated basis by KIC. Such payments are limited to the amount of taxes that the loss generating entities paid in prior years. Companies generating alternative minimum taxes are charged for those taxes on a stand-alone basis. To the extent alternative minimum tax amounts have been paid, they may benefit in future years if such benefit is realized by the consolidated group.
    Kamori accounts for income taxes on the liability method by recognizing deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note 6).
EARNINGS PER SHARE
    Due to the proposed acquisition of Kamori by ASC, Kamori's historical capital structure is not indicative of its prospective structure upon the closing of the anticipated purchase transaction. Accordingly, historical net income or loss per common share is not considered meaningful and has not been presented herein.
IMPAIRMENT OF LONG-LIVED ASSETS AND IDENTIFIABLE INTANGIBLES
    Kamori reviews its long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Generally, the basis for making such assessments is based on future cash flow projections.

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ORC has historically generated net cash flow deficits from operations which have been funded by KIC. As a result, during fiscal 1997, ORC recorded an impairment loss of $2,000,000 related to its land, buildings and equipment to properly state these fixed assets at estimated fair values. Fair value was determined by assessing the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved and based on the stock purchase agreement discussed above.
USE OF ESTIMATES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT
    Long-term debt consists of the following as of May 31, 1996 and 1997:

                                                                                        1996            1997
                                                                                   --------------  --------------
SSRC-
  Collateralized note payable to a bank, due May 28, 1999; annual principal payments of $2,000,000 due March 31; secured by substantially all assets of
    SSRC-
    Fixed rate portion; interest payable quarterly at 8.05%......................  $   15,000,000  $   15,000,000
    Variable rate portion; interest payable quarterly based on LIBOR at beginning
      of quarter (6.5625% and 6.9375% at May 31, 1996 and 1997, respectively)....      33,350,000      31,350,000
  Revolving loan agreement payable to KIC; interest at 6.9%, payable monthly;
    principal due October 31, 2001...............................................      32,900,000      31,900,000
  Line of credit payable to KIC; interest payable quarterly at prime rate plus 2%
    (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................       8,457,149       6,487,174
  WPA note payable to a bank, due October 1, 2002; interest at bank's prime rate and reset annually (8.25% and 8.5% at May 31, 1996 and 1997, respectively);
    secured by land, buildings, furniture and equipment of Walton Pond Apartment
    Complex......................................................................       1,566,400       1,516,000
HVLP-
  Note payable to a bank, interest payable semiannually based on adjusted LIBOR
    (6.8125% and 7.325% on May 31, 1996 and May 31, 1997, respectively); due
    March 31, 2001; secured by substantially all assets of HVLP..................      46,000,000      44,000,000
ORC-
  Line of credit payable to KIC; interest payable quarterly at prime rate plus
    2%, (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................       3,890,931       4,442,911
SDC-
  Line of credit payable to KIC; interest payable quarterly at prime rate plus
    2%, (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................         982,000         717,030
                                                                                   --------------  --------------
                                                                                      142,146,480     135,413,115
  Less- current portion..........................................................      (4,050,400)     (5,053,539)
                                                                                   --------------  --------------
  Total long-term debt...........................................................  $  138,096,080  $  130,359,576
                                                                                   --------------  --------------
                                                                                   --------------  --------------

SSRC DEBT
    At the beginning of each quarter, SSRC can elect to convert the variable rate portion of the collateralized note payable into fixed rate debt under certain circumstances. No such election was made by SSRC as of May 31, 1996 or 1997.

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT (CONTINUED)
    The collateralized note payable and the revolving credit facility (discussed below) are secured by a first deed of trust covering all Steamboat Ski Area assets, assignment of all rents, pledging by KIC of all of SSRC's and SDC's common stock and an assignment of the USFS Permit covering the Steamboat Ski Area. This note and the revolving credit facility are also secured by an intercreditor agreement which provides that all other indebtedness or obligations of SSRC are subordinate to this debt. Additionally, KKCL has guaranteed all obligations of SSRC under these arrangements. Under terms of the collateralized note agreement, SSRC is required to deposit Cash Flow, as defined, into an interest bearing account beginning one year prior to the date of the required principal payments. The deposit will then be applied to the principal payment.
    The WPA note payable is guaranteed by SSRC and requires, among other restrictions, that WPA maintain a Debt Service Coverage ratio, as defined, of
1.15 times and provide additional collateral if the projects appraised value falls below certain levels. On May 31, 1997, the note payable was refinanced under similar terms with a maturity date of October 1, 2002.
    SSRC also has a revolving credit facility with a bank which expires on May 31, 1999. Under this facility, the bank will provide a revolving line of credit of up to $5 million to finance SSRC's seasonal cash flow needs. Amounts outstanding under this facility bear interest at the prime interest rate and are due and payable on the facility's expiration date. No amounts were outstanding under this facility as of May 31, 1996 and 1997.
    The SSRC line of credit amount available to draw upon is set by KIC and fluctuates depending on SSRC's cash needs. Both the revolving loan and the line of credit are subordinate to the collateralized note payable and revolving credit facility with a bank discussed above. The revolving loan and the line of credit were renewed during the year to mature on October 31, 2001. Each agreement contains the same terms and provisions that existed in the original agreements.
HVLP DEBT
    The variable rate debt can be converted, at the election of HVLP, into fixed-rate debt under certain circumstances. The note payable is secured by a first deed of trust covering all HVLP assets, security and financing statements and the USFS Permit covering the Heavenly Ski Resort. The note payable is guaranteed by KKCL. HVLP is subject to various restrictive covenants in connection with the loan which may be accelerated upon certain conditions.
    The loan terms require HVLP to make a minimum payment of $1 million for the year ended March 31, 1997 and is required to make another $1 million payment for the year ended March 31, 1999. However, payments must total $4 million by March 31, 1998 and $8 million by March 31, 2000, in the aggregate. HVLP repaid $2 million of the outstanding note during September 1996.
LETTERS OF CREDIT
    Under an agreement with an insurance carrier, SSRC had a $210,000 letter of credit outstanding with a bank which guarantees payments of workers compensation claims and expires in January, 1998. No amount was drawn under this letter of credit as of May 31, 1997.

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT (CONTINUED)
    HVLP has an agreement with a bank to allow for $1.5 million in letters of credit to be issued under certain circumstances when needed. Semi-annual fees under the agreement include a letter of credit fee of .5% per annum on the average amount of all letters of credit outstanding and a commitment fee of
 .3125% per annum on the average amount of credit available. The letters of credit are subordinate to the collateralized note payable and operating loan described above. No letters of credit were outstanding as of May 31, 1997.
DEBT MATURITIES
    Annual maturities for all long-term debt outstanding at May 31, 1997, are as follows:

YEAR ENDING MAY 31,
------------------------------------------------------------------------------
1998..........................................................................  $    5,053,540
1999..........................................................................      46,408,268
2000..........................................................................       4,063,418
2001..........................................................................      39,069,024
2002..........................................................................      39,622,239
Thereafter....................................................................       1,196,626
                                                                                --------------
Total.........................................................................  $  135,413,115
                                                                                --------------
                                                                                --------------

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
CASH AND CASH EQUIVALENTS
    The carrying amounts approximate fair value.
DEBT
    An estimate of rates currently available to Kamori for debt with similar terms was used to determine the fair value of Kamori's debt.
    The carrying amounts and estimated fair values of Kamori's financial instruments are as follows:

                                                          MAY 31, 1996                    MAY 31, 1997
                                                 ------------------------------  ------------------------------
                                                    CARRYING          FAIR          CARRYING          FAIR
                                                     AMOUNT          VALUE           AMOUNT          VALUE
                                                 --------------  --------------  --------------  --------------
Cash and cash equivalents......................  $   14,391,404  $   14,391,404  $   15,653,936  $   15,653,936
Long-term debt.................................  $  142,146,480  $  142,330,452  $  135,413,115  $  134,457,681

(5) RELATED PARTY TRANSACTIONS
    SSRC, ORC and HVLP reimburse KIC and KKCL for certain services provided. Such reimbursements for the years ended May 31, 1995, 1996 and 1997 totaled $3,340,928, $3,302,107 and

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(5) RELATED PARTY TRANSACTIONS (CONTINUED)
$3,399,642, respectively, and are included in general, administrative and marketing expense in the accompanying combined statements of operations.
(6) INCOME TAXES
    The components of the income tax provision or benefit are as follows:

                                                                                      YEAR ENDED MAY 31,
                                                                             ------------------------------------
                                                                                1995        1996         1997
                                                                             ----------  -----------  -----------
Current tax (benefit) provision............................................  $  579,000  $  (398,000) $  (338,000)
Deferred tax (benefit) provision...........................................      --          --           --
                                                                             ----------  -----------  -----------
Total tax (benefit) provision..............................................  $  579,000  $  (398,000) $  (338,000)
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

    A reconciliation of the income tax provision or benefit and the amount computed by applying the U.S. federal statutory income tax rate to book income before income taxes is as follows:

                                                                                   YEAR ENDED MAY 31,
                                                                       -------------------------------------------
                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
At U.S. federal income tax rate......................................  $  (1,131,000) $  (1,678,000) $  (1,273,000)
State income tax, net of federal benefit.............................       (156,000)      (131,000)      (101,000)
Excess tax deductible amortization...................................       (340,000)      (340,000)      (340,000)
Nondeductible portion of meals and entertainment.....................         55,000         58,000         72,000
Valuation allowance adjustment.......................................      2,064,000      1,647,000      1,280,000
Other................................................................         87,000         46,000         24,000
                                                                       -------------  -------------  -------------
Income tax (benefit) provision.......................................  $     579,000  $    (398,000) $    (338,000)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(6) INCOME TAXES (CONTINUED)
    The components of gross deferred tax assets and liabilities are as follows:

                                                                                                DEFERRED TAX
                                                                DEFERRED TAX ASSETS             LIABILITIES
                                                                      MAY 31,                     MAY 31,
                                                           ------------------------------  ----------------------
                                                                1996            1997          1996        1997
                                                           --------------  --------------  ----------  ----------
Current:
  Insurance accruals.....................................  $      757,000  $      661,000  $   --      $   --
  Vacation accrual.......................................         133,000         136,000      --          --
  Accrued expenses.......................................          88,000         160,000      --          --
  AMT credit from parent.................................         370,000        --            --          --
                                                           --------------  --------------  ----------  ----------
    Total current tax assets.............................       1,348,000         957,000      --          --
                                                           --------------  --------------  ----------  ----------
Noncurrent:
  Fixed assets basis differences.........................        --               999,000     556,000      --
  Intangible assets......................................          69,000          54,000      --          --
  AMT credit from parent.................................         823,000         823,000      --          --
  Net operating loss carryover...........................      14,373,000      14,504,000      --          --
                                                           --------------  --------------  ----------  ----------
  Total noncurrent tax asset.............................  $   15,265,000      16,380,000     556,000      --
                                                           --------------  --------------  ----------  ----------
  Total deferred taxes...................................  $   16,613,000  $   17,337,000  $  556,000  $   --
                                                           --------------  --------------  ----------  ----------
                                                           --------------  --------------  ----------  ----------
Net deferred tax asset...................................  $   16,057,000  $   17,337,000
Less -- valuation allowance..............................     (16,057,000)    (17,337,000)
                                                           $     --        $     --
                                                           --------------  --------------
                                                           --------------  --------------

    As of May 31, 1996 and 1997, Kamori had an income tax receivable of $312,079 and $218,094, respectively, from KIC related to income taxes. These amounts are included in receivable from KIC in the accompanying combined balance sheets.
    At May 31, 1997, Kamori had approximately $36,828,000 of net operating loss carryforwards for federal income tax purposes which expire in the years 2005 through 2012. Kamori also has alternative minimum tax credit carryforwards of approximately $823,000. The alternative minimum tax paid can, in general, be carried forward indefinitely to reduce future regular tax liabilities to the amount of tentative minimum tax due.
(7) EMPLOYEE SAVINGS PLANS
    SSRC has a tax deferred savings plan covering substantially all year-round and certain seasonal employees. This plan provides for both employee and SSRC contributions. Employees may contribute, on an annual basis, up to 16% of their annual compensation. SSRC's contribution is determined by the board of directors on an annual basis. SSRC's contribution for the fiscal years ended May 31, 1995, 1996 and 1997 was $213,233, $233,053 and $247,042, respectively.
    HVLP has a tax deferred profit sharing plan covering certain year-round employees. The plan contains an added 401(k) feature whereby participants can elect to make tax deferred contributions to the plan. The plan also provides for discretionary HVLP contributions. HVLP's cash contribution is

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(7) EMPLOYEE SAVINGS PLANS (CONTINUED)
determined by management on an annual basis and totaled $256,965, $262,892 and $300,000 for the fiscal years ended May 31, 1995, 1996 and 1997, respectively.
(8) COMMITMENTS AND CONTINGENCIES
    SSRC executed agreements with major airlines to provide direct flights into the Yampa Valley Regional Airport. These agreements require SSRC to guarantee specified minimum airline revenue and to fund start-up costs. SSRC did not meet the specified minimum levels under these agreements in fiscal 1995, 1996 or 1997 and was required to fund the specified differences. Such amounts have been expensed in the accompanying combined statements of operations.
    Kamori leases certain space and equipment under long-term operating leases. Aggregate future minimum annual rental commitments under noncancellable operating leases are as follows:

YEAR ENDING MAY 31-
------------------------------------------------------------------------------------
1998................................................................................  $  1,538,447
1999................................................................................     1,202,523
2000................................................................................       629,580
2001................................................................................       163,122
2002................................................................................        80,163
                                                                                      ------------
                                                                                      $  3,613,835
                                                                                      ------------
                                                                                      ------------

    Total rental expense for all operating leases for the years ended May 31, 1995, 1996 and 1997, was $2,365,555, $2,132,545 and $2,233,113, respectively.
    As of May 31, 1997, Kamori had executed contracts for the acquisition of equipment, construction of buildings and the expenditure of certain amounts related to planning activities. These commitments total approximately $5,045,000, including $4,909,000 that will be incurred during fiscal 1998 and $136,000 in fiscal year 1999 and beyond.
(9) LITIGATION
    Due to the nature of their operations, certain of the combined entities are defendants in several lawsuits which are actively being contested. In management's opinion, the effect of these disputes will not have a significant effect on Kamori's combined financial position or results of operations.

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(10) RENTAL INCOME UNDER OPERATING LEASES
    SSRC leases retail space to unaffiliated entities under noncancellable leases expiring through 2004. Future minimum tenant rentals under the noncancellable leases are as follows:

YEAR ENDING MAY 31-
--------------------------------------------------------------------------------
1998............................................................................  $  1,353,098
1999............................................................................     1,296,769
2000............................................................................     1,105,754
2001............................................................................       648,167
2002............................................................................       442,396
Thereafter......................................................................       677,521
                                                                                  ------------
                                                                                  $  5,523,705
                                                                                  ------------
                                                                                  ------------

(11) STOCKHOLDERS' EQUITY
    As of May 31, 1995, 1996 and 1997, the stockholders' equity for each of the Kamori combined entities is as follows:

                                             STEAMBOAT                    ORLANDO     STEAMBOAT
                                           SKI & RESORT     HEAVENLY      RESORT     DEVELOPMENT
                                            CORPORATION    VALLEY (1)   CORPORATION  CORPORATION       TOTAL
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1994.................  $    (631,347) $  9,973,703  $   104,073  $  3,902,977  $  13,349,406
  Net income (loss)......................     (2,721,345)     (509,176)    (808,019)      132,384     (3,906,156)
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1995.................     (3,352,692)    9,464,527     (703,946)    4,035,361      9,443,250
  Net income (loss)......................     (1,015,783)   (2,640,120)    (955,898)       73,535     (4,538,266)
  Issuance of common stock in exchange
    for the assumption of debt by the
    parent...............................       --             --         3,500,000       --           3,500,000
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1996.................     (4,368,475)    6,824,407    1,840,156     4,108,896      8,404,984
  Net income (loss)......................      2,321,681    (3,121,328)  (2,592,649)      (13,539)    (3,405,835)
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1997.................  $  (2,046,794) $  3,703,079  $  (752,493) $  4,095,357  $   4,999,149
                                           -------------  ------------  -----------  ------------  -------------
                                           -------------  ------------  -----------  ------------  -------------

                            KAMORI COMBINED ENTITIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                          AS OF MAY 31, 1996 AND 1997

(11) STOCKHOLDERS' EQUITY (CONTINUED)
    As of May 31, 1997, the common stock components and additional paid-in capital by entity are as follows:

                                           STEAMBOAT                     ORLANDO      STEAMBOAT
                                         SKI & RESORT     HEAVENLY        RESORT     DEVELOPMENT
                                          CORPORATION    VALLEY (1)    CORPORATION   CORPORATION       TOTAL
                                         -------------  -------------  ------------  ------------  -------------
Par value, per share...................  $         .01  $         .01  $       1.00  $        .01
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Shares authorized......................             22            200        10,000           100
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Shares outstanding.....................             18            100           200            20
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Common stock...........................  $    --        $           1  $        200  $    --       $         201
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Additional paid-in capital.............  $  18,000,000  $  16,999,999  $  5,399,800  $  4,000,000  $  44,399,799
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------

    The equity components above were outstanding as of May 31, 1995, 1996 and 1997 for each entity with the exception of ORC, which issued 100 shares of stock to KIC in exchange for the assumption of a $3.5 million note payable on March 31, 1996.
    (1) Includes HVSRC and HC.

                            KAMORI COMBINED ENTITIES

               UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                      AS OF AND FOR THE THREE MONTHS ENDED
                            AUGUST 31, 1996 AND 1997

                       KAMORI COMBINED ENTITIES (NOTE 1)
                       CONDENSED COMBINED BALANCE SHEETS
                         AS OF AUGUST 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                                                            (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $   13,996,615  $   14,668,241
  Accounts receivable, net.......................................................         526,942         494,650
  Inventory and supplies.........................................................       3,195,929       3,099,399
  Prepaid expenses and other current assets......................................         359,679         316,174
                                                                                   --------------  --------------
    Total current assets.........................................................      18,079,165      18,578,464
                                                                                   --------------  --------------
PROPERTY AND EQUIPMENT, at cost:
  Ski lifts and trails...........................................................      61,886,703      62,704,568
  Buildings and parking structures...............................................      56,223,673      55,647,269
  Machinery and equipment........................................................      46,245,189      47,962,043
  Land used in operations........................................................      17,513,217      16,145,770
  Construction in progress.......................................................       4,967,345       6,607,566
                                                                                   --------------  --------------
                                                                                      186,836,127     189,067,216
  Less--Accumulated depreciation.................................................     (86,934,321)    (96,683,885)
                                                                                   --------------  --------------
                                                                                       99,901,806      92,383,331
                                                                                   --------------  --------------
LAND HELD FOR DEVELOPMENT AND SALE...............................................      27,381,613      27,381,613
                                                                                   --------------  --------------
INVESTMENT IN REAL ESTATE PARTNERSHIP............................................       5,564,143       4,702,615
                                                                                   --------------  --------------
OTHER ASSETS, net of accumulated amortization of $642,926 and $855,730,
  respectively...................................................................       3,992,329       4,564,881
                                                                                   --------------  --------------
                                                                                   $  154,919,056  $  147,610,904
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these balance sheets.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                       CONDENSED COMBINED BALANCE SHEETS
                         AS OF AUGUST 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                                                            (UNAUDITED)
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...............................................................  $    2,892,666  $    2,986,021
  Accrued property taxes.........................................................         686,023         718,044
  Accrued salaries and benefits..................................................       1,628,338       2,028,357
  Other accrued expenses.........................................................       2,100,415       2,523,810
  Accrued interest payable.......................................................       2,614,886       2,623,066
  Accrued interest payable to Kamori International Corporation...................         668,415         200,920
  Current portion of long-term debt..............................................      10,050,765      10,054,681
  Payable to Kamori International Corporation....................................          24,483         177,229
                                                                                   --------------  --------------
    Total current liabilities....................................................      20,665,991      21,312,128
                                                                                   --------------  --------------
LONG-TERM DEBT:
  Collateralized notes payable to banks..........................................      91,853,035      87,798,713
  Notes payable to Kamori International Corporation..............................      44,916,056      43,709,038
                                                                                   --------------  --------------
                                                                                      136,769,091     131,507,751
                                                                                   --------------  --------------
    Total liabilities............................................................     157,435,082     152,819,879
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock and additional paid-in capital....................................      44,400,000      44,400,000
  Accumulated deficit............................................................     (46,916,026)    (49,608,975)
                                                                                   --------------  --------------
                                                                                       (2,516,026)     (5,208,975)
                                                                                   --------------  --------------
                                                                                   $  154,919,056  $  147,610,904
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these balance sheets.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1997

                                                                                         1996            1997
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
REVENUES:
  Ski operations..................................................................  $    1,440,362  $    1,777,840
  Retail and ski rental operations................................................       1,417,284       1,686,338
  Commercial leasing..............................................................         418,292         441,243
  Reservation services............................................................         284,392         318,014
  Golf operations.................................................................         512,711         462,616
  Land sales......................................................................       1,199,097        --
  Other...........................................................................         127,557         248,959
                                                                                    --------------  --------------
                                                                                         5,399,695       4,935,010
                                                                                    --------------  --------------
COSTS AND EXPENSES:
  Operating expenses-
    Ski operations................................................................       3,958,779       4,246,710
    Retail and ski rental operations..............................................       1,543,863       1,873,780
    Commercial leasing............................................................          76,525         112,049
    Reservation services..........................................................         441,176         416,475
    Golf operations...............................................................         473,160         427,422
    Cost of land sales............................................................         958,006        --
    Depreciation..................................................................       3,124,219       2,458,479
    Amortization..................................................................          31,731          31,731
  General, administrative and marketing...........................................       3,280,890       3,393,931
  Gain on disposition of property.................................................        --              (303,351)
                                                                                    --------------  --------------
                                                                                        13,888,349      12,657,226
                                                                                    --------------  --------------
      Operating loss..............................................................      (8,488,654)     (7,722,216)
                                                                                    --------------  --------------
OTHER (INCOME) EXPENSES:
  Interest expense................................................................       2,694,607       2,677,081
  Interest income.................................................................        (177,774)       (193,225)
                                                                                    --------------  --------------
                                                                                         2,516,833       2,483,856
                                                                                    --------------  --------------
      Net loss before income taxes................................................     (11,005,487)    (10,206,072)
INCOME TAX BENEFIT (Note 3).......................................................         (84,483)       --
                                                                                    --------------  --------------
      Net loss....................................................................  $  (10,921,004) $  (10,206,072)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1997

                                                                                         1996            1997
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................  $  (10,921,004) $  (10,206,072)
  Adjustments to reconcile net loss to net cash used in operating activities-
    Depreciation..................................................................       3,124,219       2,458,479
    Amortization..................................................................          31,731          31,731
    Cost of land sales............................................................         946,211        --
    Equity in earnings from investee..............................................         (27,385)        (38,528)
    Gain on disposition of property...............................................        --              (303,351)
  Changes in operating assets and liabilities-
    Decrease in accounts receivable...............................................         842,777         108,310
    (Increase) decrease in inventory and supplies.................................        (236,719)        221,141
    Decrease in prepaid expenses and other current assets.........................         336,643         180,910
    Decrease in receivable from Kamori International Corporation..................         336,562         395,363
    Increase in other assets......................................................        (291,029)       (355,388)
    Increase in accounts payable..................................................         819,900         757,065
    Decrease in accrued expenses..................................................        (442,430)       (328,474)
    Increase in accrued interest payable..........................................       1,697,260       1,619,897
                                                                                    --------------  --------------
      Net cash used in operating activities.......................................      (3,783,264)     (5,458,917)
                                                                                    --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to machinery and equipment............................................        (135,000)       (213,500)
  Additions to buildings and parking structures...................................         (24,000)         (2,500)
  Net change in construction in progress..........................................      (1,129,448)     (2,025,293)
  Proceeds from sale of fixed assets..............................................           3,547         335,198
  Cash distribution from equity investee..........................................        --               230,000
                                                                                    --------------  --------------
      Net cash used in investing activities.......................................      (1,284,901)     (1,676,095)
                                                                                    --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from seasonal lines of credit..........................................  $    5,000,000  $    5,000,000
  Payments of collateralized notes payable to banks...............................         (12,600)        (12,606)
  Proceeds from notes payable to Kamori International Corporation.................         143,125       1,236,962
  Payments of note payable to Kamori International Corporation....................        (457,149)        (75,039)
                                                                                    --------------  --------------
      Net cash provided by financing activities...................................       4,673,376       6,149,317
                                                                                    --------------  --------------
      Net decrease in cash and cash equivalents...................................        (394,789)       (985,695)
CASH AND CASH EQUIVALENTS, beginning of period....................................      14,391,404      15,653,936
                                                                                    --------------  --------------
CASH AND CASH EQUIVALENTS, end of period..........................................  $   13,996,615  $   14,668,241
                                                                                    --------------  --------------
                                                                                    --------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest, net of amounts capitalized............  $      916,788  $    1,020,288
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Cash paid to Kamori International Corporation during the period for taxes.......  $     --        $     --
                                                                                    --------------  --------------
                                                                                    --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these statements.

                            KAMORI COMBINED ENTITIES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                   AS OF AUGUST 31, 1996 AND 1997 (UNAUDITED)

(1) BUSINESS AND ORGANIZATION

    The Kamori Combined Entities ("Kamori") are comprised of the five wholly-owned subsidiaries of Kamori International Corporation ("KIC"). KIC is a controlled subsidiary of Kamori Kanko Co., Ltd. ("KKCL"), a Japanese corporation. The condensed combined financial statements presented herein include the financial position, results of operations and cash flows of Steamboat Ski & Resort Corporation ("SSRC"), Steamboat Development Corporation ("SDC"), Heavenly Valley Ski & Resort Corporation ("HVSRC"), Heavenly Corporation ("HC"), and Orlando Resort Corporation ("ORC"), all Delaware corporations. Such financial statements have been combined due to the pending sale of Kamori, as discussed below.

    SSRC owns and operates a major ski and recreation complex in Steamboat Springs, Colorado (the "Steamboat Ski Resort"). SSRC also owns a majority interest in a consolidated subsidiary, Walton Pond Apartments, Inc. ("WPA"). WPA owns and operates an employee housing facility in Steamboat Springs primarily for the use of SSRC seasonal employees. SDC owns a 50% general partnership interest in Country Club Highlands Partnership ("CCHP"). CCHP is engaged in the development and sale of residential real estate adjacent to the Steamboat Ski Area. HVSRC and HC are the sole partners in Heavenly Valley, Limited Partnership ("HVLP"), which owns and operates the Heavenly Ski Resort, a major destination ski resort located in South Lake Tahoe, California and Stateline, Nevada. ORC owns and operates the Sabal Point Golf Course and Country Club ("Sabal Point"), a golf, tennis and swimming club located in Orlando, Florida. Kamori's revenues are earned primarily in December through March.

    On August 1, 1997, KIC entered into a stock purchase agreement with ASC Holdings, Inc. ("ASC"), an unaffiliated third party, wherein ASC will acquire all of the issued and outstanding shares of Kamori upon the closing date of the agreement in exchange for approximately $288 million in cash. Certain assets reflected in the accompanying Kamori combined financial statements will be distributed to KIC prior to the closing and consist of all Kamori cash and cash equivalents and certain property with a net book value at May 31, 1997 of approximately $16.4 million. Proceeds from the sale will be used to retire all of the outstanding debt of Kamori. The ASC acquisition is subject to certain significant terms and conditions. In order to consummate the acquisition and fund the purchase price, ASC must successfully complete the initial public offering of its common stock.

    The condensed combined balance sheets as of August 31, 1996 and 1997 and the related condensed combined statements of operations and cash flows for the three months ended August 31, 1996 and 1997 have been derived from unaudited interim financial statements. In management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations for such periods have been included in the condensed financial statements. The operating results for the three months ended August 31, 1996 and 1997 are not necessarily indicative of the results to be expected for the full year or any future period. These condensed combined financial statements should be read in conjunction with Kamori's audited combined financial statements as of May 31, 1996 and 1997 and for each of the three years in the period ended May 31, 1997.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            KAMORI COMBINED ENTITIES

                   AS OF AUGUST 31, 1996 AND 1997 (UNAUDITED)

(2) EARNINGS PER SHARE

    Due to the proposed acquisition of Kamori by ASC, Kamori's historical capital structure is not indicative of its prospective structure upon the closing of the anticipated purchase transaction. Accordingly, historical net income or loss per common share is not considered meaningful and has not been presented herein.

(3) INCOME TAXES

    A consolidated federal income tax return is filed by KIC. Kamori participates in an informal federal income tax sharing arrangement with KIC whereby taxes paid by KIC are allocated to each individual entity who, on a stand-alone basis, would have a tax liability. No payment for use of tax benefits is made to those members generating tax operating losses until such losses are utilized on a consolidated basis by KIC. Such payments are limited to the amount of taxes that the loss generating entities paid in prior years. Companies generating alternative minimum taxes are charged for those taxes on a stand-alone basis. To the extent alternative minimum tax amounts have been paid, they may benefit in future years if such benefit is realized by the consolidated group.

    Kamori accounts for income taxes on the liability method by recognizing deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized. As of August 31, 1997, no income tax provision or benefit has been recorded due to the uncertainty of Kamori's ability to utilize net operating loss carryforwards considering the pending purchase transaction discussed in Note 1.

(4) LITIGATION

    Due to the nature of their operations, certain of the combined entities are defendants in several lawsuits which are actively being contested. In management's opinion, the effect of these disputes will not have a significant effect on Kamori's combined financial position or results of operations.

                           DESCRIPTION OF THE CANYONS

    The following page depicts The Canyons resort showing both existing facilities and future development plans. The Canyons is a largely undeveloped asset that requires substantial development of on-mountain facilities, real estate and related infrastructure. The Company has adopted a five-year business plan for development of this property into a resort; however, accomplishing its plan is contingent upon obtaining necessary permits and approvals, obtaining required financing for planned improvements and generating markets for the resort that will produce significant increases in skier visits. An estimated $60 million (approximately $18 million of which is expected to be spent by December
1997) for on-mountain capital improvements and an estimated $150 million for real estate development will be required to fulfill the Company's five-year business plan at The Canyons. There can be no assurance that capital will be available to fund these capital improvements or real estate development. The assets acquired from Wolf in connection with the planned development of The Canyons consisted substantially of rights to use or acquire undeveloped real estate and limited operating assets. The majority of the limited operating assets acquired from Wolf have been, or will be, disassembled or demolished. Substantial new development is required to build the property into the planned resort facility. The Company believes that the configuration, operation and estimated historical financial results of Wolf are not material to an understanding of future financial operations of the planned resort at The Canyons, or of the Company on a consolidated basis.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                                ----------------

                               TABLE OF CONTENTS


                                                     PAGE
Prospectus Summary...............................          3
Recent Developments..............................         13
The Transactions.................................         14
Risk Factors.....................................         17
Use of Proceeds..................................         26
Dividend Policy..................................         26
Dilution.........................................         27
Capitalization...................................         28
Pro Forma Financial Data.........................         29
Selected Historical Consolidated Financial Data
  of the Company.................................         42
Selected Combined Financial Data of the Acquired
  Resorts........................................         44
Management's Discussion and Analysis of Financial
  Condition and Results of
  Operations.....................................         45
Business.........................................         52
Management.......................................         73
Certain Relationships and Related Transactions...         77
Principal Shareholders...........................         78
Description of Certain Indebtedness..............         79
Description of Capital Stock.....................         82
Shares Eligible for Future Sale..................         86
Certain United States Federal Tax Considerations
  For Non-United States Holders..................         87
Underwriting.....................................         90
Legal Matters....................................         92
Experts..........................................         92
Additional Information...........................         92
Index to Financial Statements....................        F-1


                                 --------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               14,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                  FURMAN SELZ
                           MORGAN STANLEY DEAN WITTER
                              SCHRODER & CO. INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee..................................................    $    102,803
NASD filing fee.......................................................          34,425
New York Stock Exchange listing fee...................................         121,000
Transfer agent fees...................................................           5,000
Accounting fees and expenses..........................................         900,000
Legal fees and expenses...............................................         600,000
Printing and mailing expenses.........................................         725,000
Miscellaneous.........................................................         200,000
                                                                        --------------
        Total.........................................................    $  2,688,228
                                                                        --------------
                                                                        --------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Maine corporation. Section 719 of the Maine Business Corporation Act (13-A M.R.S.A. ss. 101, et seq.) authorizes the indemnification by a Maine corporation of any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of that person's status as a director, officer, employee or agent of the corporation; provided that no such indemnification may be provided for any person if he or she shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) in any criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or on behalf of the corporation, indemnification may only be provided if the court determines that such person is fairly and reasonably entitled to the requested indemnification. Indemnification must be provided to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, in defense of an action of the type described in the second sentence of this paragraph.

    The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Registrant since July 1994. Further included is the consideration, if any, received by the Registrant for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities. The information set forth in this Item 15 reflects the Company's 14.76-to-1 split in the Class A Common Stock to be effected prior to the closing of the Offerings.

        (1) On June 17, 1997, the Registrant issued 1,000,000 shares of common stock to Leslie B. Otten in exchange for 937,168 shares of common stock ASC East (formerly American Skiing Company), pursuant to the exemption contained in Section 4(2) of the Securities Act.

        (2) On July 16, 1997, the Registrant issued 17,500 shares of Series A Exchangeable Preferred Stock at a price of $1,000 per share to one institutional investor pursuant to the exemption under Section 4(2) of the Securities Act.

        (3) On July 28, 1997, the Registrant issued $17.5 million principal amount of its 14% Senior Exchangeable Notes due 2002 to one institutional investor pursuant to the exemption under Section 4(2) of the Securities Act.

        (4) In August 1997 the Registrant granted 2,475,235 stock options to employees under its Stock Option Plan.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------

      1.1  Form of Underwriting Agreement.*

      2.1  Stock Purchase Agreement dated as of August 1, 1997, among Kamori International Corporation, ASC West and the Registrant.*

      2.2  Escrow Agreement dated as of August 1, 1997, among ASC West, Kamori International Corporation and the
           LTCB Trust Company.*

      3.1  Articles of Incorporation of the Registrant, as amended.*

      3.2  By-Laws of the Registrant, as amended.*

      4.1  Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.*

      4.2  Form of Statement of Resolution Establishing Shares of 10.5% Repriced Convertible Exchangeable Preferred
           Stock.**

      4.3  Form of Indenture relating to 10.5% Repriced Convertible Subordinated Debentures.**

      5.1  Opinion of Pierce Atwood with respect to the validity of the securities being offered.*
     10.1  Credit Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries, Fleet National Bank,
           BankBoston, N.A., KeyBank National Association and Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.1 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).
     10.2  Security Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries and Fleet National
           Bank, as Agent (incorporated by reference to Exhibit 10.2 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

     10.3  Revolving Credit Notes dated June 28, 1996, issued by ASC East and certain Subsidiaries to Fleet National
           Bank, BankBoston, N.A. and KeyBank National Association in the aggregate principal amount of $65,000,000
           (incorporated by reference to Exhibit 10.3 to ASC East's Registration Statement on Form S-4, Registration
           No. 333-9763).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
     10.4  Swing Line Note dated June 28, 1996, issued by ASC East and certain Subsidiaries to Fleet National Bank in the aggregate principal amount of $5,000,000 (incorporated by reference to Exhibit 10.4 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

     10.5  Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security Agreement
           dated as of June 28, 1996, by Sunday River Skiway Corporation to Fleet National Bank, as Agent
           (representative of substantially similar agreements of even date by each of Sunday River, Ltd., L.B.O.
           Holding, Inc., Cranmore, Inc., Sugarbush Resort Holdings, Inc., Mountain Water Company, Mountain
           Wastewater Treatment, Inc., Killington, Ltd., Mount Snow Ltd. and Waterville Valley Ski Area Ltd. to
           Fleet National Bank, as Agent) (incorporated by reference to Exhibit 10.5 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

     10.6  Collateral Assignments of Leases and Rents dated as of June 28, 1996, by Sunday River Skiway Corporation
           to Fleet National Bank, as Agent (representative of substantially similar assignments of even date by each of Sunday River, Ltd., L.B.O. Holding, Inc., Cranmore, Inc., Sugarbush Resort Holdings, Inc.,
           Mountain Water Company, Mountain Wastewater Treatment, Inc., Killington, Ltd., Mount Snow Ltd. and
           Waterville Valley Ski Area Ltd. to Fleet National Bank, as Agent) (incorporated by reference to Exhibit
           10.6 to ASC East's Registration Statement of Form S-4, Registration No. 333-9763).

     10.7  Development Agreement dated September 18, 1997, among ASC Utah, Iron Mountain Associates, LLC, WPA, Ltd.,
           Iron Mountain Holding Group, LC and Iron Mountain Alliance, Inc.*
     10.8  Assignment in Trust dated as of June 28, 1996, from L.B.O. Holding, Inc. to Fleet National Bank, as Agent
           (incorporated by reference to Exhibit 10.8 to ASC East's Registration Statement on Form S-4, Registration
           No. 333-9763).

     10.9  Assignment of Agreements, Permits and Contracts dated as of June 28, 1996, by Sunday River Skiway
           Corporation to Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.9 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).
    10.10  Assignment of Trademarks and Service Marks (U.S.) dated as of June 28, 1996, by ASC East and certain
           Subsidiaries to Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.10 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.11  Hazardous Materials Indemnification Agreement dated as of June 28, 1996, among ASC East, certain
           Subsidiaries and Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.11 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.12  Unlimited Guaranty dated as of June 28, 1996, by LBO Hotel Co. in favor of Fleet National Bank, as Agent
           (incorporated by reference to Exhibit 10.12 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.13  Unlimited Guaranty dated as of June 28, 1996, by Sugarloaf Mountain Corporation in favor of Fleet
           National Bank, as Agent (incorporated by reference to Exhibit 10.13 to ASC East's Registration Statement
           on Form S-4, Registration No. 333-9763).

    10.14  Assignment dated May 30, 1997, between Wolf Mountain Resorts, L.C. and ASC Utah.*

    10.15  Intercreditor Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries, Snowridge, Inc.
           and Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.15 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.16  Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Sherburne Corporation, Proctor Bank and
           BankBoston, N.A. (incorporated by reference to Exhibit 10.16 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

    10.17  Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Mount Snow Ltd., Proctor Bank and BankBoston,
           N.A.*

    10.18  Lease Agreement dated April 2, 1997, between Grand Summit Resort Properties, Inc. and L.B.O. Holding,
           Inc.*

    10.19  Indenture dated October 24, 1990, between Killington Ltd. and The Howard Bank, as trustee (representative of indentures with respect to similar indebtedness aggregating approximately $2,995,000 in original principal amount and maturing at various times from 2015 to 2016) (incorporated by reference to Exhibit
           10.19 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.20  Indenture dated September 25, 1986, between Killington Ltd. and The Howard Bank, as trustee
           (representative of indentures with respect to similar indebtedness aggregating approximately $10,873,500 in original principal amount and maturing at various times from 1997 to 2013) (incorporated by reference to Exhibit 10.20 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.21  Restated Concession Agreement dated as of April 30, 1992, between Sugarloaf Mountain Corporation and
           Boston Concessions Group, Inc., together with Amendment thereto, Loan Agreement, and $150,000 Promissory
           Notes, each dated July 31, 1995 (incorporated by reference to Exhibit 10.21 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).
    10.22  Indenture dated as of June 28, 1996, among ASC East, certain Subsidiaries and United States Trust Company of New York, relating to Series A and Series B 12% Senior Subordinated Notes Due 2006 (incorporated by reference to Exhibit 4.1 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).
    10.23  Indenture dated as of June 28, 1996, among ASC East, certain Subsidiaries and United States Trust Company of New York, relating to the Series A and Series B 13 3/4% Subordinated Discount Notes Due 2007
           (incorporated by reference to Exhibit 4.2 to ASC East's Registration Statement on Form S-4, Registration
           No. 333-9763).

    10.24  Registration Rights Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries, Bear,
           Stearns & Co., Inc. and SPP Hambro & Co., LLC (incorporated by reference to Exhibit 4.3 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.25  Purchase Agreement dated as of June 25, 1996, among ASC East, certain Subsidiaries, Bear, Stearns & Co.,
           Inc. and SPP Hambro & Co., LLC (incorporated by reference to Exhibit 4.4 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.26  Registration Rights Agreement dated June 28, 1996, among ASC East, certain Subsidiaries and Bear, Stearns
           & Co. Inc. (incorporated by reference to Exhibit 4.5 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.27  Pledge and Disbursement Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries and
           United States Trust Company of New York (incorporated by reference to Exhibit 4.6 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.28  Shareholders Agreement dated as of June 28, 1996, among Leslie B. Otten, ASC East and Bear Stearns & Co.
           Inc. (incorporated by reference to Exhibit 4.7 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.29  $2,311,838.00 Promissory Note from Mountain Wastewater Treatment, Inc. to LHC Corporation dated May 16,
           1995 (incorporated by reference to Exhibit 10.32 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.30  $6,120,000.00 Promissory Note, Senior Commercial Mortgage Deed, Junior Commercial Mortgage Deed, and
           Senior Collateral Assignment of Income, Revenue and Rentals from Sugarbush Resort Holdings, Inc. to
           Snowridge, Inc. and Sugarbush Inn Corporation dated May 16, 1995 and attachments thereto (incorporated by reference to Exhibit 10.33 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.31  Form of Subordinated Debenture Due 2002 from L.B.O. Holding, Inc. to former shareholders of Mt. Attitash
           Lift Corporation (incorporated by reference to Exhibit 10.34 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

    10.32  Purchase Agreement dated as of April 13, 1994, among Mt. Attitash Lift Corporation, certain of its shareholders and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.35 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.33  Stock Purchase Agreement dated August 17, 1994, between Sugarloaf Mountain Corporation and S-K-I Ltd.
           (incorporated by reference to Exhibit 10.36 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.34  Acquisition Agreement dated May 16, 1995, among Sugarbush Resort Holdings, Inc., Sugarbush Resort
           Corporation, Snowridge, Inc., Sugar Ridge, Inc., Sugarbush Inn Corporation and Bev Ridge, Inc.
           (incorporated by reference to Exhibit 10.38 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.35  Lease dated October 15, 1980, among H. Donald Penley, Joseph Penley, Albert Penley and Sunday River
           Skiway Corporation (incorporated by reference to Exhibit 10.40 to ASC East's Registration Statement on
           Form S-4, Registration No. 333-9763).

    10.36  Lease/Option dated July 19, 1984, between John Blake and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.41 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.37  Lease Agreement dated as of July 1, 1993, between Snowridge, Inc. and Mountain Water Company
           (incorporated by reference to Exhibit 10.42 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.38  Lease Agreement dated as of March 1, 1988, between Snowridge, Inc. and Mountain Wastewater Treatment,
           Inc. (incorporated by reference to Exhibit 10.43 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.39  Lease dated November 10, 1960, between the State of Vermont and Sherburne Corporation (predecessor to
           Killington Ltd.) (incorporated by reference to Exhibit 10.44 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

    10.40  Lease Agreement dated as of February 20, 1990, between Pico Pond Associates and Killington Ltd.
           (incorporated by reference to Exhibit 10.45 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.41  Lease Agreement dated as of June 21, 1994, between the Town of Wilmington and Mount Snow, Ltd.
           (incorporated by reference to Exhibit 10.46 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.42  Lease Agreement dated April 24, 1995, between Sargent, Inc. and Mount Snow, Ltd. (incorporated by reference to Exhibit 10.47 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.43  United States Forest Service Special Use Permit No. 4040/01, issued November 29, 1989 to Mount Snow Ltd.
           (incorporated by reference to Exhibit 10.48 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.44  United States Forest Service Special Use Permit No. 4059/01 issued July 19, 1994 to L.B.O. Holding, Inc.
           and Amendment 1 thereto (incorporated by reference to Exhibit 10.49 to ASC East's Registration Statement
           on Form S-4, Registration No. 333-9763).

    10.45  United States Forest Service Special Use Permit No. 4041 issued May 17, 1995, to Sugarbush Resort
           Holdings, Inc. (incorporated by reference to Exhibit 10.51 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).
    10.46  Agreement between Sugarloaf Mountain Corporation and the Inhabitants of the Town of Carrabassett Valley,
           Maine, concerning the Sugarloaf Golf Course dated June 3, 1987 (incorporated by reference to Exhibit
           10.52 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.47  Commercial Lease dated August 7, 1997, between L.B.O. Holding, Inc. and Grand Summit Hotel Condominium
           Unit Owners Association, Inc.*

    10.48  Agreement dated July 26, 1995, among Bombardier Corporation, Killington, Ltd., Mount Snow, Ltd.,
           Waterville Valley Ski Area, Ltd., Bear Mountain Ltd., and Sugarloaf Mountain Corporation (incorporated by reference to Exhibit 10.55 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.49  Agreement dated June 3, 1996, between ASC East and Eastern Resorts Company, LLC (incorporated by reference to Exhibit 10.56 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.50  Employment Agreement dated as of August 24, 1994, among Warren C. Cook, Sugarloaf Mountain Corporation and S-K-I Ltd. (incorporated by reference to Exhibit 10.57 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).
    10.51  Christopher E. Howard Employment Terms (Agreement) dated August 22, 1996, between Christopher E. Howard and ASC East.*

    10.52  Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber Company,
           Warren C. Cook, Linwood E. Doble, Inc., H&S Land, Inc. and Loaf Land Inc. relating to Sugarloaf Land
           Partners I (incorporated by reference to Exhibit 10.58 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.53  Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber Company,
           Warren C. Cook, H&S Land, Inc., Loaf Land, Inc. and Clement Begin relating to Sugarloaf Land Partners II
           (incorporated by reference to Exhibit 10.59 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.54  First Amendment to Credit Agreement dated as of November 27, 1996, among ASC East, certain Subsidiaries,
           Fleet National Bank, BankBoston N.A., KeyBank National Association and Fleet National Bank, as Agent.*

    10.55  Second Amendment to Credit Agreement dated as of May 30, 1997, among ASC East, certain Subsidiaries,
           Fleet National Bank, BankBoston N.A., KeyBank National Association and Fleet National Bank, as Agent.*

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.56  Third Amendment to Credit Agreement dated as of July 1997, among ASC East, certain Subsidiaries, Fleet
           National Bank, Bank Boston, N.A., KeyBank National Association and Fleet National Bank, as Agent.*

    10.57  Limited Guaranty of Payment and Performance dated as of October 3, 1996 from ASC East to Key Bank
           National Association (incorporated by reference to Exhibit 10.60 to ASC East's Registration Statement on
           Form S-4, Registration No. 333-9763).

    10.58  Purchase and Sale Agreement dated as of August 30, 1996, among Waterville Valley Ski Area, Ltd.,
           Cranmore, Inc., ASC East and Booth Creek Ski Acquisition Corp. (incorporated by reference to Exhibit
           10.61 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.59  Purchase and Sale Agreement dated as of October 16, 1996, among Sherburne Pass Mountain Properties, LLC,
           Pico Mountain Sports Center, LLC, Pico Mountain Operating Company, LLC, Harold L. and Edith Herbert, and
           Pico Ski Area Management Company (incorporated by reference to Exhibit 10.62 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.60  Fourth Amendment to Credit Agreement dated as of September 25, 1997, among ASC East, certain
           Subsidiaries, Fleet National Bank, BankBoston, N.A., KeyBank National Association and Fleet National
           Bank, as Agent.*

    10.61  $2,500,000.00 Promissory Note from the Registrant to Madeleine LLC dated June 18, 1997.*

    10.62  $6,500,000.00 Promissory Note from ASC Utah to Wolf Mountain Resorts, L.C. dated July 3, 1997.*

    10.63  Guaranty dated as of July 3, 1997 by the Registrant to Wolf Mountain Resorts, L.C.*

    10.64  Ground Lease Agreement dated July 3, 1997, between ASC Utah and Wolf Mountain Resorts, L.C.*

    10.65  Ground Lease Guaranty dated July 3, 1997, from the Registrant to Wolf Mountain Resorts, L.C.*

    10.66  Securities Purchase Agreement dated as of July 2, 1997, between the Registrant and Madeleine LLC.*

    10.67  $17,500,000.00 14% Senior Exchangeable Note Due 2002 dated July 28, 1997, from the Registrant to
           Madeleine LLC.*
    10.68  First Amendment to Securities Purchase Agreement dated as of July 25, 1997, between the Registrant and
           Madeleine LLC.*

    10.69  Registration Rights Agreement dated as of July 2, 1997, between the Registrant and Madeleine LLC.*

    10.70  Form of Repriced Converts Indenture between the Registrant and trustee.*

    10.71  Loan and Security Agreement dated as of August 1, 1997, among Grand Summit Resort Properties, Inc., the lenders listed therein and Textron Financial Corporation, as Administrative Agent for the lenders.*

    10.72  $2,750,000 Subordinated Promissory Note dated November, 1996 by Booth Creek Ski Acquisition Corp.,
           Waterville Valley Ski Resort, Inc. and Mount Cranmore Ski Resort, Inc. to ASC East.*

    10.73  Management Agreement dated August 7, 1997, between Grand Summit Hotel Condominium Unit Owners
           Association, Inc. and L.B.O. Holding, Inc.*

    10.74  Purchase and Sale Agreement dated July 3, 1997, between Wolf Mountain Resorts, L.C., and ASC Utah.*

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.75  Second Mortgage Deed, Security Agreement and Financing Statement from Waterville Valley Ski Resort, Inc.
           to ASC East, dated November 27, 1996.*

    10.76  Promissory Note dated August 15, 1997, in the principal amount of $30,000,000 issued by Grand Summit
           Resort Properties, Inc. to Textron Financial Corporation.*

    10.77  Agreement in Trust dated as of November 27, 1996, by Waterville Valley Ski Resort, Inc. to ASC East.*

    10.78  Second Mortgage Deed, Security Agreement and Financing Statement from Mount Cranmore Ski Resort, Inc. to
           ASC East dated November 27, 1996.*

    10.79  Promissory Note dated August 15, 1997, in the principal amount of $25,000,000 issued by Grand Summit
           Resort Properties, Inc. to Green Tree Financial Servicing Corporation.*

    10.80  Subscription Agreement dated June 27, 1997, between Leslie B. Otten and ASC East.*

    10.81  Joinder of Sugarloaf Mountain Corporation, Sugartech and Mountainside dated August 30, 1996, among Fleet
           National Bank, as Agent on behalf of the lenders, Sugarloaf Mountain Corporation, Sugartech, Mountainside
           and certain Subsidiaries.*

    10.82  Mortgage, Assignment of Rents and Security Agreement (Attitash) dated as of August 1, 1997, by Grand
           Summit Resort Properties, Inc. in favor of Textron Financial Corporation, as Administrative Agent.*

    10.83  Letter Agreement dated August 30, 1996, among Fleet National Bank, as Agent, Fleet National Bank,
           BankBoston, N.A., and KeyBank National Association and ASC East and certain Subsidiaries amending the
           Credit Agreement dated as of June 28, 1996.*

    10.84  Security Agreement dated as of August 30, 1996, among Sugarloaf Mountain Corporation, Mountainside and
           Sugartech and Fleet National Bank, as Agent.*

    10.85  Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security Agreement
           dated as of August 27, 1996, from Sugarloaf Mountain Corporation to Fleet National Bank, as Agent.*

    10.86  Collateral Assignment of Leases and Rents dated August 27, 1996, by Sugarloaf Mountain Corporation to
           Fleet National Bank, as Agent.*

    10.87  Hazardous Materials Indemnification Agreement dated as of August 30, 1996, among ASC East, certain
           Subsidiaries and Fleet National Bank, as Agent.*

    10.88  Assignment of Agreements, Permits and Contracts dated as of August 30, 1996, by Sugarloaf Mountain
           Corporation to Fleet National Bank, as Agent.*

    10.89  Stock Option Plan.*
    10.90  Form of Non-Qualified Stock Option Agreement (Five-Year Vesting Schedule).*

    10.91  Form of Non-Qualified Stock Option Agreement (Fully-Vested).*

    10.92  Form of Incentive Stock Option Agreement.*

    10.93  Assignment of Rents and Leases (Attitash Project) dated as of August 1, 1997, by Grand Summit Resort
           Properties, Inc. in favor of Textron Financial Corporation, as Administrative Agent.*

    10.94  Subordination Agreement dated as of August 1, 1997, among Grand Summit Resort Properties, Inc., L.B.O.
           Holding, Inc. and Textron Financial Corporation, as Administrative Agent.*

    10.95  Subordination Agreement dated as of August 1, 1997, among Grand Summit Resort Properties, Inc., ASC East and Textron Financial Corporation, as Administrative Agent.*

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.96  Assignment of Property-Related Contracts dated as of August 1, 1997, by Grand Summit Resort Properties,
           Inc. in favor of Textron Financial Corporation, as Administrative Agent.*

    10.97  Collateral Assignment of Declarant's Rights dated as of August 1, 1997 between Grand Summit Resort
           Properties, Inc. and Textron Financial Corporation.*

    10.98  Letter Agreement dated August 27, 1996, among S.K.I. Ltd. and certain shareholders of Sugarloaf Mountain
           Corporation (incorporated by reference to Exhibit 10.63 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.99  Ski Lease dated September 18, 1997, between ASC Utah and Iron Mountain, LLC.*

   10.100  Agreement concerning American Skiing Company for Holder of Special Use Permit No. 4002.01 dated January
           2, 1997, among the United States Department of Agriculture Forest Service, ASC East and Waterville Valley
           Ski Resort, Inc.*

   10.101  Lease Agreement dated September 12, 1997, between Grand Summit Resort Properties, Inc. and Sunday River,
           Ltd.*

   10.102  Lease Agreement dated September 9, 1997, between Grand Summit Resort Properties, Inc. and Killington
           Ltd.*

   10.103  Lease Agreement dated September 4, 1997, between Grand Summit Resort Properties, Inc. and Mount Snow
           Ltd.*

   10.104  Commitment Letter dated October 8, 1997, among BankBoston, N.A., BancBoston Securities, Inc. and the
           Registrant.*

   10.105  Irrevocable Option and Real Estate Purchase Agreement Upon Exercise of Option dated January 28, 1997, between Wolf Mountain Resorts, L.C. and Harry P. Condas, John P. Condas, George P. Condas, Tessie P.
           Condas, Margarita C. Ellis and Jack W. Ellis, and Modification thereof dated May 27, 1997, and Second
           Modification thereof dated June 2, 1997.*

   10.106  Consent Solicitation Advisory Agreement dated October 7, 1997, between the Registrant and Donaldson,
           Lufkin & Jenrette.*

   10.107  Form of Amendment and Waiver Letter Agreement between the Registrant and Madeleine LLC.**

   10.108  Form of Amended and Restated Registration Rights Agreement between the Registrant and Madeleine LLC.**

     11.1  Computation of pro forma earnings per share.*

     21.1  Subsidiaries of the Registrant.**

     23.1  Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.*

     23.2  Consent of Pierce Atwood (See Exhibit 5.1).
     23.3  Consent of Price Waterhouse LLP.**
     23.4  Consent of Arthur Andersen LLP.**

     24.1  Power of Attorney.*

     27.1  Financial Data Schedule.*


------------------------

  * Previously filed.


 ** Filed herewith.


    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Registrant and the laws of the State of Maine or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethel, State of Maine, on this 5th day of November, 1997.


                                AMERICAN SKIING COMPANY

                                By:             /s/ LESLIE B. OTTEN
                                     -----------------------------------------
                                                  Leslie B. Otten
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------


                 /s/ LESLIE B. OTTEN                    Chairman of the Board of
     -------------------------------------------        Directors, President,
                   Leslie B. Otten                      Chief Executive Officer and           November 5, 1997
                                                        Director (Principal Executive
                                                        Officer)

               /s/ THOMAS M. RICHARDSON                 Chief Financial Officer,
     -------------------------------------------        Senior Vice President,
                 Thomas M. Richardson                   Treasurer and Director                November 5, 1997
                                                        (Principal Financial and
                                                        Accounting Officer)

              /s/ CHRISTOPHER E. HOWARD                 Senior Vice President, Chief
     -------------------------------------------        Administrative Officer,
                Christopher E. Howard                   General Counsel, Clerk and            November 5, 1997
                                                        Director

                                 EXHIBIT INDEX


EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------

      1.1  Form of Underwriting Agreement.*

      2.1  Stock Purchase Agreement dated as of August 1, 1997, among Kamori International Corporation,
           ASC West and the Registrant.*

      2.2  Escrow Agreement dated as of August 1, 1997, among ASC West, Kamori International Corporation and the LTCB Trust Company.*

      3.1  Articles of Incorporation of the Registrant, as amended.*

      3.2  By-Laws of the Registrant, as amended.*

      4.1  Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.*

      4.2  Form of Statement of Resolution Establishing Shares of 10.5% Repriced Convertible Exchangeable
           Preferred Stock.**

      4.3  Form of Indenture relating to 10.5% Repriced Convertible Subordinate Debentures.**

      5.1  Opinion of Pierce Atwood with respect to the validity of the securities being offered.*
     10.1  Credit Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries, Fleet
           National Bank, BankBoston, N.A., KeyBank National Association and Fleet National Bank, as Agent
           (incorporated by reference to Exhibit 10.1 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

     10.2  Security Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries and Fleet
           National Bank, as Agent (incorporated by reference to Exhibit 10.2 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

     10.3  Revolving Credit Notes dated June 28, 1996, issued by ASC East and certain Subsidiaries to
           Fleet National Bank, BankBoston, N.A. and KeyBank National Association in the aggregate principal amount of $65,000,000 (incorporated by reference to Exhibit 10.3 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

     10.4  Swing Line Note dated June 28, 1996, issued by ASC East and certain Subsidiaries to Fleet
           National Bank in the aggregate principal amount of $5,000,000 (incorporated by reference to
           Exhibit 10.4 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

     10.5  Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security
           Agreement dated as of June 28, 1996, by Sunday River Skiway Corporation to Fleet National Bank,
           as Agent (representative of substantially similar agreements of even date by each of Sunday
           River, Ltd., L.B.O. Holding, Inc., Cranmore, Inc., Sugarbush Resort Holdings, Inc., Mountain
           Water Company, Mountain Wastewater Treatment, Inc., Killington, Ltd., Mount Snow Ltd. and
           Waterville Valley Ski Area Ltd. to Fleet National Bank, as Agent) (incorporated by reference to
           Exhibit 10.5 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

     10.6  Collateral Assignments of Leases and Rents dated as of June 28, 1996, by Sunday River Skiway
           Corporation to Fleet National Bank, as Agent (representative of substantially similar assignments of even date by each of Sunday River, Ltd., L.B.O. Holding, Inc., Cranmore, Inc.,
           Sugarbush Resort Holdings, Inc., Mountain Water Company, Mountain Wastewater Treatment, Inc.,
           Killington, Ltd., Mount Snow Ltd. and Waterville Valley Ski Area Ltd. to Fleet National Bank,
           as Agent) (incorporated by reference to Exhibit 10.6 to ASC East's Registration Statement of
           Form S-4, Registration No. 333-9763).

EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------
     10.7  Development Agreement dated September 18, 1997, among ASC Utah, Iron Mountain Associates, LLC,
           WPA, Ltd., Iron Mountain Holding Group, LC and Iron Mountain Alliance, Inc.*
     10.8  Assignment in Trust dated as of June 28, 1996, from L.B.O. Holding, Inc. to Fleet National
           Bank, as Agent (incorporated by reference to Exhibit 10.8 to ASC East's Registration Statement
           on Form S-4, Registration No. 333-9763).

     10.9  Assignment of Agreements, Permits and Contracts dated as of June 28, 1996, by Sunday River
           Skiway Corporation to Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.9 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).
    10.10  Assignment of Trademarks and Service Marks (U.S.) dated as of June 28, 1996, by ASC East and certain Subsidiaries to Fleet National Bank, as Agent (incorporated by reference to Exhibit
           10.10 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.11  Hazardous Materials Indemnification Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries and Fleet National Bank, as Agent (incorporated by reference to Exhibit
           10.11 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.12  Unlimited Guaranty dated as of June 28, 1996, by LBO Hotel Co. in favor of Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.12 to ASC East's Registration Statement on
           Form S-4, Registration No. 333-9763).

    10.13  Unlimited Guaranty dated as of June 28, 1996, by Sugarloaf Mountain Corporation in favor of
           Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.13 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.14  Assignment dated May 30, 1997, between Wolf Mountain Resorts, L.C. and ASC Utah.*

    10.15  Intercreditor Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries,
           Snowridge, Inc. and Fleet National Bank, as Agent (incorporated by reference to Exhibit 10.15 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.16  Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Sherburne Corporation, Proctor Bank
           and BankBoston, N.A. (incorporated by reference to Exhibit 10.16 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.17  Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Mount Snow Ltd., Proctor Bank and
           BankBoston, N.A.*

    10.18  Lease Agreement dated April 2, 1997, between Grand Summit Resort Properties, Inc. and L.B.O.
           Holding, Inc.*

    10.19  Indenture dated October 24, 1990, between Killington Ltd. and The Howard Bank, as trustee
           (representative of indentures with respect to similar indebtedness aggregating approximately
           $2,995,000 in original principal amount and maturing at various times from 2015 to 2016)
           (incorporated by reference to Exhibit 10.19 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------
    10.20  Indenture dated September 25, 1986, between Killington Ltd. and The Howard Bank, as trustee
           (representative of indentures with respect to similar indebtedness aggregating approximately
           $10,873,500 in original principal amount and maturing at various times from 1997 to 2013)
           (incorporated by reference to Exhibit 10.20 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.21  Restated Concession Agreement dated as of April 30, 1992, between Sugarloaf Mountain
           Corporation and Boston Concessions Group, Inc., together with Amendment thereto, Loan
           Agreement, and $150,000 Promissory Notes, each dated July 31, 1995 (incorporated by reference to Exhibit 10.21 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).
    10.22  Indenture dated as of June 28, 1996, among ASC East, certain Subsidiaries and United States
           Trust Company of New York, relating to Series A and Series B 12% Senior Subordinated Notes Due
           2006 (incorporated by reference to Exhibit 4.1 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).
    10.23  Indenture dated as of June 28, 1996, among ASC East, certain Subsidiaries and United States
           Trust Company of New York, relating to the Series A and Series B 13 3/4% Subordinated Discount
           Notes Due 2007 (incorporated by reference to Exhibit 4.2 to ASC East's Registration Statement
           on Form S-4, Registration No. 333-9763).

    10.24  Registration Rights Agreement dated as of June 28, 1996, among ASC East, certain Subsidiaries,
           Bear, Stearns & Co., Inc. and SPP Hambro & Co., LLC (incorporated by reference to Exhibit 4.3 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.25  Purchase Agreement dated as of June 25, 1996, among ASC East, certain Subsidiaries, Bear,
           Stearns & Co., Inc. and SPP Hambro & Co., LLC (incorporated by reference to Exhibit 4.4 to ASC
           East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.26  Registration Rights Agreement dated June 28, 1996, among ASC East, certain Subsidiaries and
           Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.5 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.27  Pledge and Disbursement Agreement dated as of June 28, 1996, among ASC East, certain
           Subsidiaries and United States Trust Company of New York (incorporated by reference to Exhibit
           4.6 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.28  Shareholders Agreement dated as of June 28, 1996, among Leslie B. Otten, ASC East and Bear
           Stearns & Co. Inc. (incorporated by reference to Exhibit 4.7 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.29  $2,311,838.00 Promissory Note from Mountain Wastewater Treatment, Inc. to LHC Corporation dated
           May 16, 1995 (incorporated by reference to Exhibit 10.32 to ASC East's Registration Statement
           on Form S-4, Registration No. 333-9763).

    10.30  $6,120,000.00 Promissory Note, Senior Commercial Mortgage Deed, Junior Commercial Mortgage
           Deed, and Senior Collateral Assignment of Income, Revenue and Rentals from Sugarbush Resort
           Holdings, Inc. to Snowridge, Inc. and Sugarbush Inn Corporation dated May 16, 1995 and attachments thereto (incorporated by reference to Exhibit 10.33 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------
    10.31  Form of Subordinated Debenture Due 2002 from L.B.O. Holding, Inc. to former shareholders of Mt.
           Attitash Lift Corporation (incorporated by reference to Exhibit 10.34 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.32  Purchase Agreement dated as of April 13, 1994, among Mt. Attitash Lift Corporation, certain of its shareholders and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.35 to ASC
           East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.33  Stock Purchase Agreement dated August 17, 1994, between Sugarloaf Mountain Corporation and
           S-K-I Ltd. (incorporated by reference to Exhibit 10.36 to ASC East's Registration Statement on
           Form S-4, Registration No. 333-9763).

    10.34  Acquisition Agreement dated May 16, 1995, among Sugarbush Resort Holdings, Inc., Sugarbush
           Resort Corporation, Snowridge, Inc., Sugar Ridge, Inc., Sugarbush Inn Corporation and Bev
           Ridge, Inc. (incorporated by reference to Exhibit 10.38 to ASC East's Registration Statement on
           Form S-4, Registration No. 333-9763).

    10.35  Lease dated October 15, 1980, among H. Donald Penley, Joseph Penley, Albert Penley and Sunday
           River Skiway Corporation (incorporated by reference to Exhibit 10.40 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.36  Lease/Option dated July 19, 1984, between John Blake and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.41 to ASC East's Registration Statement on Form S-4, Registration No.
           333-9763).

    10.37  Lease Agreement dated as of July 1, 1993, between Snowridge, Inc. and Mountain Water Company
           (incorporated by reference to Exhibit 10.42 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.38  Lease Agreement dated as of March 1, 1988, between Snowridge, Inc. and Mountain Wastewater
           Treatment, Inc. (incorporated by reference to Exhibit 10.43 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.39  Lease dated November 10, 1960, between the State of Vermont and Sherburne Corporation
           (predecessor to Killington Ltd.) (incorporated by reference to Exhibit 10.44 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.40  Lease Agreement dated as of February 20, 1990, between Pico Pond Associates and Killington Ltd.
           (incorporated by reference to Exhibit 10.45 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.41  Lease Agreement dated as of June 21, 1994, between the Town of Wilmington and Mount Snow, Ltd.
           (incorporated by reference to Exhibit 10.46 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.42  Lease Agreement dated April 24, 1995, between Sargent, Inc. and Mount Snow, Ltd. (incorporated by reference to Exhibit 10.47 to ASC East's Registration Statement on Form S-4, Registration
           No. 333-9763).

    10.43  United States Forest Service Special Use Permit No. 4040/01, issued November 29, 1989 to Mount
           Snow Ltd. (incorporated by reference to Exhibit 10.48 to ASC East's Registration Statement on
           Form S-4, Registration No. 333-9763).

    10.44  United States Forest Service Special Use Permit No. 4059/01 issued July 19, 1994 to L.B.O.
           Holding, Inc. and Amendment 1 thereto (incorporated by reference to Exhibit 10.49 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------
    10.45  United States Forest Service Special Use Permit No. 4041 issued May 17, 1995, to Sugarbush
           Resort Holdings, Inc. (incorporated by reference to Exhibit 10.51 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).
    10.46  Agreement between Sugarloaf Mountain Corporation and the Inhabitants of the Town of
           Carrabassett Valley, Maine, concerning the Sugarloaf Golf Course dated June 3, 1987
           (incorporated by reference to Exhibit 10.52 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.47  Commercial Lease dated August 7, 1997, between L.B.O. Holding, Inc. and Grand Summit Hotel
           Condominium Unit Owners Association, Inc.*

    10.48  Agreement dated July 26, 1995, among Bombardier Corporation, Killington, Ltd., Mount Snow,
           Ltd., Waterville Valley Ski Area, Ltd., Bear Mountain Ltd., and Sugarloaf Mountain Corporation
           (incorporated by reference to Exhibit 10.55 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.49  Agreement dated June 3, 1996, between ASC East and Eastern Resorts Company, LLC (incorporated by reference to Exhibit 10.56 to ASC East's Registration Statement on Form S-4, Registration
           No. 333-9763).

    10.50  Employment Agreement dated as of August 24, 1994, among Warren C. Cook, Sugarloaf Mountain
           Corporation and S-K-I Ltd. (incorporated by reference to Exhibit 10.57 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).
    10.51  Christopher E. Howard Employment Terms (Agreement) dated August 22, 1996, between Christopher
           E. Howard and ASC East.*

    10.52  Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber
           Company, Warren C. Cook, Linwood E. Doble, Inc., H&S Land, Inc. and Loaf Land Inc. relating to
           Sugarloaf Land Partners I (incorporated by reference to Exhibit 10.58 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.53  Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber
           Company, Warren C. Cook, H&S Land, Inc., Loaf Land, Inc. and Clement Begin relating to
           Sugarloaf Land Partners II (incorporated by reference to Exhibit 10.59 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.54  First Amendment to Credit Agreement dated as of November 27, 1996, among ASC East, certain
           Subsidiaries, Fleet National Bank, BankBoston N.A., KeyBank National Association and Fleet
           National Bank, as Agent.*

    10.55  Second Amendment to Credit Agreement dated as of May 30, 1997, among ASC East, certain
           Subsidiaries, Fleet National Bank, BankBoston N.A., KeyBank National Association and Fleet
           National Bank, as Agent.*

    10.56  Third Amendment to Credit Agreement dated as of July 1997, among ASC East, certain
           Subsidiaries, Fleet National Bank, Bank Boston, N.A., KeyBank National Association and Fleet
           National Bank, as Agent.*

    10.57  Limited Guaranty of Payment and Performance dated as of October 3, 1996 from ASC East to Key
           Bank National Association (incorporated by reference to Exhibit 10.60 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.58  Purchase and Sale Agreement dated as of August 30, 1996, among Waterville Valley Ski Area,
           Ltd., Cranmore, Inc., ASC East and Booth Creek Ski Acquisition Corp. (incorporated by reference to Exhibit 10.61 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------
    10.59  Purchase and Sale Agreement dated as of October 16, 1996, among Sherburne Pass Mountain
           Properties, LLC, Pico Mountain Sports Center, LLC, Pico Mountain Operating Company, LLC, Harold
           L. and Edith Herbert, and Pico Ski Area Management Company (incorporated by reference to
           Exhibit 10.62 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.60  Fourth Amendment to Credit Agreement dated as of September 25, 1997, among ASC East, certain
           Subsidiaries, Fleet National Bank, BankBoston, N.A., KeyBank National Association and Fleet
           National Bank, as Agent.*

    10.61  $2,500,000.00 Promissory Note from the Registrant to Madeleine LLC dated June 18, 1997.*

    10.62  $6,500,000.00 Promissory Note from ASC Utah to Wolf Mountain Resorts, L.C. dated July 3, 1997.*

    10.63  Guaranty dated as of July 3, 1997 by the Registrant to Wolf Mountain Resorts, L.C.*

    10.64  Ground Lease Agreement dated July 3, 1997, between ASC Utah and Wolf Mountain Resorts, L.C.*

    10.65  Ground Lease Guaranty dated July 3, 1997, from the Registrant to Wolf Mountain Resorts, L.C.*

    10.66  Securities Purchase Agreement dated as of July 2, 1997, between the Registrant and Madeleine
           LLC.*

    10.67  $17,500,000.00 14% Senior Exchangeable Note Due 2002 dated July 28, 1997, from the Registrant to Madeleine LLC.*
    10.68  First Amendment to Securities Purchase Agreement dated as of July 25, 1997, between the
           Registrant and Madeleine LLC.*

    10.69  Registration Rights Agreement dated as of July 2, 1997, between the Registrant and Madeleine
           LLC.*

    10.70  Form of Repriced Converts Indenture between the Registrant and trustee.*

    10.71  Loan and Security Agreement dated as of August 1, 1997, among Grand Summit Resort Properties,
           Inc., the lenders listed therein and Textron Financial Corporation, as Administrative Agent for
           the lenders.*

    10.72  $2,750,000 Subordinated Promissory Note dated November, 1996 by Booth Creek Ski Acquisition
           Corp., Waterville Valley Ski Resort, Inc. and Mount Cranmore Ski Resort, Inc. to ASC East.*

    10.73  Management Agreement dated August 7, 1997, between Grand Summit Hotel Condominium Unit Owners
           Association, Inc. and L.B.O. Holding, Inc.*

    10.74  Purchase and Sale Agreement dated July 3, 1997, between Wolf Mountain Resorts, L.C., and ASC
           Utah.*

    10.75  Second Mortgage Deed, Security Agreement and Financing Statement from Waterville Valley Ski
           Resort, Inc. to ASC East, dated November 27, 1996.*

    10.76  Promissory Note dated August 15, 1997, in the principal amount of $30,000,000 issued by Grand
           Summit Resort Properties, Inc. to Textron Financial Corporation.*

    10.77  Agreement in Trust dated as of November 27, 1996, by Waterville Valley Ski Resort, Inc. to ASC
           East.*

    10.78  Second Mortgage Deed, Security Agreement and Financing Statement from Mount Cranmore Ski
           Resort, Inc. to ASC East dated November 27, 1996.*

EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------
    10.79  Promissory Note dated August 15, 1997, in the principal amount of $25,000,000 issued by Grand
           Summit Resort Properties, Inc. to Green Tree Financial Servicing Corporation.*

    10.80  Subscription Agreement dated June 27, 1997, between Leslie B. Otten and ASC East.*

    10.81  Joinder of Sugarloaf Mountain Corporation, Sugartech and Mountainside dated August 30, 1996, among Fleet National Bank, as Agent on behalf of the lenders, Sugarloaf Mountain Corporation,
           Sugartech, Mountainside and certain Subsidiaries.*

    10.82  Mortgage, Assignment of Rents and Security Agreement (Attitash) dated as of August 1, 1997, by
           Grand Summit Resort Properties, Inc. in favor of Textron Financial Corporation, as
           Administrative Agent.*

    10.83  Letter Agreement dated August 30, 1996, among Fleet National Bank, as Agent, Fleet National
           Bank, BankBoston, N.A., and KeyBank National Association and ASC East and certain Subsidiaries amending the Credit Agreement dated as of June 28, 1996.*

    10.84  Security Agreement dated as of August 30, 1996, among Sugarloaf Mountain Corporation,
           Mountainside and Sugartech and Fleet National Bank, as Agent.*

    10.85  Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security
           Agreement dated as of August 27, 1996, from Sugarloaf Mountain Corporation to Fleet National
           Bank, as Agent.*

    10.86  Collateral Assignment of Leases and Rents dated August 27, 1996, by Sugarloaf Mountain
           Corporation to Fleet National Bank, as Agent.*

    10.87  Hazardous Materials Indemnification Agreement dated as of August 30, 1996, among ASC East, certain Subsidiaries and Fleet National Bank, as Agent.*

    10.88  Assignment of Agreements, Permits and Contracts dated as of August 30, 1996, by Sugarloaf
           Mountain Corporation to Fleet National Bank, as Agent.*

    10.89  Stock Option Plan.*
    10.90  Form of Non-Qualified Stock Option Agreement (Five-Year Vesting Schedule).*

    10.91  Form of Non-Qualified Stock Option Agreement (Fully-Vested).*

    10.92  Form of Incentive Stock Option Agreement.*

    10.93  Assignment of Rents and Leases (Attitash Project) dated as of August 1, 1997, by Grand Summit
           Resort Properties, Inc. in favor of Textron Financial Corporation, as Administrative Agent.*

    10.94  Subordination Agreement dated as of August 1, 1997, among Grand Summit Resort Properties, Inc.,
           L.B.O. Holding, Inc. and Textron Financial Corporation, as Administrative Agent.*

    10.95  Subordination Agreement dated as of August 1, 1997, among Grand Summit Resort Properties, Inc.,
           ASC East and Textron Financial Corporation, as Administrative Agent.*

    10.96  Assignment of Property-Related Contracts dated as of August 1, 1997, by Grand Summit Resort
           Properties, Inc. in favor of Textron Financial Corporation, as Administrative Agent.*

    10.97  Collateral Assignment of Declarant's Rights dated as of August 1, 1997 between Grand Summit
           Resort Properties, Inc. and Textron Financial Corporation.*

    10.98  Letter Agreement dated August 27, 1996, among S.K.I. Ltd. and certain shareholders of Sugarloaf
           Mountain Corporation (incorporated by reference to Exhibit 10.63 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

EXHIBIT                                                                                                         PAGE
NO.        DESCRIPTION                                                                                         NUMBER
---------  -----------------------------------------------------------------------------------------------  -------------
    10.99  Ski Lease dated September 18, 1997, between ASC Utah and Iron Mountain, LLC.*

   10.100  Agreement concerning American Skiing Company for Holder of Special Use Permit No. 4002.01 dated
           January 2, 1997, among the United States Department of Agriculture Forest Service, ASC East and
           Waterville Valley Ski Resort, Inc.*

   10.101  Lease Agreement dated September 12, 1997, between Grand Summit Resort Properties, Inc. and
           Sunday River, Ltd.*

   10.102  Lease Agreement dated September 9, 1997, between Grand Summit Resort Properties, Inc. and
           Killington Ltd.*

   10.103  Lease Agreement dated September 4, 1997, between Grand Summit Resort Properties, Inc. and Mount
           Snow Ltd.*

   10.104  Commitment Letter dated October 8, 1997, among BankBoston, N.A., BancBoston Securities, Inc.
           and the Registrant.*

   10.105  Irrevocable Option and Real Estate Purchase Agreement Upon Exercise of Option dated January 28,
           1997, between Wolf Mountain Resorts, L.C. and Harry P. Condas, John P. Condas, George P.
           Condas, Tessie P. Condas, Margarita C. Ellis and Jack W. Ellis, and Modification thereof dated
           May 27, 1997, and Second Modification thereof dated June 2, 1997.*

   10.106  Consent Solicitation Advisory Agreement dated October 7, 1997, between the Registrant and
           Donaldson, Lufkin & Jenrette.*

   10.107  Form of Amendment and Waiver Letter Agreement between the Registrant and Madeleine LLC.**

   10.108  Form of Amended and Restated Registration Rights Agreement between the Registrant and Madeleine
           LLC.**

     11.1  Computation of pro forma earnings per share.*

     21.1  Subsidiaries of the Registrant.**

     23.1  Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.*

     23.2  Consent of Pierce Atwood (See Exhibit 5.1).
     23.3  Consent of Price Waterhouse LLP.**
     23.4  Consent of Arthur Andersen LLP.**

     24.1  Power of Attorney.*

     27.1  Financial Data Schedule.*


------------------------

  * Previously filed.


 ** Filed herewith.